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As filed with the Securities and Exchange Commission on August 20, 2002

Registration No. 333-90600

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Wynn Resorts, Limited
(Exact name of Registrant as specified in its charter)

Nevada	7990	46-0484987
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-4444
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ronald J. Kramer
President
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-4444
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Kevin McGeehan, Esq. Ashok W. Mukhey, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067-4276 (310) 277-1010	Pamela B. Kelly, Esq. Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071-2007 (213) 485-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common stock, par value $0.01 per share			$454,250,000	$41,791

(1)
Includes            shares of common stock that may be sold pursuant to the underwriters' over-allotment options.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)
Includes $4,232 paid with the filing of this Amendment No. 1 and $37,559 previously paid with the Registrant's June 17, 2002 filing on Form S-1.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Subject to Completion, Dated August 20, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Wynn Resorts, Limited

            Shares

Common Stock

This is the initial public offering of Wynn Resorts, Limited. We are offering            shares of our common stock. We anticipate that the initial public offering price will be between $    and $    per share. We have filed an application to have our common stock approved for quotation on The Nasdaq National Market under the symbol "WYNN."

Concurrent with this offering, our wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., are jointly offering $350 million in aggregate principal amount of second mortgage notes.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9.

None of the Securities and Exchange Commission or any state securities commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any state gaming commission or any other gaming regulatory authority has approved or disapproved of these securities, passed on the investment merits of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Wynn Resorts, Limited	$	$

We have granted to the underwriters the right to purchase up to                          additional shares of common stock to cover over-allotments.

Joint Book-Running Managers

Deutsche Bank Securities    Bear, Stearns & Co. Inc.    Banc of America Securities LLC

JPMorgan    Dresdner Kleinwort Wasserstein

The date of this prospectus is                          2002.

DESCRIPTION OF ARTWORK

[artist's renderings of Le Rêve]

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the financial data and related notes and the "Risk Factors" section beginning on page 9 before making an investment decision.

        Wynn Resorts, Limited was recently organized as a Nevada corporation in preparation for this offering. Our assets and operations are currently held by and conducted through Valvino Lamore, LLC, a Nevada limited liability company, and its subsidiaries. Before the closing of this offering, all of the members of Valvino Lamore, LLC will contribute their membership interests in Valvino Lamore, LLC to Wynn Resorts, Limited in exchange for 40,000,000 shares of the common stock of Wynn Resorts, Limited, and Valvino Lamore, LLC will become a wholly owned subsidiary of Wynn Resorts, Limited.

        Unless otherwise indicated, information in this prospectus gives effect to the contribution of membership interests in Valvino Lamore, LLC to Wynn Resorts, Limited in exchange for shares of common stock of Wynn Resorts, Limited. Unless the context otherwise requires, the terms "we," "our" and "us," as used in this prospectus, mean Wynn Resorts, Limited and its consolidated subsidiaries, after giving effect to the contribution of membership interests in Valvino Lamore, LLC to Wynn Resorts, Limited. References to Wynn Resorts mean Wynn Resorts, Limited, excluding any subsidiaries, references to Valvino mean Valvino Lamore, LLC, excluding any subsidiaries, references to Wynn Las Vegas mean Wynn Las Vegas, LLC, references to Wynn Capital mean Wynn Las Vegas Capital Corp., references to Wynn Golf Course mean Wynn Resorts Holdings, LLC, and references to Wynn Macau mean Wynn Resorts (Macau), S.A. Certain statements in this prospectus, including in this summary, constitute "forward-looking statements." See "Forward-Looking Statements."

Overview

        We are constructing and will own and operate Le Rêve, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Le Rêve will be situated on approximately 192 acres at the site of the former Desert Inn Resort & Casino on the Las Vegas Strip in Las Vegas, Nevada. We expect Le Rêve to cost approximately $2.4 billion to design and construct, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. We expect Le Rêve to feature approximately 2,700 luxurious guest rooms, a casually elegant 111,500 square foot casino, 18 distinctive dining establishments, an exclusive on-site 18-hole championship golf course and a new water-based entertainment production. We have scheduled groundbreaking to occur in September 2002, with an opening to the general public scheduled for March 2005.

        Le Rêve is the concept of Stephen A. Wynn, one of Wynn Resorts' principal stockholders and its Chairman of the Board and Chief Executive Officer. Mr. Wynn was previously Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated and its predecessor from 1973 to 2000. In that role, he was responsible for the development of Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and Beau Rivage in Biloxi, Mississippi. We intend for Le Rêve to set a new standard of luxury and elegance for destination casino resorts in Las Vegas.

        In addition, Wynn Macau, a majority-owned indirect subsidiary of Wynn Resorts, recently entered into a 20-year concession agreement with the government of the Macau Special Administrative Region of the People's Republic of China. The concession agreement permits Wynn Macau to construct and operate one or more casino gaming properties in Macau, including, at a minimum, one full-service casino resort. Macau has been an established gaming market for at least 40 years and, according to the U.S. & Foreign Commercial Service American Consulate General, Hong Kong, generated approximately US $2.1 billion in gaming revenue in 2000. Wynn Macau currently is one of three concessionaires permitted to operate a casino gaming business in Macau. The concession agreement into which Wynn Macau has entered with the Macau government obligates Wynn Macau to open its first permanent casino resort by the end of December 2006 and invest not less than a total of 4 billion patacas (approximately $500 million at the August 11, 2002 exchange rate of approximately eight Macau patacas to one U.S. dollar) on Macau-related projects by June 26, 2009. Wynn Macau may begin casino operations in Macau prior to the opening of Le Rêve. Wynn Macau has not yet decided how many casinos to build or the construction budget or schedule for the Macau opportunity and there remain a number of objectives to be met by Wynn Macau and the Macau government before Wynn Macau can pursue the Macau opportunity. Moreover, Wynn Macau would need to obtain financing for these projects.

Company Strategy

  •
  Showcase the "Wynn Brand."  We believe that Mr. Wynn is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas. We believe that Le Rêve will represent a natural extension of the concepts Mr. Wynn has utilized in developing other major destination casino resorts.

  •
  Develop Le Rêve as the Preeminent Luxury Hotel and Destination Casino Resort in Las Vegas.   Our business strategy for Le Rêve is to offer guests a luxurious experience at a premier destination casino resort in Las Vegas. We believe that the quality of our hotel, the gaming experience that we intend to offer and the restaurants, retail outlets, entertainment offerings, golf course and other amenities at Le Rêve will enable us to create a first-class environment of elegance, sophistication and luxury.

  •
  Pursue the Opportunity to be One of Three Casino Operators in Macau.  Currently, Wynn Macau is one of only three concessionaires permitted to operate casinos in Macau, an established gaming market with access to gaming patrons principally from Hong Kong and mainland China. Wynn Macau is in the preliminary stages of formulating its strategy to capitalize on this opportunity while managing the risks of developing and operating gaming facilities in Macau.

  •
  Explore Opportunities for Future Growth.  Our site in Las Vegas includes a parcel of approximately 20 acres fronting Las Vegas Boulevard next to the Le Rêve site and an approximately 137-acre plot located behind the hotel on which the new golf course will be built. If, after commencing operations at Le Rêve, the 20-acre parcel and/or the golf course parcel are released from the liens under our indebtedness, those parcels would provide the opportunity to expand our business in Las Vegas and the potential for future projects, including a possible second hotel casino as a Phase II development on the 20-acre parcel. In addition, we continue to explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any such development would require us to obtain additional financing.

  •
  Capitalize on Our Experienced Management Team.  The members of our management team have extensive experience in the development, construction and operation of major destination casino resorts, such as Bellagio, The Mirage and Treasure Island at The Mirage. Mr. Wynn, together with Wynn Design & Development, LLC, a wholly owned indirect subsidiary of Wynn Resorts, is designing Le Rêve. Wynn Design &

    Development will supervise construction of the resort. Many of the people on the Wynn Design & Development team worked with Mr. Wynn at Mirage Resorts to develop Bellagio.

Le Rêve Strategy

    •
    Create a "Must-Visit" Destination Casino Resort on the Las Vegas Strip. Rather than focusing on a highly themed experience like many other hotel casino resorts on the Las Vegas Strip, Le Rêve will offer richly furnished, spacious guest rooms, fine dining, premier retail shopping, distinctive entertainment and other high-quality non-gaming amenities in a luxurious environment having a sophisticated, casually elegant ambience. In this manner, we believe that the property, rather than a theme, will be the attraction and, therefore, will have greater lasting appeal to customers.

    •
    Open the First New Major Hotel Casino Resort on the Las Vegas Strip in Almost Five Years. We believe that, at the time of Le Rêve's planned opening in March 2005, it will have been almost five years since a major new hotel casino resort opened on the Las Vegas Strip. As a result, we expect that there will be a high level of customer anticipation for Le Rêve.

    •
    Provide an Experience at Le Rêve of the Highest Standard of Luxury in an Atmosphere of Casual Elegance. We will seek to attract a range of customers to Le Rêve, including middle market customers and high roller and premium gaming patrons, by providing guests with a premium level of luxury, amenities and service, such as:

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    approximately 2,700 richly furnished, spacious guest rooms and suites;

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    a casually elegant casino featuring an estimated 136 table games and 2,000 slot machines, a distinctive baccarat salon and private high-limit gaming rooms;

    •
    an intimate environment for our guests with an approximately eight story, manmade "mountain" enclosing an approximately three-acre lake in front of the hotel, and 18 dining outlets, including six fine-dining restaurants, one of which will feature cuisine by Daniel Boulud of New York's DANIEL and Café Boulud restaurants;

    •
    an exclusive 18-hole championship golf course on the premises of Le Rêve;

    •
    a new water-based entertainment production developed by Franco Dragone, the creative force behind Bellagio's production of "O" and Treasure Island at The Mirage's production of "Mystère;"

    •
    an on-site, full-service Ferrari and Maserati dealership; and

    •
    an art gallery displaying works from the private art collection of Mr. Wynn and his wife, Elaine Wynn.

    •
    Generate Substantial Revenue from Le Rêve's Non-Gaming Facilities. We expect Le Rêve's superior non-gaming amenities outlined above to provide a substantial portion of its overall revenue.

    •
    Capitalize on the Attractive Location of Le Rêve. Le Rêve will be located on the Las Vegas Strip at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue. Le Rêve will have approximately 1,350 feet of frontage on the Las Vegas Strip and will be located near some of the most visited hotel casino resorts and attractions on the Las Vegas Strip, including Bellagio, Caesars Palace, The Mirage, Treasure Island at The Mirage and The Venetian. In addition, Le Rêve will be adjacent to the Las Vegas Convention Center and the Sands Expo and Convention Center, two of the largest trade show and convention facilities in the United States. We intend to offer free shuttle service to and from the Las Vegas Convention Center. We expect trade show and convention visitors to be an important source of room demand for Le Rêve. Le Rêve will also be located directly across from the Fashion Show Mall, which is currently undergoing substantial renovation and expansion, and we anticipate that Le Rêve will be connected to the mall by a pedestrian bridge.

    •
    Carefully Manage Construction Costs and Risks. Marnell Corrao Associates, Inc., referred to as Marnell Corrao, will be the builder and general contractor for most of Le Rêve, excluding the parking garage and the golf course. Marnell Corrao has extensive experience in building large Las Vegas destination casino resorts, including Bellagio, The Mirage, Treasure Island at The Mirage and New York-New York Hotel and Casino. We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. Of that amount, we estimate that the design and construction costs will be approximately $1.4 billion. We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $919 million of the budgeted cost to construct Le Rêve. The guaranteed maximum price is subject to increases because of, among other items, scope changes to the project. We plan to implement specific mechanisms that are intended to mitigate the risk of construction cost overruns and delays, including:

    •
    a $150 million contractor performance and payment bond;

    •
    a guaranty by Marnell Corrao's parent company, Austi, Inc., of Marnell Corrao's full performance under the construction contract until final payment under that contract;

    •
    a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes by a special purpose subsidiary of Wynn Las Vegas to secure completion of the construction and opening of Le Rêve, secured by $50 million of the proceeds of this offering;

    •
    a liquidity reserve account of Wynn Las Vegas holding $30 million of the proceeds of this offering;

    •
    an owner's contingency of approximately $34.3 million included in the design and construction budget; and

    •
    anticipated remaining availability of approximately $49 million under our subsidiaries' revolving credit facility.

            A disbursement agreement will require our subsidiaries to satisfy specified conditions before we may use the proceeds of the credit facilities, the second mortgage notes, a furniture, fixtures and equipment, or FF&E, facility and certain of the sources described below to fund construction costs.

Other Financing Transactions

        Concurrent with this offering, Wynn Resorts' wholly owned indirect subsidiaries, Wynn Las Vegas, which will own and operate Le Rêve, and Wynn Capital, are jointly offering

$350 million in aggregate principal amount of second mortgage notes. To develop and construct Le Rêve, we intend to use the net proceeds of the contemplated offering of the second mortgage notes, borrowings of approximately $701.4 million under a $750 million revolving credit facility and $250 million under a delay draw term loan facility, facilities for which our subsidiaries have obtained commitments, and $178.5 million under an FF&E facility, which is currently being syndicated, together with that portion of our existing cash and net proceeds of this offering that are necessary to fund Le Rêve project costs. We sometimes refer to the revolving credit facility and the delay draw term loan facility as the credit facilities. Consummation of this offering is conditioned on consummation of the offering of the second mortgage notes and on Wynn Las Vegas entering into the agreements governing the credit facilities and FF&E facility.

Corporate Structure

        The following chart illustrates the organizational structure of our principal operations as they will stand upon the consummation of this offering and the contemplated offering of second mortgage notes, including giving effect to the contribution of the Valvino membership interests to Wynn Resorts. This chart depicts the relationships between our various operations and our ownership interests in them. It does not contain all of our subsidiaries and, in some cases, we have combined separate entities for presentation purposes. We have also indicated which principal entities initially will be borrowers, issuers and restricted entities under the indenture governing the second mortgage notes and the credit facilities. All other entities, including Wynn Resorts and the Macau-related subsidiaries, will not be guarantors and will not be subject to the covenants in the indenture governing the second mortgage notes, the credit facilities or the FF&E facility, except that Wynn Resorts will become a guarantor under these debt instruments, but not subject to their covenants, if it incurs, or becomes a guarantor on, other indebtedness.

        Wynn Macau has committed to allow certain minority partners to invest in the Macau-related entities, after which we expect that Wynn Resorts will indirectly own an approximately 82.5% economic interest in Wynn Macau before giving effect to any future financing related to the Macau opportunity. A more detailed corporate chart relating to the Macau-related entities appears under the heading "Business—The Macau Opportunity—Ownership Structure of the Macau-Related Entities."

(1)
Stephen A. Wynn and Aruze USA, Inc. have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn may control Wynn Resorts' board of directors. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."
(2)
Following the completion of this offering, Wynn Resorts intends to grant awards of restricted stock initially to six employees and to Mr. Franco Dragone, the creator of the new entertainment production at Le Rêve. The restricted stock will be subject to Wynn Resorts' repurchase right for a period of time.
(3)
The shaded area shows the entities that will be issuers or other restricted entities with respect to the second mortgage notes and borrowers or other restricted entities with respect to the revolving credit facility, delay draw term loan facility and FF&E facility. These entities will also be the guarantors under these debt facilities. Wynn Resorts' subsidiaries which will develop the Macau opportunity will not be issuers, borrowers, guarantors or restricted entities with respect to the financing of Le Rêve.
(4)
Includes a number of wholly owned and partially owned entities. Once certain minority investors acquire interests in Wynn Resorts' Macau-related entities, Wynn Resorts will indirectly own an approximately 82.5% economic interest and will effectively control approximately 90% of the vote of Wynn Macau indirectly through various subsidiaries. For additional information regarding these entities, see "Business—The Macau Opportunity—Ownership Structure of Macau-Related Entities."
(5)
Includes a number of wholly owned subsidiary limited liability companies. These entities include Rambas Marketing Co., LLC, Toasty, LLC, and WorldWide Wynn, LLC.

(6)
We will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a liquidity reserve account to support Wynn Las Vegas' obligation to complete the project. See "Use of Proceeds."
(7)
We will contribute $50 million of the net proceeds of this offering to a special purpose subsidiary of Wynn Las Vegas, which will provide a $50 million completion guarantee in connection with the construction and opening of Le Rêve. See "Use of Proceeds." This special purpose subsidiary will be an unrestricted entity and will not be subject to the covenants in the credit facilities, the FF&E facility or the second mortgage notes. Similarly, it will not be a guarantor with respect to any of these debt facilities.

Issuer Information

        Wynn Resorts, Limited is a Nevada corporation. Before the closing of this offering, all of the members of Valvino Lamore, LLC, a Nevada limited liability company, will contribute their membership interests in Valvino to Wynn Resorts in exchange for shares of the common stock of Wynn Resorts. As a result, Valvino will become a wholly owned subsidiary of Wynn Resorts. Wynn Resorts' principal executive offices are located at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Wynn Resorts' telephone number is (702) 733-4444.

The Offering

Common stock offered by Wynn Resorts	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We intend to use existing cash and net proceeds from this offering, along with the borrowings under the credit facilities and the FF&E facility and the net proceeds from the offering of the second mortgage notes, to design, construct, develop, equip and open Le Rêve, a destination casino resort on the Las Vegas Strip which is expected to open in March 2005. As described below, $50 million of the proceeds from this offering will be contributed to a special purpose subsidiary of Wynn Las Vegas and $30 million of the proceeds from this offering will be contributed to Wynn Las Vegas to be held in a liquidity reserve account, in each case, pledged to the lenders under the credit facilities and the second mortgage note holders to secure our subsidiaries' obligations to complete the project.

If the underwriters exercise their over-allotment option in this offering, we may use the additional net proceeds to provide additional liquidity for our construction and debt service expenses relating to Le Rêve, for expenditures related to the Macau opportunity, for our working capital needs or for general corporate purposes.
Listing	We have filed an application to have Wynn Resorts' common stock approved for quotation on The Nasdaq National Market under the symbol "WYNN."

        Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of                          , 2002 and excludes:

    •
    8,600,000 shares of Wynn Resorts' common stock available for future issuance under our stock incentive plan; and

    •
    the possible issuance of up to                  additional shares of Wynn Resorts' common stock that the underwriters have the option to purchase from Wynn Resorts to cover over-allotments.

        A special purpose subsidiary of Wynn Las Vegas, formed with the intention of being bankruptcy-remote, will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. Wynn Resorts will contribute $50 million of the net proceeds of this offering to that subsidiary to support that subsidiary's obligations under the completion guarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the senior lenders under the credit facilities and the holders of the second mortgage notes as security for the completion quarantee. Pursuant to the disbursement agreement that will govern the disbursement of funds from our debt facilities to fund Le Rêve project costs, these funds will become available to us on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. Upon the occurrence of an event of default under our subsidiaries' credit facilities or the indenture governing the second mortgage notes, the lenders under our subsidiaries' credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. Upon the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

        In addition, we will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a liquidity reserve account pledged to the lenders under the credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project. Until the completion and opening of Le Rêve, these funds may be applied to the costs to develop and construct Le Rêve in accordance with the disbursement agreement. Following the completion and opening of Le Rêve, these funds will be available to meet our debt service needs in connection with the operation of Le Rêve. At such time as Wynn Las Vegas has met prescribed cash flow tests for a period of four consecutive fiscal quarters after the opening of Le Rêve, any remaining funds will be used to reduce the outstanding balance on the revolving credit facility, but without reducing the revolving credit facility commitment.

RISK FACTORS

        Investing in Wynn Resorts will be subject to significant risks. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding to purchase Wynn Resorts' common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of Wynn Resorts' common stock to decline, perhaps significantly, and you may lose all or part of your investment in Wynn Resorts' common stock.

        Certain statements in "Risk Factors" constitute "forward-looking statements." Actual results could differ substantially from those projected in the forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this prospectus. See "Forward-Looking Statements."

 Risks Associated with Our Construction of Le Rêve

There are significant conditions to the funding of the financing for the Le Rêve project.

        Concurrent with the closing of this offering and our subsidiaries' offering of second mortgage notes, Wynn Las Vegas will enter into agreements to govern the credit facilities and the FF&E facility. The closings of this offering, our subsidiaries' second mortgage notes offering, the credit facilities and the FF&E facility will be conditioned on each other.

        Wynn Las Vegas intends to deposit all of the net proceeds from the offering of the second mortgage notes in a secured account pledged to the second mortgage note holders pursuant to an agreement with the trustee for the second mortgage note holders.

        Pursuant to the disbursement agreement, we are required to first use the net cash proceeds that Wynn Resorts contributes to Wynn Las Vegas from its initial public offering and a portion of our existing cash to fund the development, construction and pre-opening costs of Le Rêve. When those funds are depleted, we will be required to use the proceeds of the second mortgage notes, followed by proceeds of borrowings under the credit facilities and the FF&E facility. We do not expect to request a disbursement of the second mortgage note proceeds from the secured account or to borrow under the credit facilities or the FF&E facility until approximately ten to twelve months after the closing of this offering. Our ability to, from time to time, obtain a disbursement of the proceeds of the second mortgage notes or borrow under the credit facilities and the FF&E facility to fund the development, construction and pre-opening costs of Le Rêve will be subject to various conditions precedent. As such, we cannot assure you that we will be able to obtain a disbursement of the proceeds of the second mortgage notes or draw upon the credit facilities and FF&E facility after we have applied the proceeds of this offering toward the development, construction and pre-opening costs of Le Rêve. In addition to other customary conditions to funding for these types of facilities, our ability to obtain a disbursement of the proceeds of the second mortgage notes or draw on the credit facilities and the FF&E facility will be subject to the following conditions:

  •
  there must be no default under the credit facilities, the FF&E facility or the indenture governing the second mortgage notes;

  •
  the construction of Le Rêve must be "in balance," meaning that the undisbursed portions of the second mortgage note proceeds, the credit facilities and the FF&E facility, together with certain other funds available to us, must equal or exceed the remaining costs to complete Le Rêve's construction plus a required contingency;

  •
  Le Rêve's construction must be in substantial conformity with the plans and specifications for the project as amended from time to time in accordance with the terms of the disbursement agreement;

  •
  we must certify that the Le Rêve project will be completed no later than August 31, 2005, subject to limited permitted extensions due to force majeure events;

  •
  there must not have occurred any event that has caused or resulted in, or could reasonably be expected to cause or result in, a material adverse effect to the Le Rêve project, Wynn Las Vegas or its affiliates;

  •
  all conditions set forth in the disbursement agreement for the disbursement of funds must be satisfied;

  •
  arrangements reasonably satisfactory to the lenders under the credit facilities and the FF&E facility must have been entered into and must be in full force and effect to ensure that a gaming license for the Le Rêve project will be obtainable in the event that one of our major stockholders is unable to qualify for such license;

  •
  our subsidiaries must have obtained, if available on commercially reasonable terms, taking into account the state of the insurance market at such time and the then current practices of comparable projects, terrorism insurance in size and substance satisfactory to the lenders under the credit facilities; and

  •
  the lenders under the credit facilities must be satisfied with the subcontractor bids received by our general contractor in respect of a specified percentage of the guaranteed maximum price under the construction contract, which percentage is to be mutually agreed upon by us and the lenders under the credit facilities.

        We cannot assure you that we will be able to satisfy the conditions to funding at the time disbursements or drawdowns are required to make payments of our construction costs. Satisfaction of various conditions is subject to the discretion of the lenders under the credit facilities and their consultants and is therefore beyond our control.

        Any failure to satisfy the conditions to the release of the second mortgage note proceeds or drawdowns under the credit facilities or the FF&E facility could severely impact our ability to complete Le Rêve and could arise before or after some or all of the proceeds of this offering have been expended on the project. If we fail to obtain the release of the second mortgage note proceeds or fail to obtain and maintain the ability to drawdown funds under the credit facilities or the FF&E facility, we may not have access to alternative sources of funds necessary to complete Le Rêve on satisfactory terms or at all. Even if we are able to procure alternative sources of funds, the terms and conditions of those funds could materially impair our competitive position and reduce our future cash flows. Moreover, if we decide to seek additional equity capital as a funding alternative, the interests of Wynn Resorts' stockholders could be diluted.

Development costs of Le Rêve are estimates only and actual development costs may be higher than expected.

        We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on the credit facilities, FF&E facility, second mortgage notes and any other indebtedness and obligations of ours which will become due through the estimated commencement date of operations of Le Rêve have been included in our estimate of the total development cost.

        Of the estimated $2.4 billion total development cost for Le Rêve, the design and construction costs are budgeted to be approximately $1.4 billion, including the cost of constructing the new golf course and principal parking garage. The $1.4 billion of budgeted design and construction costs does not include costs such as:

  •
  pre-opening costs,

  •
  entertainment production costs,

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  site acquisition costs,

  •
  construction period interest,

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  financing fees, or

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  costs related to certain furniture, fixtures and equipment, such as slot machines, computer equipment and kitchen and dining supplies.

        While we believe that the overall budget for the development costs for Le Rêve is reasonable, these development costs are estimates and the actual development costs may be higher than expected. For example, a delay in the commencement of construction beyond the scheduled commencement date may increase the overall budget for Le Rêve and under certain circumstances we may be responsible for the increased costs. Although we have a $34.3 million contingency to cover cost overruns, this contingency may not be sufficient to cover the full amount of such overruns. Moreover, the disbursement agreement imposes conditions on the use of this contingency. If we are unable to use this contingency or if this contingency is not sufficient to cover these costs, we may not have access to the funds required to pay the excess costs. Our inability to pay development costs as they are incurred will negatively affect our ability to complete Le Rêve and thus may significantly impair our business operations and prospects.

Not all of the construction costs of Le Rêve are covered by our guaranteed maximum price construction contract and we will be responsible for any cost overruns of these excluded items.

        We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $919 million of the budgeted $1.4 billion design and construction costs for Le Rêve. The approximately $919 million guaranteed maximum price is subject to increases because of, among other items, scope changes, to the project. We are responsible for cost overruns with respect to the remaining approximately $485 million of the $1.4 billion budgeted design and construction cost expenditures that are not part of the guaranteed maximum price contract, such as:

  •
  owner-managed interior design and related furniture, fixtures and equipment, construction of restaurant and retail spaces, including tenant allowances, signage and electronic systems, site work and exterior features at a budgeted cost of approximately $303.0 million;

  •
  construction of the new golf course at a budgeted cost of approximately $21.5 million, excluding the cost of the land; we expect to solicit competitive bids in late summer 2002 for construction of the new golf course and to award the construction contract in the fourth quarter of 2002;

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  construction of the principal parking garage at a budgeted cost of approximately $11.5 million;

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  estimated design and engineering professional fees of approximately $66.1 million;

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  costs of obtaining required governmental approvals and permits and utility service connection fees of approximately $13.8 million;

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  costs of miscellaneous capital projects, including demolition and mock-up costs, of approximately $23.8 million;

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  utilities and security costs during construction of approximately $6.3 million;

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  estimated insurance costs of approximately $12.6 million for builder's risk insurance, fees and reserves under the owner-controlled insurance program, umbrella and excess liability insurance and design professional liability insurance; and

  •
  contingency of approximately $26.7 million of the total owner's contingency of $34.3 million.

        Neither the guaranteed maximum price nor the other provisions relating to cost overruns in the construction contract with Marnell Corrao will provide any safeguards against increased costs related to items not covered by that construction contract. While we may in the future enter into other agreements that may seek to limit our exposure to construction cost increases, the actual costs for these items may exceed budgeted costs.

        If the cost of the items described above exceeds the $485 million budget for those items, we may need to raise additional funding, which may not be available on satisfactory terms or at all, or we may choose to reduce the scope of the work and design components to reduce the costs of constructing the project. Any such reduction in scope, however, would be subject, under specified circumstances, to obtaining the consent of the lenders under the credit facilities, the FF&E facility and the second mortgage note holders as required under the disbursement agreement. Any such budget overruns could significantly impair our ability to complete Le Rêve.

We may have to provide allowances for improvements to retail tenants in excess of our budgeted amounts.

        We expect to lease approximately eight of the retail shops at Le Rêve to third parties and intend to provide some of our retail tenants an allowance for improvements as part of the lease arrangements. We will own and operate the remaining approximately 18 retail shops at Le Rêve and will be responsible for constructing any improvements. These construction costs and allowances are included in our design and construction budget for Le Rêve. Design and/or construction costs in excess of an allowance are intended to be the responsibility of the particular retail tenant. Nevertheless, if we are unable to successfully negotiate leases consistent with our design and construction budget, we may have to fund or construct, at our cost, additional improvements in connection with the leases relating to the space.

Not all plans and specifications regarding the design of Le Rêve are finalized.

        Although we have determined the overall scope and general design of Le Rêve, not all of the detailed plans and specifications have been finalized. Specifically, as of the date of this prospectus, and with regard to the portion of the construction budget covered by the approximately $919 million Marnell Corrao construction contract:

  •
  we have prepared and received bids on final construction drawings and specifications for approximately 3 million square feet of high rise hotel, convention center, central plant, meeting rooms and warehouse space, which represent approximately $388 million of the construction components covered by the construction contract;

  •
  approximately $493.5 million represents construction components for which final plans have not yet been completed;

  •
  approximately $32.3 million of the approximately $493.5 million of construction components consists of allowances for additional items of the construction work that are in the earliest concept stages, such as construction of the "mountain." If the actual cost of these items exceeds the allowances, we will be responsible for these excess amounts; and

  •
  drawings for the interior work on the project have not been finalized. If the cost to complete the interior work exceeds budgeted amounts, the excess will not be covered by the guaranteed maximum price contract and, accordingly, we will be responsible for these excess costs.

        With respect to the construction components for which plans and specifications have not been finalized, the guaranteed maximum price contract is based on master concept plans and agreed upon design and other premises and assumptions for the detailed plans to be created. Construction will commence before completion of all drawings and specifications. Delays in completing the drawings and specifications could cause delays in the substantial completion of the work and, under specified circumstances, could defer the contractor's obligation to deliver the completed project by the scheduled completion date.

        Inconsistencies between the completed drawings and specifications and the premises and assumptions on which the approximately $919 million guaranteed maximum price was based, could, under specific circumstances, cause us to be responsible for costs in excess of the guaranteed maximum price. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price. Furthermore, the premises and assumptions may not be sufficiently specific to determine, as between the contractor and us, who is responsible for cost overruns in specific situations. We may not have access to sufficient funds to pay for any of these increases in the guaranteed maximum price and, therefore, these increases could severely impair our ability to complete Le Rêve.

        Due to the lack of final plans for substantial portions of the project, the construction contract does not require Marnell Corrao to adhere to specific cost limits on a line item basis. Rather, it only obligates Marnell Corrao to complete the construction within an overall guaranteed maximum price subject to certain general balancing and other requirements. Therefore, there is a risk that the funds earmarked for the guaranteed maximum price could be exhausted before substantial completion of the project should Marnell Corrao spend greater amounts on certain line items in the earlier stages of construction. The construction contract addresses this risk by requiring Marnell Corrao to demonstrate that it has sufficient funds to complete the work if it reasonably appears, at any stage of the construction work, that the cost to complete the work will exceed the guaranteed maximum price. If Marnell Corrao is unable to provide this evidence, then we may not be able to demonstrate to the disbursement agent and the construction consultant as required by the disbursement agreement that we have sufficient funds available to cover all remaining construction costs, plus required contingency, in accordance with our construction budget. Accordingly, if Marnell Corrao is unable to demonstrate that it has sufficient funds to complete the work, we may be denied further access to the proceeds of the second mortgage notes, the credit facilities and the FF&E facility.

        With respect to the costs of the components that are not covered by the Marnell Corrao construction contract, we have spent approximately 8.4% to date. Plans relating to many of these components have not been finalized. While we have received bids with respect to items comprising another 36.6% of these remaining budgeted costs, we have not accepted these bids and therefore the bids are subject to change. Accordingly, we have not yet spent or received bids for a total of approximately 55% of these remaining budgeted costs.

        When we finalize plans or specifications in the future, we may discover that we need to obtain additional funding, which may not be available on satisfactory terms or at all, or we may choose to reduce the scope of the work and design components to reduce the costs of constructing the project. Any such reduction in scope, however, would be subject, under specified circumstances, to obtaining the consent of the lenders under the credit facilities and the FF&E facility and the second mortgage note holders as required under the disbursement agreement. We cannot assure you that we would obtain these consents.

The guaranteed maximum price under the Marnell Corrao construction contract may increase, and we would be responsible for the amount of any increase.

Increases in the guaranteed maximum price due to changes in the scope of work.

        Although we have a guaranteed maximum price contract, the construction contract with Marnell Corrao provides that the guaranteed maximum price will be appropriately increased, and the deadline for completion of construction will be appropriately adjusted, on account of, among other things:

  •
  changes in the design documents prepared by the architect or deficiencies in the design documents;

  •
  changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

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  changes in legal requirements;

  •
  natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project, and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

  •
  delays caused by us.

Increases in the guaranteed maximum price due to insufficient contingency amounts and smaller than anticipated cost savings.

        The guaranteed maximum price provides for an owner contingency of approximately $7.6 million to cover several items, including owner-created delays and owner-originated changes in the scope of work. We cannot assure you that the amount of the owner-contingency will be sufficient to cover any or all delays or changes in the scope of work. The guaranteed maximum price also reflects a credit of $18 million for the anticipated savings derived from the owner controlled insurance program on contractor and subcontractor insurance costs. While we have taken a conservative approach with respect to anticipating cost savings, we cannot be certain of the precise savings until the final audit is complete.

        Cost overruns could cause our subsidiaries to be out of "balance" under the second mortgage notes, credit facilities and FF&E facility and, consequently, prevent them from obtaining funds from the second mortgage note proceeds secured account or, after those funds are exhausted, to draw down under the credit facilities and the FF&E facility. If we cannot obtain these funds, we will not be able to open Le Rêve to the general public on schedule or at all, which would have a significant negative impact on our financial condition and results of operations.

The liquidated damages provision in our guaranteed maximum price construction contract will likely not be sufficient to protect us against exposure to actual damages we may suffer for delay in completion of the project.

        Under the construction contract with Marnell Corrao, the guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction. The contract provides for liquidated damages in the amount of $300,000 per day to be imposed on Marnell Corrao on a daily basis, up to a maximum of 30 days, for a maximum amount of $9 million, if all work required by the construction contract is not substantially completed by the deadline, following a five-day grace period and subject to force majeure and other permitted extensions. We cannot assure you that construction will be completed on schedule and, if completion of the construction is delayed beyond the grace period, our actual damages will likely exceed $300,000 per day.

        The disbursement agreement requires our subsidiaries to obtain delay liquidated damages insurance to supplement the delay damages payable by Marnell Corrao. We cannot assure you that our subsidiaries will be able to obtain a liquidated damages insurance policy. If they do not obtain this insurance policy, we will not be able to obtain funds from the second mortgage note proceeds secured account or to draw down under the credit facilities. Moreover, even if our subsidiaries are able to obtain liquidated damages insurance, we cannot assure you that they will be able to obtain the insurance proceeds on a timely basis to pay our costs as they are incurred. In addition, if the contractor defaults under the construction contract, we may be unable to complete Le Rêve on schedule or within the amount budgeted. Failure to complete construction on schedule may have a significant negative impact on our operations and financial condition.

The financial resources of our contractor may be insufficient to fund cost overruns or liquidated damages for which it is responsible under the guaranteed maximum price contract.

        Under the terms of the construction contract with Marnell Corrao, Marnell Corrao is, subject to specific conditions and limitations, responsible for all construction costs covered by the construction contract that exceed the approximately $919 million guaranteed maximum price contained in the contract.

        As noted above, the contract also provides for liquidated damages in the amount of $300,000 per day to be imposed on the contractor on a daily basis if the work required by the construction contract is not substantially completed by the deadline, following a five-day grace period and subject to force majeure and other permitted extensions. The liquidated damages for delay in the completion of construction are limited to a maximum amount of $9 million.

        Austi, the parent company of the contractor, which is a private company controlled by the Anthony A. Marnell II family, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao's full performance under the construction contract until final payment under that contract. In addition, Marnell Corrao is obligated to obtain and provide a $150 million contractor performance and payment bond.

        We cannot assure you that Marnell Corrao and Austi will have sufficient financial resources to fund any cost overruns or liquidated damages for which Marnell Corrao is responsible under the guaranteed maximum price contract. Furthermore, neither Marnell Corrao nor Austi is contractually obligated to maintain their financial resources to cover cost overruns. If Marnell Corrao and Austi do not have the resources to meet their obligations and we are unable to obtain funds under the performance and payment bond in a timely manner, or if the performance and payment bond is insufficient to cover any shortfall, we may need to pay these excess costs in order to complete construction of Le Rêve. This may require us to raise additional funding, which may not be available on satisfactory terms or at all. If we seek additional equity capital as a funding alternative, the interests of Wynn Resorts' stockholders could be diluted. If the opening of Le Rêve is delayed because we cannot fund cost overruns, it could have a substantial negative effect on our financial condition and results of operations.

Certain provisions in the construction contract with Marnell Corrao for construction of Le Rêve may be unenforceable.

        Recently enacted Nevada statutes have substantially impaired, and in some cases eliminated, an owner's ability to withhold funds from a contractor or subcontractor, even when there may be defective work or a dispute about amounts owed. The new laws also limit an owner's ability to terminate, suspend or interrupt the construction, and in several circumstances, entitle the contractor and subcontractor to payment of their full unearned fee, following a brief notice period, if the owner suspends, terminates or interrupts the construction or fails to make payment or withholds amounts claimed to be due. The construction contract with Marnell Corrao contains provisions that provide us with rights and protections that in some circumstances may be inconsistent with these new laws. While it appears that some of the new laws can be waived, others expressly prohibit waiver. The effect of the new laws on the provisions of the construction contract is not completely clear. Therefore, while we have negotiated with Marnell Corrao for specific rights and obligations, including with respect to damages, termination and suspension of construction, those provisions of the construction contract may not be enforceable to the extent they conflict with non-waivable provisions of applicable laws. If the provisions of the construction contract are not enforceable, delays or suspensions in the work initiated by the owner or other events may expose us to increased costs. We cannot assure you that we will have sufficient funds to pay these increased costs.

There are significant risks associated with major construction projects that may prevent completion of Le Rêve on budget and on schedule.

        Major construction projects of the scope and scale of Le Rêve entail significant risks, including:

  •
  shortages of materials or skilled labor;

  •
  unforeseen engineering, environmental and/or geological problems;

  •
  work stoppages;

  •
  weather interference;

  •
  unanticipated cost increases; and

  •
  unavailability of construction equipment.

        Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the design and features of Le Rêve.

        We anticipate that only some of the subcontractors engaged by the contractor to perform work and/or supply materials in connection with the construction of Le Rêve will post bonds guaranteeing timely completion of a subcontractor's work and payment for all of that subcontractor's labor and materials. We cannot assure you that these bonds will be adequate to ensure completion of the work.

        We cannot assure you that Le Rêve will commence operations on schedule or that construction costs for Le Rêve will not exceed budgeted amounts. Failure to complete Le Rêve on budget or on schedule may have a significant negative effect on us.

Simultaneous construction of Le Rêve and the Macau casino(s) may tax management time and resources.

        Because Le Rêve is scheduled to open in March 2005 and the Macau concession contract requires Wynn Macau to open a permanent casino resort in Macau by December 2006, we anticipate that there will be a period of time when we will be building Le Rêve at the same time as Wynn Macau will be building its casino(s) in Macau. If both projects are being built simultaneously, members of our senior management will be involved in planning and developing both projects. Major construction projects like Le Rêve will require certain members of management to devote a significant amount of time, attention and resources to the projects, including to manage costs, review budget issues, review design plans, address construction, equipment or staffing problems, pursue the licenses, permits, allocations and authorizations from regulatory authorities that we will need to obtain, hire and train employees and implement marketing strategies. Developing the Macau opportunity simultaneously with Le Rêve may divert management resources from the construction and/or opening of either project. Management's inability to devote sufficient time and attention to either project may delay the construction or opening of the projects. This type of delay could have a negative effect on our business and operations.

Risks Related to Our Substantial Indebtedness

We are highly leveraged and future cash flow may not be sufficient for our subsidiaries to meet their obligations, and we might have difficulty obtaining more financing.

        As we progress toward the completion of the construction of Le Rêve, we will have a substantial amount of consolidated debt in relation to our equity, which debt will increase during the construction period. Concurrent with the closing of this offering, we expect that Wynn Las Vegas, our indirect subsidiary, will enter into two credit facilities, a revolving credit facility in a maximum principal amount of $750 million and a delay draw term loan facility in a maximum principal amount of $250 million. We also expect that Wynn Las Vegas and Wynn Capital will jointly issue an aggregate principal amount of approximately $350 million of second mortgage notes, and that Wynn Las Vegas will enter into an agreement for an FF&E facility in a maximum principal amount of $178.5 million. The FF&E facility will provide financing for furniture, fixtures and equipment for Le Rêve and include a provision for an intercompany loan to World Travel, LLC, the owner of our corporate jet. We anticipate that we will draw down approximately $701.4 million under the revolving credit facility and the full amount of the delay draw term loan facility to fund the construction, development, equipping and opening of Le Rêve and, therefore, by the time Le Rêve is complete, we expect to have total outstanding indebtedness in an aggregate principal amount of approximately $1.5 billion.

        Our substantial indebtedness could have important consequences for you. For example:

  •
  If we are unable to meet conditions to disbursements of the second mortgage note proceeds or, after exhaustion thereof, to drawing down amounts under the credit facilities or the FF&E facility, our subsidiaries may not have sufficient funds to continue or complete construction of Le Rêve or to satisfy their construction, debt service and other obligations with respect to the credit facilities, FF&E facility and second mortgage notes;

  •
  Wynn Las Vegas' ability to satisfy its obligations with respect to the credit facilities and the FF&E facility, and the ability of Wynn Las Vegas and Wynn Capital to satisfy their obligations with respect to the second mortgage notes, may be limited, and, if Wynn Las Vegas and Wynn Capital fail to meet their payment obligations or breach the financial and restrictive covenants contained in the agreements governing the indebtedness, they may be in default under those agreements. If a default is not cured or waived, we may not be able to obtain additional borrowings, including borrowings needed to continue or complete construction of Le Rêve, and the lenders under our credit facilities and the FF&E facility and, subject to the intercreditor agreements, the holders of the second mortgage notes will have the right to accelerate the indebtedness and exercise other rights and remedies against Wynn Las Vegas, Wynn Capital and the guarantors of the indebtedness. These rights and remedies include the rights to:

  •
  repossess and foreclose upon the assets that serve as collateral,

  •
  initiate judicial foreclosure against Wynn Las Vegas, Wynn Capital and the guarantors,

  •
  petition a court to appoint a receiver for Wynn Las Vegas, Wynn Capital and the guarantors or for substantially all of their assets, and

  •
  if they are insolvent, to initiate involuntary bankruptcy proceedings against Wynn Las Vegas, Wynn Capital and the guarantors,

            in each case, subject to procedural restraints and limitations applicable to secured creditors generally and procedural restraints and limitations imposed by applicable gaming laws, rules and regulations and the rules and regulations of the Public Utilities Commission of Nevada;

  •
  Subject to limited permitted extensions due to force majeure events, if we do not complete construction of Le Rêve by August 31, 2005, Wynn Las Vegas will be in default under the credit facilities and the FF&E facility and Wynn Las Vegas and Wynn Capital will be in default under the indenture governing the second mortgage notes, and the lenders under the credit facilities and FF&E facility and, subject to the intercreditor agreements, the second mortgage note holders, will have the right to accelerate the indebtedness and exercise other rights and remedies against Wynn Las Vegas, Wynn Capital and the guarantors of the indebtedness, including the rights and remedies described above;

  •
  If Wynn Resorts incurs or guarantees other indebtedness, it will become a guarantor of the indebtedness under the credit facilities and the second mortgage notes and, as a result, Wynn Resorts will be obligated to make payments to the lenders and the holders of the second mortgage notes if Wynn Las Vegas, Wynn Capital and the guarantors of the indebtedness fail to satisfy their obligations under the credit facilities, the FF&E facility or the second mortgage notes;

  •
  Upon commencement of operations at Le Rêve, we will generate significant gaming receivables as a result of extending credit to our credit customers. Payments on these receivables likely will be delayed, which will reduce our cash flow until the payment cycle is established;

  •
  Once Le Rêve is operating, we will be required to use a substantial portion of our cash flow from operations to service our subsidiaries' indebtedness, which will reduce the available cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  We may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;

  •
  We may have a limited ability to obtain additional financing, if needed, to fund Le Rêve's design and construction costs, working capital requirements, capital expenditures, debt service, general corporate or other obligations;

  •
  Under the credit facilities and the FF&E facility, a substantial portion of the interest rates Wynn Las Vegas pays will fluctuate with the current market rates and, accordingly, our interest expense will increase if market interest rates increase;

  •
  Our subsidiaries will have increased vulnerability to general adverse economic and industry conditions; and

  •
  We may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

We have the right to incur additional indebtedness, which may exacerbate the risks described above.

        In addition to the undrawn amounts under the revolving facility, the terms of the credit facilities, the FF&E facility and the indenture governing the second mortgage notes will permit our subsidiaries to incur additional indebtedness, subject to the limitations imposed by the covenants in those documents. If our existing and contemplated levels of indebtedness increase, the related risks will increase correspondingly. Furthermore, Wynn Resorts will not be subject to the covenants in the credit facilities and second mortgage notes and therefore could incur additional indebtedness. In addition, some of Wynn Resorts' foreign and domestic Macau-related subsidiaries will need additional financing, which could take the form of indebtedness, to fund the development, design and construction costs related to the Macau opportunity. We cannot predict the terms and conditions that might apply to that indebtedness.

We may not generate sufficient cash flow to meet our substantial debt service and other obligations.

        Before the opening of Le Rêve, which is expected to occur in March 2005, and the possible opening of one or more casinos in Macau, we and our subsidiaries will have no material operations or earnings. Consequently, we will be dependent on the proceeds of this offering, borrowings under the credit facilities and the FF&E facility and the proceeds of the second mortgage note offering to meet all of our construction, debt service and other obligations.

        After Le Rêve opens, our ability to make interest payments under the credit facilities, the FF&E facility, the second mortgage notes and other indebtedness will depend on our ability to generate sufficient cash flow from operations. We cannot assure you that we will begin operations by the scheduled opening date or at all, or that we will be able to generate sufficient cash flow to meet our expenses, including our subsidiaries' debt service requirements. Our ability to generate cash flow will depend upon many factors, including:

  •
  our future operating performance;

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  the demand for services that we provide;

  •
  general economic conditions and economic conditions affecting Nevada or the casino industry in particular;

  •
  our ability to hire and retain employees at a reasonable cost;

  •
  competition; and

  •
  legislative and regulatory factors affecting our operations and business.

        Some of these factors are beyond our control. In addition, the financing documents for each of the Le Rêve project and the Macau opportunity may contain restrictions or prohibitions on the distribution to Wynn Resorts of any cash flow generated by these projects. Thus, any cash flow generated by the Macau casinos operated by Wynn Macau may not be available to service the debt of the subsidiaries developing the Le Rêve project. Similarly, any cash flow generated by the Le Rêve project may not be available to service the debt of the subsidiaries developing the Macau opportunity.

        If we fail to generate sufficient cash flow from future operations to meet our subsidiaries' debt service obligations, we may need to refinance all or a portion of the indebtedness or obtain additional financing in order to meet obligations with respect to the indebtedness. We cannot assure you that we will be able to refinance any of the indebtedness or obtain additional financing on satisfactory terms or at all, particularly because of our anticipated high levels of consolidated debt and the debt and lien incurrence restrictions imposed by the agreements governing the debt. See "—General Risks Associated with Our Business—We have no operating history." If our subsidiaries fail to meet their debt service obligations, they will be in default under the indebtedness and the lenders and the second mortgage note holders will have the right to accelerate the indebtedness and exercise other rights and remedies against our subsidiaries, including the rights and remedies described above.

Our subsidiaries' indebtedness will be secured by a substantial portion of their assets.

        Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, we expect that the credit facilities and second mortgage notes will be secured by liens on substantially all of the assets of our subsidiaries that are necessary for the development, construction or operation of Le Rêve. We expect that the FF&E facility will be secured by a first priority security interest in specific assets financed by that facility, including our corporate aircraft, gaming and other equipment, furnishings, fixtures and devices such as elevators, escalators, our electrical substation, heating, vacuum and air conditioning equipment and slot machines. The credit facilities, the FF&E facility and the second mortgage notes will not be secured by any assets related to Wynn Macau's planned operations in Macau.

        In the event of a default by any of our subsidiaries under the financing documents, or if certain of our subsidiaries experience insolvency, liquidation, dissolution or reorganization, the holders of indebtedness under the credit facilities, the FF&E facility, the indenture governing the second mortgage notes and any other secured debt instruments would be entitled to payment from their collateral security, and holders of the unsecured debt of both us and our subsidiaries, if any, would then be entitled to payment in full from our remaining assets before distributions, if any, were made to Wynn Resorts' stockholders.

The credit facilities, the FF&E facility and the indenture governing the second mortgage notes will contain covenants that will restrict our specified affiliates' ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

        The credit facilities, the FF&E facility and the indenture governing the second mortgage notes will impose operating and financial restrictions on Wynn Golf Course, Wynn Las Vegas and specified affiliates designated as restricted entities under the credit documentation and the indenture governing the second mortgage notes. The restrictions that will be imposed under the credit facilities, the FF&E facility and/or the indenture will include, among other things, limitations on the restricted entities' ability to:

  •
  pay dividends or distributions on their capital stock or repurchase their capital stock;

  •
  incur additional debt;

  •
  enter into transactions with affiliates;

  •
  issue stock of subsidiaries;

  •
  enter into sale-leaseback transactions;

  •
  engage in other businesses;

  •
  merge or consolidate with another company;

  •
  transfer and sell assets;

  •
  issue preferred stock;

  •
  create dividend and other payment restrictions affecting subsidiaries;

  •
  designate restricted and unrestricted subsidiaries; and

  •
  issue and sell equity interest in wholly-owned subsidiaries.

        The credit facilities will require the restricted entities to satisfy various financial covenants, including maximum total leverage, minimum fixed charge coverage, minimum earnings before interest, tax, depreciation and amortization and minimum net worth requirements. Future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to the credit facilities, the FF&E facility and the second mortgage notes.

        The restricted entities' ability to comply with these provisions may be affected by general economic conditions, industry conditions, other events beyond our control and delayed completion of Le Rêve. As a result, we cannot assure you that the restricted entities will be able to comply with these covenants. Failure by the restricted entities to comply with the covenants contained in the credit facilities, the FF&E facility or the indenture governing the second mortgage notes, including failure as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition. If the restricted entities fail to comply with a financial covenant or other restriction contained in the credit facilities, the FF&E facility, the indenture governing the second mortgage notes or any future financing agreements, an event of default could occur.

        If there were an event of default under one of our subsidiaries' debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default, or that we would be able to refinance or restructure the payments on those debt securities. Further, if our subsidiaries are unable to repay, refinance or restructure their indebtedness under the credit facilities, the FF&E facility and the second mortgage notes, the lenders under those facilities and the second mortgage note holders could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could result in an event of default or declaration of acceleration under one or more of our subsidiaries' other debt instruments.

General Risks Associated with Our Business

  We have no operating history.

        We were formed principally to develop and operate Le Rêve in Las Vegas and to pursue the Macau opportunity. Le Rêve and the Macau opportunity will be new developments with no history of operations. We cannot assure you that we will be able to attract a sufficient number of hotel guests, gaming customers and other visitors to Le Rêve or the Macau casino(s) to make their operations profitable, either independently in Las Vegas or Macau or as a whole.

        Our operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have no operating history, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in this prospectus than for a company with an established business and operating cash flow. If we are not able to manage these risks successfully, it could negatively impact our operations.

        We intend to lease approximately eight of the retail spaces and will own and operate the remaining approximately 18 retail spaces. We have entered into one restaurant management agreement and we may enter into others with respect to one or more of the restaurants in Le Rêve. We have not yet entered into binding agreements with any retail tenants or other restaurant operators, and we may not be able to obtain the number or quality of retail tenants or restaurant operators for the retail and restaurant portions of Le Rêve that currently are planned. If we do not obtain tenants and operators in sufficient number or of sufficient quality, it could impair the competitive position of Le Rêve and affect our operating performance.

        The opening and operation of Le Rêve will be contingent upon the receipt of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations from the Nevada gaming and other governmental authorities, including findings of suitability with regard to our direct and indirect principal stockholders. In addition, the opening and operation of Wynn Macau's casino(s) will be subject to the Macau government finding all necessary parties suitable to conduct or be associated with a gaming business in Macau. See "—General Risks Associated with Our Business—Le Rêve and Wynn Macau's casino(s) will be subject to extensive state and local regulation, and licensing and gaming authorities have significant control over their operations, which could have a negative effect on our business." The scope of approvals required to open Le Rêve is extensive and failure to obtain or maintain such approvals could prevent or delay the completion or opening of all or part of Le Rêve, or otherwise affect the design and features of Le Rêve, and could materially and adversely affect our financial position and results of operations.

The loss of management and other key personnel could significantly harm our business.

        Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Stephen A. Wynn, the Chairman of the Board and Chief Executive Officer and one of the principal stockholders of Wynn Resorts. We have entered into employment agreements with several of our senior executives, and we plan to enter into additional employment agreements with some of our other senior executives, including Stephen A. Wynn. However, we cannot guarantee that these individuals will remain with us. If we lose the services of any members of our management team or other key personnel, or if they are unable to devote sufficient attention to our operations, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified senior management personnel. See "Management."

        In addition, our officers, directors and certain key employees also will be required to file applications with the Nevada gaming authorities and may be required to be licensed or found suitable by the Nevada gaming authorities. In Macau, officers, directors and key employees of concession holders are also subject to suitability requirements in terms of background, business experience, associations and reputation. If the Nevada gaming authorities or the Macau government were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the Nevada Gaming Commission or the Macau government may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could adversely affect our gaming operations.

        Until construction of Le Rêve is close to completion, we do not believe that we will require extensive operational management. Accordingly, we have kept and intend to keep our permanent staff at relatively low levels. We will be required to undertake a major recruiting and training program before Le Rêve opens. However, the pool of experienced gaming and other personnel is limited and competition to recruit and retain gaming and other personnel is likely to intensify as more hotel casinos are opened. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate Le Rêve on acceptable terms.

The casino, hotel, convention, retail and other facilities at Le Rêve will face intense competition.

        Las Vegas Casino/Hotel Competition.    The casino/hotel industry is highly competitive. Resorts located on or near the Las Vegas Strip compete with other Las Vegas Strip hotels and with other hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Le Rêve also will compete with a large number of other hotels and motels located in and near Las Vegas, as well as other resort destinations. Many of our competitors have established gaming operations, are subsidiaries or divisions of large public companies and may have greater financial and other resources than we do.

        According to the Las Vegas Convention and Visitors Authority, there were approximately 94,277 hotel rooms on or around the Las Vegas Strip as of December 31, 2001. Competitors of Le Rêve will include resorts on the Las Vegas Strip, among which are Bally's Las Vegas, Bellagio, Caesars Palace, Harrah's Las Vegas Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Treasure Island at The Mirage and The Venetian, and resorts off the Las Vegas Strip, such as Las Vegas Hilton and Rio All-Suite Hotel & Casino. The Venetian has begun an expansion anticipated to consist of an approximately 1,000-room hotel tower on top of the resort's existing parking garage and approximately 150,000 square feet of additional meeting and conference space. The Venetian's expansion is expected to be completed by June 2003. In addition, Mandalay Bay Resort & Casino has announced that it will begin construction of a 1,122-room, all-suite tower connected to the current hotel casino resort in September 2002, with an expected opening date of October 2003. Mandalay Bay Resort & Casino also is expected to open a new convention and meeting complex in January 2003, and Caesars Palace is currently constructing an approximately 4,000-seat performing arts "Colosseum," which is scheduled to be completed in the first quarter of 2003.

        The construction and expansion of these properties during the time that Le Rêve is being constructed may affect the availability of construction labor and supplies, resulting in increased costs. We cannot assure you that the Las Vegas market will continue to grow or that hotel casino resorts will continue to be popular. A decline or leveling off of the growth or popularity of hotel casino resorts or the appeal of the features offered by Le Rêve would impair our financial condition and future results of operations.

        As noted elsewhere in this prospectus, Le Rêve will be different from many other Las Vegas resorts in that it will not focus on a highly themed experience. Instead, Le Rêve will offer an environment having a sophisticated, casually elegant ambience. Le Rêve's environment may not appeal to customers. In addition, customer preferences and trends can change, often without warning, and we may not be able to predict or respond to changes in customer preferences in time to adapt Le Rêve and the attractions and amenities it offers to address new trends.

        Las Vegas Retail Competition.    Retail shops in Le Rêve will compete with retail malls in or near Las Vegas, including the Fashion Show Mall, which currently is undergoing a substantial remodeling and expansion, retail stores at Bellagio, The Forum Shops at Caesars Palace, which is expected to complete a 200,000 square foot expansion in 2004, The Grand Canal Shoppes at The Venetian, the Desert Passage at Aladdin Resort & Casino and other retailers in resorts on the Las Vegas Strip, all of which may attract customers away from Le Rêve's retail shops.

        Other Competition for Le Rêve.    Le Rêve will also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, with riverboat gaming facilities in other states, with hotel/casino facilities elsewhere in the world, with state lotteries and with Internet gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas. See "Business—The Macau Opportunity—Competition within Macau and from Regional Markets."

Because we may be entirely dependent upon a limited number of properties for all of our cash flow, we will be subject to greater risks than a gaming company that is more geographically or otherwise diversified.

        We do not expect to have material assets or operations other than Le Rêve and Wynn Macau's casino(s) for the foreseeable future. As a result, we likely will be entirely dependent upon Le Rêve and the Macau casino(s) for all of our cash flow. In addition, the financing documents for each of the Le Rêve project and the Macau opportunity may contain restrictions or prohibitions on the distribution to Wynn Resorts of any cash flow generated by these projects. See "—Risks Related to Our Substantial Indebtedness—We may not generate sufficient cash flow to meet our substantial debt service and other obligations."

        Although we own a parcel of approximately 20 acres of land located next to Le Rêve along Las Vegas Boulevard and the Le Rêve golf course land that will be available for future development should they be released from the liens under the credit facilities and second mortgage notes upon satisfaction of prescribed cash flow tests after commencing operations at Le Rêve, we currently have no plans to develop these parcels. In addition, because our operations will only focus on Las Vegas and Macau, we will be subject to greater degrees of risk than a gaming company that is more geographically or otherwise diverse. The risks to which we will have a greater degree of exposure include the following:

  •
  local economic and competitive conditions;

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  inaccessibility due to inclement weather, road construction or closure of primary access routes;

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  changes in local and state governmental laws and regulations, including gaming laws and regulations;

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  natural and other disasters;

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  an increase in the cost of electrical power for Le Rêve as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

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  a decline in the number of visitors to Las Vegas or Macau;

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  currency fluctuations; and

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  a decrease in gaming and non-gaming activities at Le Rêve or Wynn Macau's casino(s).

        Any of the factors outlined above could negatively affect our ability to generate sufficient cash flow to make payments on the second mortgage notes pursuant to the indenture, on borrowings under the credit facilities or the FF&E facility or with respect to our other debt. See "—Risks Associated with the Macau Opportunity."

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

        The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities Le Rêve will offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which the events of September 11 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations. In particular, because we expect that our business will rely heavily upon high-end credit customers, particularly international customers, factors resulting in a decreased propensity to travel internationally, like the terrorist attacks of September 11, could have a negative impact on our operations.

        In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

        Also, the terrorist attacks of September 11 have substantially affected the availability of insurance coverage for certain types of damages or occurrences. We do not have insurance coverage for occurrences of terrorist acts with respect to our Le Rêve project and any losses that could result from these acts. The lack of sufficient insurance for these types of acts could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

Our insurance costs may increase and we may not be able to obtain full insurance coverage in the future.

        The cost of new insurance policies are higher as a result of general increases in premium levels. The cost of coverage may become so high that we will need to reduce our policy limits or agree to certain exclusions from coverage, and we may not be able to purchase or renew insurance policies on favorable terms or at all. If we are forced to reduce, or prevented from obtaining or renewing, insurance coverage with respect to the occurrence of certain casualties, we could be exposed to heavy losses in the event that any damages result from such an occurrence.

Le Rêve and Wynn Macau's casino(s) will be subject to extensive state and local regulation, and licensing and gaming authorities have significant control over their operations, which could have a negative effect on our business.

        The opening and operation of Le Rêve and Wynn Macau's casino(s) will be contingent upon our receipt and maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a facility are extensive. Failure to obtain or maintain the necessary approvals could prevent or delay the completion or opening of all or part of the facility or otherwise affect the design and features of Le Rêve or the Macau casino(s). We do not currently hold any state and local licenses and related approvals necessary to conduct our planned gaming operations in Nevada and we cannot be certain that we will obtain at all, or on a timely basis, all required approvals and licenses. Failure to obtain or maintain any of the required gaming approvals and licenses could significantly impair our financial position and results of operations.

        The Nevada Gaming Commission may, in its discretion, require the holder of any securities we issue, including the common stock sold pursuant to this prospectus, to file applications, be investigated and be found suitable to own Wynn Resorts' securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of the State of Nevada.

        In Macau, concessionaires are subject to ongoing suitability requirements in terms of background, business experience, associations and reputation, as are stockholders of 5% or more of the concessionaire's equity securities, officers, directors and key employees. The government of Macau also evaluates concessionaires in terms of financial capability to sustain a gaming business in Macau. Failure to maintain the government's requirements to own or operate a gaming concession could prevent Wynn Macau from opening or continuing to operate casinos in Macau. By the time this offering closes, all current stockholders holding 5% or more of the capital stock of Wynn Macau will have been found suitable or submitted applications for a finding of suitability with the Macau government.

        Nevada regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

        Wynn Resorts' articles of incorporation will provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects. See "—Risks Related to the Offering—We may redeem your shares due to regulatory considerations, either as required by gaming authorities or in our discretion.

The Nevada Gaming Commission may impose unanticipated requirements regarding the licensing of owners of Wynn Resorts.

        Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, Inc., referred to as Aruze USA, which, immediately before the closing of this offering, will own approximately 47.4% of Wynn Resorts' common stock. Under Nevada gaming regulations, any beneficial owner of more than 10% of Aruze Corp.'s voting securities must be licensed or found suitable, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of

Universal Distributing of Nevada, Inc., referred to as Universal Distributing, a gaming machine manufacturer and distributor. Kazuo Okada and his son previously sought approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The pursuit of this proposed transfer of Universal Distributing was deferred pending resolution of the Japanese tax case. The lower court in the Japanese tax case ruled in Aruze Corp.'s favor, but the Japanese tax authority has filed an appeal. It is unclear whether or how these events will affect the Nevada Gaming Commission's consideration of suitability with respect to Aruze USA's ownership of Wynn Resorts' stock.

        Aruze Corp. has informed us that there are a number of outstanding issues in the investigation of the proposed transfer of Universal Distributing including issues relating to the transactions involved in the above-described tax proceeding. These issues, if not satisfactorily resolved, could result in the denial of the application. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with these issues. If either of these bodies were to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of Wynn Resorts.

        Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement. See "Certain Relationships and Related Party Transactions—Stockholders Agreement" and "—Buy-Out of Aruze USA Stock."

        As described above, if Wynn Resorts, pursuant to its articles of incorporation, or Mr. Wynn, pursuant to the buy-out agreement described above, purchases the shares of Wynn Resorts' stock held by an unsuitable person or its affiliate, including Aruze USA, Wynn Resorts and/or Mr. Wynn may, in lieu of immediate payment of the purchase price, issue a promissory note. However, if the Nevada Gaming Commission were to find the unsuitable person or its affiliate unsuitable to own the voting securities of Wynn Resorts, it could also determine that the person is unsuitable to hold a promissory note for the purchase of such voting securities by Wynn Resorts or Mr. Wynn, and could determine not to approve the issuance of the promissory note to the unsuitable person or its affiliate. In such event, the Nevada Gaming Commission could order the unsuitable person or its affiliate to dispose of its voting securities within a prescribed period of time that may or may not be a sufficient period of time to dispose of the securities in an orderly manner. Depending upon the period of time for disposition required by the Nevada Gaming Commission, this could have a negative effect on the price of the stock of Wynn Resorts. In the event that the unsuitable person or its affiliate is unable or fails to dispose of its voting securities within the prescribed period of time, or if Wynn Resorts fails to pursue all lawful efforts to require the unsuitable person or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that Wynn Resorts was unsuitable or could take disciplinary action against Wynn Resorts. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any approvals or gaming licenses held by Wynn Resorts and/or the imposition of a significant monetary fine against Wynn Resorts. Any such disciplinary action could significantly impair our operations.

Our Las Vegas business will rely on high-end, international customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

        We expect that a significant portion of our table game revenue at Le Rêve will be attributable to the play of a limited number of international customers. The loss or a reduction in the play of the most significant of these customers could have a substantial negative effect on our future operating results. A downturn in economic conditions in the countries in which these customers reside could cause a reduction in the frequency of visits and revenue generated by these customers.

        We will conduct our gaming activities at Le Rêve on a credit as well as a cash basis. This credit will be unsecured. Table games players typically will be extended more credit than slot players, and high-stakes players typically will be extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in a particular quarter.

        In addition, the collectibility of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We will extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit.

        While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under the current laws of Nevada, and judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the United States Constitution, other jurisdictions may determine that direct enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

        We have incurred costs and expended funds to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements, we, as the owner of the property on which Le Rêve is situated, may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with the contamination.

        These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to rent or otherwise use our property.

        We have conducted a Phase I Environmental Assessment. The Phase I report, as updated in August 2002, identified two areas where further sampling is recommended. Based on our prior work at the site and the other information in the Phase I report, we believe that, if any sampling indicates that remediation is required, the remediation will not be material, although we can provide no assurance with respect to the outcome. Otherwise, we believe that we have remediated all material environmental risks of which we are currently aware at the Le Rêve hotel site and on the existing golf course. However, in connection with constructing the new golf course, which will require significant grading, we may discover unforeseen environmental risks which we will need to incur costs to remediate. In addition, we will incur costs associated with asbestos removal from an existing office building in the event we decide to develop the 20-acre parcel of land located north of Le Rêve along Las Vegas Boulevard that will be available for future development should it be released from the liens under the credit facilities and the second mortgage notes. We may be required to incur costs to remediate these or other environmental hazards or to mitigate environmental risks.

        Wynn Macau will be subject to environmental laws and regulations in Macau including laws and regulations relating to the prevention and control of noise during construction. Costs expended by Wynn Macau to comply with these Macau environmental laws and regulations, such as to implement control procedures to prevent unlawful noise levels, may have a significantly negative effect on the operating results of Wynn Macau. In addition, if the government of Macau holds Wynn Macau accountable and assesses penalties or imposes restrictions on Wynn Macau for non-compliance with environmental laws or regulations, Wynn Macau's results of operations could be negatively impacted or it could lose flexibility to adapt to changes affecting the operation of its business.

If we fail to successfully register our Le Rêve service marks with respect to casino or hotel services or if a third party successfully challenges those marks, our business or results of operations could be harmed.

        We have applied to register the "LE RÊVE" service mark with the United States Patent and Trademark Office, referred to as the PTO, for casino and hotel services, as well as for other ancillary uses. Our application for the hotel services mark has cleared the PTO examination process, meaning that "LE RÊVE" will be registered for hotel and other related services if no member of the public objects by a published deadline. Our application for the casino services mark remains pending and, we expect it to be published for opposition soon.

        Even if we are able to obtain registration of the "LE RÊVE" mark for the above described applications, such federal registration is not completely dispositive of the right to such trademarks. Third parties with prior rights with respect to marks similar to "LE RÊVE," including to the English translation " THE DREAM," may nonetheless challenge our use of "LE RÊVE" and seek to overcome the presumptions afforded by the registration. They also could attempt to prevent our use of "LE RÊVE" and/or seek monetary damages as a result of our use. Any such failure to register or successful challenge by a third party could have a material impact on our business with results of operations.

Our subsidiaries will need to recruit a substantial number of new employees before Le Rêve or Wynn Macau's Macau project(s) open and these employees may seek unionization.

        Our subsidiaries will need to recruit a substantial number of new employees before Le Rêve or Wynn Macau's casino(s) open and the employees in Las Vegas and Macau may seek union representation. We cannot be certain that our subsidiaries will be able to recruit a sufficient number of qualified employees. Currently, Valvino is a party to collective bargaining agreements with several different unions, which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. All of these agreements will expire before the scheduled opening of Le Rêve. However, the unions may seek to organize the workers at Le Rêve or claim that the agreements assumed in connection with Valvino's acquisition of the Desert Inn Resort & Casino obligate Wynn Las Vegas to enter into negotiations with one or more of the unions to represent the workers at Le Rêve. In addition, any employees that Wynn Resorts' Macau subsidiaries might employ could also seek to collectively negotiate the terms and conditions of their employment with Wynn Resorts' Macau subsidiaries. Unionization, pressure to unionize or other forms of collective bargaining could increase our subsidiaries' labor costs.

We will be subject to regulatory control by the Public Utilities Commission of Nevada.

        Desert Inn Improvement Co., a direct subsidiary of Desert Inn Water Company and an indirect subsidiary of Wynn Resorts, provides water service to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the Desert Inn golf course. As a result, Desert Inn Improvement Co. is a public utility under Nevada law. The public utility status of Desert Inn Improvement Co. imposes regulatory restrictions on us. For example, if we decide to make changes to our ownership structure, such as in a merger or acquisition transaction or a significant stock issuance, or a sale of Aruze USA's shares of Wynn Resorts' common stock in the event that Aruze USA is found to be unsuitable to own such stock, we will likely be required to obtain the prior approval of the Public Utilities Commission of Nevada. Each of such actions requires the approval of the Public Utilities Commission of Nevada. We cannot assure you that such approval will be obtained. Further, with respect to any other transactions which we may enter into in the future, we cannot assure you that these regulatory requirements will not delay or prevent us from entering into transactions or operating our business in a manner that might be beneficial to our stockholders.

The Le Rêve golf course land may be subject to restrictions which could prevent us from constructing the new golf course in accordance with our current plans and may inhibit future development of that land.

        We intend to construct the new golf course on an approximately 137-acre parcel of land located behind the hotel. Valvino acquired a portion of this parcel in connection with its purchase of the Desert Inn Resort & Casino and acquired the remainder when it purchased the residential lots located in the interior of, and some, but not all, of the lots around the former Desert Inn golf course. The residential lots, previously known as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then. We believe that these conditions, covenants and restrictions were terminated in accordance with Nevada law in June 2001. However, some of the remaining homeowners have brought a lawsuit against Valvino challenging, among other things, the termination of the covenants, conditions and restrictions. If the plaintiffs prevail on their claims and the conditions, covenants and restrictions remain in effect, we may have to adjust our current plans for the construction of the golf course by redesigning some of the holes located on the periphery of the course.

        In addition, at least two of the homeowners have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course. If the plaintiffs prevail on this claim, any future development of the golf course parcel for an alternative use may be restricted. Valvino is vigorously contesting the homeowners' claims and will continue to do so. See "Business—Legal Proceedings."

We explore opportunities to develop additional gaming or related businesses that could have an adverse impact on our business if unsuccessful.

        We continue to explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any acquisition, investment or development would have the potential to be expensive, disrupt our ongoing business, distract our management and employees and/or adversely affect our financial results. In addition, any expansion of our business through acquisition, investment or development would likely require us to obtain additional financing and/or consent from the lenders under the credit facilities and the holders of the second mortgage notes. Acquisitions also may present other risks, such as exposing our company to potential unknown liabilities associated with acquired businesses. Any acquisition or development may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer.

A downturn in general economic conditions may adversely affect our results of operations.

        Our business operations will be affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our property, could result in fewer customers visiting our property, which would adversely affect our revenues.

Risks Associated with the Macau Opportunity

        The currency used in the concession agreement is the Macau pataca. The Macau pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, which itself is linked to the U.S. dollar. We have converted all pataca references into U.S. dollars using an exchange rate of approximately eight patacas to one U.S. dollar, the exchange rate as of August 11, 2002. While the rate of exchange may fluctuate over the term of the concession agreement, the rate of exchange between the U.S. dollar and the Hong Kong dollar and, in turn, the Macau pataca, has remained relatively stable over the past several years. Wynn Resorts' indirect economic ownership interest in Wynn Macau is expected to be approximately 82.5% prior to any financing for the Macau opportunity.

Wynn Macau may not be able to develop the Macau opportunity.

        Wynn Macau has entered into a concession agreement with the Macau government that obligates it to construct and operate at least one casino resort in Macau. According to the concession agreement, Wynn Macau must invest no less than a total of 4 billion patacas (currently approximately $500 million) on one or more casino projects by June 26, 2009, and to commence operations of its first permanent casino resort no later than December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the Macau government approves, or on projects of public interest designated by the Macau government. Before Wynn Macau can construct and operate these casino(s), it must, among other things:

  •
  acquire the rights to use suitable parcels of land on satisfactory terms and in acceptable locations in Macau on which to build casino(s), although Wynn Macau has an agreement in principle relating to the location of its first proposed casino;

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  attract a sufficient number of qualified management, key personnel and employees to operate the casino(s); and

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  obtain the necessary debt or equity financing to fund the development, design and construction of any casino or casinos in Macau.

        We cannot assure you that Wynn Macau or Wynn Resorts' other Macau-related subsidiaries would be able to accomplish any of the above and, if they fail to do so, Wynn Macau may not be able to develop the Macau opportunity.

If Wynn Macau builds and operates one or more casinos in Macau, it will be subject to considerable risks, including risks related to Macau's untested regulatory framework.

        Untested Foreign Regulatory Framework.    If Wynn Macau opens one or more casinos in Macau, its operations will be subject to unique risks, including risks related to Macau's untested regulatory framework. In light of the untested regulatory framework, Wynn Macau may need to develop operating procedures which are different from those used in domestic casinos. Failure to adapt to the regulatory and gaming environment in Macau could result in the revocation of Wynn Macau's concession or otherwise negatively affect its operations there. Moreover, Wynn Resorts would be subject to the risk that Macau's gaming regulatory framework will not develop in a way that would permit Wynn Resorts, as the parent entity of a United States gaming operator, to have its affiliates conduct operations in Macau in a manner consistent with the way in which Wynn Resorts intends, or the Nevada gaming authorities require Wynn Resorts, to conduct its operations in the United States.

        Political and Economic Conditions.    The success of Wynn Macau's operations in Macau would also depend on political and economic conditions in Macau. In December 1999, after 450 years of Portuguese control, Portugal returned Macau to Chinese administration. The

People's Republic of China re-established Macau as a special administrative region. As a result of this change in control, Macau's legislative, regulatory, legal, economic and cultural institutions are in a period of transition. We cannot predict how these systems and cultural institutions will develop or how developments would affect any gaming business Wynn Macau would conduct in Macau.

        If Wynn Macau constructs and operates one or more casinos in Macau, its operations will be subject to significant political, economic and social risks inherent in doing business in an emerging market such as China. For example, fiscal decline and civil, domestic or international unrest in Macau, China or the surrounding region could significantly harm Wynn Macau's business, not only by reducing customer demand for casino resorts of the kind it would operate in Macau, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions that might impede its ability to repatriate funds. Some of the other risks involved in operating a business in Macau include:

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  the possible taking of Wynn Macau's property without payment of fair compensation;

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  the possible impositions of restrictions on foreign partnerships and alliances, foreign ownership and/or possible discrimination against foreign-owned business;

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  the ability to implement effective controls against infiltration by persons associated with, and effective methods to protect Wynn Resorts' Macau subsidiaries from unknowingly doing business with, reputed criminal organizations;

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  potential economic slowdowns in Hong Kong or China, on which Macau heavily relies for tourism and patronage of its existing casinos;

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  potential conflicts between local and national governments;

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  obtaining the ability, through legislative and regulatory changes, to extend credit to gaming customers and enforce gaming debts in Macau;

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  competitive disadvantage due to the ownership of substantially all of the water ferry services and the helicopter shuttle service that link Macau and Hong Kong and Kowloon, as well as the ferry terminal in Hong Kong, by Stanley Ho, who controls Sociedade de Jogos de Macau, the existing casino concession holder and operator in Macau and one of Wynn Macau's competitors;

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  obtaining relief, through legislative actions, from the complementary income tax and the withholding tax on dividends imposed in Macau; and

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  the risks inherent in construction projects.

        Wynn Macau may not proceed with the construction of casino(s) in Macau if, in the judgment of its management, such conditions and risks cannot be adequately resolved, or if these conditions and risks would adversely affect Wynn Resorts' ability to conduct gaming and hotel operations outside Macau, including at Le Rêve. However, the concession agreement does not contain provisions permitting Wynn Macau to terminate the concession agreement unilaterally, or permitting Wynn Macau to cease the development of casino(s) in Macau, for any of the reasons described above. The obligations under the Macau concession agreement are those of Wynn Resorts' indirect subsidiary, Wynn Macau. Accordingly, unless a court rules that Wynn Resorts and the intermediate Macau-related entities are not entitled to limited liability protection with respect to Wynn Macau's obligations under the concession agreement, or unless Wynn Resorts guarantees the performance of Wynn Macau's obligations thereunder, Wynn Resorts' exposure to the government of Macau would be no more than Wynn Macau's assets.

        Any potential investment in Macau could be jeopardized by future developments, and we cannot assure you that activities Wynn Macau may plan in Macau will be permitted or feasible.

        Collection of Gaming Receivables.    Currently, Macau law does not permit casinos to extend credit or to enforce gaming debts. However, if the law in Macau is changed to permit casino operators to extend credit to gaming customers, Wynn Macau may not be able to collect all of its gaming receivables from its credit players. Furthermore, we expect that if Wynn Macau obtains the right to extend credit to its gaming customers, it will be able to enforce these obligations only in a limited number of jurisdictions, including Macau. To the extent that gaming customers of Wynn Macau are expected to be visitors from other countries, Wynn Macau may not have access to a forum in which it will be able to collect all of its gaming receivables and because, among other reasons, courts of many countries do not enforce gaming debts, Wynn Macau may encounter forums that will refuse to enforce such debts. Wynn Macau's inability to collect gaming debts could have a significant negative impact on its operating results.

        Necessity of Expanding Transportation.    Because of additional casino projects which may be developed in the future, the hydrofoil ferry and helicopter services which provide transportation to and from Hong Kong may need to be expanded to service the increased visitation of Macau. If transportation facilities to and from Macau are inadequate to meet the demands of increased volumes of gaming customers visiting Macau, the desirability of Macau as a gaming destination, as well as the results of operations of Wynn Macau's casino resort(s) in Macau, could be negatively impacted.

        Extreme Weather Conditions.    Macau's subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms. Unfavorable weather conditions could negatively affect the profitability of Wynn Macau's casino resort(s) by disrupting its ability to timely construct its casino project(s) and by preventing guests from traveling to Macau.

        Potential Taxation of Investment in Macau.    Wynn Resorts' potential investment in Macau would be made through a number of wholly owned and partially owned domestic and foreign entities. Although we believe that transfers to these entities of the assets and stock of Wynn Macau can be accomplished on a tax-free basis, there is a risk that the Internal Revenue Service could assert that any appreciation in the transferred assets or its stock is currently taxable.

        Currency Exchange Controls and Currency Export Restrictions.    Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of Wynn Macau. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the exportation of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact Wynn Macau's gaming operations.

        Foreign Corrupt Practices Act.    Wynn Resorts is subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Any determination that Wynn Resorts has violated the FCPA could have a material adverse effect on us.

If Wynn Macau builds and operates one or more casinos in Macau, certain Nevada gaming laws would apply to its planned gaming activities and associations in Macau.

        Certain Nevada gaming laws also apply to gaming activities and associations in jurisdictions outside the State of Nevada. As Wynn Macau develops its opportunity in Macau, Wynn Resorts and its subsidiaries that are licensed to conduct gaming operations in Nevada will be required to comply with certain reporting requirements concerning gaming activities and associations in Macau proposed to be conducted by Wynn Resorts' Macau-related subsidiaries. Wynn Resorts and its licensed Nevada subsidiaries also will be subject to disciplinary action by the Nevada Gaming Commission if Wynn Resorts' Macau-related subsidiaries:

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  knowingly violate any Macau laws relating to their Macau gaming operation;

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  fail to conduct the Macau operations in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engage in any activity or enter into any association that is unsuitable for us because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to Nevada gaming policies;

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  engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

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  employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability, or who has been found guilty of cheating at gambling.

        Such disciplinary action could include suspension, conditioning, limitation or revocation of the registration, licenses or approvals held by Wynn Resorts and its licensed Nevada subsidiaries, including Wynn Las Vegas, and the imposition of substantial fines.

        In addition, if the Nevada State Gaming Control Board determines that any actual or intended activities or associations of Wynn Resorts' Macau-related subsidiaries may be prohibited pursuant to one or more of the standards described above, the Nevada State Gaming Control Board can require Wynn Resorts and its licensed Nevada subsidiaries to file an application with the Nevada Gaming Commission for a finding of suitability of the activity or association. If the Nevada Gaming Commission finds that the activity or association in Macau is unsuitable or prohibited, Wynn Resorts' Macau-related subsidiaries will either be required to terminate the activity or association, or will be prohibited from undertaking the activity or association. Consequently, should the Nevada Gaming Commission find that Wynn Resorts' Macau-related subsidiaries' gaming activities or associations in Macau are unsuitable, those subsidiaries may be prohibited from undertaking their planned gaming activities or associations in Macau, or be required to divest their investment in Macau, possibly on unfavorable terms.

        The concession agreement into which Wynn Macau has entered with the government of Macau requires Wynn Macau to inform the government in the event that a stockholder owning 5% or more of the stock of Wynn Macau is subject to an investigation by a gaming authority outside of Macau that could lead to the suspension or revocation of any gaming license. The concession agreement also requires Wynn Macau to inform the government of Macau in the event that a stockholder owning 5% or more of the stock of Wynn Macau loses a gaming license.

Macau casinos would face intense competition.

        The Macau government has granted concessions to operate casinos to three companies. Sociedade de Jogos de Macau, referred to as SJM, has been granted one of the concessions. SJM is controlled by Stanley Ho, who through another entity had controlled the monopoly concession to conduct the only gaming operations in Macau for approximately 40 years. SJM has the benefit of being the established gaming enterprise already in existence at eleven locations in Macau. SJM's casinos at the Hotel Lisboa and at the converted Jai Alai fronton are the largest casino facilities in Macau. Galaxy Casino Company Limited, referred to as Galaxy, also has been awarded a concession to operate casinos in Macau. Galaxy is a joint venture between an affiliate of the operators of The Venetian in Las Vegas and a group of Hong Kong investors, which, according to news reports, has plans to build a major casino on Taipa, the island where Macau's international airport is located, and possibly other casinos. Wynn Macau was awarded the third concession. Although Wynn Macau's gaming business initially would compete with businesses to be operated by the two other casino concessionaires in Macau, the concession agreement into which Wynn Macau has entered with the Macau government permits the government to grant additional concessions for the operation of casinos after April 1, 2009. If the government of Macau awards additional concessions, Wynn Macau will face increased competition from local casino operators in Macau.

        New or renovated casinos in Macau operated by the other concessionaires would present increased competition and could negatively impact Wynn Macau's gaming business. SJM's concession permits it to renovate its existing casinos, as well as to develop new casinos. Currently, SJM is reported to be planning a major remodeling of the Hotel Lisboa and, through a related entity, a new Fisherman's Wharf development, which will include a casino, in the area of the Macau ferry terminal.

        Stanley Ho, who controls SJM, also controls, through affiliates, substantially all of the water ferry and the helicopter shuttle services that link Macau and Hong Kong, as well as the Macau ferry terminal in Hong Kong. In addition, affiliates of Stanley Ho control certain real estate and other assets, such as the Mandarin Oriental Hotel in Macau. Such businesses and assets could provide a competitive advantage for SJM.

        Wynn Macau's gaming business would face significant regional competition from casinos located in Asia, as well as other major casino destinations around the world. For example, Genting Highlands Resort, an entertainment complex just outside of Kuala Lumpur, Malaysia, which currently has five hotels, a casino, theme park, golf and country club and other amenities, would compete with Wynn Resorts' casinos in Macau for travelers deciding among gaming destinations in Asia. In the event that new casino projects in Asia are completed, such as the proposed large-scale casino and entertainment complex to be built in Manila, fewer gaming customers might visit Macau and the results of operations of Wynn Macau's casinos could be negatively affected.

        For additional information about the competition that Wynn Macau's casino(s) will face, see "Business—The Macau Opportunity—Competition within Macau and from Regional Markets."

There are significant risks associated with construction projects that may prevent completion of Wynn Macau's casino(s) on budget and on schedule.

        The construction of one or more casinos in Macau by Wynn Macau would entail significant risks associated with construction projects. These risks are similar to the risks we face in constructing Le Rêve. For examples of the construction risks that may apply to the

Macau opportunity, see "—Risks Associated with Our Construction of Le Rêve—There are significant risks associated with major construction projects that may prevent completion of Le Rêve on budget and on schedule." We cannot assure you that Wynn Macau's casino(s) will commence operations on schedule or that construction costs for the Macau casino(s) will not exceed budgeted amounts. Failure to complete Wynn Macau's casino(s) on budget or on schedule could have a significant negative effect on us.

The summary of the concession agreement between Wynn Macau and the Macau government set forth in this prospectus is based on English translations of Chinese and Portuguese versions of the concession agreement.

        The concession agreement between Wynn Macau and the government of Macau was prepared in Chinese and Portuguese, and each of these versions of the concession agreement is an official document of equal authority. The summary of the concession agreement set forth in the section of this prospectus entitled "Concession Agreement with the Government of Macau" is based on unofficial English translations of both of the official Chinese and Portuguese versions of the agreement. We believe that the summary of the concession agreement set forth in this prospectus accurately reflects the key terms of the concession agreement in all material regards. However, because of the difficulties inherent in translation due to context, word order and the multiple meanings of words, English may not precisely convey the nuances of the concession agreement, and the English translations of the concession agreement may imply meanings different from those embodied by the official documents. Moreover, the concession agreement provides that all issues of interpretation will be subject to the exclusive jurisdiction of the Macau courts, and summarization of the key terms of the concession agreement is complicated by the difficulties in ascertaining how a Macau court will interpret the concession agreement.

If Wynn Macau fails to abide by the terms of the concession agreement, it will face substantial penalties.

        The concession agreement provides for the imposition of substantial penalties if Wynn Macau violates certain terms of the concession agreement. The concession agreement prohibits Wynn Macau from ceding, transferring, alienating or in any way burdening its concession to conduct a gaming business in whole or in part without the approval of the government of Macau. The concession agreement provides that Wynn Macau will be liable to the government of Macau for 1 billion patacas (approximately US $125 million based on the August 11, 2002 exchange rate) if it assigns the whole concession without government approval, and 500 million patacas (approximately US $62.5 million based on the August 11, 2002 exchange rate) if it assigns part of the concession without government approval. If Wynn Macau encumbers the concession, in whole or in part, to conduct gaming activities in violation of the agreement, the concession agreement provides that it will be liable to the government of Macau for 300 million patacas (currently approximately US $37.5 million). Wynn Macau does not intend to assign or encumber all or part of the concession without government approval.

        In addition, the concession agreement prohibits Wynn Macau from granting without government approval a sub-concession to conduct gaming in Macau. If Wynn Macau violates this provision by granting a sub-concession of the whole agreement without governmental approval, the concession agreement provides that it will be liable to the government of Macau for 500 million patacas (approximately US $62.5 million based on the August 11, 2002 exchange rate), and if Wynn Macau grants a sub-concession of part of the agreement without governmental approval, the concession agreement provides that it will be liable to the government of Macau for 300 million patacas (approximately US $37.5 million based on the

August 11, 2002 exchange rate). Wynn Macau does not intend to grant any sub-concession without government approval.

If Wynn Macau builds one or more casinos in Macau, the value of Wynn Resorts' investment will vary depending on fluctuations, if any, in the currency exchange rate between the U.S. dollar and foreign currencies, including the Hong Kong dollar and the Macau pataca.

        Although the Macau pataca is not a freely convertible currency, the Macau pataca and the Hong Kong dollar are linked to each other, and in many cases are used interchangeably in Macau. If Wynn Macau builds and/or operates one or more casinos in Macau, Wynn Resorts will be subject to foreign exchange risk with respect to the foreign currency exchange rates between the Hong Kong dollar and the U.S. dollar. We expect that most of the revenue for any casino that Wynn Macau operates in Macau will be in Hong Kong dollars. We expect that some of the revenue will be in Macau patacas, and we intend that substantially all expenses for such casino operations will be paid in Macau patacas first, and then in Hong Kong dollars. The exchange rate between the U.S. dollar and the Hong Kong dollar is linked and has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in Chinese governmental policies and international and economic and political developments. Also, if Wynn Resorts' Macau-related entities incur debt denominated in U.S. dollars, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have an adverse effect on Wynn Macau's ability to service its debt and its results of operations and financial condition. In addition, Wynn Macau's payment and expenditure obligations under the concession agreement would increase in the case of unfavorable currency rate changes. Wynn Resorts has not yet determined whether it will engage in hedging activities to protect against foreign currency risk.

Risks Related to the Offering

The price of our common stock after this offering may be lower than the offering price you pay and may be volatile.

        Before this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our common stock might not develop. If an active trading market develops, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside of our control. Moreover, as construction of Le Rêve progresses, developments in construction may cause fluctuation in the price of our common stock. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could negatively affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

Substantial amounts of our common stock could be sold in the near future, which could depress our stock price.

        Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. In addition, if Wynn Resorts is required by the Nevada gaming regulators to purchase securities owned or controlled by an unsuitable person or its affiliate, including Aruze USA, we may fund this purchase by the resale of all or some of these securities in a secondary offering. Immediately following the completion of this offering, Aruze USA will hold    % of our issued and outstanding common stock. A sale of all or some of Aruze USA's shares in a secondary offering could significantly reduce the market price of the common stock.

        All of the outstanding shares of common stock belonging to officers, directors and other stockholders are currently "restricted securities" under the Securities Act. We expect that up to                    shares of these restricted securities will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, or otherwise, beginning in August 2003. Sales of a significant number of these shares of common stock in the public market could reduce the market price of our common stock.

Wynn Resorts has never paid dividends, does not intend to pay dividends in the foreseeable future and may not pay dividends to any unsuitable person or its affiliates.

        Wynn Resorts has never paid dividends and does not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain our earnings, if any, to use in our growth and ongoing operations. In addition, Wynn Resorts is a holding company and, as a result, its ability to pay dividends is dependent on its subsidiaries' ability to provide funds to it. However, the terms of the credit facilities, the FF&E facility and the indenture governing the second mortgage notes will restrict Wynn Resorts' subsidiaries' ability to provide funds to it for the payment of dividends. See "Description of Certain Indebtedness." Our board of directors has the authority to issue one or more series of preferred stock without action of the stockholders. The issuance of preferred stock could have the effect of limiting dividends on the common stock. Wynn Resorts' articles of incorporation also will prohibit the payment of dividends to anyone who is an unsuitable person or any affiliate of an unsuitable person. See "Description of Capital Stock—Preferred Stock and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

The officers, directors and substantial stockholders of Wynn Resorts may be able to exert significant control over its future direction.

        After this offering, Mr. Wynn and Aruze USA will own approximately    % and    %, respectively, of Wynn Resorts' outstanding common stock. As a result, Mr. Wynn and Aruze USA, to the extent they vote their shares in a similar manner, effectively will be able to control all matters requiring Wynn Resorts' stockholders' approval, including the approval of significant corporate transactions.

        In addition, Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement. Under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA.

        As a result of this voting arrangement, Mr. Wynn may, as a practical matter, control Wynn Resorts' board of directors. The stockholders agreement will continue to be in effect after the completion of this offering. The concentration of ownership and representation on Wynn Resorts' board of directors may delay, prevent or deter a change in control, could deprive Wynn Resorts' stockholders of an opportunity to receive a premium for their common stock as part of a sale of Wynn Resorts or its assets and might reduce the market price of Wynn Resorts' common stock. For more information about the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund, see "Certain Relationships and Related Party Transactions—Stockholders Agreement" and "Ownership of Capital Stock."

Investors will incur immediate and substantial dilution in the book value of their investment, and may incur further dilution depending on how we decide to finance Wynn Macau's opportunity in Macau.

        We expect the initial public offering price to be substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $            per share, based on an assumed initial public offering price of $            per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus. This means that if we were to be liquidated immediately after the offering, there may be no assets available for distribution to you after satisfaction of all of our obligations to creditors.

        Wynn Macau's plans relating to the financing of the Macau opportunity are in preliminary stages. Wynn Macau is considering different financing alternatives, including equity financing at the Wynn Macau level or at the level of one of Wynn Macau's intermediary holding companies, such as Wynn Resorts (Macau), Limited, and debt financing at the Wynn Macau level. If additional equity is raised at the Wynn Macau or intermediary holding company level, you would indirectly hold a smaller interest in Wynn Macau as the minority interest in the Macau-related entities increases. If Wynn Resorts decides to raise equity at the Wynn Resorts level to fund the Macau opportunity, you would suffer dilution of your interest in Wynn Resorts.

Our anti-takeover provisions or provisions of Nevada law could prevent or delay a change in control of Wynn Resorts, even if a change of control would benefit our stockholders.

        Provisions of our articles of incorporation and bylaws, as they will be in effect at the completion of this offering, as well as provisions of Nevada law, could discourage, delay or prevent a merger, acquisition or other change in control of Wynn Resorts, even if a change in control would benefit our stockholders. These provisions will:

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  classify our board of directors so that only one-third of the directors are elected each year;

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  authorize our board of directors to issue "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

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  eliminate the ability of holders of our common stock to call special meetings of stockholders;

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  prohibit stockholder action by written consent and require that all stockholder actions be taken at a meeting of our stockholders;

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  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

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  require a super-majority stockholders' vote to approve mergers, conversions or share exchanges or sales of all or substantially all of our assets; and

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  require a super-majority directors' approval of the sale of all or substantially all of our assets.

        In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain publicly held Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain publicly held Nevada corporations, which we expect will include Wynn Resorts, in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. See "Description of Capital Stock—Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions—Nevada Control Share Laws."

        After we become a registered company under Nevada's gaming laws, approval of the Nevada Gaming Commission must be obtained with respect to changes in control. A person that seeks to acquire control of a registered company must satisfy the Nevada gaming authorities before assuming control of a registered company. The Nevada gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with a person proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction. See "Regulation and Licensing—Approval of Changes in Control."

        Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation. See "Description of Capital Stock—Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate."

We may redeem your shares due to regulatory considerations, either as required by gaming authorities or in our discretion.

        Wynn Resorts' articles of incorporation, which will be adopted prior to the consummation of this offering, will provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed to be the fair value by the board of directors. If Wynn Resorts determines the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. If the shares are not listed on a national securities exchange, the redemption price will be capped at the closing sale price of the shares as quoted on The Nasdaq National Market or SmallCap Market, or if the closing price is not reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects. However, if the Nevada Gaming Commission were to find the unsuitable person or its affiliate unsuitable to own the voting securities of Wynn Resorts, it could also determine that the person is unsuitable to hold a promissory note for the purchase of such voting securities by Wynn Resorts, and could determine not to approve the issuance of the promissory note to the unsuitable person or its affiliate. See "Risk Factors—General Risks Associated with Our Business—The Nevada Gaming Commission may impose unanticipated requirements regarding the licensing of owners of Wynn Resorts" and "Regulation and Licensing—Redemption of Securities Owned by an Unsuitable Person."

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "believe," "expect," "anticipate," "estimate," "intend," "plan," "continue" or the negative of these terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements relating to:

  •
  statements relating to our business strategy;

  •
  statements relating to our development, construction and operation of Le Rêve;

  •
  expectations concerning future operations, margins, profitability, liquidity and capital resources; and

  •
  our current and future plans, including with respect to Wynn Macau's opportunity to develop one or more casinos in Macau.

        These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

  •
  risks associated with entering into a new venture and new construction, including our ability to construct and open Le Rêve and Wynn Macau's casino(s) on time and on budget;

  •
  competition and other planned construction in Las Vegas and Macau;

  •
  uncertainty of casino spending and vacationing in hotel casino resorts in Las Vegas and Macau;

  •
  occupancy rates and average room rates in Las Vegas and Macau;

  •
  demand for high-end, entertainment-related hotel and destination casino resorts in Las Vegas and Macau and changing resort preferences among high-end customers;

  •
  domestic and global economic, credit and capital market conditions;

  •
  leverage and debt service obligations, including sensitivity to fluctuations in interest rates;

  •
  our dependence on existing management;

  •
  applications for licenses and approvals under applicable laws and regulations, including gaming laws and regulations;

  •
  changes in gaming laws or regulations, including the legalization or expansion of gaming in certain jurisdictions;

  •
  adverse outcomes of pending litigation or the possibility of new litigation;

  •
  risks associated with Macau's new gaming regulatory framework;

  •
  risks of doing business in foreign countries, such as Macau;

  •
  changes in federal or state tax laws or the administration of these laws;

  •
  regulatory or judicial proceedings;

  •
  the consequences of any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001; and

  •
  a broad downturn in the economy in general.

USE OF PROCEEDS

        We expect to receive approximately $363.5 million in net proceeds from the sale of shares of our common stock in this offering based on the sale of              million shares at an assumed initial public offering price of $            per share, the mid-point of the initial public offering price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we expect our net proceeds to be approximately $418.5 million.

        Concurrently with the consummation of this offering:

(1)
Our wholly owned subsidiaries, Wynn Las Vegas and Wynn Capital, will jointly consummate an offering of second mortgage notes. We expect Wynn Las Vegas and Wynn Capital to receive approximately $335.7 million in net proceeds from the second mortgage note offering, after deducting underwriting discounts and commissions and estimated offering expenses.

(2)
Our subsidiaries will enter into a $750.0 million revolving credit facility, a $250.0 million delay draw term loan facility and a $178.5 million FF&E facility. We have received commitments for the credit facility and the delay draw term loan. We have entered into an engagement letter with respect to the FF&E facility, which facility is currently being syndicated. See "Description of Certain Indebtedness."

        We intend to use net proceeds from this offering and our existing cash on hand that are contributed to Wynn Las Vegas, net proceeds from the second mortgage notes offering, borrowings under the revolving credit facility, delay draw term loan facility and FF&E facility to design, develop, construct, equip and open Le Rêve. None of the proceeds of this offering, except possibly from the underwriters' exercise, if it occurs, of the over-allotment option, will be used to fund the construction and development of Wynn Macau's casinos in Macau. The disbursement agreement will require that project costs be funded first from contributions we made to Wynn Las Vegas, then from the net proceeds of the second mortgage notes offering and then from the other debt facilities.

        We expect that the funds provided by these sources and available cash will be sufficient to design, develop, construct, equip and open Le Rêve and to pay interest on borrowings under the credit facilities, the FF&E facility and the second mortgage notes until the scheduled opening of Le Rêve, assuming there are no significant delay costs or construction cost overruns for which we are responsible. We believe that the construction budget for Le Rêve is reasonable, but given the risks inherent in the construction process, it is possible that the costs of developing and constructing Le Rêve could be significantly higher. See "Risk Factors—Risks Associated with Our Construction," "—Risks Related to Our Substantial Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes.

        If the underwriters exercise their over-allotment option in this offering, we may use the additional net proceeds to provide additional liquidity for our construction and debt service expenses relating to Le Rêve, to make expenditures related to the Macau opportunity, to fund our working capital needs or for general corporate purposes. We may, but are not obligated to, contribute these funds to Wynn Las Vegas. Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term highly-rated securities.

        A special purpose subsidiary of Wynn Las Vegas, formed with the intention of being bankruptcy-remote, will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. Wynn Resorts will contribute $50 million of the net proceeds of this offering to that subsidiary to support that subsidiary's obligations under the completion guarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly rated securities, and pledged to the senior lenders under the credit facilities and the holders of the second mortgage notes as security for the completion guarantee. Pursuant to the disbursement agreement that will govern the disbursement of funds from our debt facilities to fund Le Rêve project costs, these funds will become available to us on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. Upon the occurrence of an event of default under our subsidiaries' credit facilities or the indenture governing the second mortgage notes, the lenders under our subsidiaries' credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. Upon the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

        In addition, we will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a liquidity reserve account and pledged to the lenders under the credit facilities and the second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project. Until the opening of Le Rêve, these funds may be applied to the costs to develop and construct Le Rêve in accordance with the disbursement agreement. Following the completion and opening of Le Rêve, these funds will be available to meet our subsidiaries' debt service needs in connection with Le Rêve. Once Wynn Las Vegas has met prescribed cash flow tests for a period of four consecutive fiscal quarters after the completion and opening of Le Rêve, any remaining funds will be used to reduce the outstanding balance on the revolving credit facility, but without reducing the revolving credit facility commitment.

        The remaining net proceeds from this offering will be used, along with our existing cash on hand, to fund the development and construction of Le Rêve, including pre-opening and debt service payments. We expect that these remaining net proceeds will be used to fund the initial phases of construction, including contractor monthly payment applications, design fees and operational payroll.

        The following table sets forth estimated sources and uses of funds to design, construct, develop, equip and open Le Rêve and for other operations related primarily to the Le Rêve project. The table assumes that the financing transactions, including this offering, close on September 30, 2002. For purposes of calculating total construction costs, the revolving credit facility balance and interest and commitment fees, this table also includes certain final construction cost payments that we assume will be made after the opening of Le Rêve. The table does not include amounts necessary to finance the design, construction, development, equipping and opening of casino(s) in Macau.

Sources (in millions)		Uses (in millions)
Revolving credit facility (1)	$701.4	Construction costs:
Delay draw term loan facility (1)	250.0	Marnell Corrao contract (7)	$919.3
FF&E facility (2)	178.5	Interior design, related FF&E,
Second mortgage notes (3)	350.0	signage and electronic
Equity contributions (4)	981.1	systems	303.0
Interest Income (5)	30.5	Design and engineering fees	66.1
Other Income (6)	4.4	Golf course	21.5
		Parking garage	11.5
		Government approvals & permits	13.8
		Insurance (8)	12.6
		Miscellaneous capital projects	23.8
		Construction period utilities & security	6.3
		Additional contingency (9)	26.7

		Total construction costs		$1,404.6
		Land and buildings (10)		318.5
		Owner-acquired FF&E		122.9
		Entertainment production costs (11)		24.4
		Pre-opening costs		142.7
		Other expenditures (12)		10.6
		Aircraft acquisition and loan repayment (13)		38.7
		Interest and commitment fees (14)		215.4
		Working capital needs at opening (15)		35.5
		Construction completion guarantee (16)		50.0
		Liquidity reserve (17)		30.0
		Transaction fees and expenses (18)		78.8
		Investment in Macau (19)		23.8

Total Sources	$2,495.9	Total Uses		$2,495.9

(1)
Wynn Las Vegas, Wynn Golf Course and Valvino have entered into a commitment letter with Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and certain of their affiliates for a $750.0 million revolving credit facility and a $250.0 million delay draw term loan facility. See "Description of Certain Indebtedness." These facilities will close concurrently with the closing of this offering. We expect to begin to borrow under these facilities, subject to satisfaction of the conditions in the disbursement agreement, approximately 16-19 months after the consummation of this offering and after expending all of the net proceeds of this offering. We anticipate that we will borrow approximately $701.4 million of the $750.0 million available under the revolving credit facility and the full $250.0 million available under the term loan facility to fund design, development, construction, equipping and opening of Le Rêve, assuming that Le Rêve opens within budget and on schedule.

(2)
Wynn Las Vegas has entered into an engagement letter with Bank of America, N.A., Banc of America Leasing & Capital LLC and Deutsche Bank Securities Inc. for a $178.5 million FF&E facility, which is currently being syndicated. This facility will close concurrently with the closing of this offering. Wynn Las Vegas intends to use approximately $28.5 million of borrowings under the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel, LLC, a wholly-owned subsidiary of Valvino. The Bank of America loan is secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft and calls for 47 monthly principal payments of $158,333 commencing March 1, 2003 and the payment of the approximately $21.1 million remaining principal on March 1, 2007. See "Certain Relationships and Related Party Transactions—Aircraft Arrangements." World Travel intends to issue to Wynn Las Vegas an intercompany note in the amount of the funds received by World Travel to repay the Bank of America loan.

(3)
We expect to begin to request disbursements of the second mortgage note proceeds, subject to satisfaction of the conditions in the disbursement agreement, approximately ten to twelve months after the consummation of this offering and after expending all of the net proceeds of this offering.

(4)
Includes (a) Valvino member net contributions of approximately $586.1 million, and (b) the anticipated gross proceeds from this offering of approximately $395.0 million.

(5)
Represents interest earned at the estimated LIBOR rate on our estimated cash balance through the scheduled opening of Le Rêve. Estimates of the LIBOR rate are based on current market projections of the LIBOR rate ranging from 2% to 4%. Interest income shown has not been adjusted for taxes that will be payable on those amounts. Depending on the extent to which our expenses must be capitalized into the construction project rather than deducted currently, we may owe corporate income tax on our interest income. In addition, because of the large percentage of Wynn Resorts' outstanding stock that will be owned directly or indirectly by a small number of individuals, our interest income may also be subject to federal personal holding company taxes during the period before Le Rêve commences operations. Any such taxes that become payable would increase the usage of the revolving credit facility.

(6)
Consists of net income from incidental operations, including operation of the Desert Inn Resort & Casino by Valvino before the casino was closed, operation of the golf course on the site of the former Desert Inn Resort & Casino through June 30, 2002 and the collection of accounts receivable following the acquisition of the previous facility at the site.

(7)
Represents the guaranteed maximum price of construction of Le Rêve under the construction contract and includes an owner's contingency of approximately $7.6 million. The construction contract contains financial incentives for Marnell Corrao to complete Le Rêve before the deadline set forth in the construction contract, as well as liquidated damages payable to us for certain unexcused delays. See "Construction Contracts for Le Rêve—Construction of the Hotel/Casino—Early or Late Completion." The guaranteed maximum price under the construction contract is subject to adjustment under various circumstances which could increase our costs. See "Risk Factors—Risks Associated with Our Construction."

(8)
Represents estimated insurance costs for builder's risk insurance, fees and reserves related to our insurance program, umbrella and excess liability insurance and design professional liability insurance. We may need to incur additional insurance costs in the future.

(9)
Represents the owner's contingency with respect to the portions of the project not covered by the construction contract. This amount does not include the owner's contingency of approximately $7.6 million under the construction contract.

(10)
Represents amounts previously expended to acquire land for the project, including the golf course land, buildings and water rights.

(11)
Represents the cost of creating, designing and producing the Franco Dragone water show.

(12)
Consists primarily of operating costs of the previous facility at the site before closure of that facility and facility closure expenditures.

(13)
Represents (a) a purchase price of $38.2 million for our corporate aircraft, of which approximately $9.7 million was paid in cash at the time of purchase and $28.5 million was represented by a loan from Bank of America, N.A (see footnote (2) above) and (b) approximately $0.5 million in principal repayments on the Bank of America loan anticipated to be made prior to the closing of this offering. Borrowings under the FF&E facility, but not proceeds from this offering, will be used to repay the outstanding balance of this loan.

(14)
Includes interest expense on the second mortgage notes, and expected interest expense and commitment fees on the revolving credit facility, the term loan facility and FF&E facility through the scheduled opening date. Interest on the revolving credit facility, the term loan facility and FF&E facility has been computed assuming a LIBOR rate ranging from 2% to 4%, plus the applicable margin, which is a 4% margin for the revolving credit facility and the FF&E facility and a 4.25% margin for the delay draw term loan facility.

(15)
Represents the operating cash needed to open Le Rêve, including purchasing the initial retail inventory and food and beverage inventory.

(16)
Wynn Resorts will contribute $50.0 million of the net proceeds of this offering to a special purpose entity formed with the intention of being bankruptcy-remote. This special purpose subsidiary will use these funds to provide a $50.0 million completion guarantee in favor of the lenders under the credit facilities and the second mortgage note holders in connection with the construction and opening of Le Rêve.

(17)
Wynn Resorts will contribute $30.0 million of the net proceeds of this offering to Wynn Las Vegas, which will be placed in a liquidity reserve account to be used in case there are not sufficient funds to complete Le Rêve. The liquidity reserve account will be pledged to the lenders under the credit facilities and the second mortgage note holders.

(18)
Includes fees and expenses related to (a) this offering, (b) the second mortgage note offering and (c) the revolving credit facility, the term loan facility and the FF&E facility.

(19)
Represents expenditures in connection with negotiation of the Macau concession agreement, including Wynn Macau's share of a capital contribution required by Macau law. Does not include amounts necessary to finance the design, construction, development, equipping and opening of casino(s) in Macau.

DIVIDEND POLICY

        Wynn Resorts has never declared or paid cash dividends on its capital stock. We currently intend to retain all available funds and any future earnings to fund the design, construction development, equipping and opening of Le Rêve and to otherwise fund the development and growth of our business and, therefore, Wynn Resorts does not anticipate paying any cash dividends on its shares of common stock in the foreseeable future. Wynn Resorts is a holding company and, as a result, its ability to pay dividends is dependent on its subsidiaries' ability to provide funds to it. Since we expect the credit facilities, the FF&E facility and the indenture governing the second mortgage notes to restrict our subsidiaries' ability to provide funds to Wynn Resorts, funds from subsidiaries of Wynn Resorts are not expected to be available to Wynn Resorts for the payment of dividends. Wynn Resorts' future dividend policy will also depend on the requirements of any future financing agreements to which it may be a party and other factors considered relevant by its board of directors, including the provisions of the Nevada Revised Statutes which govern corporations. The Nevada Revised Statutes generally provide that distributions may not be made if after any distribution Wynn Resorts would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus any amounts needed to satisfy the preferential rights of stockholders if it were dissolved at the time of the distribution. Wynn Resorts' board of directors has the authority to issue one or more series of preferred stock without actions of the stockholders. The issuance of preferred stock could have the effect of limiting dividends on the common stock. Upon the consummation of this offering, Wynn Resorts' articles of incorporation will also prohibit the payment of dividends to anyone who is an unsuitable person or any affiliate of an unsuitable person. See "Description of Capital Stock—Preferred Stock, and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

CAPITALIZATION

        The following table sets forth Wynn Resorts' capitalization as of June 30, 2002:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect on the closing date of this offering to the sale of            shares of Wynn Resorts' common stock in this offering at an assumed initial public offering price of $                  per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, the expected concurrent sale of $350 million in aggregate principal amount of the second mortgage notes and the intended application of the net proceeds of both offerings, net of underwriting discounts and commissions and estimated expenses;

  •
  on a pro forma, as adjusted basis once all of the funding under the revolving credit facility, the delay draw term loan, the second mortgage note offering and the FF&E facility expected to be necessary for the construction of Le Rêve has occurred. See "Use of Proceeds." We have assumed that approximately $701.4 million of the $750 million revolving credit facility will be drawn for the construction of Le Rêve; and

  •
  in each case, without giving effect to any financing necessary to develop the Macau opportunity.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes.

	As of June 30, 2002 (in millions)
	Actual	Pro Forma for the Common Stock and Second Mortgage Note Offerings	Pro Forma, as Adjusted to Reflect All Borrowings Expected to be Necessary to Construct Le Rêve
Long-Term Debt:
Revolving credit facility(1)	—	—	$701.4
Delay draw term loan facility(1)	—	—	250.0
FF&E facility(2)	—	—	178.5
Second mortgage notes(3)	—	$350.0	350.0
Other long-term debt(4)	$28.8	28.8	0.3

Total Long-Term Debt	28.8	378.8	1,480.2
Members' Equity	545.3	908.8	908.8

Total Capitalization	$574.1	$1,287.6	$2,389.0

(1)
Wynn Las Vegas, Wynn Golf Course and Valvino have entered into a commitment letter with Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and certain of their affiliates for a $750.0 million revolving credit facility and a $250.0 million delay draw term loan facility. See "Description of Certain Indebtedness." These facilities will close concurrently with the closing of this offering. We expect to begin to borrow under these facilities, subject to satisfaction of the conditions in the disbursement agreement, approximately 16-19 months after the consummation of this offering and after expending all of the net proceeds of this offering. We anticipate that we will borrow approximately $701.4 million of the $750.0 million available under the revolving credit facility and the full $250.0 million available under the term loan facility to fund design, development, construction, equipping and opening of Le Rêve, assuming that Le Rêve opens within budget and on schedule.

(2)
Wynn Las Vegas has entered into an engagement letter with Bank of America, N.A., Banc of America Leasing & Capital LLC and Deutsche Bank Securities Inc. for a $178.5 million FF&E facility, which is currently syndicated. This facility will close concurrently with the closing of this offering. Wynn Las Vegas intends to use approximately $28.5 million of borrowings under the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel, LLC, a wholly-owned subsidiary of Valvino. The Bank of America loan is secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft and calls for 47 monthly principal payments of $158,333 commencing March 1, 2003 and the payment of the approximately $21.1 million remaining principal on March 1, 2007. See "Certain Relationships and Related Party Transactions—Aircraft Arrangements." World Travel intends to issue Wynn Las Vegas an intercompany note in the amount of the funds received by World Travel to repay the Bank of America loan.

(3)
We expect to begin to request disbursements of the second mortgage note proceeds, subject to satisfaction of the conditions in the disbursement agreement, approximately ten to twelve months after the consummation of this offering and after expending all of the net proceeds of this offering.

(4)
Includes a $28.5 million loan outstanding to Bank of America, N.A., with respect to the aircraft. See footnote (2). Also includes the amount owing pursuant to an annuity issued by ITT Sheraton in connection with the acquisition of a parcel of land in 1994. The annuity bears interest at an annual rate of 8% and requires payment of $5,000 per month until February 2009. Valvino assumed the obligations under the annuity in connection with its acquisition of the Desert Inn Resort & Casino.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock upon completion of this offering.

        The net tangible book value of our common stock on June 30, 2002 was $                                million, or approximately $            per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of shares in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value at            , 2002 would have been approximately $    million, or $            per share. This represents an immediate increase in net tangible book value of $                                    per share to existing stockholders and an immediate dilution in net tangible book value of $                        per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share at , 2002	$
Increase per share attributable to this offering	$
Pro forma net tangible book value per share after this offering		$
Dilution in pro forma net tangible book value per share to new investors		$

        The following table summarizes, on a pro forma basis to reflect the issuance of shares in this offering as of June 30, 2002, the total number of shares of Wynn Resorts' common stock, the total consideration paid and the average price per share paid by existing stockholders and by the new investors in this offering, calculated before deducting the estimated underwriting discounts and commissions and offering expenses:

	(in millions)
	Shares Purchased		Total Consideration
						Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders				(1)
New investors
Total

(1)
Includes the contribution by Mr. Wynn in April 2002 of his interest in Wynn Macau, which was valued at approximately $56 million by the parties in the negotiation of the contribution of Mr. Wynn's interest. See "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Transactions Affecting Liquidity and Capital Resources."

        The preceding discussion and tables assume no exercise by the underwriters of their over-allotment option. 8,600,000 shares are reserved for issuance under our stock incentive plan. To the extent the over-allotment option is exercised, or any shares under the stock incentive plan are issued, there may be further dilution to new investors.

 PRINCIPAL STOCKHOLDERS

        Stephen A. Wynn.    From 1973 until 2000, Mr. Wynn served as the Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor. Mr. Wynn has more than thirty years of experience in the gaming, hotel and tourism industries as a designer, developer and operator of hotel casino resorts. During his tenure, he led the design and development of the following five hotel casino resorts properties: Bellagio, The Mirage, Treasure Island at The Mirage, Atlantic City Golden Nugget and Beau Rivage in Biloxi, Mississippi. Mr. Wynn also worked to redesign and expand several other hotel casino resort properties, such as the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin. The public filings and press releases of Mirage Resorts and MGM Mirage report that in fiscal year 1999, the last full year of Mr. Wynn's tenure with Mirage Resorts, the company had grown to own and operate eight hotel casino resort properties totaling 630,000 square feet of casino gaming space and 16,577 hotel rooms that generated approximately $2.4 billion in revenue, $573 million in earnings before depreciation, interest, taxes and pre-opening costs and $110.4 million in net income.

        The hotel casino resorts created by Mirage Resorts during Mr. Wynn's tenure are each marked by unique features. In 1989, Mr. Wynn oversaw the creation of the first mega-resort in Las Vegas with the introduction of The Mirage. The Mirage is based on a South Seas theme and features a fifty-four foot "active" volcano, a dolphin habitat and an illusionist show performed by Siegfried and Roy. The Caribbean-inspired Treasure Island at The Mirage, built in 1993, features a pirate village with full-scale replicas of a pirate ship and British frigate, which engage in a special effects battle. Bellagio, a European-style luxury resort completed in 1998, is marked by its eight-acre lake of dancing fountains inspired by Lake Como of Northern Italy, as well as the show "O" produced and performed by the Cirque du Soleil organization.

        Under Mr. Wynn, Mirage Resorts was ranked as the second most admired company in the United States in the March 3, 1997 issue of Fortune magazine. In that issue, Fortune magazine also ranked Mirage Resorts as the fourth best company in the United States in quality of management. During Mr. Wynn's tenure, Mirage Resorts was successful in attracting and retaining top quality employees; Mirage Resorts grew to approximately 30,000 employees by 2000. In 2000, Mirage Resorts was sold to MGM Grand, Inc. for approximately $6.4 billion.

        Aruze USA.    Aruze USA, a Nevada corporation, is a wholly owned subsidiary of Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines and video game software. As of August 16, 2002, Aruze Corp. had a market capitalization of approximately ¥221 billion, or approximately $1.9 billion. Kazuo Okada, who founded Aruze Corp. in 1969, now holds a controlling interest in Aruze Corp. and serves as its president. Aruze Corp. is a Japanese corporation traded on the JASDAQ system (NASDAQ Japan). After beginning his career in the juke box and pachinko machine businesses, Mr. Okada continued his business pursuits in the gaming machine manufacturing industry and is credited with creating the pachislot machine. Unlike a typical slot machine, where the reels stop on their own after the player pulls the machine's "arm" to start the rotation of the reels, a pachislot machine player stops each individual reel by pushing a button in front of that reel. The pachislot machine has grown to be very popular in Japan. To date, Aruze Corp. has sold more than 1 million pachislot machine units. Aruze Corp. is now the largest manufacturer of pachislot machines in Japan and holds a significant share of Japan's pachislot machine market in terms of annual sales.

        Baron Asset Fund.    Baron Asset Fund, a Massachusetts business trust, is comprised of four fund series, each of which is a publicly traded registered mutual fund managed by BAMCO, Inc., a New York corporation. Together, these fund series hold total assets equal to almost $5 billion. Baron Asset Fund holds shares of Wynn Resorts on behalf of two of the fund series: the Baron Asset Fund Series and the Baron Growth Fund Series. Ron Baron is the Chairman and Chief Executive Officer of Baron Asset Fund and BAMCO.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data regarding Valvino and its subsidiaries should be read together with Valvino's consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other information contained in this prospectus.(1) The selected data presented below as of December 31, 2001 and 2000, and for the year ended December 31, 2001 and the period from inception (April 21, 2000) to December 31, 2000, is derived from the consolidated financial statements of Valvino and its subsidiaries (a development stage company), which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements as of December 31, 2001 and 2000 and the year ended December 31, 2001 and the period from inception to December 31, 2000, and the independent auditors' report thereon, are included elsewhere in this prospectus. The selected data presented below as of June 30, 2002 and for the six months ended June 30, 2002 and 2001, respectively, and the period from inception to June 30, 2002, is derived from the unaudited consolidated financial statements of Valvino and its subsidiaries, which are included elsewhere in this prospectus.

	Inception to December 31, 2000	Year Ended December 31, 2001	Six Months Ended June 30, 2001	Six Months Ended June 30, 2002	Inception to June 30, 2002
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$—	$918	$342	$288	$1,206
Operating Loss	(10,572)	(19,233)	(9,471)	(15,627)	(45,432)
Net Loss Accumulated During the Development Stage	(9,155)	(16,899)	(7,935)	(14,693)	(40,747)
Net Loss Per Share	$(45.78)	$(82.24)	$(39.04)	$(70.37)	$(199.27)
	December 31, 2000	December 31, 2001	June 30, 2002
	(In thousands)
Consolidated Balance Sheet Data:
Total Assets	$388,467	$390,788	$586,407
Total Long-Term Obligations(2)	358	326	28,810
Members' Equity	383,417	386,518	545,319

(1)
As of June 30, 2002, Wynn Resorts had no assets, liabilities or operations. Until the contribution of the Valvino membership interests to Wynn Resorts, Wynn Resorts will not have any financial transactions reflected in its financial statements other than the initial issuance of one share of common stock and, therefore, financial statements of Wynn Resorts are not included herein.

(2)
Includes the current portion of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risk and uncertainties. You should review the "Risk Factors" set forth elsewhere in this prospectus for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein. See "Forward-Looking Statements."

Development Activities

        Valvino was organized in April 2000. Wynn Resorts was formed in June 2002, and before the consummation of this offering, Mr. Wynn, Aruze USA, Baron Asset Fund and the Kenneth R. Wynn Family Trust will contribute their Valvino membership interests to Wynn Resorts in exchange for all of the issued and outstanding shares of Wynn Resorts. Since Valvino's formation, our activities have been limited principally to arranging the design, construction and financing of Le Rêve and applying for certain permits, licenses and approvals necessary for the development and operation of Le Rêve. Wynn Resorts plans to develop, construct and operate Le Rêve as part of a world-class destination casino resort which, together with the new golf course located behind the hotel, will occupy approximately 192 acres of a 212-acre parcel of land at a premier location on the Las Vegas Strip in Las Vegas, Nevada. The site is the former location of the Desert Inn Resort & Casino. We expect Le Rêve to commence operations in March 2005.

        Wynn Macau also has spent considerable time preparing and presenting to the Macau government a proposal to obtain a provisional concession to engage in gaming activities in Macau and negotiating the concession agreement and land concession. On June 24, 2002, Wynn Macau entered into a 20-year concession agreement with the government of Macau permitting Wynn Macau to construct and operate one or more casinos in Macau. The concession agreement obligates Wynn Macau to invest 4 billion patacas (currently approximately $500 million) on Macau-related projects by June 26, 2009 and to commence operations of its first permanent casino resort no later than December 2006. Wynn Macau, the entity which will own and operate Wynn Resorts' Macau operations, is majority-owned by Wynn Resorts through a series of wholly owned and partially owned domestic and foreign subsidiaries, none of which are guarantors of the second mortgage notes or the other debt facilities related to Le Rêve.

Financial Statements Included in the Registration Statement

        Wynn Resorts was recently formed with Stephen A. Wynn owning one share of common stock of the corporation. As of June 30, 2002, Wynn Resorts had no assets, liabilities or operations. Until the contribution of the Valvino membership interests to Wynn Resorts occurs and Valvino becomes a wholly owned subsidiary, Wynn Resorts will not have any financial transactions reflected in its financial statements other than the initial issuance of one share of common stock and therefore financial statements of Wynn Resorts are not included herein. Upon the contribution, approximately 189.7 shares of Wynn Resorts' common stock, rounded to the nearest share, will be issued in exchange for each common share of Valvino membership interests. Upon the contribution of membership interests, Wynn Resorts'

consolidated financial statements will reflect the financial position and results of operations of Valvino and its subsidiaries.

        The exchange of Wynn Resorts shares for contributed Valvino membership interests will be a tax-free contribution under the Internal Revenue Code and will be accounted for as a reorganization of entities under common control. Accordingly, Wynn Resorts will recognize the assets and liabilities transferred at their carrying value in the books and records of Valvino at the time of contribution. The financial statements of Wynn Resorts will report the results of operations for the period in which the transfer occurs as if the contribution of equity interests had occurred at the beginning of the period. Financial information for prior periods will be restated to furnish comparative information. Upon the contribution, management does not expect the consolidated financial statements of Wynn Resorts to differ from the consolidated financial statements of Valvino and its subsidiaries included herein.

        The separate financial statements of Wynn Macau, acquired by Valvino in April 2002, are not included in this registration statement as none of the significant subsidiary tests as provided for in the applicable regulations of the Securities and Exchange Commission are met.

        The historical financial statements of Desert Inn Resort & Casino are not included herein because management acquired the assets of the former Desert Inn Resort & Casino with the intent to construct a new business rather than acquiring an ongoing business with a continuing revenue stream.

Significant Accounting Policies and Estimates

        The consolidated financial statements of Valvino and its subsidiaries were prepared in conformity with accounting principles generally accepted in the United States. Certain of our accounting policies, including the estimated lives of our depreciable assets, the evaluation of assets for impairment and the purchase price allocations made in connection with acquisitions, require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience, terms of existing contracts, industry trends, and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty and therefore actual results could differ from our estimates.

Results of Operations

        We have had no significant operations to date. In June 2000, we acquired the Desert Inn Resort & Casino assets from Starwood Hotels & Resorts Worldwide, Inc. We ceased operating the Desert Inn Resort & Casino after approximately ten weeks. We have demolished some of the buildings constituting the former Desert Inn Resort & Casino hotel in anticipation of the construction of Le Rêve. The remaining structures have been and will continue to be utilized as offices at least through the completion of Le Rêve. Since we ceased operating the Desert Inn Resort & Casino, our efforts have been devoted principally to the development activities described above with respect to Le Rêve and Wynn Macau's opportunity in Macau. In addition, we continue to operate an art gallery displaying works from The Wynn Collection, which consists of artwork from the personal art collection of Stephen and Elaine Wynn, and, until summer 2002, the golf course located on the site of the former Desert Inn Resort & Casino. Our historical operating results will not be indicative of future operating results.

  Results of operations for the year ended December 31, 2001 compared to the period from inception to December 31, 2000

        As a result of increased development activities, Valvino recognized a net loss accumulated during the development stage of approximately $16.9 million for the year ended December 31, 2001, an approximate increase of 85% from the loss incurred during the period from inception (April 21, 2000) to December 2000 of approximately $9.2 million.

        Total revenues for the year ended December 31, 2001 increased approximately $920,000 from the period from inception to December 31, 2000 primarily as a result of Kevyn, LLC, which Valvino acquired in April 2001, leasing its aircraft to Las Vegas Jet, LLC, then an unconsolidated affiliate, for approximately $840,000 for the year ended December 31, 2001. In addition, revenues of approximately $80,000 were recognized for the year ended December 31, 2001, primarily as a result of the art gallery and retail shop opening in November 2001.

        Total expenses for the year ended December 31, 2001 increased approximately $9.6 million as compared to the period from inception to December 31, 2000 primarily as a result of increased pre-opening costs and depreciation and amortization expenses which were partially offset by lower facility closure expense and losses from incidental operations. This resulted in an increase in net operating losses of approximately $8.7 million for the year ended December 31, 2001 as compared to the period from inception to December 31, 2000.

        Pre-opening costs for the year ended December 31, 2001 increased approximately $6.5 million, as compared to the period from inception to December 31, 2000 primarily as a result of increased pre-opening activities and approximately four additional months of costs being recognized during the year ended December 31, 2001 than in the period from inception to December 31, 2000. Similarly, depreciation and amortization recognized for the year ended December 31, 2001 reflects 12 months of expenses as compared to approximately eight months of expenses recognized in the period from inception to December 31, 2000. This resulted in increased depreciation and amortization expenses for the year ended December 31, 2001 of approximately $4.3 million.

        Facility closure expenses were approximately $830,000 less for the year ended December 31, 2001, as compared to the period from inception to December 31, 2000, primarily because a majority of the costs incurred for the period from inception to December 31, 2000 related to the closing of the Desert Inn Resort & Casino, which was completed in August 2000. During the period from inception to December 31, 2000, Valvino recognized a net loss from incidental operations of approximately $1.2 million as compared to no recognized net loss for the year ended December 31, 2001. The net loss in 2000 was attributable to the incidental casino and hotel operations incurred prior to its closing in August 2000.

        Other income—net increased approximately $920,000 from the year ended December 31, 2001 as compared to the period from inception to December 31, 2000 primarily as a result of an approximate $930,000 increase in interest income in 2001. Interest income for the year ended December 31, 2001 reflects interest earned for the 12-month period whereas interest income for the period from inception to December 31, 2000 reflects interest earned for approximately eight months.

  Results of operations for the six months ended June 30, 2002 compared to the six months ended June 30, 2001

        Continued development activities resulted in a net loss during the development stage for the six months ended June 30, 2002. The net loss for the six months ended June 30, 2002 was approximately $14.7 million as compared to an approximate $7.9 million net loss accumulated during the development stage for the six months ended June 2001.

        Total revenues for the six months ended June 30, 2002 decreased approximately $54,000 from the six months ended June 30, 2001 as a result of decreased airplane lease revenue recognized in the 2002 period than the 2001 period. Airplane lease revenues decreased primarily as a result of the sale of the aircraft at the end of March 2002. This decrease in revenues was partially offset by revenues from the art gallery and the retail shop, which were opened in November 2001.

        Total expenses for the six months ended June 30, 2002 increased approximately $6.1 million as compared to the same period in 2001 primarily due to an approximate $4.2 million increase in pre-opening costs and the recognition of approximately $2.1 million of losses on the acquisition of affiliates during the six months ended June 30, 2002. The increase in pre-opening costs is directly attributable to an increase in pre-opening activities as compared to the same period in the prior year. Management expects pre-opening costs to continue to increase as development of Le Rêve progresses. During the six months ended June 30, 2002, Valvino acquired an affiliate, Las Vegas Jet, and forgave amounts receivable from Las Vegas Jet, which resulted in the recognition of a loss on the acquisition.

        Other income—net for the six months ended June 30, 2002 decreased approximately $880,000 from the six months ended June 30, 2001, primarily as a result of an approximate $770,000 decrease in interest income from 2002 to 2001. This reduction in interest income is mainly attributable to lower interest rates during the six months ended June 30, 2002 as compared to the six months ended June 30, 2001.

  Certain trends that may affect results of operations

        The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities that Le Rêve will offer. Adverse changes in consumer preferences or discretionary income could harm our business. In particular, the terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

        While we believe that a nominal decline in the strength of the U.S. economy and the amount of an individual's disposable income would not have a material effect on our results of operations, a material decline in the strength of the U.S. economy and the amount of an individual's disposable income could have a significant impact on our results of operations.

Liquidity and Capital Resources

  Material Transactions Affecting Liquidity and Capital Resources

        Since Valvino's inception on April 21, 2000, there have been a number of transactions that have had a significant impact on Valvino's liquidity. Our operations have required substantial capital investment for the acquisition of the land on which Le Rêve will be located and development of the project.

        Mr. Stephen A. Wynn organized Valvino and, initially, Mr. Wynn was the sole member of Valvino. Between April of 2000 and September of 2000, Mr. Wynn made equity contributions to Valvino in an aggregate amount of approximately $220.7 million. On June 15, 2000, Mr. Wynn loaned Valvino $100 million at an interest rate of 7.875% per year.

        On June 22, 2000, Valvino acquired the former Desert Inn Resort & Casino in Las Vegas, Nevada from Starwood Hotels & Resorts Worldwide, Inc., including the Desert Inn Resort & Casino golf course and some, but not all, of the residential lots located in the interior of and around the former Desert Inn golf course, for approximately $270 million in cash. In connection with that transaction, Valvino and its subsidiaries also acquired approximately 985 acre-feet of certificated water rights. In addition to acquiring the assets of the Desert Inn Resort & Casino, Valvino assumed all of its liabilities, and, to the extent assignable, all of its contracts. Valvino later acquired all of the remaining lots located in the interior of, and some of the remaining lots around, the former Desert Inn golf course for a total of $47.8 million, bringing the size of the parcel to approximately 212 acres. On August 28, 2000, Valvino closed the hotel and casino at the Desert Inn Resort & Casino site and has since been engaged primarily in the development of a new resort hotel and casino on the site.

        On July 11, 2000, Valvino used proceeds from a $125 million loan agreement it entered into with Deutsche Bank Securities Inc., as lead arranger, and Bankers Trust Company, as administrative agent, to make an approximately $110.5 million equity distribution to Mr. Wynn. At the time of this distribution, Mr. Wynn was the only member of Valvino.

        On October 3, 2000, Aruze USA made a contribution of $260 million in cash ($250 million net of finders' fee) to Valvino in exchange for 50% of the membership interests in Valvino and was admitted as a member of Valvino. Mr. Wynn was designated as, and remains, the managing member of Valvino. On October 10, 2000, the Deutsche Bank loan was repaid in full and $70 million of Mr. Wynn's loan was repaid out of the proceeds of this capital contribution. The remaining approximately $32.3 million balance of Mr. Wynn's loan, including accrued interest, was converted to equity as a member contribution.

        On April 16, 2001, Baron Asset Fund, a Massachusetts business trust, made a contribution of $20.8 million in cash ($20 million net of fees) to Valvino in exchange for approximately 3.7% of the membership interests in Valvino and was admitted as a member of Valvino. Immediately following the admission of Baron Asset Fund, Mr. Wynn and Aruze USA each owned approximately 48.2% of the membership interests in Valvino.

        In April 2002, Mr. Wynn, Aruze USA and Baron Asset Fund each made the following further capital contributions to Valvino:

  •
  Mr. Wynn contributed approximately $32 million in cash plus his interest in Wynn Macau, which in June 2002 entered into a concession agreement with the government of Macau permitting the construction and operation of one or more casinos in Macau. Mr. Wynn was not obligated to contribute his interest in Wynn Macau to Valvino. This interest was valued at approximately $56 million by the parties in the negotiation of Mr. Wynn's contribution of his interest, after reimbursement to Mr. Wynn of approximately $825,000 advanced by him to Wynn Macau in connection with the negotiation of the concession agreement and other development activities in Macau. Similar advances by Valvino to Wynn Macau of approximately $458,000 were treated as capital contributions by Valvino upon its acquisition of the Macau interest;

  •
  Aruze USA contributed an additional $120 million in cash; and

  •
  Baron Asset Fund contributed an additional approximately $20.3 million in cash.

        Immediately following these additional capital contributions, Mr. Wynn and Aruze USA each owned 47.5% of the membership interests and Baron Asset Fund owned 5% of the membership interests in Valvino. The percentage of membership interests held by Baron Asset Fund are held by it on behalf of two series of Baron Asset Fund: (1) the Baron Asset Fund Series, on whose behalf approximately 3.7% of the membership interests in Valvino are held, and (2) the Baron Growth Fund Series, on whose behalf approximately 1.4% of the membership interests in Valvino are held. Neither Mr. Wynn nor Aruze USA received additional shares in connection with the April 2002 capital contributions.

        On June 24, 2002, the Kenneth R. Wynn Family Trust contributed $1.2 million in cash to Valvino in exchange for 0.146% of the outstanding membership interests in Valvino.

        The following table sets forth the total contributions (net of equity distributions) to Valvino of Wynn Resorts' principal stockholders as of June 24, 2002, the date of the most recent capital contribution to Valvino:

Equity Contributions
(in thousands)

Name	Net Cash Invested	Net Value of Non- Cash Contributions		Allocation of Net Asset Appreciation(1)	Capital Account(2)
Stephen A. Wynn	$174,572	$55,659	(3)	$160,169	$390,400
Aruze USA, Inc.	$380,000	$0		$10,400	$390,400
Baron Asset Fund	$41,095	$0		$0	$41,095
Kenneth R. Wynn Family Trust	$1,200	$0		$0	$1,200

(1)
As determined by arm's-length agreement, these amounts reflect the allocation of appreciation of the assets held by Valvino.

(2)
These amounts reflect the book capital accounts as determined under federal partnership tax principles.

(3)
As described above, Mr. Wynn's interest in Wynn Macau was valued at approximately $55,659,000 by the parties in the negotiation of Mr. Wynn's contribution of such interest to Valvino in April 2002, prior to Wynn Macau's entry into a concession agreement with the government of Macau permitting the construction and operation of one or more casinos in Macau.

        At June 30, 2002, Valvino had approximately $187.9 million of cash and cash equivalents, with all of its cash equivalents comprised of investments in overnight money market funds.

  Overview of Expected Capital Resources and Commercial Commitments

        As of June 30, 2002, approximately $399.3 million of the total Le Rêve project cost of approximately $2.4 billion (including the cost of the land, capitalized interest, pre-opening expenses and all financing fees) had been expended or incurred to fund the development of Le Rêve. The remaining approximately $2 billion of the estimated development costs for Le Rêve is expected to be funded from a combination of:

  •
  borrowings of approximately $701.4 million of the available $750 million under the revolving credit facility;

  •
  borrowings of $250 million under the delay draw term loan facility;

  •
  borrowings of $178.5 million under the FF&E facility;

  •
  anticipated interest income of approximately $30.5 million;

  •
  gross proceeds from the expected offering of second mortgage notes of approximately $350 million;

  •
  gross proceeds from Wynn Resorts' initial public offering of approximately $395 million; and

  •
  approximately $45 million of our cash on hand.

        The following table summarizes certain information regarding our subsidiaries' expected long-term indebtedness and commercial commitments at the completion of Le Rêve. All time periods in these tables are measured from the closing of this offering and are based upon our best estimate at this time of our expected long-term indebtedness and commercial commitments.

	Payments Due By Period
Long-Term Indebtedness	Total	Less than 1 Year		1-3 Years		4-5 Years		After 5 Years
	(in millions)
Revolving credit facility(1)	$701.4	—	(1)	—	(1)	—	(1)	$701.4	(1)
Delay draw term loan facility(2)	250.0	—		—		—		250.0
FF&E facility(3)	178.5	—		—		—		178.5
Second mortgage notes	350.0	—		—		—		350.0
Other long-term obligations(4)	0.3	$—		$0.1		$0.1		0.1

Total long-term indebtedness	$1,480.2	$—		$0.1		$0.1		$1,480.0

	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less than 1 Year		1-3 Years		4-5 Years	Over 5 Years
	(in millions)
Construction contracts(5)	$929.2	$257.5		$671.7
Standby letter of credit(6)	2.3	2.3		—		—	—
Macau concession agreement(7)	500.0	—	(7)	—	(7)	—(7)	$500.0	(7)

Total commercial commitments	$1,431.5	$259.8		$671.7		—	$500.0

(1)
We anticipate that we will draw down approximately $701.4 million under the revolving credit facility to fund the design, construction, development, equipping and opening of Le Rêve, assuming that Le Rêve is completed on schedule. At such time as the total extensions of credit under the revolving credit facility equal or exceed $200 million, two of the three lead agents under that facility will have the right to convert between $100 million and $400 million of the outstanding revolving loans into term loans on the same terms and conditions as the term loans under the delay draw term loan facility or on such other terms as we and the administrative agent and syndication agent can agree. In addition, the revolving credit facility will provide for a cash flow sweep each year that will reduce the commitment under that facility by the amount of the cash flow swept.

(2)
Term loans under this facility will be repayable in quarterly installments in amounts to be determined from the opening of Le Rêve until the seventh anniversary of the closing.

(3)
Wynn Las Vegas has entered into an engagement letter with Bank of America, N.A., Banc of America Leasing & Capital LLC and Deutsche Bank Securities Inc. for a $178.5 million FF&E facility, which is currently syndicated. This facility will close concurrently with the closing of this offering. Wynn Las Vegas intends to use approximately

$28.5 million of borrowings under the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel, LLC, a wholly-owned subsidiary of Valvino. The Bank of America loan is secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft and calls for 47 monthly principal payments of $158,333 commencing March 1, 2003 and the payment of the approximately $21.1 million remaining principal on March 1, 2007. See "Certain Relationships and Related Party Transactions—Aircraft Arrangements." World Travel intends to issue Wynn Las Vegas an intercompany note in the amount of the funds received by World Travel to repay the Bank of America loan.

(4)
Includes the amount owing pursuant to an annuity issued by ITT Sheraton in connection with the acquisition of a parcel of land in 1994. The annuity bears interest at an annual rate of 8% and requires payment of $5,000 per month until February 2009. Valvino assumed the obligations under the annuity in connection with its acquisition of the Desert Inn Resort & Casino.

(5)
Represents obligations under our signed construction contracts with Marnell Corrao and Bomel Construction Company, Inc. We expect to sign additional contracts for the construction of Le Rêve. We expect to satisfy some of the payment obligations under these contracts using amounts borrowed under the long-term indebtedness shown above.

(6)
Standby letter of credit for our owner-controlled insurance program.

(7)
The Macau concession agreement requires Wynn Macau to invest approximately $500 millon (using the exchange rate as of August 11, 2002) on one or more Macau projects over a seven year period. Wynn Macau is obligated to open to the public its first casino in Macau by December 2006. Wynn Macau has not yet determined how many casinos it will build, the timing of the project(s), or whether it will begin construction and operations in separate phases at the first permanent casino resort site or open one or more temporary casinos during the construction of a permanent casino resort. Accordingly, the full contractual commitment is shown as having to be made after five years, but the timing of the expenditures is subject to change.

  Credit Facilities

        Wynn Las Vegas, Wynn Golf Course and Valvino have entered into a commitment letter with Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and certain of their affiliates for a revolving credit facility of $750 million and a delay draw term loan facility of $250 million as part of the financing of Le Rêve. These lenders or their affiliates are also serving as the joint book-running managers of this offering. The revolving credit facility will mature on the sixth anniversary of the closing of the credit facilities. Borrowings under the delay draw term loan facility will be available until the second anniversary of the closing of the credit facilities and will be repayable in quarterly installments in amounts to be determined from the opening of Le Rêve until the seventh anniversary of the closing of the credit facilities. The credit facilities are expected to close concurrently with the closing of this offering. All amounts outstanding under the credit facilities will bear interest, at our option (subject to certain limitations), at either (1) a base rate equal to the greater of the administrative agent's prime lending rate and 0.5% in excess of the federal funds rate or (2) the Eurodollar rate, as determined by the administrative agent, in both cases plus certain margins. For each year after Le Rêve commences operations, our subsidiaries will be required to prepay our borrowings under the credit facilities with a percentage of our excess cash flow (as it will be defined in the credit facilities), initially 75%, reducing to 50% and then to 0% as we meet certain leverage ratios. The availability of financing under the credit facilities is subject to certain conditions, including the negotiation and execution of definitive agreements, the progress of the construction and other customary funding conditions for facilities of this kind.

        Subject to applicable laws, including gaming laws and certain agreed upon exceptions, we expect that the credit facilities will be secured by liens on substantially all of the assets of our subsidiaries that are necessary for the development, construction or operation of Le Rêve, including the real property underlying Le Rêve and the golf course and the 20-acre parcel fronting Las Vegas Boulevard adjacent to the site of Le Rêve. For a description of the terms of the credit facilities, see "Description of Certain Indebtedness—Credit Facilities."

  FF&E Facility

        Wynn Las Vegas has entered into an engagement letter with Bank of America, N.A., Banc of America Leasing & Capital LLC and Deutsche Bank Securities Inc., referred to as the FF&E agents, for a $178.5 million FF&E facility. The engagement letter provides that the FF&E agents have agreed on a best efforts basis to syndicate the FF&E facility. Wynn Las Vegas and the FF&E agents are currently in the process of syndicating the FF&E facility and negotiating the terms of the FF&E facility with proposed lenders. The facility will provide financing or refinancing for furniture, fixtures and equipment to be used at Le Rêve. Wynn Las Vegas intends to use approximately $28.5 million of the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel by means of a loan to be evidenced by an intercompany note from World Travel, secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft, legal title to which is owned by a trust in which World

Travel holds 100% of the beneficial interests. Valvino acquired World Travel from Mr. Wynn and has guaranteed the Bank of America loan. Wynn Las Vegas may use additional proceeds of the FF&E facility to finance or refinance other furniture, fixtures or equipment purchased with proceeds of this offering or other funds. Obtaining the FF&E facility will be a condition to the consummation of this offering. For more information, see "Use of Proceeds," "Certain Relationships and Related Party Transactions—Aircraft Arrangements" and "Description of Certain Indebtedness."

  Second Mortgage Notes

        Concurrent with this offering, Wynn Las Vegas and Wynn Capital, our indirect subsidiaries, are jointly offering $350 million in aggregate principal amount of second mortgage notes as part of the financing for Le Rêve. We expect that the second mortgage notes will be secured by first priority liens on the account holding the proceeds of the second mortgage notes, by second priority liens on the assets that secure the credit facilities and by third priority liens on the assets that secure the FF&E facility. For additional information about the terms of the second mortgage notes, see "Description of Certain Indebtedness—Second Mortgage Notes."

        Wynn Resorts and its domestic and foreign subsidiaries related to the Macau opportunity will not be guarantors and will not be subject to the covenants in the second mortgage notes and the credit facilities. However, Wynn Resorts itself will become a guarantor, but will not be bound by the covenants, under the second mortgage notes or the credit facilities if Wynn Resorts incurs, or becomes a guarantor on, other indebtedness, subject to certain limited exceptions. If Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the second mortgage notes may be secured by second priority liens on the same Wynn Resorts' assets. The security interests in these assets may be released if certain tests are met.

  Release of Certain Collateral

        The representatives for the lenders under the credit facilities and the trustee for the second mortgage notes may release the liens on the approximately 137-acre golf course parcel and related collateral. The credit facility and the indenture will provide that the liens will be released after the third anniversary of commencing operations at Le Rêve and once we have achieved a total debt to earnings before interest, tax, depreciation and amortization ratio of 3.0 to 1.0 or less and if the credit facilities are rated BB+ or higher by Standard & Poor's and Ba1 or higher by Moody's Investors Service immediately after giving effect to the release.

        Separately, under the credit facilities, certain portions of the golf course parcel will be released from the liens to permit residential or other non-gaming related development if we satisfy certain earnings before interest, taxes, depreciation and amortization targets for a period of four consecutive calendar quarters after Le Rêve opens, so long as the development or construction will not interfere with the use of the golf course and otherwise could not reasonably be expected to materially impair the overall value of Le Rêve. In addition, the credit facilities will provide that two acres of the golf course parcel will be released from the liens to permit the construction of a home for Mr. Wynn, so long as the construction will not interfere with the use of the golf course and otherwise could not reasonably be expected to materially impair the overall value of Le Rêve and Mr. Wynn pays us fair market value for the property. Upon release by the representative for the lenders under the credit facilities of these portions of the golf course, the trustee for the second mortgage note holders will automatically release their second priority liens on that property as well.

        Finally, the credit facilities will provide that the liens on the 20-acre parcel fronting Las Vegas Boulevard adjacent to the site of Le Rêve will be released by representatives for the lenders under the credit facilities if we meet certain earnings before interest, taxes, depreciation and amortization targets for four consecutive calendar quarters after the commencement of operations at Le Rêve. In addition, the representatives of the lenders, by action of a specified percentage of the lenders, may release the liens on the 20-acre parcel if we meet certain earnings before interest, taxes, depreciation and amortization targets for two consecutive calendar quarters after the commencement of operations at Le Rêve. Upon such release by the representatives for the lenders, the trustee for the noteholders will automatically release their second priority liens on the 20-acre parcel. Upon release by the trustee and bank agent, the golf course parcel, or portions of such parcel, and the 20-acre parcel will not be available as security for the second mortgage notes or the indebtedness under the credit facilities. See "Risk Factors—Risks Related to Our Substantial Indebtedness—Our subsidiaries' indebtedness will be secured by a substantial portion of their assets."

        If these assets are released from the liens under our subsidiaries' indebtedness, then those parcels provide a basis for future development of our business in Las Vegas, including a possible second hotel casino as a phase II development on the 20-acre parcel.

  Restrictions on Disbursements

        We intend to deposit all of the net proceeds from the offering of the second mortgage notes in a secured account pledged to the second mortgage note holders pursuant to an agreement with the trustee for the second mortgage note holders. Pursuant to the terms of the disbursement agreement, we are required to use a substantial portion of the cash equity contributed to Wynn Las Vegas before accessing the proceeds from the offering of the second mortgage notes or borrowing under the credit facilities or the FF&E facility. We do not expect to request disbursements of the second mortgage note proceeds or to borrow under the credit facilities or the FF&E facility until approximately ten to twelve months after the closing of this offering.

        Our ability to receive disbursements from time to time of the second mortgage note proceeds from the secured account and to borrow under the credit facilities and the FF&E facility will be, in addition to other customary conditions to funding for these types of facilities, subject to various conditions, including the following:

  •
  there must be no default under the credit facilities, the FF&E facility or the indenture governing second mortgage notes;

  •
  the construction of Le Rêve must be "in balance," meaning that the undisbursed portions of the second mortgage note proceeds, the credit facilities and the FF&E facility, together with certain other funds available to us, must equal or exceed the remaining costs to complete Le Rêve's construction plus the required contingency;

  •
  Le Rêve's construction must be in substantial conformity with the plans and specifications for the project as amended from time to time in accordance with the terms of the disbursement agreement;

  •
  we must certify that the Le Rêve project will be completed no later than August 31, 2005, subject to limited permitted extensions due to force majeure events;

  •
  there must not have occurred any event that has caused or resulted in or could reasonably be expected to cause or result in a material adverse effect to the Le Rêve project, Wynn Las Vegas or Wynn Las Vegas and certain of its affiliates;

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  all conditions set forth in the disbursement agreement for the disbursement of funds must be satisfied;

  •
  arrangements reasonably satisfactory to the lenders under the credit facilities and the FF&E facility shall have been entered into and shall be in full force and effect to ensure that a gaming license for the Le Rêve project will be obtainable in the event that one of our major stockholders is unable to qualify for such license;

  •
  our subsidiaries must have obtained, if available on commercially reasonable terms, taking into account the state of the insurance market at such time and the then current practices of comparable projects, terrorism insurance in size and substance satisfactory to the lenders under the credit facilities; and

  •
  the lenders under the credit facilities must be satisfied with the subcontractor bids received by our general contractor in respect of a specified percentage of the guaranteed maximum price under the construction contract, which percentage is to be mutually agreed upon by us and the lenders under the credit facilities.

        See "Risk Factors—Risks Associated with Our Construction—There are significant conditions to the funding of the financing for the Le Rêve project." We expect that the funds provided by the sources described above and available cash will be sufficient to develop, construct and commence operations of Le Rêve and to pay interest on borrowings under the credit facilities, the FF&E facility and the second mortgage notes until the scheduled opening of Le Rêve, assuming there are no significant delay costs or construction cost overruns for which we are responsible. See "Risk Factors—Risks Associated with Our Construction—Development costs of Le Rêve are estimates only and actual costs may be higher than expected." The disbursement agreement will contain conditions precedent to our entering into scope change orders that will increase the anticipated costs of the project. These conditions will require us to fund equity into an account subject to a security interest in favor of the lenders under the credit facilities and the holders of the second mortgage notes in an amount equal to the anticipated incremental cost of the change orders. In addition, if we do not complete construction of Le Rêve by August 31, 2005, subject to limited permitted extensions due to force majeure events, our subsidiaries will be in default under the credit facilities, the indenture governing the second mortgage notes and the FF&E facility, and the holders of the indebtedness will have the right to accelerate the indebtedness and exercise other rights and remedies against our subsidiaries, and against Wynn Resorts if Wynn Resorts becomes a guarantor of the indebtedness under the credit facilities and the second mortgage notes, or if liens on assets of Wynn Resorts secure the credit facilities or second mortgage notes. See "Risk Factors—Risks Related to Our Substantial Indebtedness—We are highly leveraged and future cash flow may not be sufficient for our subsidiaries to meet their obligations, and we might have difficulty obtaining more financing."

  Other Liquidity Matters

        Following the completion of Le Rêve, we expect to fund our operations and capital requirements from operating cash flow, and borrowings under the revolving credit facility. Assuming that Le Rêve opens in March 2005, we expect that the aggregate principal amount outstanding under the credit facilities, the FF&E facility and the second mortgage notes will be approximately $1.5 billion. If completion of the project is delayed, then our subsidiaries' debt service obligations accruing prior to the actual opening of Le Rêve will increase correspondingly. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings available to us under the credit facilities will be sufficient to enable our subsidiaries to service and repay their indebtedness and to fund our other liquidity needs. We may need to refinance all or a portion of our subsidiaries' indebtedness on or before maturity and, if Wynn Resorts incurs debt to do this, it may become a guarantor under the second mortgage notes and the credit facilities, subject to certain limited exceptions. Similarly, if Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the credit facilities and second mortgage notes may be secured by liens on the Wynn Resorts' assets. We cannot assure you that we will be able to refinance any of the indebtedness, including the credit facilities, the FF&E facility or the second mortgage notes on acceptable terms or at all. See "Risk Factors—Risks Related to Our Substantial Indebtedness—We may not generate sufficient cash flow to meet our substantial debt service obligations and other obligations."

        A special purpose subsidiary of Wynn Las Vegas, formed with the intention of being bankruptcy-remote, will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. Wynn Resorts will contribute $50 million of the net proceeds of this offering to that subsidiary to support that subsidiary's obligations under the completion quarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the senior lenders under the credit facilities and the holders of the second mortgage notes as security for the completion quarantee. Pursuant to the disbursement agreement, these funds will become available to us on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. Upon the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

        In addition, we will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a liquidity reserve account and pledged to the lenders under the credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete Le Rêve. Until the opening of Le Rêve, these funds may be applied to the costs to develop and construct Le Rêve in accordance with the disbursement agreement. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. Following the completion and opening of Le Rêve, these funds will be available to meet our debt service needs in connection with the operation of Le Rêve. At such time as Wynn Las Vegas has met prescribed earnings before interest, taxes, depreciation and amortization targets for a period of four consecutive fiscal quarters after the opening of Le Rêve, any remaining funds will be used to reduce the outstanding balance on our revolving credit facility, but without reducing the revolving credit facility commitment.

        As noted above, we operate an art gallery displaying works from The Wynn Collection on the former premises of the Desert Inn Resort & Casino. We expect the art gallery to remain open during the construction of Le Rêve. We currently lease The Wynn Collection from Mr. and Mrs. Wynn at a monthly rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. Our lease agreement with Mr. and

Mrs. Wynn did not require any such lease payments through June 30, 2002. However, had we been required to make such payments, no amounts would have been due under the lease payment formula because, to date, our expenses in operating the art gallery have exceeded the revenue generated from such operations. Prior to opening Le Rêve, we do not expect to make any material payments under this lease. The only financial exposure that we have under this lease is the cost of operating the art gallery, including insurance, which is not material. After specified notice periods, we or Mr. and Mrs. Wynn may terminate this lease.

        New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. For example, we explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any such development would require us to obtain additional financing. We may also decide to conduct any such development through Wynn Resorts or through a line of subsidiaries separate from the Le Rêve entities. In addition, Wynn Resorts' articles of incorporation will provide that Wynn Resorts may redeem shares of its capital stock, including its common stock, that are owned or controlled by an unsuitable person or its affiliates to the extent a gaming authority makes a determination of unsuitability and orders the redemption, or to the extent deemed necessary or advisable by the board of directors. The redemption price may be paid in cash, by promissory note or both, as required by the applicable gaming authority and, if not, as Wynn Resorts elects. Any promissory note that Wynn Resorts issues to an unsuitable person or its affiliate in exchange for its shares may increase our debt to equity ratio and will increase our leverage ratio.

  Financing for the Macau Opportunity

        Wynn Macau has entered into a 20-year concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau. The concession agreement obligates Wynn Macau to invest no less than a total of 4 billion patacas (currently approximately $500 million) on one or more projects by June 26, 2009 and to commence operations of its first permanent casino resort no later than December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the Macau government approves, or on projects of public interest designated by the Macau government. While Wynn Macau is still formulating its plans for the development of its operations in Macau, it is expected that significant additional financing will be needed to fund the development and construction of any Wynn Macau project in Macau. We do not expect financing for any such project to be provided by or through any of the issuers or guarantors (except for possibly Wynn Resorts, if it becomes a guarantor) of the second mortgage notes or any other financing relating to the Le Rêve project. Wynn Resorts' indirect economic ownership interest in Wynn Macau is expected to be approximately 82.5% prior to any such financing.

        Wynn Macau's plans relating to the financing of the Macau opportunity are at the preliminary stages. Wynn Macau is considering different financing alternatives, including equity financing at the Wynn Macau level or at the level of one of Wynn Macau's intermediary holding companies, such as Wynn Resorts (Macau), Limited, and debt financing at the Wynn Macau level. If Wynn Resorts decides to raise equity at the Wynn Resorts level or at the Wynn Macau or intermediary holding company level to fund the Macau opportunity, its stockholders would suffer direct or indirect dilution of their interests. Wynn Macau has no commitments relating to such financing and we cannot assure you that Wynn Macau will be able to obtain such financing on acceptable terms or at all.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk will be interest rate risk associated with our revolving credit facility, delay draw term loan facility and FF&E facility, each of which will bear interest based on floating rates. We will attempt to manage our interest rate risk by managing the mix of our long-term fixed rate borrowings and variable rate borrowings. We are required to obtain interest rate protection through interest rate swap arrangements with respect to 50% of our term loans (including any revolving loans that may be converted into term loans). However, we cannot assure you that these risk management strategies will have the desired effect and interest rate fluctuations could have a negative impact on our results of operations.

        We do not use derivative financial instruments, other financial instruments or derivative commodity instruments for trading or speculative purposes.

Inflation and Foreign Currency Risk

        We believe that our results of operations do not depend upon moderate changes in the inflation rate.

        Although the Macau pataca is not a freely convertible currency, the Macau pataca and the Hong Kong dollar are linked to each other, and in many cases are used interchangeably in Macau. If Wynn Macau builds and/or operates one or more casinos in Macau, Wynn Resorts will be subject to foreign exchange risk with respect to the foreign currency exchange rates between the Hong Kong dollar and the U.S. dollar. We expect that most of the revenue for any casino that Wynn Macau operates in Macau will be in Hong Kong dollars. We expect that some of the revenue will be in Macau patacas, and we intend that substantially all expenses for such casino operations will be paid in Macau patacas first, and then in Hong Kong dollars. The exchange rate between the U.S. dollar and the Hong Kong dollar is linked and has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in Chinese governmental policies and international and economic and political developments. Also, if Wynn Resorts' Macau-related entities incur debt denominated in U.S. dollars, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have an adverse effect on Wynn Macau's ability to service its debt and its results of operations and financial condition. In addition, Wynn Macau's payment and expenditure obligations under the concession agreement would increase in the case of unfavorable currency rate changes. Wynn Resorts has not yet determined whether it will engage in hedging activities to protect against foreign currency risk.

Transactions with Related Parties

        The financial statements of Valvino and its subsidiaries reflect certain transactions with related parties. Transactions with related parties, by their nature, may involve terms or aspects that differ from those that would have resulted from negotiations with independent third parties. See "Certain Relationships and Related Party Transactions."

BUSINESS

Overview

        Le Rêve.    We are constructing and will own and operate Le Rêve, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Le Rêve will be located on the Las Vegas Strip on the site of the former Desert Inn Resort & Casino, at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue, one-half block north of The Venetian and Treasure Island at The Mirage and across Las Vegas Boulevard from the Fashion Show Mall. We expect Le Rêve to feature approximately 2,700 luxurious guest rooms, a casually elegant 111,500 square foot casino, 18 distinctive dining outlets, an exclusive on-site 18-hole championship golf course and a new water-based entertainment production.

        Le Rêve is the concept of Stephen A. Wynn, one of Wynn Resorts' principal stockholders and its Chairman of the Board and Chief Executive Officer. Mr. Wynn previously was Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor from 1973 to 2000. In that role he was responsible for the development of some of the most successful, well-known casino-based entertainment resorts in the world, including Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. At the time each of these resorts was completed, we believe that it was widely regarded as a significant major new attraction in its jurisdiction.

        We expect Le Rêve, including the new golf course construction, to cost approximately $2.4 billion to design, construct, develop, equip and open, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. We have scheduled ground-breaking to occur in September 2002, with an opening to the general public scheduled for March 2005.

        The Macau Opportunity.    In addition to our planned operations in Las Vegas, Wynn Macau, which is a majority-owned indirect subsidiary of Wynn Resorts, recently entered into a 20-year concession agreement with the government of the Macau Special Administrative Region of the People's Republic of China permitting Wynn Macau to construct and operate one or more casino gaming properties in Macau. Macau has been an established gaming market for at least 40 years and according to the U.S. & Foreign Commercial Service American Consulate General, Hong Kong, generated approximately US $2.1 billion in gaming revenue in 2000. Wynn Macau is obligated to invest no less than a total of 4 billion patacas (currently approximately US $500 million) in one or more casino projects by June 26, 2009, and to commence operations of its first permanent casino resort no later than December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the Macau government approves, or projects of public interest designated by the Macau government. There remain a number of objectives to be met by Wynn Macau and the government of Macau before Wynn Macau can pursue this opportunity. Currently, Wynn Macau is in the preliminary stages of formulating the strategy for its Macau operations. For example, in connection with the development and construction of the permanent Macau casino resort(s), Wynn Macau may decide to begin operations in separate phases at the first permanent Macau casino resort site or open one or more temporary casinos in Macau in locations other than the permanent site. Wynn Macau may begin casino operations in Macau prior to the opening of Le Rêve. See "Concession Agreement with the Government of Macau."

Company Strategy

  Showcase the "Wynn Brand."

        We believe that Mr. Wynn's involvement with Le Rêve and the Macau opportunity provides a distinct advantage over other gaming enterprises in Las Vegas and Macau. We believe that Mr. Wynn is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas and, as such, has in effect developed a "brand name" status in the gaming industry.

        While Mr. Wynn was Chairman of the Board of Mirage Resorts, he conceived of and oversaw the development and operation of some of the most successful, well-known casino-based entertainment resorts in the world, including Bellagio, The Mirage, Treasure Island at The Mirage, the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor for 27 years, until 2000, when MGM Grand acquired Mirage Resorts for approximately $6.4 billion. The public filings and press releases of Mirage Resorts and MGM Mirage report that in fiscal year 1999, the last full year of Mr. Wynn's tenure with Mirage Resorts, the company had grown to own and operate eight hotel casino resort properties totaling 630,000 square feet of casino gaming space and 16,577 hotel rooms that generated approximately $2.4 billion in revenue, $573 million in earnings before depreciation, interest, taxes and pre-opening costs and $110.4 million in net income.

        In the major hotel destination casino resorts he has previously developed, Mr. Wynn has successfully employed a formula which integrates luxurious surroundings, upscale design, distinctive entertainment and superior amenities, including fine dining and high-end retail offerings, to create resorts that appeal to a variety of customers, especially high-end customers. We believe that Le Rêve will be Mr. Wynn's most innovative work to date.

        We believe that Le Rêve will set a new standard of luxury and elegance for destination casino resorts in Las Vegas, much as Bellagio, and before it, The Mirage, did when they were built by Mirage Resorts under the guidance of Mr. Wynn. The following chart compares certain features of The Mirage and Bellagio with the features and amenities that we anticipate Le Rêve will offer.

	The Mirage(1)	Bellagio(1)	Le Rêve
Year of Opening	1989(2)	1998(2)	March 2005
Approx. Property Acreage	83(3)	90	192(4)
Total Hotel Rooms (#)	3,044	3,005	2,701
Approx. Total Casino Sq. Ft.	107,200	155,000	111,500
Table Games (#)	120	141	136
Slot Machines (#)	2,294	2,433	2,000
Restaurants (#)	14(5)	17(6)	18
Approx. Retail Sq. Ft.	35,000(2)	92,160(6)	77,500
Approx. Convention Sq. Ft. (Gross)(7)	170,000(8)	125,000(6)	223,000
Approx. Show Rooms Seating (#)	2,769(8)	1,800(6)	2,080
Entertainment/Attractions	• 54 ft. erupting volcano • Dolphin habitat • 100 ft. atrium with tropical garden • Siegfried & Roy show • Shadow Creek golf course(9) • Danny Gans Show	• Dancing fountains • "O" (Cirque du Soleil) • Botanical conservatory • Art gallery	• Art gallery(10) • Franco Dragone's water-based entertainment production • Adjacent championship golf course • Atrium garden feature • Mountain/lake setting • Ferrari/Maserati dealership

(1)
Unless otherwise indicated, the information provided for The Mirage and Bellagio is contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed by MGM Mirage.
(2)
As reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed by Mirage Resorts.
(3)
As reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed by Mirage Resorts. This number does not include Shadow Creek, an off-site golf course.
(4)
Le Rêve is located on an approximately 55-acre parcel of the property. The golf course will occupy approximately 137 acres of the property. This number does not include our parcel of approximately 20 acres currently used for our corporate offices, pre-opening activities, recruiting and employment purposes and employee parking.
(5)
Based on information provided by The Mirage on May 23, 2002.
(6)
Based on information provided by Bellagio on May 23, 2002.
(7)
Includes circulation (corridors) and patio space.
(8)
Based on information located at www.mirage.com as of May 23, 2002.
(9)
Shadow Creek golf course is located off-site approximately twelve miles from The Mirage.
(10)
Featuring works from The Wynn Collection.

        Develop Le Rêve as the Preeminent Luxury Hotel and Destination Casino Resort in Las Vegas.    Our business strategy for Le Rêve is to offer guests a luxurious experience at a premier destination casino resort in Las Vegas. We believe that the quality of our hotel, the gaming experience that we intend to offer and the restaurants, retail outlets, entertainment offerings, golf course and other amenities at Le Rêve will enable us to create a first-class environment of elegance, sophistication and luxury.

        Pursue the Opportunity to be One of Three Casino Operators in Macau.    Currently, Wynn Macau is one of only three concessionaires permitted to operate casinos in an established gaming market with access to gaming patrons principally from Hong Kong and mainland China. The concession agreement into which Wynn Macau has entered with the Macau government obligates Wynn Macau to invest not less than 4 billion patacas (currently approximately $500 million) on one or more casino projects by June 26, 2009 and to commence operations of its first permanent casino resort by the end of December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the Macau government approves, or on projects of public interest designated by the Macau government. Wynn Macau is in the preliminary stages of formulating its strategy to capitalize on this opportunity while managing the risks of developing and operating gaming facilities in Macau. See "Business—The Macau Opportunity."

        Explore Opportunities for Future Growth.    We currently own approximately 212 acres of land, comprised of an approximately 55-acre plot on which Le Rêve is being constructed, an approximately 137-acre plot located behind the hotel on which the new golf course will be built, and an additional parcel of approximately 20 acres fronting Las Vegas Boulevard next to the Le Rêve site. We will use the 20-acre parcel while we are constructing Le Rêve for our corporate offices, pre-opening activities, recruiting and employment purposes and employee parking. If we meet prescribed cash flow tests for four consecutive calendar quarters after commencement of operations at Le Rêve, the 20-acre parcel will be released from the liens under the credit facilities and second mortgage notes and, in that event, we may decide to develop the parcel in the future, either on our own or through a joint venture. For example, in the future, we may decide to develop a second hotel casino as a Phase II development on the parcel to take advantage of the substantial infrastructure and amenities planned for Le Rêve. The Le Rêve design will include a major access corridor that could be used to connect a Phase II development to Le Rêve.

        Similarly, three years after commencement of operations at Le Rêve and upon our satisfaction of prescribed maximum leverage ratio and minimum credit rating requirements, the land underlying the golf course, which is owned by Wynn Golf Course, a wholly owned indirect subsidiary of Wynn Resorts, will be released from the liens under the credit facilities and the indenture governing the second mortgage notes and could be transferred by Wynn Golf Course to Wynn Resorts or another entity. Should the land be released from the liens, the golf course parcel and our related property rights present further opportunities for future development by Wynn Resorts. In addition, portions of the golf course land may be released from the liens to permit residential or other non-gaming development if we satisfy prescribed cash flow tests for a full fiscal year after Le Rêve commences operation and the development does not interfere with the use of the golf course and otherwise could not reasonably be expected to materially impair the overall value of Le Rêve.

        In addition, we continue to explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any such development would require us to obtain additional financing. We may also decide to conduct any such development through Wynn Resorts or through a line of subsidiaries separate from the Le Rêve entities.

  Capitalize on Our Experienced Management Team

        The members of our management team have extensive experience in developing and operating large scale hotels and casinos, and many of them worked with Mr. Wynn at Mirage Resorts to develop Bellagio. In addition to our executive officers, each of whose backgrounds is described in "Management," Wynn Resorts' management team includes:

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  Rob Oseland, who is Chief Operating Officer of Wynn Las Vegas and previously served as Vice President of Slot Operations of Bellagio;

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  Linda Chen who is Executive Vice President of Wynn Las Vegas and previously served as Executive Vice President of Far East Marketing of MGM Grand;

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  Doreen Whennen who is Vice President—Hotel Operations of Wynn Las Vegas and previously served as Vice President of Hotel Operations of The Mirage Casino-Hotel;

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  Kevin Stuessi who is Vice President—Food & Beverage of Wynn Las Vegas and previously served as Vice President of Food Service Planning of Mirage Resorts;

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  Karen Bozich who is Vice President—Chief Information Officer of Wynn Las Vegas and oversaw the information systems requirements for the design, building and opening of Bellagio and Beau Rivage;

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  Pete Lexis who is Vice President—Customer Development of Wynn Las Vegas and previously served as Vice President of Casino Marketing of the Desert Inn; and

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  Allen McNeary who is Vice President—Retail Operations of Wynn Las Vegas and was previously a principal at Dembart-McNeary Group, a brand development consultancy and held management positions at several Fortune 500 brand marketing companies.

        We believe that the experience, talent and commitment of the members of our management team provide a substantial competitive advantage.

Le Rêve Strategy

        Create a "Must-Visit" Destination Casino Resort on the Las Vegas Strip.    We believe that Le Rêve will represent a natural extension of the concepts Mr. Wynn has utilized in developing other major destination casino resorts. Following Mr. Wynn's formula, we plan to draw customers to Le Rêve by offering high-quality, non-gaming amenities such as fine dining, premier retail shopping and distinctive entertainment in intimate, luxurious surroundings. Le Rêve will have a sophisticated, casually elegant ambience rather than being focused on a highly themed experience like many other hotel casino resorts on the Las Vegas Strip. We believe that, over time, Le Rêve's more generally themed casually elegant environment, together with its high-quality amenities, superior level of service and distinctive attractions, will have greater lasting appeal to customers than a resort with a particular theme and numerous attractions based on that theme.

        We will seek to differentiate Le Rêve from other major Las Vegas resorts by concentrating on our fundamental elements of design, atmosphere, personal service and level of luxury. Le Rêve will offer our guests lush landscaping and tiered waterfalls, an approximately three-acre lake in front of the hotel that guests can view only after entering the property and an arc-shaped hotel tower instead of the three-pointed "Y" and four-pointed "X" configurations that have become commonplace among Las Vegas hotel casino resorts. We believe that the elegance of Le Rêve, and its convenient location on the Las Vegas Strip, will appeal to a variety of market segments, including high-end, casino, convention, leisure and tour and travel customers.

        Open the First New Major Hotel Casino Resort on the Las Vegas Strip in Almost Five Years.    Although a number of hotel casino resorts have announced or begun construction of expansion projects that will add to the number of hotel rooms on the Las Vegas Strip, we are not aware of any other major new hotel casino resort that plans to open on the Las Vegas Strip before Le Rêve. Therefore, at the time of Le Rêve's planned opening in March 2005, we believe that it will have been almost five years since a major new hotel casino resort opened on the Las Vegas Strip. As a result, we expect that there will be a high level of anticipation for Le Rêve. We intend to capitalize on this high level of anticipation, as well as the tendency of customers in the Las Vegas market to gravitate toward new attractions and locations. When Bellagio opened in 1998 there was widespread publicity in newspapers, radio and other media outlets. We anticipate that publicity regarding Le Rêve's opening will be comparable.

        Provide an Experience of the Highest Standard of Luxury in an Atmosphere of Casual Elegance.    We are designing Le Rêve to appeal to upscale clientele looking for a first-class environment of elegance, sophistication and luxury. We will seek to attract a range of customers, including middle market customers and high-roller and premium gaming patrons, by providing guests with a premium level of luxury, amenities and service.

        We believe that the key elements of our approach include:

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  Providing hotel guests with what we believe will be the most luxurious hotel resort environment on the Las Vegas Strip, including richly furnished standard guest rooms consisting of approximately 620 square feet, which we believe are larger than standard rooms generally available on the Las Vegas Strip, elegantly appointed suites beginning at approximately 1,250 square feet, fairway lanai suites beginning at approximately 2,200 square feet and six large villas averaging approximately 7,000 square feet;

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  Offering a casually elegant casino featuring an estimated 2,000 slot machines and 136 table games with gaming limits to accommodate a full range of casino customers;

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  Providing an intimate setting by minimizing walking distances throughout the hotel with a well-designed, organized floor plan intended to facilitate guest orientation and familiarity with the property;

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  Featuring a tree-lined, manmade "mountain" approximately eight stories tall along Las Vegas Boulevard enclosing the area in front of the hotel, including an approximately three-acre manmade lake, to create an intimate environment for our guests;

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  Offering extensive recreational facilities and amenities for guests, such as a newly constructed Tom Fazio/Steve Wynn-designed, exclusive 18-hole championship golf course on the premises which will only be open to hotel guests;

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  Offering 18 dining outlets, including six fine-dining restaurants, one of which will feature cuisine by Daniel Boulud of New York's DANIEL and Café Boulud restaurants;

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  Featuring at Le Rêve's approximately 2,080-seat showroom a new water-based entertainment production developed by Franco Dragone, the creative force behind Bellagio's production of "O," Treasure Island at The Mirage's production of "Mystère" and Celine Dion's new production at Caesars Palace's "Colosseum," which is expected to open in the first quarter of 2003;

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  Offering an on-site, full-service Ferrari and Maserati dealership;

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  Offering an art gallery displaying works from The Wynn Collection, which at various times has included works by such masters as Paul Cézanne, Paul Gaugin, Édouard Manet, Henri Matisse, Amedeo Modigliani, Claude Monet, Pablo Picasso and Vincent Van Gogh;

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  Providing a high level of guest service at Le Rêve that we believe will surpass that offered at any other destination casino hotel in Las Vegas; and

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  Offering our guests easy access to premium shopping either at Le Rêve or across the street at the newly expanded and renovated Fashion Show Mall.

        Appeal to "High-Roller" and Premium Gaming Patrons.    We believe that the premium level of luxury, sophistication and service we intend to offer at Le Rêve, together with Mr. Wynn's experience and reputation in building and operating premier Las Vegas destination casino resorts, will appeal to high-roller international and domestic gaming patrons. In addition to the main casino, Le Rêve will offer a baccarat salon and private high-limit gaming rooms designed to create a sense of comfort and exclusivity for high-end gaming customers. In addition to standard hotel guest rooms, Le Rêve will offer approximately 290 suites and six villas, all elegantly decorated and furnished.

        We also expect to capitalize on the substantial network of international and domestic high-roller and premium customers who are familiar with Mr. Wynn from his tenure at Mirage Resorts. We believe that in operating some of the signature properties in Las Vegas, Mr. Wynn has developed a high degree of customer recognition and guest loyalty and therefore believe that Le Rêve will attract wealthy international and domestic gaming customers. We believe that Mr. Wynn's reputation will attract experienced, high-level international and domestic casino marketing executives. We plan to have marketing executives located in local offices in Tokyo, Hong Kong, Singapore, Taiwan, Europe, New York and southern California, as well as independent marketing representatives in major U.S. and foreign cities. Mr. Wynn is not bound by any non-competition or non-solicitation agreements with MGM Mirage arising out of the acquisition of MGM Grand's acquisition of Mirage Resorts.

        Generate Substantial Revenue from Le Rêve's Non-Gaming Facilities.    We have planned Le Rêve as a luxury destination resort with amenities designed to generate substantial non-gaming revenue. We expect that Le Rêve's superior non-gaming amenities outlined above will account for a substantial portion of our overall revenue.

  Capitalize on the Attractive Location of Le Rêve.

        Extensive Frontage on the Las Vegas Strip.    Le Rêve will be located on the Las Vegas Strip at the site of the former Desert Inn Resort & Casino on the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue. Le Rêve will have approximately 1,350 feet of frontage on the Las Vegas Strip and will be located near some of the most visited hotel casino resorts and attractions on the Las Vegas Strip, including Bellagio, Caesars Palace, The Mirage, Treasure Island at The Mirage and The Venetian.

        The Le Rêve site consists of approximately 55 acres of land, where the hotel complex will be built, and approximately 137 acres of land behind the hotel site on which the new golf course will sit. In addition, the site includes a 20-acre parcel fronting Las Vegas Boulevard adjacent to Le Rêve. In total, the Le Rêve site consists of 212 acres. The back of the Le Rêve property runs along Paradise Road, a major artery in the resort corridor that leads directly to and from McCarran International Airport. Le Rêve will be conveniently accessible in an average of approximately four minutes from the Spring Mountain Road exit off of Interstate 15, and in an average of approximately ten minutes from McCarran International Airport.

        Proximity to the Las Vegas Convention Center and the Sands Expo and Convention Center. According to Tradeshow Week 200, Las Vegas was the most popular trade show destination in the United States in terms of net square footage and number of Tradeshow Week 200 shows in 2001, and one of the most popular convention destinations in the United States. Le Rêve will be across the street from two of the nation's largest convention centers, the Las Vegas Convention Center and the Sands Expo and Convention Center.

        The Las Vegas Convention Center contains approximately 3.2 million square feet of space. According to the Las Vegas Convention and Visitors Authority, approximately 1.3 million visitors attended trade shows and conventions at the Las Vegas Convention Center during 2001. We anticipate that Le Rêve will be connected to the Las Vegas Convention Center by a pedestrian bridge over Paradise Road, and that the Las Vegas monorail at the intersection of Desert Inn Road and Paradise Road will meet the anticipated pedestrian bridge. In addition, we anticipate that our free shuttle service will transport convention and trade show attendees and other Le Rêve visitors to and from the Las Vegas Convention Center in approximately four minutes. The shuttle service will run along the north perimeter of the golf course and will be able to move several thousand people per hour. We believe that this will be attractive to convention and trade show visitors who will not need to wait in long lines for taxicabs and can avoid traffic congestion around the Las Vegas Convention Center in travelling to or from Le Rêve.

        To the south, Le Rêve will be directly across Sands Avenue from the approximately 1.2 million square foot Sands Expo and Convention Center. This complex will be within a short walking distance from Le Rêve's Sands Avenue entrance and we anticipate that Le Rêve will be connected to the Sands Expo and Convention Center by a pedestrian bridge which we understand Clark County plans to build. According to the public filings of Las Vegas Sands, Inc., an affiliate of the owner of the Sands Expo and Convention Center, approximately 1 million visitors attended trade shows and conventions at the Sands Expo and Convention Center during 2001.

        We believe that our proximity to these trade show and convention facilities will make Le Rêve particularly attractive to business customers who attend trade shows and conventions. We expect these customers to be a source of room demand for Le Rêve during mid-week periods when room demand by leisure travelers is typically lower. Because of this source of room demand, we believe that we will be able to charge higher mid-week room rates than those of other Las Vegas Strip hotels.

        Proximity to the Fashion Show Mall.    Le Rêve will be directly across Las Vegas Boulevard from The Rouse Company's Fashion Show Mall. We anticipate that Le Rêve will be connected to the mall by a pedestrian bridge which we understand Clark County plans to build. The Fashion Show Mall contains premium retail stores and anchor tenants such as Neiman Marcus, Saks Fifth Avenue and Macy's and is currently undergoing a substantial remodeling and expansion program, which is expected to be completed by October 2003. When the remodeling and expansion are completed, the Fashion Show Mall is expected to house a number of new stores, including Nordstrom, Lord & Taylor and Bloomingdale's Home & Furniture. We anticipate that the proximity of the Fashion Show Mall to our retail shops will draw significantly more shoppers to the area.

  Carefully Manage Construction Costs and Risks

        Wynn Design & Development, a wholly owned indirect subsidiary of Wynn Resorts, is responsible for managing construction costs and risks associated with the project. Marnell Corrao will be the builder and general contractor for Le Rêve. Marnell Corrao has extensive experience in building large Las Vegas destination resorts, including Bellagio, The Mirage, Treasure Island at The Mirage and New York-New York Hotel and Casino. We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. Of that amount, the design and construction costs are estimated to be approximately $1.4 billion. We have entered into a guaranteed maximum price construction contract covering approximately $919 million of the budgeted construction cost. The guaranteed maximum price is subject to increases based on scope changes and other exceptions, to construct the Le Rêve hotel and casino. Plans for a substantial portion of the budget for this contract have not been finalized. We plan to implement specific mechanisms that are intended to reduce the risk of construction cost overruns and delays, including:

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  a $34.3 million owner's contingency that we may use, subject to the limitations set forth in the disbursement agreement, to cover owner-created delays and owner-originated changes in the scope of the work and other cost overruns;

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  a liquidated damages provision requiring Marnell Corrao to pay us $300,000 for each day the completion of construction is delayed, following a five-day grace period and subject to force majeure and other permitted extensions, up to a maximum amount of $9 million;

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  a $150 million contractor performance and payment bond securing Marnell Corrao's obligations under the construction contract;

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  a guaranty by Marnell Corrao's parent company, Austi, of Marnell Corrao's full performance under the construction contract until final payment under that contract;

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  a $50 million completion guarantee in favor of the lenders under the credit facilities and second mortgage note holders by a special purpose subsidiary of Wynn Las Vegas, which capital commitment will be secured by $50 million of the proceeds of this offering contributed to the subsidiary and deposited in a collateral account and pledged to the lenders under the credit facilities and second mortgage note holders, to be applied to the costs of the project in accordance with disbursement agreement;

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  a separate liquidity reserve account to be held by Wynn Las Vegas into which we will deposit $30 million of the net proceeds of this offering pledged to the lenders under the credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project and to be applied to the costs of the project in accordance with the disbursement agreement; and

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  anticipated availability under our subsidiaries' revolving credit facility to fund interest and commitment fees on our subsidiaries' debt obligations through the fourth month after our scheduled opening, if the opening is delayed.

        We have entered into a separate design/build contract with Bomel Construction Company, Inc. for the design and construction of the parking structure. Bomel has extensive experience constructing parking structures, including garages at Paris Las Vegas, Green Valley Ranch Station and The Palms Casino Resort. We expect to solicit competitive bids in late summer 2002 for construction of the new golf course and to award the contract in the fourth quarter of 2002. We expect that the newly constructed golf course will be available for play when Le Rêve opens.

The Le Rêve Resort

        Features of the Le Rêve Project

        The Hotel.    We have designed Le Rêve's hotel tower to contain 45 floors of hotel rooms and suites on top of a three-story low-rise building housing restaurants, retail outlets and the casino. The building will have a total area of approximately 5.2 million square feet. The high-rise building is configured in the shape of a gentle arc with the focal point of the tower being the Le Rêve lake, an approximately three-acre manmade lake situated in front of the hotel, and the manmade "mountain" in front of the lake along the Las Vegas Strip. We are designing the Le Rêve lake and "mountain" to provide special effects intended to entertain our guests and the pedestrians who come to our hotel and casino.

        The Le Rêve hotel guest main arrival area will feature an atrium garden adjacent to the registration desk with a view of Le Rêve lake below. We are designing Le Rêve to provide an intimate setting by minimizing walking distances throughout the hotel with a well-designed, organized floor plan to facilitate guest orientation and familiarity with the property. On average, walking distances from the registration hosts to the guest elevators will be only 460 feet. Comparative distances at The Venetian, Bellagio and The Mirage are approximately 530 feet, approximately 545 feet and approximately 570 feet, respectively. Once the guests arrive on their floor, the maximum walking distance to the most remote guest room will be approximately 240 feet, as compared to similar hotels such as Bellagio, The Mirage, Treasure Island at The Mirage and The Venetian at approximately 360 feet.

        The Guest Rooms.    We intend to decorate our approximately 2,400 standard guest rooms with sophisticated interior design elements and materials. The standard guest rooms have been designed to have a floor layout of approximately 620 square feet, which is approximately 100 to 125 square feet more than the industry standard for a standard guest room. The arc-shaped design of our high-rise building will provide rooms with a view of the golf course, lake and "mountain" setting or the surrounding mountains and has enabled us to design these rooms with widened entryways consisting of six-foot wide marble foyers. All standard rooms will have views of either the golf course or Las Vegas Boulevard and will also have large working desks equipped with convenient and accessible electrical outlets. Additionally, we expect that each guest room will have a dedicated high-speed Internet connection utilizing state-of-the-art broadband connections that, for a fee, can be upgraded for in-room wireless Internet access with an adapter. Generally, this type of broadband connection is not currently available in the guest rooms of other hotels in Las Vegas. Standard room bathrooms will have an oversized countertop, double sinks, a makeup area and television, a glass shower enclosure, a separate toilet compartment and a bathtub for two.

        We also plan for Le Rêve to provide single and multiple bedroom luxury suites with superior amenities and furnishings designed to accommodate high-end hotel guests. Le Rêve will offer 270 parlor and salon suites (beginning at approximately 1,250 square feet) located in the tower of the hotel high-rise building and 21 one- and two-bedroom fairway lanai suites (beginning at approximately 2,200 square feet) located on the east side of the low-rise complex overlooking the golf course. The high-rise suite area will be separated from the standard guest rooms on each floor by a glass door, effectively creating a separate but adjoining "suite tower" accessible only to suite occupants. Occupants of the suites can also make use of a special hotel garden entrance to the hotel, located off of the south porte cochere VIP arrival area, as well as an exclusive elevator for the suites. The suites will be conveniently located near the casino and some of the fine-dining restaurants.

        We believe that we have designed these elegant and spacious suites to satisfy the expectations of the highly sought-after international gaming customer. The salon suites' living rooms and bedrooms are designed to have views overlooking the Las Vegas Strip or Las Vegas' surrounding geography. We plan for each salon suite to feature a luxurious lounge area with a media center, adjacent dining or conference area, wet bar and oversized bathroom.

        We believe that the location of our lanai suites on the golf course fairway will be especially attractive to our VIP gaming customers and hotel guests who desire the peace and privacy of staying in more secluded living quarters detached from the main hotel complex. The 21 fairway lanai suites will be situated in a three-story structure with seven suites on each floor and will be conveniently located near our four swimming pools. Each of our fairway lanai suites will have its own private patio overlooking the golf course and will include programmable guestroom controls to accommodate many of the native languages of our hotel guests. We believe that each of our suites will be decorated and furnished to satisfy the most discriminating tastes and clientele.

        We also will offer four two-bedroom and two four-bedroom villas located in the low-rise structure of our hotel. Our villas will average approximately 7,000 square feet. Our villas will be accessible via a private entry located off of the south porte cochere VIP arrival area and will be conveniently located close to our retail stores and fine-dining restaurants.

        The Casino.    We expect Le Rêve to have an approximately 111,500 square foot casino located in the center of the first level of the low-rise building. Le Rêve's casino will be designed with a feeling of casual elegance and color palettes that complement Le Rêve's resort setting. We have planned the casino to have a well-organized floor plan and well-defined pathways that will allow our patrons easy access to the casino. The casino's main gaming area will contain an estimated 136 table games and 2,000 slot machines, a race and sports book, poker room and keno lounge. Our gaming limits will accommodate a full range of casino customers. In addition, Le Rêve will have a baccarat salon and private gaming rooms with direct access from the "suite tower." Each private gaming room will be elegantly appointed with its own private dining room and patio terrace overlooking Le Rêve's pools. We will market the casino directly to gaming customers using database marketing techniques, slot clubs and traditional incentives, such as reduced room rates and complimentary meals and suites. We will offer high-roller gaming customers premium suites and special hotel services.

        The Golf Course.    We plan to construct a world-class, 18-hole championship golf course at the site of the former Desert Inn golf course. Based on current publicly available plans, when Le Rêve opens, we believe this golf course will be the only golf course on the site of a hotel casino resort on the Las Vegas Strip. Tom Fazio and Mr. Wynn, the designers of the Shadow Creek golf course owned by MGM Mirage, have designed our course. The Le Rêve golf course will be accessible only to hotel guests of Le Rêve. We expect that the course will feature three lakes and a series of meandering streams that will carve their way from the west to east end of the property. We have designed the golf course with dramatic elevation changes and plan to include water on almost every hole. Unlike other courses available to Las Vegas visitors, our golf course will be adjacent to the hotel and will be visible from the windows of many of Le Rêve's meeting and convention rooms. We expect that Le Rêve's golf course will be available for play when Le Rêve opens.

        Restaurants, Lounges, Bars and Nightclub.    We plan to offer 18 food and beverage outlets, including six fine-dining restaurants and an approximately 600-seat buffet. We plan to follow the approach Mr. Wynn utilized at Mirage Resorts in seeking to persuade signature chefs to either move to Las Vegas or open second versions of restaurants that are well-known in other cities. In July 2002, Wynn Las Vegas entered into a restaurant management agreement with Dinex Management, LLC to provide the cuisine and services of Daniel Boulud, who was named "Chef of the Year" by Bon Appetit Magazine, and is known for his New York restaurants, DANIEL and Café Boulud. DANIEL has been awarded four stars by the New York

Times, rated one of the ten best restaurants in the world by The International Herald Tribune and received Gourmet Magazine's "Top Table" award.

        We plan to engage a number of well-known interior designers to decorate and stylize Le Rêve's numerous restaurants. We expect Le Rêve to offer a full complement of lounges and bars and a nightclub. We have planned for several of our restaurants to overlook the Le Rêve lake and will offer outdoor lounges and/or dining areas.

        The Showroom.    Le Rêve's showroom will be customized to accommodate the unveiling of Franco Dragone's new water-based entertainment production. Mr. Dragone is the creative force behind Bellagio's production of "O" and Treasure Island at The Mirage's production of "Mystère," as well as Celine Dion's new production at the approximately 4,000-seat performing arts "Colosseum" currently being constructed by Caesars Palace and scheduled for completion in the first quarter of 2003. "O" and "Mystère" have been consistently sold out since opening.

        The showroom will seat approximately 2,080 guests and will feature an approximately 1,000,000 gallon performance pool. The seating for the showroom is designed to extend around the performance area a full 360 degrees and to be suspended over the performance pool with no seat farther than approximately 42 feet from the performance area.

        The Art Gallery.    Le Rêve will also offer an art gallery displaying rare paintings from The Wynn Collection. The Wynn Collection consists of works from 19th and 20th century European and American masters, and at various times has included works by Paul Cézanne, Paul Gaugin, Édouard Manet, Henri Matisse, Amedeo Modigliani, Claude Monet, Pablo Picasso and Vincent Van Gogh. Several of these paintings were on display at Bellagio before MGM Grand's acquisition of Mirage Resorts. Subject to certain notice restrictions, Mr. and Mrs. Wynn will retain the right to remove or replace any or all of the works of art that will be displayed in the art gallery. We currently operate an art gallery in our office building on the 20-acre parcel and pay for the insurance on the works of art and will continue to do so after Le Rêve opens. We lease The Wynn Collection from Mr. and Mrs. Wynn at a monthly rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. Prior to opening Le Rêve, we do not expect to make any material payments under this lease. The only financial exposure that we have under this lease is the cost of operating the art gallery, including insurance, which is not material. After specified notice periods, we or Mr. and Mrs. Wynn may terminate this lease.

        The Ferrari and Maserati Dealership.    We have entered into letters of intent with Ferrari North America, Inc. and Maserati North America, Inc. to open an authorized on-site, full-service Ferrari and Maserati dealership. We expect that our franchises will include a service and maintenance facility, as well as a café and retail store. Currently, there are only 29 Ferrari dealerships in the United States and we expect ours to be the first in Nevada. The dealership will be located near the main entrance to the hotel.

        The letters of intent require us to submit designs and plans for the dealership to Ferrari North America and Maserati North America for approval and to satisfy certain financing and other conditions, including minimum working capital and net worth requirements. The letters of intent also require us to provide quarterly updates as to the status of construction of Le Rêve and to continuously meet all capital, facility, personnel, customer satisfaction and operational standards of Ferrari North America and Maserati North America. If we are approved to operate the franchises, Ferrari North America and Maserati North America will have first and senior priority security interests in their respective franchises. Under the letters of intent, no changes in the proportional equity interests in Wynn Resorts held by Mr. Wynn,

Aruze USA, Baron Asset Fund and our public stockholders as a group upon consummation of this offering can be made without the approval of Ferrari North America and Maserati North America.

        Retail Space.    Le Rêve will contain approximately 77,500 square feet dedicated to retail shops. We expect to lease approximately eight of the shops to tenants operating boutiques, including brand name and high-end boutiques. We plan to operate the remaining approximately 18 stores, including a golf shop and other shops selling, among other things, men's clothing, women's apparel and accessories, art, watches, sundries and proprietary Le Rêve products.

        The Spa, Salon and Fitness Complex.    We will own and operate a world-class spa, salon and fitness complex offering high-end spa treatments and fitness equipment and custom label and branded skin and body treatment products, as well as clothing, accessories, and athletic wear. The 38,000 square foot spa and salon complex will be directly accessible from the main guestrooms, the suites and villas, and pool deck elevators.

        Swimming Pools.    Le Rêve will offer its guests four outdoor swimming pools and two whirlpool spas. One swimming pool and one whirlpool spa will be dedicated for the exclusive use of our suite guests. The pool areas will feature private cabanas and lush landscaping.

        Convention, Meeting and Reception Facilities.    Le Rêve will feature approximately 223,000 square feet of convention, meeting and reception space (including corridors and patio space), including a grand ballroom, a junior ballroom and meeting rooms with outdoor patios overlooking either the pool area or the golf course, as well as boardrooms and a business center. Covered patios off of the meeting rooms are available as pre-function or break-out areas.

        The Wedding Chapels.    Le Rêve will include two intimate wedding chapels that we expect will accommodate 60 guests each.

        Parking.    Our north parking garage, which will have easy access to our hotel, will provide approximately 1,840 parking spaces for our guests and other visitors. The second level of the north parking garage will connect to a retail promenade that will lead to our casino. We will have two levels of valet parking under the hotel and a separate parking area for employees located on the 20-acre parcel next to the Le Rêve. In total, there will be approximately 4,050 parking spaces available to guests and employees of Le Rêve.

  Design and Construction Team

        Wynn Resorts' indirect subsidiary, Wynn Design & Development, together with Stephen A. Wynn, is designing Le Rêve. Wynn Design & Development, which will supervise construction of Le Rêve, is comprised of a highly qualified team of specialists with an impressive track record in designing, constructing and completing major hotel casino resorts. The Wynn Design & Development team includes:

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  Kenneth R. Wynn, President. Kenneth R. Wynn will be supervising the construction, architectural and interior design and purchasing for Le Rêve. Kenneth R. Wynn previously served as President of Atlandia Design & Furnishings, Inc., then a wholly owned subsidiary of Mirage Resorts, where he directly supervised the construction, architecture, interior design and purchasing departments, as well as outside contractors and consultants, for all of Mirage Resorts' new construction and remodel projects, including Bellagio, The Mirage, Treasure Island at The Mirage and Golden Nugget—Las Vegas.

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  W. Todd Nisbet, Executive Vice President—Project Director. Mr. Nisbet will be supervising the construction of Le Rêve. Mr. Nisbet has over 15 years of experience in the construction industry through his employment by Marnell Corrao, where he had direct supervisory capacity over the construction of Bellagio, Treasure Island at The Mirage, projects at The Mirage, such as the expansion of the convention center, the volcano upgrade and the high limit slot area, and the expansion of the north casino at Caesars Palace.

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  DeRuyter O. Butler, Executive Vice President—Architecture. Mr. Butler has been employed by Atlandia Design & Furnishings or Wynn Design & Development for nearly 20 years. Mr. Butler directly supervised the architectural design of major hotel casino resorts such as Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas.

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  Roger P. Thomas, Executive Vice President—Design. Mr. Thomas, who served as the Vice President—Design for Atlandia Design & Furnishings for over 15 years, was responsible for the interior design of The Mirage, including the standard rooms, suites and villas, the spa and salon, the Siegfried & Roy and Danny Gans showrooms and the expansion of the convention center. In addition, Mr. Thomas supervised the interior design of Bellagio, Treasure Island at The Mirage and the Golden Nugget—Las Vegas.

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  Janellen Sachs Radoff, Vice President—Design. Ms. Radoff held the position of Executive Designer at Atlandia Design & Furnishings for almost 15 years and has over 25 years of experience in interior design. Ms. Radoff worked with Mr. Thomas to create the interior design of major hotel casino resorts projects such as Bellagio, The Mirage and the Golden Nugget—Las Vegas.

  Construction Schedule and Budget

        We have scheduled groundbreaking for Le Rêve to occur in September 2002, with an opening to the general public scheduled for March 2005.

        Wynn Design & Development, an indirect wholly owned subsidiary of Wynn Resorts, is responsible for the design and architecture of Le Rêve (except for the showroom, the golf course and the parking garage) and for managing construction costs and risks associated with the Le Rêve project. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Le Rêve project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. Neither we nor Mr. Wynn has an ownership interest in Butler/Ashworth.

        We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on the credit facilities, the FF&E facility, the second mortgage notes and any other indebtedness and obligations of ours which will be due before the estimated commencement date of operations of Le Rêve have been included in our estimate of the total development cost.

        Of the estimated $2.4 billion total development cost for Le Rêve, the design and construction costs are budgeted to be approximately $1.4 billion, including the cost of constructing the golf course and principal parking garage, but excluding costs such as pre-opening costs, entertainment production costs, site acquisition costs, construction period interest, financing fees and certain furniture, fixtures and equipment, such as slot machines, computer equipment and kitchen and dining supplies.

        In an effort to manage our construction risk, we have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $919 million of the budgeted $1.4 billion design and construction cost. The $919 million guaranteed maximum price is subject to increases based on scope changes and other exceptions. Although we have determined the overall scope and design of Le Rêve, not all of the plans and specifications for the construction components that are the subject of the guaranteed maximum price contract have been finalized and, under certain circumstances, we will be responsible for excess costs with respect to these components. See "Construction Contracts for Le Rêve" and "Risk Factors—Risks Associated with Our Construction of Le Rêve."

        Approximately $485 million of the $1.4 billion budgeted design and construction cost expenditures are not part of the Marnell Corrao guaranteed maximum price contract. These budgeted costs include:

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  owner-managed interior design and related furniture, fixtures and equipment, construction of restaurant and retail spaces, including tenant allowances, signage and electronic systems, site work and exterior features at a budgeted cost of approximately $303.0 million;

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  construction of the new golf course at a budgeted cost of approximately $21.5 million; we expect to solicit competitive bids in late summer 2002 for construction of the new golf course and to award the construction contract in the fourth quarter of 2002;

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  construction of the principal parking garage at a budgeted cost of approximately $11.5 million;

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  estimated design and engineering professional fees of approximately $66.1 million;

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  costs of obtaining required governmental approvals and permits and utility service connection fees of approximately $13.8 million;

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  costs of miscellaneous capital projects, including demolition and mock-up costs, of approximately $23.8 million;

  •
  utilities and security costs during construction of approximately $6.3 million;

  •
  estimated insurance costs of approximately $12.6 million for builder's risk insurance, fees and reserves under the owner-controlled insurance program, umbrella and excess liability insurance and design professional liability insurance during the construction period; and

  •
  contingency of approximately $26.7 million of the total owner's contingency of $34.3 million.

        We are responsible for these components of the budget, including any cost overruns with respect to these components. Of this remaining $485 million of budgeted design and construction costs, we have spent approximately 8.4% to date. We have received bids with respect to items comprising another 36.6% of these remaining budgeted costs (though we have not accepted these bids and therefore the bids are subject to change). Accordingly, we have spent money or received non-binding bids for a total of approximately 45% of these remaining budgeted costs.

        We have entered into a design/build contract with Bomel for the design and construction of the principal parking garage for a lump sum of $9.9 million, subject to certain exceptions, including any changes in the scope of work, force majeure or owner delays. Design work for the construction is substantially complete. We expect that construction will commence in October 2002. We expect to solicit competitive bids in late summer 2002 for the construction of the golf course and to award the contract in the fourth quarter of 2002. We expect that the newly constructed golf course will be available for play when Le Rêve opens.

        We expect to lease approximately eight of the retail shops at Le Rêve to third parties and intend to provide some of our retail tenants an allowance for improvements as part of the lease arrangements. We will own and operate the remaining approximately eighteen retail shops at Le Rêve and will be responsible for constructing any improvements. These construction costs and allowances are included in our design and construction budget for Le Rêve. Design and/or construction costs in excess of an allowance are intended to be the responsibility of the particular retail tenant. Nevertheless, if we are unable to successfully negotiate leases consistent with our design and construction budget, we may have to fund or construct, at our cost, additional improvements in connection with the leases relating to the space.

        We intend to operate most of the restaurants at Le Rêve. We plan to construct the improvements for all of the restaurants, whether managed by us or by third parties, and the costs of those improvements are included in our design and construction budget.

        We believe that the overall design and construction budget of $1.4 billion is reasonable. In addition to the guaranteed maximum price provisions of the construction contract, we plan to implement specific mechanisms that are intended to reduce the risk of construction cost overruns and delays, including:

  •
  a $34.3 million owner's contingency that we may use, subject to the limitations set forth in the disbursement agreement, to cover owner-created delays and owner-originated changes in the scope of the work and other cost overruns;

  •
  a liquidated damages provision requiring Marnell Corrao to pay us $300,000 for each day the completion of construction is delayed, following a five-day grace period and subject to force majeure and other permitted extensions, up to a maximum amount of $9 million;

  •
  a $150 million contractor performance and payment bond securing Marnell Corrao's obligations under the construction contract;

  •
  a guaranty by Marnell Corrao's parent company, Austi, of Marnell Corrao's full performance under the construction contract until final payment under that contract;

  •
  a $50 million completion guarantee in favor of the lenders under the credit facilities and the second mortgage note holders by a special purpose subsidiary of Wynn Las Vegas, which will be secured by $50 million of the proceeds of this offering contributed to the subsidiary and deposited in a collateral account and pledged to the lenders under the credit facilities and the second mortgage note holders, to be applied to the costs of the project in accordance with the disbursement agreement;

  •
  a liquidity reserve account to be held by Wynn Las Vegas into which we will deposit $30 million of the net proceeds of this offering pledged to the lenders under the credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to complete the project and to be applied to the costs of the project in accordance with the disbursement agreement; and

  •
  anticipated remaining availability of approximately $49 million under our subsidiaries' revolving credit facility.

Despite these protections, design and construction costs may be significantly higher than expected. Furthermore, if we do not complete construction of Le Rêve by August 31, 2005, subject to limited permitted extensions due to force majeure events, our subsidiaries will be in default under the credit facilities and the second mortgage notes and the holders of the indebtedness will have the right to accelerate the indebtedness and exercise other rights and remedies against our subsidiaries. See "Risk Factors—Risks Related to Our Substantial Indebtedness—We are highly leveraged and future cash flow may not be sufficient for our subsidiaries to meet their obligations, and we might have difficulty obtaining more financing." We do not expect to be able to obtain insurance for delayed opening of Le Rêve, loss of use of the project or loss due to force majeure events. See "Risk Factors—Risks Associated with Our Construction."

  Water Show Entertainment Production Agreement

        We have entered into an agreement with Calitri Services and Licensing Limited Liability Company under which Calitri will create, develop and produce the show to be presented in the Le Rêve showroom. This agreement is in the process of being amended. We expect that, under the agreement, as it will be amended, Calitri will be required to employ Franco Dragone as the principal creator of the production. The concept of the production, which involves a water-based show in Le Rêve's showroom, has already been approved by Mr. Wynn and is under development and pre-production. Wynn Las Vegas will pay Calitri a $2 million creation fee, $1 million of which has been paid, and fund parts of the development and production budgets. Wynn Las Vegas will pay the remaining $1 million of this fee upon the completion of this offering. In addition, Calitri will receive 10% of the revenue and one-half of the profits of the production. We also anticipate that Calitri and Wynn Las Vegas will have joint and equal ownership rights to the production and any related intellectual property rights and that the initial term of the agreement will be ten years. However, it is also currently contemplated that, if the production fails to satisfy certain revenue requirements, Wynn Las Vegas will be able to terminate the agreement prior to the end of its term. In addition, it is contemplated that the agreement, as amended, will provide Wynn Las Vegas with an option to renew the agreement for an additional five-year term.

        We have also paid Calitri $1 million for an option with respect to a second production for Le Rêve or for another project. We anticipate that we or one of our subsidiaries will be required to pay an additional $1 million if we exercise the option.

        Following the completion of this offering, Wynn Resorts plans to grant Mr. Dragone an award of            shares of restricted stock. The restricted stock will be subject to Wynn Resorts' repurchase right, which will lapse in June 2006. This restricted stock award is intended to be part of the compensation paid to Mr. Dragone for his role as principal creator of the production. Although the form of the restricted stock grant has not been finalized, management believes that compensation expense, based on the fair value of the stock grant at the measurement date, will be recognized and that such compensation expense will be capitalized as part of the cost of constructing the entertainment production. Because the price of the stock at the measurement date is presently unknown and the form of the agreement has yet to be finalized, management is unable to estimate the amount of compensation expense expected to be associated with the restricted stock grant at this time.

  Las Vegas Market

        Overview.    Las Vegas is one of the fastest growing leisure, lodging and entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas has continued to increase at a steady and significant rate. The number of visitors increased from approximately 29.6 million in 1996 to approximately 35.0 million visitors in 2001, a compound annual growth rate of 3.3%. Aggregate expenditures by these visitors increased at a compound annual growth rate of 7.5%, from approximately $22.5 billion in 1996 to approximately $31.6 billion in 2001. The number of residents in Clark County, the greater Las Vegas area, has increased from 1,115,940 residents in 1996 to 1,425,723 residents in 2000, a compound annual growth rate of 6.6%.

        Expanding Hotel and Gaming Market.    Las Vegas has one of the strongest and most resilient hotel markets in the country and, according to the American Gaming Association, has the highest casino gaming revenue in the United States. Major properties on the Las Vegas Strip that have opened over the past ten years include Bellagio, Mandalay Bay Resort & Casino, New York-New York Hotel and Casino, Paris Las Vegas, Aladdin Resort & Casino and The Venetian. In addition, a number of existing properties on the Las Vegas Strip embarked on expansions during this period including MGM Grand Hotel and Casino, Luxor Hotel and Casino, Circus Circus Hotel, Casino and Theme Park, Mandalay Bay Resort & Casino and Caesars Palace. Despite this significant increase in the supply of hotel rooms in Las Vegas, hotel total occupancy rates for all days exceeded on average 90.6% for the years 1990 to 1999, averaged 92.5% in 2000 and 88.9% in 2001.

        According to the Las Vegas Convention and Visitors Authority, Clark County gross gaming revenue has increased by 31%, from approximately $5.8 billion in 1996 to approximately $7.6 billion in 2001. As a result of the increased popularity of gaming, Las Vegas has sought to increase its popularity as an overall vacation resort destination. The number of hotel rooms in Las Vegas has increased by 30.6% from 80,952 in 1996 to 105,702 in 2001.

We believe that the growth in the Las Vegas market has been enhanced as a result of a dedicated program by both the Las Vegas Convention and Visitors Authority and major Las Vegas hotels to promote Las Vegas as a major vacation and convention site and the increased capacity of McCarran International Airport.

        Growth of Las Vegas Retail Sector and Non-Gaming Revenue Expenditures.    The Las Vegas market continues to evolve from its historical gaming focus to broader entertainment and leisure offerings. In addition to the traditional attractiveness of gaming, the market is continuing to expand to include retail, fine dining, sporting activities, major concerts and other forms of entertainment. This diversification has contributed to the growth of the market and broadened the universe of individuals who would consider Las Vegas as a vacation destination. The more diversified entertainment and leisure offerings present significant growth opportunities. In particular, the newer, large theme-destination resorts have been designed to capitalize on this development by providing better quality hotel rooms at higher rates and by providing expanded shopping, dining and entertainment opportunities to their patrons, in addition to gaming.

        Las Vegas as a Convention Center Attraction.    According to Tradeshow Week 200, an annual publication that analyzes the 200 largest trade shows in the United States, Las Vegas was the most popular trade show destination in the United States with a 28.4% market share of the Tradeshow Week 200 shows in terms of net square footage and one of the most popular convention destinations in the United States in 2001. In 1996, approximately 3.3 million persons attended conventions in Las Vegas, providing approximately $3.9 billion in non-gaming trade show and convention revenue. By 2001, the number of convention attendees increased to more than 4 million, providing approximately $4.8 billion in non-gaming and trade show and convention revenue.

        Trade shows are held for the purpose of getting sellers and buyers of products or services together in order to conduct business. Trade shows differ from conventions in that trade shows typically require substantial amounts of space for exhibition purposes and participant circulation. Conventions generally are gatherings of companies or groups that require less space for breakout meetings and general meetings of the overall group. Las Vegas offers trade shows and conventions a unique infrastructure for handling the world's largest shows. This includes a concentration of approximately 72,000 hotel rooms located on the Las Vegas Strip, two of the largest convention centers in the United States—the Las Vegas Convention Center and the Sands Expo and Convention Center—with a total of over 4 million square feet of convention and exhibition space, convenient air service from major cities throughout the United States and other countries and significant entertainment attractions. In addition to the Sands Expo and Convention Center and the Las Vegas Convention Center, the MGM Grand Hotel and Casino has constructed a conference and meeting facility of approximately 380,000 gross square feet. The Mirage has recently added approximately 90,000 gross square feet of meeting space, and Mandalay Bay Resort & Casino has begun construction of an approximately 1.8 million square foot convention center with an estimated completion date in early 2003. We believe that Las Vegas will continue to evolve as one of the country's preferred trade show and convention destinations.

        Statistics on the Las Vegas Gaming Industry.    The following table sets forth certain information derived from published reports of the Las Vegas Convention and Visitors Authority and the Nevada State Gaming Control Board concerning Las Vegas Strip gaming revenue and visitor volume and hotel data for the years 1996 to 2001. As shown in the table, the Las Vegas market has achieved significant growth in visitor volume and tourist revenue.

Historical Data for Las Vegas Gaming Industry(1)

	1996	1997	1998	1999	2000	2001	Compounded Annual Growth Rate
Las Vegas Visitor Volume	29,636,361	30,464,635	30,605,128	33,809,134	35,849,691	35,017,317	3.4%
Total Visitor Expenditures(2)	$22,533,258	$24,952,189	$24,577,469	$28,695,178	$31,462,337	$31,555,924	7.0%
Las Vegas Strip Gaming Revenue(2)	$3,579,269	$3,809,354	$3,812,408	$4,490,330	$4,805,572	$4,703,692	5.6%
Las Vegas Convention Attendance	3,305,507	3,519,424	3,301,705	3,772,726	3,853,363	4,049,095	4.1%
Las Vegas Hotel Occupancy Rate for All Days	93.4%	90.3%	90.3%	92.1%	92.5%	88.9%	N/A
Las Vegas Hotel/Motel Room Supply	99,072	105,347	109,365	120,294	124,270	126,610	5.0%

(1)
Sources: Las Vegas Convention and Visitors Authority and Nevada State Gaming Control Board for the fiscal years ended December 31.

(2)
Dollars in thousands.

  Le Rêve Competition

        Hotel/Casino Competition.    The casino/hotel industry is highly competitive. Le Rêve, which will be located on the Las Vegas Strip, will compete with other high-quality resorts and hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment offered, theme and size. Le Rêve will compete with hotels on the Las Vegas Strip and in downtown Las Vegas, as well as a large number of hotels and motels in and near Las Vegas.

        In June 2003, The Venetian expects to complete a 1,000-room hotel tower on top of the resort's existing parking garage. Also, Mandalay Bay Resort & Casino has announced that it expects to begin construction of a 1,122-room, all-suite tower connected to the current hotel casino resort in September 2002, with an expected opening date in October 2003. Other than the expansions of The Venetian and Mandalay Bay Resort & Casino, we are not aware of any significant additions of hotel rooms to major hotel casino resort properties in Las Vegas or any developments of new major hotel casino resort properties in Las Vegas in the near future.

        Many competing properties, such as the Bellagio, Caesars Palace, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, the MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Rio All-Suite Hotel & Casino, Treasure Island at The Mirage and The Venetian, have themes and attractions which draw a significant number of visitors and will directly compete with our operations. Some of these facilities are operated by companies that have more than one operating facility and may have greater name recognition and financial and marketing resources than us and target the same demographic group as we will. We will seek to differentiate Le Rêve from other major Las Vegas resorts by concentrating on our fundamental elements of design, atmosphere, personal service and level of luxury.

        Las Vegas casinos also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, riverboat gaming facilities in other states, hotel/casino facilities elsewhere in the world, state lotteries, Internet gaming and other forms of gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas. See "—The Macau Opportunity—Competition within Macau and from Regional Markets."

        Our casino will also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, on- and off-track wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States will also increase competition we face and will continue to do so in the future. Additionally, if gaming is legalized in jurisdictions near our property or our target markets where it currently is not permitted, we will face additional competition.

        Retail Competition.    Le Rêve's retail stores will operate in a highly competitive environment. Le Rêve's retail stores will compete with other retail stores located in other Las Vegas hotel casino resorts and shopping districts. Among these Las Vegas shopping locations, Le Rêve will face significant competition from the retail stores at Bellagio, the Forum Shops at Caesars Palace, which is expected to complete a 200,000 square foot expansion in 2004, The Grand Canal Shoppes at The Venetian and Desert Passage at Aladdin Resort & Casino. In particular, Le Rêve's retail stores will face competition from the premium retail stores of the Fashion Show Mall, which is owned by The Rouse Company, a publicly traded company. The

Fashion Show Mall, which is situated across the Las Vegas Strip from Le Rêve, is currently undergoing an extensive remodeling and expansion program, reportedly increasing its size from approximately 773,000 square feet to nearly 2 million square feet. Beginning in November 2002, the Fashion Show Mall is expected to contain an approximately 180,000 square foot Nordstrom and a flagship store of Bloomingdale's Home & Furniture. The expansion of the Fashion Show Mall is expected to be completed in October 2003 with a new Lord & Taylor and is expected to include a total of approximately 300 shops. In addition, Le Rêve's retail stores will compete with outlet shopping areas located on the way to Las Vegas from Los Angeles and other places, which tend to offer merchandise at discounted prices.

        Our retail stores will compete on the basis of, among other things, the location of our stores, the breadth, quality, style, and availability of merchandise, the level of customer service offered and merchandise price. We will also compete with other retail properties for retail businesses on the basis of the rent charged and location.

        We believe that our retail operations will generate approximately 5% of our total revenue. However, we will face significant competition in this market area. Any increase in our competitors' market share for retail customers in Las Vegas could negatively impact our operations in a significant manner. See "Risk Factors—General Risks Associated with Our Business—The casino, hotel, convention, retail and other facilities at Le Rêve will face intense competition."

  Marketing in Las Vegas

        Our marketing strategy consists of positioning Le Rêve as a full-service luxury resort and casino in the leisure, convention and tour and travel markets. Prior to the opening of Le Rêve, we will create general market awareness about Le Rêve's product offerings through conventions and media, including television, radio, newspapers, magazines, internet, direct mail, and billboards. We also expect that the third party retail tenants will engage in their own general advertising and promotional activity, which we expect will benefit all of Le Rêve's retail shops.

        We believe that Le Rêve will attract wealthy international and domestic gaming customers due in part to the high degree of customer recognition and guest loyalty that we believe Mr. Wynn has developed over the last two decades by operating some of the signature properties on the Las Vegas strip. In addition, we currently employ a number of experienced international and domestic casino marketing executives. We believe that Mr. Wynn's reputation will allow us to continue to attract marketing executives of this caliber.

        Le Rêve plans to have marketing executives located in local offices in Tokyo, Hong Kong, Macau, Singapore, Taiwan, Europe, New York and southern California, as well as independent marketing representatives in major U.S. and foreign cities. We also plan to develop a guest loyalty program at Le Rêve that will integrate in real-time, all gaming, hotel, food, beverage and retail revenue of a particular guest and compare it against incurred expenses to determine the profitability of that guest. We will use this program to implement a rewards system that offers discounted and complementary meals, lodging and entertainment for our guests. We will also use that information to develop an integrated database that will allow us to target specific customers for promotions that might induce them to visit Le Rêve.

The Macau Opportunity

  General

        Currently, Wynn Macau is an indirect, 90% owned subsidiary of Wynn Resorts. Wynn Macau has committed to allow certain minority partners to invest in the Macau-related entities, after which Wynn Resorts is expected to indirectly own an approximately 82.5% economic interest in Wynn Macau before giving effect to any financing for the Macau opportunity.

        Wynn Macau has entered into a 20-year concession agreement with the government of the Macau Special Administrative Region of the People's Republic of China permitting it to construct and operate one or more casinos in Macau. Wynn Macau is obligated to invest no less than a total of 4 billion patacas (currently approximately US $500 million) in one or more casino projects by June 26, 2009 and must commence operations of its first permanent casino resort no later than December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the Macau government approves, or on projects of public interest designated by the Macau government. The currency used in the concession agreement is the Macau pataca. We have converted all pataca references into U.S. dollars, using the exchange rate as of August 11, 2002. While the rate of exchange may fluctuate over the term of the concession agreement, the rate of exchange between the United States dollar and the Hong Kong dollar (to which the Macau pataca is linked) has remained relatively stable over the past several years.

        The Macau peninsula, located in southeast China on the South China Sea, is approximately 37 miles southwest of Hong Kong. Macau was a colony of Portugal for almost 450 years. In December 1999, Portugal transferred administration of Macau to China, which reestablished the territory as a special administrative region. In the past, gaming in Macau had been administered as a government-sanctioned monopoly concession held by Sociedade de Turismo e Diversoes de Macau, controlled by Mr. Stanley Ho. This gaming business in Macau is currently conducted through a different entity named Sociedade de Jogos de Macau which is controlled by Mr. Ho.

        As described under the heading "Risk Factors—Risks Associated with Wynn Macau's Macau Opportunity," the development and completion of casino(s) in Macau is subject to numerous conditions and risks, including the following:

  •
  acquiring the rights to use suitable parcels of land in satisfactory locations in Macau on which to build casino(s), although Wynn Macau has an agreement in principle relating to the site of its first proposed casino;

  •
  obtaining significant financing to develop and construct Macau casino(s);

  •
  attracting qualified management, key personnel and employees to operate the casino(s);

  •
  the political, economic and social risks inherent in doing business in an emerging market such as China, including the risks related to Macau's untested gaming regulatory framework;

  •
  obtaining the ability, through legislative and regulatory changes, to extend credit to gaming customers and enforce gaming debts in Macau;

  •
  obtaining relief, through legislative action, from the complementary income tax and the withholding tax on dividends imposed in Macau; and

  •
  the risks inherent in construction projects.

        Wynn Macau may not proceed with the construction of casino(s) in Macau if, in the judgment of its management, such conditions and risks cannot be adequately resolved, or if these conditions and risks would adversely affect our ability to conduct gaming and hotel operations outside Macau, including at Le Rêve. However, the concession agreement does not contain provisions permitting Wynn Macau to terminate the concession agreement unilaterally, or permitting Wynn Macau to cease the development of casino(s) in Macau, for any of the reasons described above. The obligations under the Macau concession agreement are those of Wynn Resorts' indirect subsidiary, Wynn Macau. Accordingly, unless a court rules that Wynn Resorts and the intermediate Macau-related entities are not entitled to limited liability protection with respect to Wynn Macau's obligations under the concession agreement, or unless Wynn Resorts guarantees the performance of Wynn Macau's obligations thereunder, Wynn Resorts' exposure to the government of Macau would be no more than Wynn Macau's assets.

        The key terms of the concession agreement into which Wynn Macau has entered with the Macau government are as follows:

  •
  Wynn Macau is obligated to invest no less than a total of 4 billion patacas (currently approximately US $500 million) on one or more casino projects by June 26, 2009 and must commence operations of its first permanent casino resort no later than December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the Macau government approves, or on projects of public interest designated by the Macau government.

  •
  Prior to April 1, 2009, the Macau government is prohibited from granting any additional concessions for the operation of casinos in Macau.

  •
  Wynn Macau must pay a fixed premium of 30 million patacas (currently approximately US $3.8 million) per year, and a variable premium based on the number of table games and machines Wynn Macau operates in Macau, with a set minimum of 45 million patacas (currently approximately US $5.6 million) per year (which is temporarily lowered if Wynn Macau operates a temporary casino before completion of its first permanent casino resort).

  •
  Wynn Macau must pay a special gaming tax of 35% on its gross gaming revenue.

  •
  Wynn Macau must contribute a total of 4.0% of its gross gaming revenue for the promotion of public interests, infrastructure and tourism.

  •
  Wynn Macau must pay taxes imposed by Macau law including a complementary income tax at the rate of 15% on the profits realized from conducting business in Macau and a 15% withholding tax rate on dividends paid from Macau entities to their stockholders. Wynn Macau is seeking exemptions for both of these taxes.

  •
  Wynn Macau is obligated to maintain bank guarantees or bonds satisfactory to the government.

  •
  At the end of the term of the concession agreement, and any agreed upon extensions, the main casino areas and all of the gaming equipment owned by Wynn Macau will be automatically transferred to the government of Macau without compensation to Wynn Macau.

  •
  From June 27, 2017 until the end of the term of the concession agreement, the government of Macau will have the right to redeem Wynn Macau's gaming concession and take title to all of its assets in Macau and the government must provide fair compensation for a resort-hotel-casino complex under the investment plan under the agreement. However, the concession agreement is unclear as to how the compensation provision will apply if there is more than one resort-hotel-casino that is built.

        For more information on the concession contract between Wynn Macau and the government of Macau, see "Concession Agreement with the Government of Macau."

        The Macau Special Administrative Region owns most of the land in Macau and, in most cases, private interests in real property located in Macau are obtained only through leases and other grants of rights to use land from the government. The government of Macau has provisionally awarded Wynn Macau a concession to lease a parcel of land of approximately 14 acres located opposite the Hotel Lisboa (Macau's largest and most well-known hotel and casino) on which Wynn Macau intends to construct and operate a casino project. If Wynn Macau ultimately signs a land concession agreement formalizing this agreement in principle, the amount of the rent and other terms and conditions of the land concession will be fixed in that agreement. The term of the land concession would be 25 years, commencing on the date the concession contract is published in the Macau Official Gazette, and may be renewed at the option of Wynn Macau for successive periods terminating no later than December 19, 2049. In exchange for the land concession, Wynn Macau will be obligated to pay a premium of approximately 318 million patacas (currently approximately US $40 million). In addition, once the land concession is entered into, Wynn Macau would become obligated to pay the former concessionaire of a portion of that site approximately 160 million patacas (currently approximately US $20 million) for relinquishing that entity's rights to use its part of the land. Wynn Macau would be able to credit both this land concession premium and the payment to the former concessionaire toward its 4 billion pataca required investment in Macau.

        Currently, Wynn Macau is in the preliminary stages of formulating its strategy for its Macau operations. Wynn Macau has not yet determined how many casinos it will build, the scope, design or the timing of any project, or whether it will begin construction and operations in separate phases at the first permanent Macau casino resort site or open one or more temporary casinos in Macau in locations other than the permanent site. Moreover, Wynn Macau would need to obtain the necessary financing to fund the development, design and construction of such project or projects. Nonetheless, Wynn Macau may begin casino operations in Macau prior to the opening of Le Rêve.

        Wynn Macau's plans relating to the financing of the Macau opportunity are at the preliminary stages. Wynn Macau is considering different financing alternatives, including equity financing at the Wynn Macau level or at the level of one of the intermediary holding companies, such as Wynn Resorts (Macau) Holdings, Ltd., and debt financing at the Wynn Macau level. If additional equity is raised at the Wynn Macau or intermediary company holding company level, stockholders of Wynn Resorts would indirectly hold a smaller interest in Wynn Macau as the minority interest in the Macau-related entities increases. If Wynn Resorts decides to raise equity at the Wynn Resorts level to fund the Macau opportunity, its stockholders would suffer dilution of their interests. Wynn Macau has no commitments relating to such financing and we cannot assure you that Wynn Macau will be able to obtain such financing on acceptable terms or at all.

  Ownership Structure of Macau-Related Entities

        The following chart illustrates the organizational structure of Wynn Resorts' Macau-related subsidiaries immediately after the consummation of this offering and the restructuring transactions relating to the Macau-related entities described below are completed.

*
Wynn Resorts International, Ltd. holds one share of Wynn Resorts (Macau) Limited (Hong Kong) as nominee for Wynn Resorts (Macau) Holdings, Ltd.

        Wynn Resorts' Ownership of Macau-Related Entities.    Wynn Resorts currently owns, indirectly, a 90% interest in Wynn Macau. A series of transactions designed to bring minority partners into the ownership structure is currently being implemented. Once the restructuring transactions currently underway are completed, we expect that Wynn Resorts will own an approximately 82.5% economic interest in Wynn Macau indirectly through various subsidiaries. In exchange, in the aggregate, Wynn Resorts will have contributed shares of Wynn Macau with an aggregate par value of approximately $337,500 and cash of approximately $23.8 million.

        Wynn Resorts owns 100% of Wynn Group Asia, Inc., a Nevada corporation. Wynn Group Asia owns 100% of Wynn Resorts International, Ltd., a Manx company. Wynn Resorts International will hold certain shares of Wynn Macau directly, representing approximately 39% of the capital and voting power and approximately 49% of the dividends and other distributions in excess of capital contributed. Wynn Resorts International will also own approximately 33.5% of the capital and dividend participation and approximately 40.4% of the vote of Wynn Macau indirectly through its majority-owned subsidiary, Wynn Resorts (Macau) Holdings, Ltd., a Manx company. We expect that Wynn Resorts International will be entitled to an additional capital interest in Wynn Resorts (Macau) Holdings that effectively represents an additional 10% interest in the capital of Wynn Macau. Wynn Resorts (Macau) Holdings owns 100% of Wynn Resorts (Macau), Limited, a Hong Kong company. Wynn Resorts (Macau), Limited in turn will own approximately 51% of Wynn Macau.

        Minority Ownership of the Macau-Related Entities.    Once the restructuring transactions currently underway are completed, we expect that Wynn Resorts will own approximately 82.5% of the rights to capital and dividends and effectively control approximately 90% of the vote of Wynn Macau indirectly through various subsidiaries. Mr. Wong Chi Seng, who is the executive director of Wynn Macau, will own, in the aggregate, approximately 10% of the rights to capital and dividends and effectively control approximately 10% of the vote of Wynn Macau. Other investors will own, indirectly, approximately 7.5% of the rights to dividends and capital of Wynn Macau.

        The direct and indirect minority interests of Wynn Macau will be at two levels: at the Wynn Resorts (Macau) Holdings level and directly at the Wynn Macau level. Mr. Wong Chi Seng will own, directly and indirectly, shares representing approximately 11.8% of the voting power and 19.6% of capital and dividend participation in Wynn Resorts (Macau) Holdings. In exchange for these shares, Mr. Wong will contribute to Wynn Resorts (Macau) Holdings cash of approximately $385,000 and shares of Wynn Macau with an aggregate par value of approximately $37,500. According to Macau law, the position of executive director and at least 10% of the voting shares and capital of Wynn Macau must be held by a resident of Macau. Mr. Wong, a Macau resident, serves as the executive director of Wynn Macau and will purchase his shares in Wynn Macau for an aggregate of approximately $2.5 million. Mr. Wong's shares will have the same voting rights as do the other shares in Wynn Macau, but they will be limited in their participation in dividends to up to one pataca per year, in the aggregate, and limited in other distributions to their share of the capital contributed.

        Other investors, who are related to each other, collectively will contribute cash of approximately $2.2 million and will own shares representing approximately 8.9% of the voting power and 14.7% of capital and dividend participation in Wynn Resorts (Macau) Holdings.

  Macau Market

        Introduction.    The Macau Special Administrative Region of the People's Republic of China is located in the southern part of Guangdong Province. Macau consists of the Macau peninsula and the islands of Taipa and Coloane, which are connected to the peninsula by bridges, and totals approximately 9 square miles in size. Macau is approximately 37 miles southwest of Hong Kong and immediately adjacent to the Zhuhai Special Economic Zone, from which Macau is visible and easily accessible. The CIA World Factbook estimates that Macau's population in 2001 was approximately 454,000.

        Macau was a colony of Portugal for almost 450 years. In December 1999, Portugal transferred administration of Macau to China, which re-established the territory as a special administrative region. Macau has been a gaming destination for at least 40 years.

        Popular regional gaming destination.    According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, over 10 million people visited Macau in 2001, increasing from approximately 7.4 million in 1999. According to the U.S. & Foreign Commercial Service American Consulate General, Hong Kong, in 2000, casinos in Macau generated approximately US $2.1 billion in gaming revenue. Macau casinos are primarily table game-oriented and include many private VIP rooms, but contain relatively few slot machines.

        Macau's gaming market is primarily dependent on tourists. According to Macau Statistics and Census Service Monthly Bulletin of Statistics, from 1999 through 2001 less than one-third of visitors traveling to Macau stayed overnight in hotels and guestrooms and, for those who stayed overnight in hotels and guestrooms, the average length of stay was only one to two nights.

        The following table contains statistics relating to the visitation of Macau by tourists:

Macau Annual Tourism Statistical Overview
	1999	2000	2001	Compounded Annual Growth Rate 1999-2001
Visitor Arrivals	7,443,924	9,162,212	10,278,973	17.5%
Overnight Guests	2,253,445	2,689,843	2,766,853	10.8%

Source:    Macau Statistics and Census Service Monthly Bulletin of Statistics

        Proximity to, and ease of access from, major Asian capitals.    Gaming customers traveling to Macau typically come from nearby countries in Asia such as Hong Kong, mainland China, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics—Public Security Police, 90% of the tourists who visited Macau in 2001 came from Hong Kong, mainland China or Taiwan, with over 50% coming from Hong Kong alone.

        Macau businesses benefit from the fact that the Macau pataca and the Hong Kong dollar are linked to each other, and in many cases, are used interchangeably in Macau. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Inflation and Foreign Currency Risk." However, currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of Wynn Macau. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the exportation of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact Wynn Macau's gaming operations.

        Gaming customers from Hong Kong, southeast China, Taiwan and other locations in Asia can reach Macau in a relatively short period of time, using a variety of methods of transportation, and visitors from more distant locations in Asia can take advantage of short travel times by air to Macau or to Hong Kong (followed by a short water ferry or helicopter trip to Macau). The relatively easy access from major population centers promotes Macau as a popular gaming destination in Asia.

        Macau draws a significant number of gaming customers from both visitors and residents of Hong Kong. One of the major methods of transportation to Macau from Hong Kong is the hydrofoil ferry service. The hydrofoil ferry offers service up to four times per hour, with trips to and from Macau in duration of 55 to 75 minutes. Macau is also accessible from Hong Kong by helicopter in less than 20 minutes.

        The economy of Macau relies heavily on the economy of Hong Kong because the majority of the visitors who travel to Macau are from Hong Kong. As a result, economic slowdowns in Hong Kong affect the number of visitors who travel to Macau and the profitability of Macau businesses that rely on tourism.

        Macau completed construction of an international airport in 1995 that provides direct air service to many major cities in Asia such as Manila, Singapore, Taipei and Bangkok, and major cities in China including Beijing and Shanghai. The Macau International Airport can accomodate large commercial airliners and directly serves at least 20 cities, including at least 12 in China, with links to numerous other major Asian destinations.

        Potential for growth of Macau gaming market.    We believe that the following factors will play a positive role in Macau's status as a gaming and resort destination:

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  the proximity to, and ease of access from, Hong Kong, China and Taiwan and other Asian regional gaming markets, including Indonesia, Thailand and Japan, where casinos currently are banned;

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  significant foreign and domestic investment in new and expanded casino and entertainment facilities, such as the reported development of an entertainment complex that will include gaming amenities in the Fisherman's Wharf area of Macau planned by Sociedade de Jogos de Macau through a related entity and the casino resort on Taipa reportedly planned by Galaxy Casino, Ltd., an affiliate of Venetian Resorts, in addition to Wynn Macau's proposed casino resort, that are intended to promote Macau as casino resort destination, enhance tourism and lengthen stays;

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  the development of Hong Kong Disneyland (scheduled to open in 2005) on Lantau Island approximately 30 miles away from Macau.

  Competition within Macau and from Regional Markets

        Local Competition.    In the past, gaming in Macau had been administered as a government-sanctioned monopoly concession awarded to a single concessionaire. However, under the authority of the Chief Executive and the Casino Tender Commission of Macau, the government of Macau has recently liberalized the gaming industry by granting concessions to operate casinos to three concessionaires. Sociedade de Jogos de Macau, referred to as SJM, has been granted one of the concessions. SJM is controlled by Stanley Ho, who through another entity had controlled the monopoly concession to conduct the only gaming operations in Macau for approximately 40 years. Galaxy Casino Company Limited, referred to as Galaxy, also has been awarded a concession to operate casinos in Macau. Galaxy is a joint venture between an affiliate of the operators of The Venetian in Las Vegas and a group of Hong Kong investors headed by Lui Chi-woo. Wynn Macau was awarded the third concession. Wynn Macau's gaming business would compete with businesses to be operated by the two other casino concessionaires in Macau. In addition, the concession agreement into which Wynn Macau has entered with the Macau government permits the government to grant additional concessions for the operation of casinos after April 1, 2009. If the government of Macau awards additional concessions, Wynn Macau will face increased competition from local casino operators in Macau.

        SJM has the benefit of being the established gaming enterprise already in existence at eleven locations in Macau. Most of these eleven casinos are relatively small facilities which are offered as amenities in hotels, however a few are substantial operations enjoying recognition by gaming customers. Three of the largest hotels with casinos in Macau are The Hotel Lisboa, Mandarin Oriental and the Hyatt Regency. Seven of the eleven casinos in Macau are located in hotels. In addition, Mr. Ho, who controls SJM, owns substantially all of the water ferry services and the helicopter shuttle service that link Macau to Hong Kong and Kowloon, as well as the ferry terminal in Hong Kong.

        Wynn Macau will face increased competition if SJM or Galaxy construct new, or renovate pre-existing, casinos in Macau. SJM is reported to be planning a major remodeling of the Hotel Lisboa and a new Fisherman's Wharf entertainment complex that will include gaming amenities in the area of the Macau ferry terminal. Additionally, according to news reports, Galaxy intends to build a major casino resort on Taipa, the island where Macau's international airport is located, and possibly other casinos.

        Regional Competition.    Wynn Macau will face competition from casinos located in other areas of Asia, such as the major gaming and resort destination, Genting Highlands Resort, located outside of Kuala Lumpur, Malaysia and casinos in South Korea and The Philippines, as well as pachinko and pachislot parlors in Japan. Wynn Macau also will encounter competition from other major gaming centers located around the world, such as Australia and Las Vegas, and cruise ships in Asia that offer gaming, and illegal casinos throughout Asia. Further, if current efforts to legalize gaming in Penghu, Taiwan are successful or if the reported large-scale new casino entertainment complex proposed in Manila is developed, Wynn Macau will face additional regional competition.

Seasonality

        We do not consider our Las Vegas business to be particularly seasonal. However, we expect that our revenue and cash flow may be slightly reduced during the summer months due to the tendency of Las Vegas room rates to be lower at that time of the year.

Employees

        We currently employ approximately 200 employees in the U.S.. We anticipate that when Le Rêve opens, we will employ nearly 8,000 employees in connection with the operation of Le Rêve. As a result, we will need to undertake a major recruiting and training program before the opening. However, we believe that we will be able to attract and retain a sufficient number of qualified individuals to operate the hotel and casino. We will pay competitive market wages to our employees.

        Currently, Valvino is a party to several collective bargaining agreements with several different unions which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. All of these agreements will expire before the scheduled opening of Le Rêve. However, the unions may seek to organize the workers at Le Rêve or claim that the agreements assumed in connection with Valvino's acquisition of the Desert Inn Resort & Casino obligate Wynn Las Vegas to enter into negotiations with one or more of the unions to represent the workers at Le Rêve. Unionization or pressure to unionize could increase our labor costs.

Trademarks and Service Marks

        Our most important marks are LE RÊVE for hotel services and LE RÊVE for casino services. We have purchased the common-law name and mark "LE RÊVE" from a California trust operating a hotel by that name. This purchase removed the California trust as a prior user with superior rights. We have also applied to register the "LE RÊVE" service mark in the United States Patent and Trademark Office, referred to as the PTO, for hotel services. Our application for the LE RÊVE hotel mark has cleared the PTO examination process. It was "published for opposition." If no member of the public opposes or seeks time to oppose by August 16, 2002, LE RÊVE will be registered for hotel services, and restaurant, bar, lounge and health spa services.

        We have also applied to register the "LE RÊVE" service mark with the PTO for combined casino and entertainment operations. Because PTO translates "LE RÊVE" as "THE DREAM", it has cited certain "DREAM" marks as a basis for preliminarily refusing to allow some of our "LE RÊVE" applications to proceed toward registration. The PTO's objection appears to relate solely to entertainment services, and not casino services. Accordingly, we will divide the application to register LE RÊVE for casino services from entertainment services and therefore not be subject to the objections to entertainment services.

        In addition, we have applied to register this mark for other uses, including gift shop items, retail services, clothing, golf balls and golf accessories, toys, tote bags, mugs, and others, none of which, individually, will be material to our business. Our application for Le Rêve retail services was preliminarily refused based on a prior registration of Le Reve for wines. Each of these applications is pending. None of the non-hotel and non-casino applications for LE RÊVE are for goods or services that would, if finally rejected, have a material impact on our business.

        Even if we are able to obtain registration of the LE RÊVE mark for the above-described applications, such federal registration is not completely dispositive of the right to such trademarks. Third parties with prior rights with respect to DREAM marks or to marks similar to LE RÊVE may nonetheless challenge our use of LE RÊVE and seek to overcome the presumptions afforded by the registration. They also could attempt to prevent our use of LE RÊVE or seek monetary damages as a result of our use.

Properties

        Las Vegas Land.    We currently own approximately 212 acres of land on or near the Las Vegas Strip on the site of the former Desert Inn Resort & Casino. Le Rêve will total 192 acres consisting of approximately 55 acres, owned by Wynn Las Vegas, at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue and the approximately 137-acre golf course, owned by Wynn Golf Course, to be constructed behind the hotel. The balance of the 212 acres consists of an additional parcel of approximately 20 acres, owned by Valvino, that is available for future development.

        Las Vegas Water Rights.    Valvino indirectly owns approximately 935 acre-feet of certificated water rights through its indirect subsidiary, Desert Inn Improvement Co. We plan to use this water for general irrigation purposes including irrigation of the golf course. Desert Inn Improvement Co. also currently provides water service to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the golf course. As a result, Desert Inn Improvement Co. is a public utility under Nevada law and is subject to regulatory restrictions imposed by the Public Utilities Commission of Nevada. See "Risk Factors—General Risks Associated with Our Business—We will be subject to regulatory control by the Public Utilities Commission of Nevada." Desert Inn Improvement Co. does not use these water rights to provide water to its public utility customers. Under Nevada law, we obtained the approval of the Public Utilities Commission of Nevada for Wynn Resorts to complete its offering of common stock.

        Valvino directly owns an additional approximately 36 acre-feet of certificated water rights. This water will be used to supply the water for the Le Rêve lake, subject to the approval of the Nevada State Engineer. There are significant cost savings and conservation benefits associated with using water supplied pursuant to our water rights.

Legal Proceedings

        From time to time, we are involved in litigation relating to claims arising out of the ordinary course of business.

        In addition, Valvino is currently involved in litigation related to its ownership and development of the former Desert Inn golf course and the residential lots around the golf course. Valvino acquired some, but not all, of the residential lots located in the interior of and around the former Desert Inn golf course when it acquired the former Desert Inn Resort & Casino from Starwood Hotels & Resorts Worldwide, Inc. Valvino later acquired all of the remaining lots located in the interior of, and some of the remaining lots around, the former

Desert Inn golf course. In total, Valvino acquired 63 of the 75 residential lots, with Clark County having acquired two of the lots through eminent domain in 1994 as part of the widening of Desert Inn Road. The residential lots, previously known collectively as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then.

        On October 31, 2000, Ms. Stephanie Swain, as trustee of the Mark Swain Revocable Trust, and some of the homeowners whose lots Valvino did not purchase filed an action in Clark County against Valvino and the then directors of the Desert Inn Country Club Estates Homeowners' Association. The plaintiffs are seeking various forms of declaratory relief concerning the continued governance of the homeowners' association. In addition, the plaintiffs have challenged the termination in June 2001 of the conditions, covenants and restrictions recorded against the residential lots. The plaintiffs also seek to establish certain easement rights that Ms. Swain and the other homeowners claim to possess. Specifically, the remaining homeowners seek to establish easement rights to enter upon the golf course for exercise and other leisure purposes, and to use the perimeter roadways for entrance and exit purposes. At least two of the plaintiffs also have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course. Two subsequent actions were filed, one by Ms. Swain against certain homeowners' association members and one by Valvino seeking declaratory and injunctive relief similar to the original action. Because the issues in the subsequent actions are present in the original action, both of the subsequent actions have been stayed pending the outcome of the original action.

        The trial in this matter is scheduled for February 2003. The court has, nonetheless, entered several preliminary injunction orders concerning the parties' respective property rights. Among other things, the court has ordered that Valvino is free to develop the golf course and the remainder of its property as it deems fit, subject to all applicable legal restraints. In that regard, Valvino was permitted to remove all homes and structures on its properties surrounding the golf course and those located on the Country Club Lane cul de sac, which ran to the interior of the golf course. Valvino has removed all structures that were on its lots, together with the cul-de-sac, and has relandscaped the property to blend into the existing golf course. The court has also entered an order prohibiting Ms. Swain from filing a lis pendens against the golf course property. A lis pendens is a notice filed on public records to warn all persons that the title to certain property is in litigation and that the effect of such litigation will be binding on the owner of the property.

        The plaintiffs have sought, and successfully obtained, a preliminary injunction to compel Valvino to subsidize security to homeowners who reside near the project. Valvino has appealed this ruling and the issue is now pending before the Nevada Supreme Court.

        Discovery in this case is currently ongoing. Valvino is vigorously contesting all of the homeowners' claims and will continue to do so. However, if the plaintiffs prevail on their claims and the conditions, covenants and restrictions on the lots remain in effect, we may have to adjust our current plans for the construction of the golf course by redesigning some of the holes located on the periphery of the course. In addition, if the court finds that there is an implied equitable restriction on the golf course lots, any future development of the golf course parcel for an alternative use may be restricted.

CONSTRUCTION CONTRACTS FOR LE RÊVE

        The following discussion summarizes the material terms of our construction contracts. These summaries are qualified in their entirety by reference to the contracts themselves.

  Construction of the Hotel/Casino

  Overview

        We have entered into a construction agreement with Marnell Corrao, the contractor, for construction services for a substantial portion of the construction, but not design, of Le Rêve, excluding the principal parking garage and the golf course construction, for a guaranteed maximum price. The guaranteed maximum price is approximately $919 million (subject to various contingent adjustments). The guaranteed maximum price includes:

  •
  a fixed lump sum contractor's fee in the amount of $30 million;

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  costs necessarily incurred by Marnell Corrao in the performance of its obligations under the construction contract, including the cost of payment and performance bonds for Marnell Corrao and subcontractors required by the construction contract;

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  an approximately $7.6 million owner-controlled contingency to cover, among other items, owner-created delays and owner-originated changes in the scope of work; and

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  a portion of the cost of insurance obtained by Marnell Corrao on which we will be named as an additional insured.

        The guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction.

        Although we have determined the overall scope and general design of Le Rêve, not all of the plans and specifications for the construction components that are the subject of the guaranteed maximum price contract have been finalized. Specifically, the approximately $919 million maximum price includes construction components totaling approximately $493.5 million for which detailed plans have not yet been finalized. The guaranteed maximum price for these components is based on master concept plans and agreed upon design and other premises and assumptions for the detailed plans to be created for the remaining components. If the plans for these components do not substantially conform to the premises and assumptions described in the construction contract, or if we request change orders with respect to these components or any component for which there are final plans or defects or deficiencies in the architectural plans or concealed conditions, we will be responsible for the excess costs. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price, even if the drawings are redesigned to be consistent with the premises and assumptions. The premises and assumptions reflect general concepts and techniques pursuant to which the contractor will construct Le Rêve. However, the premises and assumptions may not be sufficiently specific so as to determine, as between the contractor and us, who is responsible for cost overruns in specific situations.

        As of the date of this prospectus, and with regard to a portion of the construction budget covered by the Marnell Corrao construction contract:

  •
  we have prepared and received bids on final construction drawings and specifications for approximately 3 million square feet of high rise hotel, convention center, central plant, meeting rooms and warehouse space, which represents approximately $388 million of the construction components covered by the construction contract;

  •
  approximately $493.5 million represents construction components, for which final plans have not yet been completed; and

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  approximately $32.3 million of the approximately $493.5 million of construction components consists of allowances for additional items of the construction work that are in the earliest concept stages, such as construction of the "mountain." If the actual cost of these items exceeds the allowances, we will be responsible for these excess amounts.

        Drawings for the interior work on the project have not been finished. If the cost to complete the interior work exceeds budgeted amounts, the excess will not be covered by the guaranteed maximum price contract and, accordingly, we will be responsible for these excess costs.

        There are also certain permit and similar fees and costs of approximately $13.8 million which are not Marnell Corrao's responsibility and are not a part of the guaranteed maximum price, but are our responsibility.

        The construction contract calls for the cost of the work provided by Marnell Corrao to be at the lowest reasonably available prices obtainable by Marnell Corrao's best efforts, unless we have given prior written consent to incur higher expenses.

        If we reasonably believe at any time, based on the progress of the work and the cost of the work, that the work cannot be completed for the guaranteed maximum price, we have the right after certain notice periods to require Marnell Corrao to provide us with satisfactory evidence of funds available to Marnell Corrao to pay any anticipated overages.

        Due to the lack of final plans for substantial portions of the project, the construction contract does not require Marnell Corrao to adhere to specific cost limits on a line item basis. Rather, it only obligates Marnell Corrao to complete the construction within an overall guaranteed maximum price subject to certain general balancing and other requirements. Therefore, subject to the general balancing requirements of the construction contract, there is a risk that the funds earmarked for the guaranteed maximum price could be exhausted before substantial completion of the project should Marnell Corrao spend greater amounts on certain line items in the earlier stages of construction. In addition, the disbursement agreement and the credit facilities will contain balancing provisions requiring us to demonstrate, as a condition to every release or drawdown of funds, that we have sufficient funds available to cover all remaining construction costs, plus required contingency, in accordance with our construction budget. Accordingly, if Marnell Corrao spends greater amounts than anticipated in respect of any component of the work, we may be denied further access to the proceeds of the second mortgage notes and under the credit facilities.

        We will continue to evaluate the project design in relation to its construction schedule and budget and the demands of the Las Vegas tourist and gaming market. Accordingly, the design of individual elements of Le Rêve may be refined from the descriptions contained in this prospectus.

  Potential Increases in the Guaranteed Maximum Price

        The construction contract with Marnell Corrao provides that the guaranteed maximum price will be appropriately increased, and the deadline for completion of construction will be appropriately adjusted, on account of, among other circumstances:

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  changes in the design documents prepared by the architect or deficiencies in the design documents;

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  changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

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  changes in legal requirements;

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  natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project, and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

  •
  delays caused by us.

        We will commence construction of Le Rêve before all plans and specifications will be completed. Delays in completing the remaining drawings and specifications could cause delays in the substantial completion of the work and, under specific circumstances, could defer the contractor's obligation to deliver the completed project by the scheduled completion date.

        Cost overruns could cause us to be out of "balance" under the second mortgage notes, credit facilities and FF&E facility and, consequently, unable to obtain funds from the second mortgage note proceeds secured account or to draw down under the credit facilities or the FF&E facility. If we cannot obtain these funds, we will not be able to open Le Rêve to the general public on schedule or at all. Given that we are required to use a substantial portion of the cash equity contribution made by Wynn Resorts before receiving disbursements of the second mortgage note proceeds or borrowing under the credit facilities and the FF&E facility, if any such "out of balance" event occurs in the latter stages of construction, the holders of Wynn Resorts common stock would be fully exposed and the lenders under the credit facilities and FF&E facility would have no obligation to commence or continue funding loans under their respective facilities.

        When we finalize plans or specifications in the future, we may discover that we need to obtain additional funding, which may not be available on satisfactory terms or at all, or, we may choose to reduce the scope of the work and design components to reduce the costs of constructing the project. Any such reduction in scope would be subject, under specified circumstances, to obtaining the consent of the lenders under the credit facilities and the FF&E facility and the second mortgage note holders as required under the disbursement agreement.

  Competitive Bids

        Unless we specify otherwise, subcontractors will be selected after a bidding process that includes, to the extent practicable, at least three bidders from a list of bidders provided by Marnell Corrao. Marnell Corrao will submit the various bids received from prospective subcontractors, all information available to Marnell Corrao with respect to the bids and prospective subcontractors and Marnell Corrao's recommendation of the prospective subcontractor for the contract. We, with Marnell Corrao's assistance, will select each subcontractor based on this information. If we select a subcontractor other than one recommended by Marnell Corrao, and there is a difference in the bids of the subcontractor we select above stated thresholds, the guaranteed maximum price may be increased.

  Substantial Completion

        Marnell Corrao is responsible for achieving "substantial completion" of the work by a guaranteed date of substantial completion. Substantial completion is defined in the construction contract as the stage in the progress of the development of Le Rêve when it is sufficiently complete, including the receipt of necessary permits, licenses and approvals, so that all aspects of Le Rêve covered by the construction contract can be open to the general public. As mentioned earlier, under the construction contract, the guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction. This period is referred to in the construction contract as the "contract time," and may only be adjusted in accordance with the construction contract. The contract time may be extended, among other reasons, due to force majeure events as noted below, and changes by us in the scope of the work.

        Plans for a substantial portion of the approximately $919 million guaranteed maximum price construction budget have not been finalized. Delays in completing the remaining drawings and specifications could cause delays in the substantial completion of the work and, under certain circumstances, could defer Marnell Corrao's obligation to deliver the completed project by the scheduled completion date.

  Construction Contract Guaranty

        Austi, the parent company of Marnell Corrao, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao's full performance and payment obligations under the construction contract until final payment under that contract. Austi is a private company controlled by the Anthony A. Marnell II family.

  Force Majeure and Owner Delay

        Under certain circumstances, the contract may allow Marnell Carrao an extension of the contract time. These circumstances include:

  •
  any delays in Marnell Corrao's performance arising from a force majeure occurrence, which includes industry-wide labor disputes affecting the general Las Vegas area and not limited to the project, fire, unavoidable casualties, adverse weather conditions not reasonably anticipated; or

  •
  other causes which, based on Marnell Corrao's extensive experience in constructing projects of similar scope and complexity in the same location, are unforeseeable and beyond Marnell Corrao's reasonable control; and

  •
  any delays caused by us or our agents, consultants or separate contractors.

  Payment and Performance Bond

        Under the construction contract, Marnell Corrao is required to obtain a performance and payment bond in the amount of $150 million, covering its performance of the construction contract and payment of obligations thereunder. The construction contract requires Marnell Corrao to obtain this bond no later than five business days after it receives written notice from us to commence construction and, in any event, prior to the commencement of the work. The performance and payment bond will be issued by a bonding company with an A.M. Best Co. rating of A XV or better, and will name us and the lenders and agents relating to the lenders under the credit facilities and the trustee on behalf of the second mortgage note holders as obligees and beneficiaries. After it is issued, the performance and payment bond may not be increased or decreased unless we approve in advance. Certain of the subcontractors performing work for Marnell Corrao on the project will also be bonded.

  Early or Late Completion

        If Marnell Corrao achieves substantial completion of the work before the guaranteed date of substantial completion without increasing the cost of the work to achieve such early completion, we will pay Marnell Corrao an early completion bonus equal to $50,000 per day for each day before the guaranteed date of substantial completion that the work was substantially completed. The amount of the early completion bonus will not exceed $1 million.

        If Marnell Corrao fails to achieve substantial completion of the work within the contract time, Marnell Corrao will pay us, as liquidated damages, $300,000 per day beginning on the sixth day after the guaranteed substantial completion date and continuing every day thereafter until substantial completion of the work is achieved or the total amount of liquidated damages equals $9 million. Marnell Corrao's liability to us for damages arising solely from delays caused by Marnell Corrao or for which Marnell Corrao is responsible, will not exceed $9 million as provided in the construction contract. We cannot assure you that construction will be completed on schedule and, if completion of the construction is delayed beyond the grace period, our actual damages likely will exceed $300,000 per day.

  Payment

        Marnell Corrao must make an itemized application for payment based on an approved schedule of values. Payment of the application is subject to approval by us and our subsidiaries' lenders, based on the conditions of the construction contract. Subject to certain limitations imposed by the Nevada Revised Statutes, the construction contract allows us to withhold amounts from any payments due to Marnell Corrao which we determine to be necessary to protect us against liens until the liens are bonded or otherwise discharged. See "Risk Factors—Risks Associated with Our Construction—Development costs of Le Rêve are estimates only and actual development costs may be higher than expected." We are entitled to retain 10% of all monies due to subcontractors under the monthly applications for payment until the work is complete, though there is no retainage on payments to Marnell Corrao or vendors. However, after 50% of the scope of the work is complete, we may elect to reduce the level of retention for selected subcontractors under certain conditions and subject to the approval of our subsidiaries' lenders.

  Warranties and Guarantees

        Marnell Corrao's general construction warranty and guarantee extends for one year after substantial completion of the work. Marnell Corrao guarantees that its construction workmanship will be first class in quality, free from all faults and defects, and that the work will comply with the construction contract requirements and all applicable laws, codes and regulations. Marnell Corrao also guarantees that all materials, equipment, mechanical devices and supplies incorporated into the work will be new and will strictly meet the specifications and requirements of the construction contract. Marnell Corrao's warranty excludes damages or defects caused by ordinary wear and tear, insufficient maintenance, improper operation or improper use by us. Furthermore, Marnell Corrao warrants that Marnell Corrao has substantial experience in performing major projects with scopes of work similar to Le Rêve, and, where required by law, is licensed to perform the work.

        The construction contract with Marnell Corrao provides that the one year period of their general construction warranty is not a limitation on any of Marnell Corrao's other obligations under the construction contract or applicable law. Further, the one year period is not intended to reduce the period of any other similar warranty or guaranty that may apply at law or otherwise to work on the project by Marnell Corrao or any subcontractor. The current Nevada limitations period for claims relating to defective work which might arise under the express warranty extends beyond the one year warranty period provided in the construction contract. The construction contract also provides that we shall have the benefit of all vendor and subcontractor warranties relating to the work. Marnell Corrao will assign to us all subcontractor warranties and/or guarantees. Marnell Corrao also agrees to assist us in prosecuting the enforcement of all subcontractor and vendor warranties. Thus, it is anticipated that we may have available to us one or more avenues of potential recourse, including under governing law and subcontractor and vendor warranties, for defective work first discovered after the one year express warranty expires.

  Insurance

        Through the owner-controlled insurance program, we will pay for and maintain builder's risk and "wrap-up" liability insurance upon Marnell Corrao's and all subcontractors' work at the site. This insurance includes:

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  builder's risk insurance;

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  on-site workers compensation and employers liability insurance;

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  commercial general liability insurance; and

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  umbrella and excess liability insurance.

        The owner-controlled insurance program will be for the benefit of us, Marnell Corrao and its subcontractors, unless specifically excluded, who have on-site employees. It is anticipated that the lenders under the credit facilities and the trustee on behalf of the second mortgage note holders will be required to be named as additional insureds under the insurance required to be carried under the construction contract. This coverage applies only to work performed under the construction contract at the site. Participation in the owner-controlled insurance program will be mandatory. Marnell Corrao is required to, and is required to cause all of the subcontractors to, complete all forms, submit the information required and comply with the terms of the owner-controlled insurance program manual. No exceptions can be made to this requirement without our prior approval.

  Additional Insurance

        Additionally, Marnell Corrao is required to, and is required to cause the subcontractors to, obtain and maintain the following, which are not included in the owner-controlled insurance program:

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  automobile liability insurance, with limits of not less than $1 million combined single limit for bodily injury, death and property damage per occurrence; and

  •
  off-site activities.

Also, included as a cost of the work, and thus within the guaranteed maximum price, is our obligation to reimburse Marnell Corrao for certain other additional insurance maintained by Marnell Corrao and described in the construction contract. The cost of all such additional insurance described herein is included within the guaranteed maximum price and such cost shall be substantiated to our satisfaction. To the extent that this additional insurance is related to Marnell Corrao's work on the project, we will be named as additional insured.

  Ineligible Parties and Termination of the Owner-Controlled Insurance Program

        We have the right to terminate or to modify the owner-controlled insurance program upon 30 days advance written notice to Marnell Corrao and each subcontractor covered by the owner-controlled insurance program. If Marnell Corrao or any subcontractor fails to, or is ineligible to, enroll in the owner-controlled insurance program or the owner-controlled insurance program is terminated, Marnell Corrao and the subcontractors must provide, pay for and maintain the following types of coverage in accordance with the requirements of the construction contract, including as to coverage amounts, and in addition to the additional insurance noted above:

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  commercial general liability insurance;

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  workers' compensation and employer's liability insurance; and

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  umbrella and excess liability insurance.

For all of these policies, Marnell Corrao and all subcontractors must obtain a waiver of subrogation, where allowed by law, against us and all other named insureds and their agents and employees.

  Indemnification

        Marnell Corrao has agreed to indemnify us, our affiliates and our subsidiaries' lenders (including trustees and agents relating to the lenders under the credit facilities and the trustee on behalf of the second mortgage note holders) from all claims, liabilities, obligations, losses, suits, actions, legal proceedings, damages, costs, expenses, awards or judgments, including reasonably attorneys' fees and costs, that relate to or arise out of performance of the work or any act or omission of Marnell Corrao or any subcontractor or vendor and that are imposed by law or relate to, among other things:

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  personal injury;

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  death;

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  property damage;

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  violations of or failure to comply with applicable laws;

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  variations from the construction contract;

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  any infringement of third party rights, including copyright and patent rights;

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  mechanics' liens relating to Marnell Corrao's work; or

  •
  any breach or alleged breach of Marnell Corrao's representations, obligations, covenants or agreements in the construction contract.

        In the event of contributory negligence by us and/or any indemnitee, Marnell Corrao will only be liable for payment in direct proportion to Marnell Corrao's percentage of fault, if any. Further, Marnell Corrao's indemnification obligation does not apply to a claim to the extent of any insurance proceeds actually received by the indemnitee or to a claim related to hazardous materials, subject to certain exceptions, and is limited as to liquidated damages for delay in completion of construction.

        Also, under the construction contract, Wynn Las Vegas has agreed to indemnify Marnell Corrao and its affiliates from all claims, liabilities, obligations, losses, suits, actions, legal procedings, damages, costs, expenses, awards or judgments, including reasonable attorneys'

fees and costs suffered by or threatened against Marnell Corrao and/or its affiliates that relate to or arise out of any act or omission by us and that are imposed by law or relate to:

  •
  personal injury;

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  death;

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  property damage; or

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  any breach or alleged breach of Wynn Las Vegas warranties, representations, obligations, covenants or agreements in the construction contract.

        Certain liability limitations and releases in favor of the owner contained in the construction contract are also express limitations on the owner's indemnity obligations.

  Termination of Construction Contract

        Except as described below, we may cancel the construction contract or suspend, reduce, interrupt or delay, in whole or in part, the construction for our convenience at any time and under any circumstances by providing written notice to Marnell Corrao. If we cancel, suspend, reduce, interrupt or delay the construction contract, Marnell Corrao will do only the work necessary to preserve and protect the work already in progress and complete any work not cancelled, suspended, interrupted, delayed or reduced, and cancel all existing orders to vendors and subcontractors relating to terminated work. With respect to such cancellation, suspension, reduction, interruption or delay, the construction contract provides that we have no liability to Marnell Corrao or any subcontractor or vendor for, and neither Marnell Corrao nor any subcontractor or vendor may make any claim for, lost profit or overhead, and they have agreed to expressly limit their remedies in such event. However, our rights to terminate, suspend or delay the construction and the limitation on Marnell Corrao's remedies conflict with express provisions of the Nevada Revised Statutes and may not be enforceable. See "Risk Factors—Risks Associated with Our Construction—Development costs of Le Rêve are estimates only and actual development costs may be higher than expected."

  Lenders

        Marnell Corrao has agreed to cooperate with all lenders, trustees, intercreditor agents, administrative agents and disbursement agents whom we designate, and will, on request, execute and deliver documents and instruments reasonably requested by those persons, including an amendment to the construction contract, so long as the amendment does not materially or substantially alter the rights, duties or obligations of Marnell Corrao and the subcontractors under the construction contract. Representatives of the lenders and the designated trustees, intercreditor agents, administrative agents and disbursement agents will also have access to the work and site and are entitled to audit Marnell Corrao, subcontractors and vendors to the same extent as we are. Material changes to the drawings, specifications, contract time and guaranteed maximum price also may be subject to approval of the lenders pursuant to the disbursement agreement.

  Claims and Disputes

        All claims relating to the construction contract initially must be made to us within 14 days after the claim arises. If we do not resolve the claim, the claim may be submitted to a court of competent jurisdiction in the state or federal courts in Las Vegas or Clark County, Nevada. Pending resolution of any claim, and subject to the Nevada Revised Statutes, Marnell Corrao will continue to perform construction so long as Marnell Corrao is paid for any amounts not in dispute. See "Risk Factors—Risks Associated with our Construction—Development costs of Le Rêve are estimates only and actual development costs may be higher than expected."

Construction of the Parking Garage

        Wynn Las Vegas has entered into a design/build contract with Bomel for the design and construction of the principal parking garage for a lump sum of $9.9 million, subject to specified exceptions. The principal parking garage will consist of approximately 1,840 parking spaces and associated infrastructure. Design work for the construction is substantially complete. We expect that construction will commence in October 2002.

        Bomel and its subcontractors will be covered by the owner-controlled insurance program to the same extent and subject to the same exceptions and requirements as Marnell Corrao and its subcontractors for the casino and hotel portion of Le Rêve. The obligations of Bomel will not be bonded.

        The construction contract for the parking garage provides that the maximum cost to us for completion of Bomel's work on the garage will not exceed $9.9 million, subject to certain exceptions, including any changes in the scope of work, force majeure or owner delays. To complete the garage facility, we expect to perform additional work under our own direction, which is budgeted to cost an additional approximately $1.65 million.

        Bomel's general construction warranty extends for one year, and up to five years with regard to some watertight aspects, after final completion of its work on the garage facility.

Construction of the Golf Course

        We estimate that the cost to construct the golf course will be approximately $21.5 million. We expect to solicit bids in late summer 2002 for the construction of the golf course and to award the contract in the fourth quarter of 2002. We cannot guarantee that our ultimate contract with a golf course contractor will contain provisions to protect us against cost overruns or delays associated with the golf course construction or that we will be able to obtain a guaranteed maximum price of $21.5 million.

CONCESSION AGREEMENT WITH THE GOVERNMENT OF MACAU

        The following is a summary of the key terms of the concession agreement between Wynn Macau and the government of Macau. There are Chinese and Portuguese versions of the concession agreement, each of which is an official document of equal authority. The following summary is based on English translations of both of the official Chinese and Portuguese versions of the agreement and is qualified in its entirety by reference to the two official versions of the concession agreement themselves. The currency used in the concession agreement is the Macau pataca. The Macau pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, which itself is linked to the U.S. dollar. We have converted all pataca references into U.S. dollars, using the exchange rate as of August 11, 2002. While the rate of exchange may fluctuate over the term of the concession agreement, the rate of exchange between the United States dollar and the Hong Kong dollar has remained relatively stable over the past several years.

  Opportunity in Macau

        Wynn Macau currently is an indirect, 90%-owned subsidiary of Wynn Resorts. Wynn Macau has committed to allow certain minority partners to invest in the Macau-related entities after which Wynn Resorts is expected to indirectly own an approximately 82.5% economic interest in Wynn Macau before giving effect to any financing for the Macau opportunity.

        Wynn Macau has entered into a concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau. The term of the concession agreement is 20 years, beginning on June 27, 2002 and ending on June 26, 2022, unless terminated pursuant to the concession agreement on an earlier date. Under Macau law, the concession agreement may also be extended by mutual agreement of the parties for up to an additional five years. Wynn Macau has agreed to invest no less than a total of 4 billion patacas (currently approximately US $500 million) in one or more Macau casino projects by June 26, 2009, and to commence operations of its first permanent casino resort no later than December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the Macau government approves, or on projects of public interest designated by the Macau government. Currently, Wynn Macau is in the preliminary stages of formulating the strategy for its Macau opportunity. Wynn Macau has not yet determined how many casinos it will build, the scope, design or the timing of any project, or whether it will begin construction and operations in separate phases at the first permanent casino resort site or open one or more temporary casinos during the construction of a casino. Wynn Macau may begin casino operations in Macau prior to the opening of Le Rêve.

  Scope of Macau Activities

        The concession agreement provides that Wynn Macau's business shall be limited to the operation of casino gaming or other prescribed forms of gaming. The concession agreement also permits Wynn Macau to operate other businesses that are related to casino gaming, such as a resort hotel, as part of an integrated facility with a casino, with the approval of the government of Macau. Wynn Macau has no reason to believe that the Macau government would not approve Wynn Macau operating a resort hotel, complete with food and beverage facilities, convention facilities, retail facilities, travel and transportation facilities, entertainment facilities, recreational facilities, spa and personal care facilities and related facilities, so long as they are part of an integrated project which offers casino gaming.

  Location and Types of Games

        The concession agreement obligates Wynn Macau to conduct gaming activities only at locations within Macau approved by the government of Macau. The concession agreement prohibits Wynn Macau from engaging in Internet gaming and horse race or sports betting or offering games to the public on boats or aircraft, or in the form of a lottery. The concession agreement authorizes Wynn Macau to conduct a variety of popular card, dice and other table games, including baccarat, black jack, craps, mahjong, roulette, three- and five-card poker and pai gow, and also permits it to offer gaming machines such as pachinko and slot machines.

  Limit on Number of Concessions

        The concession agreement provides that, prior to April 1, 2009, the government of Macau will grant no more than three concessions for the operation of casinos in Macau. If, after April 1, 2009, the government permits more than three concessions for the operation of casinos in Macau, and any of the concessions provide terms which are more favorable overall than those provided by Wynn Macau's concession agreement, the government must extend those more favorable terms to Wynn Macau.

  Premium

        Wynn Macau must pay the government of Macau a premium, comprised of a fixed portion, paid annually, and a variable portion, paid monthly. The amount of the fixed portion of the premium is 30 million patacas (currently approximately US $3.8 million) per year. The amount of the variable portion of the premium is calculated according to the number of gaming tables and machines Wynn Macau operates in Macau, with a set minimum of 45 million patacas (currently approximately US $5.6 million) per year.

        Wynn Macau is obligated to begin paying the fixed portion of the premium on the earlier of June 26, 2005 or when its first permanent casino resort is opened for business. The variable portion of the premium becomes due when Wynn Macau begins operating casino games for the general public in Macau in either a temporary or permanent casino resort. If Wynn Macau operates a temporary casino before completion of its first permanent casino resort the variable portion of the premium will be calculated using the same formula applied to permanent casino resorts, with a set minimum of 9 million patacas (currently approximately US $1.1 million) per year.

  Special Gaming Tax

        Wynn Macau must pay 35% of its gross gaming revenue to the government as a special gaming tax. The concession agreement authorizes the government to require Wynn Macau to obtain a bank guarantee ensuring payment of the special gaming tax if it has justification for believing that Wynn Macau will not pay the full amount of the special gaming tax according to law.

  Required Contributions

        Wynn Macau must pay 1.6% of its gross gaming revenue to a public foundation designated by the government of Macau for the promotion, development and study of social, cultural, economic, educational, scientific, academic and charitable activities in Macau. Wynn Macau must pay an additional 2.4% of its gross gaming revenue to one or more beneficiaries for urban development, promotion of tourism and social security in Macau. Under the concession agreement, Wynn Macau may, with government consent, allocate up to one-half of this second contribution to project(s) Wynn Macau designates. The other one-half must be allocated to beneficiaries designated by the government of Macau. The concession agreement provides that Wynn Macau may negotiate with the government of Macau to adjust the rates of these required contributions beginning in the year 2010.

  Income Tax

        Macau generally imposes a complementary income tax at the rate of 15% on the profits realized from conducting business in Macau. In addition, Macau imposes a 15% withholding tax rate on dividends paid from Macau entities to their stockholders. The Macau gaming laws permit the Chief Executive of Macau to exempt concessionaires from the complementary income tax for a period of time. The Chief Executive of Macau has no such power to exempt concessionaires from the withholding tax on dividends. Wynn Macau has requested that the Chief Executive of Macau exempt it from the complementary income tax throughout the term of the concession. Wynn Macau is seeking legislative changes to exempt concessionaires from the complementary income tax and from the withholding tax on dividends throughout the term of the concession.

  Initial Capital Deposit

        The concession agreement requires that Wynn Macau have an initial paid-in capital of 200 million patacas (currently approximately US $25 million). This sum has been deposited in a Macau bank and will be credited as paid-in capital as soon as the restructuring transactions of Wynn Macau are completed. See "Business—The Macau Opportunity—Ownership Structure of Macau-Related Entities."

  Legal Reserve

        Wynn Macau is obligated to retain an amount equal to no less than 10% of its yearly profits as a reserve, until the reserve reaches the amount of 50 million patacas (currently approximately US $6.3 million). Wynn Macau may only use this reserve to:

  •
  cover any yearly loss it incurs that it cannot cover with any of its other reserves;

  •
  cover the losses that it carries forward from previous years that it cannot cover with the profits from the current year or any other reserve; or

  •
  to increase its registered capital.

  Bank Guarantee

        Wynn Macau is obligated to obtain the necessary financing to carry out its investment plan and maintain the financial capacity to adequately operate its gaming business in Macau. In compliance with the concession agreement, Wynn Macau has obtained an uncollateralized bank guarantee from Banco National Ultramarino, S.A. in the required amount of 700 million patacas (currently approximately US $87.5 million) for the period from the execution of the concession agreement until March 31, 2007. The amount of this required guarantee will be reduced to 300 million patacas (currently approximately US $37.5 million) for the period from April 1, 2007 until 180 days after the end of the term of the concession agreement. This bank guarantee is also intended to satisfy the requirement imposed by Macau law that a controlling stockholder of Wynn Macau obtain a bank guarantee for the benefit of the government of Macau. The purpose of this bank guarantee is to guarantee Wynn Macau's:

  •
  performance of the concession agreement;

  •
  payment of premiums;

  •
  payment of any fines; and

  •
  payment of any indemnity for failure to perform the concession agreement.

The concession agreement permits the government of Macau to withdraw amounts from the bank guarantee without prior adjudication. Wynn Macau is obligated to reimburse the bank and reinstate the guarantee in full if any amounts are withdrawn for payment of its obligations. Wynn Macau may not cancel the bank guarantee without government approval, but the government may allow Wynn Macau to substitute a bond or other contract for the guarantee. Wynn Macau must bear any costs incurred for the issuance, maintenance and cancellation of any such bank guarantee, bond or contract.

        In connection with the commencement of construction, or otherwise, Wynn Macau may be required to obtain a replacement guarantee or bond and/or modify the existing bank guarantee in a manner that requires it to provide certain security or other financial commitments.

  Government Oversight of Construction

        The concession agreement requires Wynn Macau to adhere to an agreed-upon construction schedule for the completion of the first casino, but the agreement provides that the deadlines in the construction schedule may be extended with governmental approval. The government of Macau may suspend construction of the casino(s) if it determines that Wynn Macau has failed to adequately implement the construction plans or violated the concession agreement or applicable law.

  Allocation of Unused Investment

        Under the concession agreement, Wynn Macau is required to invest not less than a total of 4 billion patacas (currently approximately US $500 million) on one or more casino projects by June 26, 2009. If Wynn Macau does not invest the amount required by the concession agreement on its Macau project(s) by June 26, 2009, it is obligated to invest the remaining amount on projects related to its gaming operations in Macau that the government approves, or on projects of public interest designated by the Macau government.

  Government Supervision of Gaming Operations

        According to the concession agreement, the government of Macau is entitled to enter the premises of Wynn Macau's casino(s) at any time and review Wynn Macau's records to monitor the gross revenue from its gaming operations. Wynn Macau is required to periodically submit financial reports and other documentation to the government of Macau, and answer the government's requests for information. Wynn Macau must inform the government of Macau of any events which may affect the normal operation or economic stability of its operations.

  Management

        Wynn Macau is required to have an executive director who is a Macau resident and holds at least 10% of the voting shares and capital in Wynn Macau. Mr. Wong Chi Seng will be the executive director of Wynn Macau. The appointment, scope of authority, term of office and any alteration to such appointment, scope of authority or term of office of the executive director of Wynn Macau are established by the Board of Directors of Wynn Macau and are subject to Macau government approval. Government approval must also be obtained if the Board of Directors of Wynn Macau desires to delegate governing authority to another person or body.

  Restrictions on Transfer of Shares

        The concession agreement requires that Wynn Macau obtain government authorization before permitting the transfer or encumbrance of, or the grant of voting rights with respect to, the shares of Wynn Macau. Government approval must also be obtained before the transfer of the shares of the direct or indirect corporate stockholders of Wynn Macau representing 5% or more of the equity of Wynn Macau, unless the shares subject to transfer are publicly tradable on a stock exchange. We believe that transfer of the publicly traded shares of Wynn Resorts will not require government approval because they will be listed on The Nasdaq National Market; however, any shares which were privately issued would be subject to these transfer restrictions until such time as they become publicly tradable. Accordingly, we believe that the government of Macau would assert that it has the right to approve the transfer of shares of Wynn Resorts by Wynn Resorts' principal stockholders, Mr. Wynn and Aruze USA, Inc.

        The concession agreement provides that if a controlling stockholder of Wynn Macau receives written instructions to dispose of its shares by a gaming authority outside of Macau, and if the government of Macau finds that the disposition is not attributable to the actions of Wynn Macau, then that controlling stockholder will be permitted to transfer the shares that it holds without seeking government approval. If the controlling stockholder desires to transfer its shares to a third party, the government of Macau must approve of the transferee.

  Capital Restrictions

        Any public listing of the shares of Wynn Macau or any company of which it is a controlling stockholder on a stock exchange or increase in the capital of Wynn Macau through public offering of common stock must be approved by the government of Macau. Wynn Macau also must seek government approval if it is to issue preferred stock or bonds. The concession agreement requires the shares of Wynn Macau and all of its direct and indirect corporate stockholders to be represented by shares in the name of their beneficial owners, unless the shares in question are publicly tradable on a stock exchange. We believe that the publicly held shares of Wynn Resorts will not be subject to these restrictions because they will be listed on The Nasdaq National Market.

  Suitability Requirements

        Wynn Macau and its directors, key employees, managing companies and stockholders who own 5% or more of Wynn Macau's stock must be found suitable and are subject to the continuous monitoring and supervision of the government of Macau for the term of the concession agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the government's supervision will be to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. By the time that this offering closes, all stockholders holding 5% or more of the capital stock of Wynn Macau prior to the closing of Wynn Resorts initial public offering will have been found suitable or have submitted applications for a finding of suitability with the government of Macau.

  Optional Redemption by the Government Beginning in the Fifteenth Year

        From June 27, 2017 until the end of the term of the concession agreement, the government of Macau will have the right to redeem Wynn Macau's gaming concession and take title to all of its assets in Macau, including any hotel-casino-resort, with one year's prior notice. If the government so redeems the concession agreement prior to its expiration, Wynn

Macau will be entitled to compensation for the resulting losses it incurs equal to the earnings from the redeemed hotel-casino-resort before interest, depreciation and amortization for the fiscal year immediately preceding the date the redemption is declared, multiplied by the number of years remaining on the term of the concession agreement. The compensation to be provided by the Macau government is for a resort-hotel-casino complex under the investment plan under the concession agreement. However, the concession agreement is unclear how the compensation provision applies if more than one resort-hotel-casino is built.

  Automatic Transfer of Assets to Government Without Compensation at End of Term

        At the end of the term of the concession agreement and any agreed upon extensions, the areas defined as casino under Macau law and all the gaming equipment owned by Wynn Macau, but not any hotel or resort assets (other than the areas defined as casino under Macau law), will be automatically transferred to the government of Macau without compensation to Wynn Macau. The concession agreement prohibits Wynn Macau from encumbering these assets or leasing the buildings in which its main casino(s) are located, without government approval. All of the assets used in Wynn Macau's casino(s) must be free from encumbrance by the end of the concession term and Wynn Macau must hold clear title to all buildings in which its main casino(s) are operated no later than 180 days before the end of the term of the concession agreement, unless the concession agreement terminates at an earlier date, in which case Wynn Macau will be obligated to acquire title to these buildings at the earliest possible time. If Wynn Macau dissolves or liquidates, it must assure the government of Macau full payment for the property to which the government is entitled at the end of the concession agreement by means of a guarantee or indemnity acceptable to the government of Macau.

  Liability for Violation of the Concession Agreement

        The concession agreement provides that Wynn Macau is civilly liable to the government of Macau for violation of the concession agreement and damages caused by parties with whom it contracts for the construction and operation of its Macau casino(s), unless its non-performance of the agreement is the result of circumstances which constitute force majeure. Wynn Macau must apply any insurance proceeds it receives for damage to improvements on real property to restoration of the damaged property unless it has no economic interest in rebuilding the improvements, in which case it must remit the insurance proceeds to the government of Macau. The government of Macau can resort to the bank guarantee Wynn Macau has obtained for any damages caused by its violation of the concession agreement.

  Prohibition on Cession, Transfer and Alienation of Casino

        The concession agreement prohibits Wynn Macau from ceding, transferring, alienating or in any way burdening the concession in whole or in part without the approval of the government of Macau. If Wynn Macau assigns the whole concession agreement in contravention of its terms, Wynn Macau will be liable to the government of Macau for 1 billion patacas (currently approximately US $125 million), and if Wynn Macau assigns part of the concession agreement in contravention of its terms, Wynn Macau will be liable to the government of Macau for 500 million patacas (currently approximately US $62.5 million). If Wynn Macau encumbers the concession, in whole or in part, to conduct gaming activities in violation of the agreement, it will be liable to the government of Macau for 300 million patacas (currently approximately US $37.5 million).

  Restrictions on Sub-Concession

        The concession agreement prohibits Wynn Macau from granting, without government approval, a sub-concession to conduct gaming in Macau. If Wynn Macau violates this provision by granting a sub-concession of the whole agreement without governmental approval, it will be liable to the government of Macau for 500 million patacas (currently approximately US $62.5 million), and if Wynn Macau grants a sub-concession of part of the agreement without governmental approval, it will be liable to the government of Macau for 300 million patacas (currently approximately US $37.5 million).

  Temporary Administrative Intervention

        The concession agreement provides that, if Wynn Macau ceases operation of its gaming business without justification or government approval, or if the government finds that the operation of the Macau casino(s) is seriously deficient, the government may seize the gaming business for the duration of the cessation or deficiency, and appoint an operator to continue the business. During any such sequestration, Wynn Macau will bear the costs of maintenance and any costs necessary to restore the gaming business to normal operations. The government may draw on the guarantee, bond or contract Wynn Macau has obtained to guarantee its performance of the concession agreement to pay these costs. Once operations have returned to normal and it has demonstrated the ability to adequately operate the gaming business, Wynn Macau will regain the right to resume control of casino operations, but if Wynn Macau is unable or unwilling to resume normal operations, the government may unilaterally rescind the concession agreement at its option.

  Unilateral Rescission for Non-Fulfillment

        The government of Macau may unilaterally rescind the concession if Wynn Macau fails to fulfill its fundamental obligations under the concession agreement. The concession agreement expressly provides that the government of Macau may unilaterally rescind the concession agreement if:

  •
  Wynn Macau conducts non-authorized games or activities excluded from its corporate purpose;

  •
  Wynn Macau suspends gaming operations in Macau for more than seven consecutive days without justification;

  •
  Wynn Macau defaults in payment of taxes, premiums, contributions or other required amounts;

  •
  Wynn Macau does not comply with government inspections or supervision;

  •
  Wynn Macau systematically fails to observe its obligations under the concession system;

  •
  Wynn Macau fails to maintain bank guarantees or bonds satisfactory to the government;

  •
  the bankruptcy or insolvency of Wynn Macau occurs;

  •
  Wynn Macau engages in serious fraudulent activity, damaging to the public interest; or

  •
  Wynn Macau repeatedly violates applicable gaming laws.

If the government of Macau unilaterally rescinds the concession agreement, Wynn Macau will be required to compensate the government in accordance with applicable law, and its main casino(s) and gaming equipment will be transferred to the government without compensation.

  Land Concession

        In connection with preparing for the possible development of a first casino in Macau, the government of Macau has provisionally awarded Wynn Macau a concession to lease a parcel of land in Macau. For more information on this land concession, see "Business—The Macau Opportunity—General."

REGULATION AND LICENSING

        The gaming industry is highly regulated. Gaming registrations, licenses and approvals, once obtained, can be suspended or revoked for a variety of reasons. We cannot assure you that we will obtain all required registrations, licenses and approvals on a timely basis or at all, or that, once obtained, the registrations, findings of suitability licenses and approvals will not be suspended, conditioned, limited or revoked. See "Risk Factors—General Risks Associated with Our Business—Le Rêve and Wynn Macau's casino(s) in Macau will be subject to extensive state and local regulation and licensing and gaming authorities have significant control over their operations, which could have a negative effect on our business." If we ever are prohibited from operating one of our gaming facilities, we would, to the extent permitted by law, seek to recover our investment by selling the property affected, but we cannot assure you that we would recover its full value.

        The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under the Act, as well as to various local ordinances. Once the resort is open, Le Rêve's operations, will be subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming License Board, which we refer to collectively as the Nevada Gaming Authorities.

Nevada

  Introduction

        The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under the Act, as well as to various local ordinances. Once the resort is open, Le Rêve operations, will be subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming License Board, which we refer to collectively as the Nevada Gaming Authorities.

  Policy Concerns of Gaming Laws

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

  •
  preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

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  establishing and maintaining responsible accounting practices and procedures;

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  maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

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  preventing of cheating and fraudulent practices; and

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  providing a source of state and local revenue through taxation and licensing fees.

Changes in these laws, regulations and procedures could have significant negative effects on Le Rêve's proposed gaming operations and our financial condition and results of operations.

  Owner and Operator Licensing Requirements

        Before Le Rêve opens, Wynn Las Vegas, as the owner, operator and manager of Le Rêve, will be required to seek approval from, and be licensed by, the Nevada Gaming Authorities as a limited liability company licensee, referred to as a company licensee. If we are granted a gaming license, we will have to pay periodic fees and taxes. The gaming license will not be transferable. We cannot assure you that Wynn Las Vegas will be able to obtain approval and license from the Nevada Gaming Authorities on a timely basis or at all.

  Company Registration Requirements

        Before Le Rêve opens, Wynn Resorts will be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Valvino and to be registered by the Nevada Gaming Commission as a publicly traded corporation, referred to as a registered company, for the purposes of the Nevada Gaming Control Act. Valvino will be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Wynn Golf Course and to be registered by the Nevada Gaming Commission as an intermediary company. Wynn Golf Course will also be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Wynn Las Vegas and to be registered by the Nevada Gaming Commission as an intermediary company. Wynn Las Vegas, as an issuer of the second mortgage notes, will also qualify as a registered company and, in addition to being licensed, will be required to be registered by the Nevada Gaming Commission as a registered company. Wynn Capital will not be required to be registered or licensed, but may be required to be found suitable as a lender or financing source. We cannot assure you that the approvals from the Nevada Gaming Authorities will be obtained on a timely basis or at all.

        Periodically, we will be required to submit detailed financial and operating reports to the Nevada Gaming Commission and provide any other information that the Nevada Gaming Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

  Individual Licensing Requirements

        No person may become a stockholder or member of, or receive any percentage of the profits of, an intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. We and our officers, directors and certain key employees will be required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

  Redemption of Securities Owned By an Unsuitable Person

        Wynn Resorts' articles of incorporation will provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed by the board of directors to be the fair value of the securities to be redeemed. If Wynn Resorts determines the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. If the shares are not listed on a national securities exchange, the redemption price will be capped at the closing sale price of the shares as quoted on The Nasdaq National Market or SmallCap Market, or if the closing price is not reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects.

        Aruze USA, which, immediately before the closing of this offering, will own approximately 47.4% of Wynn Resorts' common stock, also will be required to apply to, and be licensed or found suitable by, the Nevada Gaming Commission and be registered as a holding company of Wynn Resorts prior to the opening of Le Rêve. Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, and will also be required to be licensed or found suitable. Aruze Corp. will qualify as a publicly traded corporation under the terms of the Nevada Gaming Control Act and will be required to apply to, and be registered by, the Nevada Gaming Commission as a registered company and to be found suitable to own the stock of Aruze USA. Any beneficial owner of more than 10% of Aruze Corp.'s voting securities must also be licensed or found suitable, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of Universal Distributing of Nevada, Inc., a gaming machine manufacturer and distributor. Kazuo Okada and Tomohiro Okada previously sought approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The pursuit of this proposed transfer of Universal Distributing was deferred pending resolution of the Japanese tax case. The lower court in the Japanese tax case ruled in Aruze Corp.'s favor, but the Japanese tax authority has filed an appeal. It is unclear whether or how these events will affect the Nevada Gaming Commission's consideration of suitability with respect to Aruze USA's ownership of Wynn Resorts' stock.

        Aruze Corp. has informed us that there are a number of outstanding issues in the investigation of the proposed transfer of Universal Distributing including issues relating to the transactions involved in the above-described tax proceeding. These issues, if not satisfactorily resolved, could result in the denial of the application. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with these issues. If either of these bodies was to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of Wynn Resorts.

        In addition to Wynn Resorts' redemption rights under its articles of incorporation, Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement. See "Certain Relationships and Related Party Transactions—Buy-Out of Arzue USA Stock."

        As described above, if Wynn Resorts, pursuant to its articles of incorporation, or Mr. Wynn, pursuant to the buy-out agreement described above, purchases the shares of Wynn Resorts' stock held by an unsuitable person or its affiliate, including Aruze USA, Wynn Resorts and/or Mr. Wynn may, in lieu of immediate payment of the purchase price, issue a promissory note. However, if the Nevada Gaming Commission were to find the unsuitable person or its affiliate unsuitable to own the voting securities of Wynn Resorts, it could also determine that the person is unsuitable to hold a promissory note for the purchase of such voting securities by Wynn Resorts or Mr. Wynn, and could determine not to approve the issuance of the promissory note to the unsuitable person or its affiliate. In such event, the Nevada Gaming Commission could order the unsuitable person or its affiliate to dispose of its voting securities within a prescribed period of time that may or may not be a sufficient period of time to dispose of the securities in an orderly manner. Depending upon the period of time for disposition required by the Nevada Gaming Commission, this could have a negative effect on the price of the stock of Wynn Resorts. In the event that the unsuitable person or its affiliate is unable or fails to dispose of its voting securities within the prescribed period of time, or if Wynn Resorts fails to pursue all lawful efforts to require the unsuitable person or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that Wynn Resorts was unsuitable or could take disciplinary action against Wynn Resorts. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any approvals or gaming licenses held by Wynn Resorts and/or the imposition of a significant monetary fine against Wynn Resorts. Any such disciplinary action could significantly impair our operations.

  Consequences of Violating Gaming Laws

        If the Nevada Gaming Commission decides that we violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming license. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to operate Le Rêve and, under specified circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

  Requirements for Beneficial Securities Holders

        Regardless of the number of shares held, any beneficial holder of Wynn Resorts' voting securities, may be required to file an application, be investigated and have that person's suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of the voting securities of Wynn Resorts who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

        The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company's voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company's voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the registered company's corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding Wynn Resorts' voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

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  voting on all matters voted on by stockholders or interest holders;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

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  other activities that the Nevada Gaming Commission may determine to be consistent with such investment intent.

        The articles of incorporation of Wynn Resorts will include provisions intended to help it implement the above restrictions. See "Description of Capital Stock—Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

  Consequences of Being Found Unsuitable

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

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  pay that person any dividend or interest upon any voting securities;

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  allow that person to exercise, directly or indirectly, any voting right held by that person relating to Wynn Resorts;

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  pay remuneration in any form to that person for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require the unsuitable person to relinquish such person's voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

  Clark County Liquor and Gaming License Board

        In addition, the Clark County Liquor and Gaming License Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

  Gaming Laws Relating to Securities Ownership

        The Nevada Gaming Commission may, in its discretion, require the holder of any debt or similar securities of a registered company, such as the second mortgage notes, to file applications, be investigated and be found suitable to own the debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission decides that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

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  pays to the unsuitable person any dividend, interest or any distribution whatsoever;

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  recognizes any voting right by the unsuitable person in connection with the securities;

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  pays the unsuitable person remuneration in any form; or

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  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        Wynn Resorts will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owner of any of Wynn Resorts' voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act. We do not know whether this requirement will be imposed on us.

  Approval of Public Offerings

        Once Wynn Resorts becomes a registered company, it may not make a public offering of Wynn Resorts' securities without the prior approval of the Nevada Gaming Commission if it intends to use the securities or the proceeds from the offering to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. Any approval that we might receive in the future relating to this or future offerings does not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities. Any representation to the contrary is unlawful.

        The regulations of the Nevada Gaming Commission also provide that any entity which is not an "affiliated company," as that term is defined in the Nevada Gaming Control Act, or which is not otherwise subject to the provisions of the Nevada Gaming Control Act or regulations, such as Wynn Resorts and Wynn Las Vegas, that plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Gaming Commission for prior approval of such offering. The Nevada Gaming Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, referred to as a ruling request, the Nevada State Gaming Control Board Chairman has ruled that it is not necessary to submit an application. The offering of common stock pursuant to this prospectus will qualify as a public offering. We have filed a ruling request with the Nevada State Gaming Control Board Chairman for a ruling that it is not necessary to submit this offering of common stock or the offering of second mortgage notes by Wynn Las Vegas for prior approval. We cannot assure you that the ruling request will be granted or that it will be considered on a timely basis. If the ruling request is not granted, we will promptly file an application requesting approval of this offering. If the ruling request is not granted, this offering could be significantly delayed while we seek approval of the Nevada State Gaming Control Board and Nevada Gaming Commission. We cannot assure you that approval of this offering or the offering of the second mortgage notes, if required, will be granted or if granted, will be granted on a timely basis.

  Approval of Changes in Control

        Once Wynn Resorts becomes a registered company, it must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

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  merger;

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  consolidation;

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  stock or asset acquisitions;

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  management or consulting agreements; or

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  any act or conduct by a person by which the person obtains control of us.

        Entities seeking to acquire control of a registered company must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

  Approval of Defensive Tactics

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licenses, and registered companies that are affiliated with those operations, may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

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  assure the financial stability of corporate gaming operators and their affiliates;

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  preserve the beneficial aspects of conducting business in the corporate form; and

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  promote a neutral environment for the orderly governance of corporate affairs.

        Once we become a registered company, approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company's board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

  Fees and Taxes

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

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  a percentage of the gross revenue received;

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  the number of gaming devices operated; or

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  the number of table games operated.

        A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

  Foreign Gaming Investigations

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, "licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada State Gaming Control Board of the licensee's or registrant's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

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  knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

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  fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

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  engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

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  employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

  License for Sale of Alcoholic Beverages

        The sale of alcoholic beverages at Le Rêve will be subject to licensing, control and regulation by the Clark County Liquor and Gaming Licensing Board. All licenses are revocable and are not transferable. The county agency has full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

Macau

        Wynn Macau, a majority-owned indirect subsidiary of Wynn Resorts, has entered into a concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau. As a concessionaire, Wynn Macau is subject to the regulatory control of the Macau government.

        The Macau government has adopted a Law and Administrative Regulations governing the operation of casinos in Macau. Only concessionaires are permitted to operate casinos. To compete for concessions, candidates must tender proposals pursuant to procedures prescribing the content and timing of submissions and the evaluation criteria involved in the selection process. Applicants are evaluated according to suitability criteria including their financial capacity, business experience and reputation, and the reputation of their affiliates and associates. Applicants are required to pay the costs of investigation and to make a deposit against such costs as part of the submission of proposals. The selection process includes consultation and negotiation between the applicants and the Macau government, which selects the applicants that are awarded concessions. Under the current Law, a maximum of three such concessions can be awarded. Each concessionaire is required to enter into a concession agreement with the Macau government which, together with the Law and Administrative Regulations, forms the framework for the regulation of the activities of the concessionaire.

        Under the Law and Administrative Regulations, concessionaires are subject to suitability requirements in terms of background, associations and reputation, as are stockholders of 5% or more of a concessionaire's equity securities, officers, directors and key employees. The same requirements apply to any entity engaged by a concessionaire to manage casino operations. Concessionaires also are required to satisfy minimum capitalization requirements, to demonstrate and maintain adequate financial capacity to operate the concession, and to submit to continuous monitoring of its casino operations by the Macau government. Concessionaires also are subject to periodic financial reporting requirements and reporting obligations with respect to, among other things, certain contracts, financing activities and transactions with directors, financiers and key employees. Transfers or the encumbering of interests in concessionaires must be reported to the Macau government and are ineffective without government approval.

        Each concessionaire is required to engage an executive director with oversight authority for casino operations, who must be a permanent resident of Macau and the holder of at least 10% of the capital stock of the concessionaire. The appointment of the Executive Director and of any successor is ineffective without the approval of the Macau government. All contracts for the management of a concessionaire's casino operation also are ineffective without the approval of the Macau government.

        Concessionaires are subject to a special gaming tax of 35% of gross gaming revenue, and must also make an annual contribution of up to 4% of gross gaming revenue for the promotion of public interests. Concessionaires also are obligated to withhold, subject to partial exemption, a 5% tax from commissions paid to junket representatives. A junket representative is defined as a person who, for the purpose of promoting casino gaming activity, arranges customer transportation, accommodations, food and beverage services and entertainment in exchange for commissions or other compensation from a concessionaire.

        Junket representatives must be licensed by the Macau government in order to do business with and receive compensation from concessionaires. For a license to issue, direct and indirect stockholders of 5% or more of a junket representative's equity securities (where applicable), its directors and its key employees must be found suitable. Applicants are required to pay the cost of license investigations, and are required to maintain suitability standards during the period of licensure. The term of a junket representative license term is one year, and licenses can be renewed for equal periods upon the submission of renewal applications. Natural person junket representative licensees are subject to a suitability verification process every three years and business entity licensees are subject to the same requirement every six years.

        Licensed junket representatives must identify outside contractors who assist them in junket activity to the Macau government. Such contractors are subject to disapproval by the Macau government. Changes in the management structure of business entity licensees must be reported to the Macau government and transfers or the encumbering of interests in such licensees are void without prior government approval. To conduct junket activity, junket representative licensees must be registered with one or more concessionaires and must have written contracts with such concessionaires, copies of which must be submitted to the Macau government.

        Concessionaires are jointly responsible with their junket representatives for the activities of such representatives and their employees and contractors in the concessionaires' casinos, and for their compliance with applicable laws and regulations. Concessionaires must submit annual lists of their junket representatives for the following year, and to update such lists on a quarterly basis. The Macau government may designate a maximum number of and specify the junket representatives a concessionaire is permitted to engage. Concessionaires are subject to periodic reporting requirements with respect to commissions paid to their junket representatives, and are required to oversee their activities and report instances of non-compliance or unlawful activity.

        The government of Macau may assume temporary custody and control over the operation of a concession in certain circumstances. During any such period, the costs of operations must be borne by the concessionaire. The government of Macau also may cancel a concession by means of redemption beginning the fifteenth year after the concession was granted. In such cases, the concessionaire is entitled to compensation. Under the concession agreement, the compensation to be provided by the Macau government is for a resort-hotel-casino complex under the investment plan. However, the concession agreement is unclear as to how the compensation provision will apply if there is more than one resort-hotel-casino that is built. The government of Macau also may terminate a concession for cause, including failure of the concessionaire to fulfill its obligations under law or the concession contract, abandonment or suspension of operations or failure to pay taxes and other monetary obligations to the government of Macau, in which case no compensation is due to the concessionaire.

        The government of Macau is currently considering various proposed changes to its laws and regulations relating to casino gaming. Such changes could affect the viability and profitability of contemplated casino operations in Macau. In addition, the laws and regulations summarized above have not yet been applied by the government of Macau to an operating concessionaire. Therefore, the effectiveness, reasonableness and fairness of the regulatory system cannot be assessed at this time.

MANAGEMENT

Directors and Executive Officers

        Upon consummation of this offering, Wynn Resorts' directors and executive officers and their ages and positions will be as follows:

Name	Age	Positions
Stephen A. Wynn	60	Chairman of the Board of Directors and Chief Executive Officer
Kazuo Okada	59	Vice Chairman of the Board of Directors
Ronald J. Kramer	43	Director and President
Robert J. Miller	57	Director
John A. Moran	70	Director
Elaine P. Wynn	60	Director
Stanley R. Zax	64	Director
Marc D. Schorr	54	Chief Operating Officer
John Strzemp	50	Executive Vice President and Chief Financial Officer
Marc H. Rubinstein	41	Senior Vice President, General Counsel and Secretary
Matt Maddox	26	Vice President—Investor Relations and Treasurer
Kenneth R. Wynn	50	President, Wynn Design & Development
DeRuyter O. Butler	46	Executive Vice President—Architecture, Wynn Design & Development

        Stephen A. Wynn has served as Chairman of our board of directors and Chief Executive Officer since June 2002. Since April 2000, Mr. Wynn has been the managing member of Valvino, our wholly owned subsidiary. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor. Mr. Wynn is a Trustee of the University of Pennsylvania. Mr. Wynn is married to Elaine P. Wynn and is the brother of Kenneth R. Wynn.

        Kazuo Okada has agreed to serve as Vice Chairman of our board of directors. Mr. Okada founded Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines and video game software, in 1969 and serves as its President. Mr. Okada also owns, and is currently licensed by the Nevada Gaming Commission to own the shares of, Universal Distributing of Nevada, Inc., a gaming machine supplier company. Mr. Okada also serves as Chairman of Adores Corporation, a subsidiary of Aruze Corp. and an operator of amusement centers in Japan.

        Ronald J. Kramer has agreed to serve as President and as a director. Mr. Kramer has served as President of Wynn Golf Course, a wholly owned indirect subsidiary of Wynn Resorts, since April 2002. From July 1999 to October 2001, Mr. Kramer was a managing director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer served as Chairman and Chief Executive Officer of Ladenburg Thalmann Group Inc. from May 1995 to July 1999. Mr. Kramer is also a member of the board of directors of TMP Worldwide, Inc., Griffon Corporation, Lakes Entertainment, Inc. and New Valley Corporation.

        Robert J. Miller has agreed to serve as a director. Robert J. Miller has been a partner of the Nevada law firm of Jones Vargas since January 1999. He is also counsel to KNP, a government relations company, which is a subsidiary of the Dutko Group based in

Washington, DC. From January 1989 until January 1999, he served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller serves as a Director of Zenith National Insurance Corp., Newmont Mining Corporation, International Game Technology, America West Holdings Corporation and K12 Inc. He also serves as a member of the U.S. Secretary of Energy Advisory Board and several national charitable organizations.

        John A. Moran has agreed to serve as a director. Mr. Moran is the retired Chairman of Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and subsequently became National Finance Chairman of the Dole for President campaign. Mr. Moran is currently a director of Bessemer Securities Corporation and Golden State Bancorp.

        Elaine P. Wynn has agreed to serve as a director. Mrs. Wynn has served as Co-Chairperson of the Greater Las Vegas Inner-City Games Foundation since 1996 and currently serves on the Executive Board of the Consortium for Policy Research in Education and the Council to Establish Academic Standards in Nevada. Mrs. Wynn has been active in civic and philanthropic affairs in Las Vegas for many years and has received numerous honors for her charitable and community work. Mrs. Wynn served as a director of Mirage Resorts from 1977 until 2000. Mrs. Wynn is married to Stephen A. Wynn.

        Stanley R. Zax has agreed to serve as a director. Since 1977 Mr. Zax has served as Chairman of the Board, and, since 1978, has served as President, CEO and Chairman of the Board of Zenith National Insurance Corp., a New York Stock Exchange company. Zenith National Insurance Corp. and Zenith Insurance Company, its wholly owned subsidiary, are engaged in the property-casualty insurance business. Zenith Insurance Company also conducts real estate operations.

        Marc D. Schorr serves as Chief Operating Officer. Since April 2001, Mr. Schorr has served as Chief Operating Officer of Wynn Golf Course. From June 2000 through April 2001, Mr. Schorr has served as Chief Operating Officer of Valvino. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts.

        John Strzemp serves as Executive Vice President and Chief Financial Officer. Since November 2001, Mr. Strzemp has served as Executive Vice President and Chief Financial Officer of Wynn Golf Course. Mr. Strzemp was Executive Vice President, Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly owned subsidiary of Mirage Resorts, from April 1998 to October 2000 and President of Treasure Island Corp., a gaming company and then a wholly owned subsidiary of Mirage Resorts, from January 1997 to April 1998.

        Marc H. Rubinstein serves as Senior Vice President and General Counsel. Since April 2001, Mr. Rubinstein has served as Senior Vice President—General Counsel of Wynn Golf Course. Since June 2000, Mr. Rubinstein has also served as Senior Vice President—General Counsel of Valvino. From October 1992 to December 1999, Mr. Rubinstein served as Senior Vice President—General Counsel & Secretary of Desert Palace, Inc., a gaming company that did business as Caesars Palace and was a wholly owned subsidiary of Caesars World, Inc. From February 1996 to June 2000, Mr. Rubinstein also served as Senior Vice President and General Counsel at the Sheraton Desert Inn Corporation, a gaming company and then a wholly owned subsidiary of ITT Sheraton Corp. and Starwood Hotels & Resorts Worldwide, Inc.

        Matt Maddox serves as Vice President—Investor Relations and Treasurer. Mr. Maddox has served as Vice President—Investor Relations and Treasurer of Wynn Golf Course since June 2002. From February 2000 to June 2002, Mr. Maddox served as Vice President—Corporate Finance of Park Place Entertainment, a gaming company. From May 1998 to February 2000, Mr. Maddox was an analyst in the mergers and acquisitions department of Banc of America Securities LLC.

        Kenneth R. Wynn has served as President of Wynn Design & Development, LLC, a wholly owned indirect subsidiary of Wynn Resorts since June 2000. From 1973 until 2000, he served as Vice President—Design and Construction and Secretary of Mirage Resorts, except for the periods August 1993 through July 1994 and March 1997 through June 1999. Mr. Kenneth R. Wynn also served as President of Atlandia Design & Furnishings, Inc., a construction supervision and design company and then a wholly owned subsidiary of Mirage Resorts, from 1974 to 2000. Kenneth R. Wynn is Stephen A. Wynn's brother.

        DeRuyter O. Butler has served as Executive Vice President—Architecture of Wynn Design & Development since June 2000. In 2000, Mr. Butler co-founded Butler/Ashworth Architects, Ltd., LLC, an architecture firm, and has served as its Executive Vice President of Architecture since March 2000. Mr. Butler served as Director of Architecture of Atlandia Design & Furnishings from December 1982 to May 2000.

Board of Directors and Committees

        Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement pursuant to which Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. The stockholders agreement will continue to be in effect after the completion of this offering. For more information about the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund, see "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Our articles of incorporation and bylaws will, upon the completion of this offering, provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified board of directors structure, prior to the completion of this offering, two of the members of the board of directors will be Class I directors elected to one-year terms, two will be Class II directors elected to two-year terms and three will be Class III directors elected to three-year terms. Thereafter, directors will be elected for three-year terms. Upon the completion of this offering, Class I will consist of            and        ; Class II will consist of            and        ; and Class III will consist of        , and            .

        Upon completion of this offering, our board of directors intends to appoint an executive committee, an audit committee and a compensation committee. The executive committee will have all of the powers and authority of the board of directors in managing our business and affairs to the fullest extent authorized by Nevada law.

        The audit committee will select, on behalf of our entire board of directors, an independent public accounting firm to be engaged to audit our financial statements, discuss with the independent auditors their independence, review and discuss the audited financial statements with the independent auditors and management and recommend to our board of directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the Securities and Exchange Commission. The composition of the audit committee will comply with the requirements of The Nasdaq National Market and the Sarbanes-Oxley Act of 2002.

        The compensation committee will review and approve, on behalf of the entire board of directors, (1) the annual salaries and other compensation of our officers and (2) individual stock and stock option grants. The compensation committee also will provide assistance and recommendations with respect to our compensation policies and practices and assist with the administration of our compensation plans. We expect that the compensation committee will be comprised of at least two independent directors.

Compensation Committee Interlocks and Insider Participation

        As noted above, the board of directors will appoint a compensation committee upon completion of this offering. We do not expect that any of our executive officers will serve as a director or member of the compensation committee of another entity, one of whose executive officers serves on our board of directors or compensation committee.

Director Compensation

        Upon completion of this offering, each of our directors who is not an employee of Wynn Resorts or its subsidiaries will receive a monthly fee of $4,000 for services as a director. Directors who serve on our executive, audit and compensation committees will receive an additional monthly fee of $1,000. Directors will also receive reimbursement for medical expenses and coverage under our life insurance program. Directors who are employees of Wynn Resorts or its subsidiaries will not receive compensation for their services as directors.

        Each non-employee director will receive            stock options each year under our 2002 stock incentive plan. The stock options will have an exercise price equal to the market value of Wynn Resorts' common stock on the date of grant and will vest over a period defined in the option grant.

        Non-employee directors will also be eligible to participate in our Directors' Deferred Compensation Plan, a non-qualified, unfunded deferred compensation plan.

Executive Compensation

        The following table sets forth the annual and long-term compensation of Wynn Resorts' Chief Executive Officer. This table also includes, for the fiscal years ended December 31, 2001 and 2000, each of our five other most highly compensated executive officers (collectively, with the Chief Executive Officer, the "Named Executive Officers"). This compensation consists of compensation paid by Valvino, Wynn Golf Course and Wynn Design & Development.

Annual Compensation
Name and Principal Position						All Other Compensation ($)(1)
	Year	Salary($)		Bonus($)
Stephen A. Wynn(2)(3) Chairman and Chief Executive Officer of Wynn Golf Course	2001 2000	$ $	0 0		— —		— —
Marc D. Schorr(3)(4) Chief Operating Officer of Wynn Golf Course	2001 2000	$ $	1.00 1.00		— —		— —
Kenneth R. Wynn(3)(5) President of Wynn Design & Development	2001 2000	$ $	1.00 1.00		— —		— —
John Strzemp(6) Executive Vice President and Chief Financial Officer of Wynn Golf Course	2001 2000	$ $	450,000 65,769	$ $	300,530 150,000	$ $	14,963 1,648
DeRuyter O. Butler(7) Executive Vice President—Architecture of Wynn Design & Development	2001 2000	$ $	350,000 197,885	$	— 35,000	$ $	4,596 336
Marc H. Rubinstein(8) Senior Vice President and General Counsel of Wynn Golf Course	2001 2000	$ $	286,279 113,708	$	— 12,500	$ $	11,847 11,883

(1)
Includes 401(k) matching contributions and executive life insurance premiums.
(2)
Stephen A. Wynn's employment with Valvino commenced on June 1, 2000.
(3)
Stephen A. Wynn, Marc D. Schorr and Kenneth R. Wynn may each have received perquisites and other personal benefits in an aggregate amount in excess of 10% of his annual salary and bonus of $0 or $1.00, as applicable. Any amount that any of them may have received was not material.
(4)
Mr. Schorr was employed by Valvino from June 1, 2000 until his employment with Wynn Resorts Holdings commenced on April 1, 2001.
(5)
Kenneth R. Wynn's employment with Wynn Design & Development commenced on June 1, 2000.
(6)
Mr. Strzemp was employed by Valvino from November 1, 2000 until his employment with Wynn Golf Course commenced on April 1, 2001.
(7)
Mr. Butler's employment with Wynn Design & Development commenced on June 1, 2000.
(8)
Mr. Rubinstein was employed by Valvino from June 23, 2000 until his employment with Wynn Golf Course commenced on April 1, 2001.

401(k) Plan

        We established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering our non-union employees on July 27, 2000. The plan allows employees to defer, within certain limits, up to 18% of their income on a pre-tax basis through contributions to this plan. We match the contributions, within prescribed limits, with an amount equal to 100% of the participant's initial 2% tax deferred contribution and 50% of the tax deferred contribution between 2% and 4% of the participant's compensation.

Wynn Resorts 2002 Stock Incentive Plan

        We intend to adopt our 2002 stock incentive plan before the closing of this offering. The 2002 stock incentive plan provides for the grant of stock awards, incentive stock options and non-qualified stock options to our employees, directors and specified consultants. We intend to reserve a total of 8,600,000 shares of Wynn Resorts' common stock for issuance pursuant to the 2002 stock incentive plan subject to certain adjustments set forth in the 2002 stock incentive plan.

        Our board of directors intends to delegate general administrative authority over the 2002 stock incentive plan to our compensation committee. The members of the compensation committee will be both "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The administrator has broad authority to designate recipients of awards and determine the terms and provisions of awards, including the price, expiration date, vesting schedule and terms of exercise.

        The exercise price of incentive stock options must be at least 100% of the fair market value of the common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock must have an exercise price that is at least 110% of fair market value of the common stock on the grant date. Our incentive options will expire no later than ten years from the date of grant, or five years with respect to incentive stock options granted to optionees who own more than 10% of our outstanding common stock. The exercise price of nonqualified stock options and the purchase price of stock awards will be determined by the administrator. The 2002 stock incentive plan generally will not allow for the transfer of options. However, the administrator may provide that nonqualified stock options may be transferred (1) pursuant to a qualified domestic relations order or (2) to a family member. During any fiscal year, no optionee may receive grants of incentive stock options and nonqualified stock options in the aggregate which cover more than          shares.

        After the termination of the employment or services of an optionee for reasons other than for cause, death or disability, exercisable options generally will remain exercisable until the earlier of their expiration as set forth in the option agreement or 90 days after the date of termination of employment. If termination is due to death or disability, exercisable options generally will remain exercisable until the earlier of the expiration date stated in the option agreement or 12 months after the date of death or termination of employment. If termination is for cause, all options, including vested and exercisable ones, are immediately terminated and cancelled.

        If certain events occur that result in a change of our organizational or ownership structure, the administrator has the discretion to do one or more of the following:

  •
  shorten the exercise period of the options;
  •
  accelerate the vesting schedule of options or stock awards;
  •
  arrange to have the surviving or successor entity assume or replace options or stock awards; or
  •
  cancel options or stock awards and pay to the holder in cash, with respect to each exercisable option, an amount equal to the excess of the then fair market value of the common stock over the exercise price of the option and, with respect to each stock award, the then fair market value of the stock subject to the award.

        We have the authority to amend, alter, suspend or terminate the 2002 stock incentive plan without stockholder approval provided that our doing so does not impair the rights of any optionee or increase the number of shares for which options and stock awards may be granted. We may amend the plan with stockholder approval to increase the number of shares for which options and stock awards may be granted.

        Following the completion of this offering, we intend to grant awards of                    shares of restricted stock under our 2002 stock incentive plan to each of the following employees: DeRuyter O. Butler, William Todd Nisbet, Marc D. Schorr, John Strzemp, Roger P. Thomas and Kenneth R. Wynn. We also intend to grant an award of                    shares of restricted stock outside of the 2002 stock incentive plan to Franco Dragone, the creator of our new entertainment production. The restricted stock will be subject to our repurchase right, which will lapse in November 2004 as to Mr. Strzemp, in June 2005 as to Mr. Schorr and Mr. Kenneth Wynn, in June 2006 as to Mr. Butler, Mr. Thomas and Mr. Dragone and in July 2006 as to Mr. Nisbet. Our repurchase right will lapse immediately with respect to any individual other than Mr. Dragone if such individual terminates employment with us under circumstances which entitle him to receive a "separation payment" under his employment contract (as described below). In the case of Messrs. Butler, Nisbet, and Thomas, however, the lapse of our restriction right on a termination of employment which entitles such individual to receive a separation payment will not occur to the extent that such early lapsing would subject the individual to the golden parachute excise tax under Internal Revenue Code Section 4999.

Employment Agreements

        We intend to enter into employment contracts with certain other named executive officers, including Stephen A. Wynn, Marc D. Schorr, Kenneth R. Wynn, John Strzemp, DeRuyter O. Butler and Marc H. Rubinstein, prior to the completion of this offering.

        Under the employment contracts, the annual base salaries will be $1,250,000 for Stephen A. Wynn, $750,000 for Mr. Schorr, $459,000 for Mr. Strzemp, $350,000 for Mr. Butler, $360,000 for Mr. Rubinstein and $250,000 for Kenneth Wynn.

        The other terms of the employment contracts will be substantially similar for each executive. Each executive will receive a bonus at such times and in such amounts as our board of directors, in its sole and exclusive discretion, may determine. However, after our board of directors adopts a performance-based bonus plan, bonuses will be determined in accordance with the plan except for Mr. Strzemp, who will be entitled to a minimum annual bonus of $150,000 per year. The term of each employment contract will begin on the later of the effective date of this offering or October 1, 2002, and end five years later, except that the term of Mr. Strzemp's employment contract will end on October 31, 2004. If this offering does not close on or before April 1, 2003 the employment contracts will become null and void. In addition to base salary and bonuses, each executive will participate in all of our employee benefit plans that cover executives, to the extent that the executive is otherwise eligible, will receive reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships) and will be entitled to four weeks paid vacation each year. In addition, we will provide the use of a company car and driver at our sole cost and expense to Stephen A. Wynn. In addition, Stephen A. Wynn, Mr. Schorr and Kenneth Wynn will enter into time-sharing agreements with us covering their personal use of our aircraft, with each such executive paying us the lesser of (1) his and his family's share of the direct costs incurred by us in operating the aircraft or (2) the amount required by applicable federal aviation regulations.

        If we terminate the employment of an executive without "cause," or the executive terminates his employment with us upon "good reason" following a "change of control" (as these terms are defined in the employment contracts), we will pay the executive a "separation payment" in a lump sum equal to (a) the executive's base salary for the remainder of the term of the employment contract, but not for less than one year, except in the case of Kenneth Wynn and Messrs. Butler and Rubinstein, in which case the lump sum shall be such person's base salary for one year, (b) a prorated portion of the bonus that the executive received for the preceding bonus period, (c) any accrued but unpaid vacation pay and (d) an amount necessary to gross the executive up for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999. The separation payment of Mr. Butler, however, will be limited to the amount necessary to avoid subjecting him to the goldgen parachute excise tax of Internal Revenue Code Section 4999. If the executive is entitled to receive the separation payment, he will also be entitled to continue participating in our health benefits coverage for the remaining portion of the term (but for not less than one year) on the same basis as if he were still employed by us. If the executive's employment terminates for any other reason before the expiration of the term (i.e., because of the executive's death, disability, discharge for cause, revocation of gaming license, or quitting other than for good reason after a change in control), we will be required to pay the executive only accrued but unpaid base salary and vacation pay through his termination date.

        On April 1, 2002, Wynn Golf Course and Valvino, as guarantor, entered into a one-year employment agreement with Ronald J. Kramer. Pursuant to this agreement, Mr. Kramer is entitled to a base salary of $1,000,000 per year. Mr. Kramer is also entitled to a bonus of at least $1,250,000 based on specified performance criteria. Pursuant to this agreement, Mr. Kramer is also entitled to participate in all welfare, pension and incentive benefit plans that Wynn Resorts Holdings maintains for its senior executives. If at any time during the term of his agreement (1) Wynn Golf Course terminates Mr. Kramer's employment without cause (as defined in the agreement) or (2) Mr. Kramer terminates his employment for good reason (as defined in such agreement), Wynn Golf Course must pay Mr. Kramer (in addition to all accrued base salary, accrued vacation pay and bonus amounts) $1,250,000, unless Mr. Kramer has already been paid a bonus equal to at least that amount from the proceeds of this offering. Pursuant to this agreement, Mr. Kramer is also prevented from competing with Wynn Golf Course and its affiliates for the one year of his employment.

Limitations on Directors' Liability and Indemnification

        Wynn Resorts' articles of incorporation limit the liability of directors and officers to the maximum extent permitted by Nevada law. With a few limited exceptions set forth in the Nevada Revised Statutes, Nevada law provides that a director or officer of a corporation is not individually liable to the corporation or its stockholders for damages resulting from any action or failure to act in his or her capacity as a director or officer unless it is proven that:

  •
  the director's or officer's act or omission constituted a breach of his or her fiduciary duties; and
  •
  the breach involved intentional misconduct, fraud or a knowing violation of the law.

        This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission

        Wynn Resorts' bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Nevada law, provided that the director or officer either is not liable for monetary damages under Nevada law or acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. Wynn Resorts' articles of incorporation and bylaws require it to pay the expenses of directors and officers incurred in defending a proceeding involving alleged acts or omissions of the director or officer in his or her capacity as such as the expenses are incurred and in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified. The bylaws permit the board of directors to indemnify employees and other persons to the same extent. We believe indemnification under Wynn Resorts' bylaws covers at least negligence and gross negligence on the part of indemnified parties. Except as ordered by a court and for advancement of expenses, a director or officer may not be indemnified if a final adjudication determines that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the current action. The termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, or its equivalent, does not, of itself, under the bylaws create a presumption that the standards described above were not met. However, Wynn Resorts is not permitted by its bylaws to indemnify a director or officer if he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to Wynn Resorts unless that court or another court of competent jurisdiction determines that in view of all of the circumstances, the director or officer is fairly and reasonably entitled to indemnification.

        In addition to indemnification provided for in Wynn Resorts' bylaws, Wynn Resorts intends to enter into agreements to indemnify its directors and executive officers. These agreements, among other things, will provide for indemnification of Wynn Resorts' directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at its request. Wynn Resorts may also maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent. We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        The limited liability and indemnification provisions in Wynn Resorts' articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against its directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against its directors and officers, even though a derivative litigation, if successful, might otherwise benefit Wynn Resorts and its stockholders. A stockholder's investment in Wynn Resorts may be negatively affected to the extent that it pays the costs of settlement or damage awards against its directors or officers under these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of Wynn Resorts' directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

Key Man Life Insurance

        We intend to obtain $30 million of key man life insurance with respect to Stephen A. Wynn for our benefit.

Directors' and Officers' Insurance

        Wynn Resorts expects to maintain a directors' and officers' liability insurance policy that provides its officers and directors with liability coverage in amounts it considers appropriate.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

        Contribution of Interest in Wynn Macau.    Before April 22, 2002, Mr. Wynn owned a majority of the outstanding equity interests of Wynn Macau. At the time, Wynn Macau had been awarded a provisional concession to negotiate a concession agreement with the Macau government to construct and operate one or more casinos in Macau. On April 22, 2002, in connection with additional contributions to Valvino by Aruze USA and Baron Asset Fund, Mr. Wynn contributed his interest in Wynn Macau to Valvino. This interest was valued at approximately $56 million, after reimbursement to Mr. Wynn of approximately $825,000 advanced by him to Wynn Macau in connection with the negotiation of the concession agreement and other development activities in Macau. Similar advances by Valvino to Wynn Macau of approximately $458,000 were treated as capital contributions by Valvino upon its acquisition of the Macau interest. Subsequent to this contribution, Wynn Macau has entered into a concession agreement with the government of Macau permitting the construction and operation of casinos in Macau. See "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Transactions Affecting Liquidity and Capital Resources."

        Stockholders Agreement.    As previously discussed, Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement. The stockholders agreement establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of Wynn Resorts. These rights include, but are not limited to, the following preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of the shares of Wynn Resorts' common stock owned by the parties to the stockholders agreement.

        Under the stockholders agreement, if Mr. Wynn, Aruze USA or Baron Asset Fund purchase shares of Wynn Resorts' common stock from Wynn Resorts in a private placement on terms and conditions that are not offered to the other parties to the agreement, the purchasing stockholder must afford the other parties preemptive rights. These preemptive rights will allow the non-purchasing parties to purchase that number of shares in the purchasing stockholder's allotment of private placement shares that is necessary to maintain the parties' shares in the same proportion to each other that existed prior to such private placement.

        In addition, under the stockholders agreement, the parties granted each other a right of first refusal on their respective shares of Wynn Resorts' common stock. Under this right of first refusal, if any such stockholder wishes to transfer any of his or its shares of Wynn Resorts' common stock to anyone other than a permitted transferee, and has a bona fide offer from any person to purchase such shares, the stockholder must first offer the shares to the other parties to the stockholders agreement on the same terms and conditions as the bona fide offer. In addition to this right of first refusal, the parties also granted each other a tag-along right on their respective shares of Wynn Resorts' common stock. Under this tag-along right, any party to the stockholders agreement, before transferring his or its shares to any person other than a permitted transferee, must first allow the other parties to the agreement to participate in such transfer on the same terms and conditions.

        The stockholders agreement also provides that, upon the institution of a bankruptcy action by or against a party to the stockholders agreement, the other parties to the agreement will be given an option to purchase the bankrupt stockholder's shares of Wynn Resorts' common stock at a price to be agreed upon by the bankrupt stockholder and the other stockholders, or, if a price cannot be agreed upon by such stockholders, at a price equal to their fair market value. In addition, under the stockholders agreement, if there is a direct or indirect change of control of any party to the agreement, other than Baron Asset Fund, the other parties to the agreement have the option to purchase the shares of Wynn Resorts' common stock held by the party undergoing the change in control. Under the agreement, a stockholder may assign these options to Wynn Resorts.

        In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn may control Wynn Resorts' board of directors. The stockholders agreement incorporates certain provisions set forth in the operating agreement for Valvino pursuant to which, if Aruze USA's ownership of the shares of Wynn Resorts' common stock impairs Wynn Resort's ability to obtain a gaming license, either Wynn Resorts or Mr. Wynn could purchase the shares of Wynn Resorts owned by Aruze USA. In addition, in such circumstances, Aruze USA could demand that Wynn Resorts purchase its shares. These arrangements were terminated under the arrangement described below. In other respects, the stockholders agreement will continue to be in effect after the completion of this offering.

        Buy-Out of Aruze USA Stock.    Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement.

        Wynn Design & Development.    Wynn Design & Development, a wholly owned indirect subsidiary of Wynn Resorts, is responsible for the design and architecture of Le Rêve (except for the showroom) and for managing construction costs and risks associated with the Le Rêve project. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Le Rêve project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. In return for these services, the Butler/Ashworth firm will be paid $1.00 and reimbursed for certain expenses it incurs in providing the architectural services. The principals of the Butler/Ashworth firm are DeRuyter Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. Neither we nor Mr. Wynn has an ownership interest in Butler/Ashworth.

        Art Gallery.    We operate an art gallery at the former premises of the Desert Inn Resort & Casino in which we display paintings from The Wynn Collection. The art gallery is expected to remain open during the construction of Le Rêve. We lease The Wynn Collection from Mr. and Mrs. Wynn pursuant to an Art Rental and Licensing Agreement. Under the agreement, we pay the expenses of exhibiting works from The Wynn Collection and reimburse Mr. and Mrs. Wynn for the expense of insuring the collection while we exhibit it, which insurance costs for the eight months ended June 30, 2002 were approximately $55,000 and for the twelve months ended June 30, 2003 will be approximately $275,000. In addition, we have agreed to make monthly lease payments for the art at a rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. Under the agreement, we were not required to make any such lease payments prior to June 30, 2002. However, had we been required to make such payments, no amounts would have been due under the lease payment formula because, to date, our expenses in operating the art gallery have exceeded the revenue generated from such operations. Prior to opening Le Rêve, we do not expect to make any material payments under this lease. The only financial exposure that we have under this lease is the cost of operating the art gallery, which is not material. Any payment to Mr. and Mrs. Wynn would be made only from the net revenue of the art gallery. It is contemplated that, after Le Rêve opens, we will continue to lease The Wynn Collection under similar terms and will exhibit the works as an attraction at Le Rêve. Under the Art Rental and Licensing Agreement, subject to certain notice restrictions, Mr. and Mrs. Wynn will retain the right to remove or replace any or all of the works of art that will be displayed in the art gallery.

        Aircraft Arrangements.    Until January 2002, Valvino used a Gulfstream Aerospace model G-1159A aircraft in its business operations. The aircraft was owned by Kevyn, LLC, which, until April 1, 2001, was wholly owned by Mr. Wynn, and leased to and operated under a Part 135 charter certificate by Las Vegas Jet, LLC, formerly Las Vegas CharterJet, LLC, a charter business owned by Mr. Wynn. Valvino paid Las Vegas Jet an hourly rate for its use of the aircraft and disbursed funds for payroll, property taxes, insurance and all other operating expenses on behalf of Las Vegas Jet. As of April 1, 2001, and in accordance with Valvino's operating agreement, Mr. Wynn sold Kevyn to Valvino for $10,035,000. Pursuant to Federal Aviation Administration regulations restricting the registration of aircraft in the United States by entities with substantial foreign ownership, Kevyn transferred legal title to the aircraft to First Security Bank, National Association, a national banking association, pursuant to a Trust Agreement dated as of April 2, 2001. After the transfers, Kevyn continued to lease the aircraft to Las Vegas Jet, and Las Vegas Jet continued to use the aircraft in its charter business. Valvino paid Las Vegas Jet an hourly rate for its use of the aircraft, and was in turn paid by Las Vegas Jet (through Kevyn) under the aircraft lease. Valvino paid Las Vegas Jet approximately $451,800 and $918,900 for its use of the aircraft in 2000 and 2001, respectively, and approximately $13,600 for its use of the aircraft in January 2002. Wynn Macau paid Las Vegas Jet approximately $72,600 for its use of the aircraft in 2001. On March 26, 2002, Kevyn sold the aircraft to an unrelated buyer.

        From January 2002 until May 30, 2002, Valvino used a Bombardier Global Express aircraft, serial number 9065, in its business operations. The aircraft was owned by World Travel and was leased to and operated in a charter business by Las Vegas Jet. Valvino paid Las Vegas Jet an hourly rate of $2,600 per hour for its use of the aircraft. Las Vegas Jet and World Travel were owned entirely by Mr. Wynn.

        On May 30, 2002, Mr. Wynn sold World Travel and Las Vegas Jet to Valvino for approximately $38.2 million, the amount that World Travel paid for the aircraft. Pursuant to Federal Aviation Administration regulations restricting the registration of aircraft in the United States by entities with substantial foreign, ownership, World Travel transferred legal title to the aircraft to Wells Fargo Bank North West, National Association, a national banking association, pursuant to a Trust Agreement dated as of May 10, 2002. At that time, World Travel had remaining indebtedness of $28.5 million secured by the aircraft. Valvino guaranteed this indebtedness in connection with the purchase of the aircraft. Mr. Wynn was released from his guarantee of that indebtedness. Wynn Las Vegas intends to use approximately $28.5 million of the FF&E facility to refinance the indebtedness by means of a loan to be evidenced by an intercompany note from World Travel.

        World Travel continues to lease the aircraft to Las Vegas Jet. Las Vegas Jet operates the aircraft for Wynn Resorts and its subsidiaries under a Part 91 certificate. In connection with the acquisition of World Travel, approximately $2 million of accounts payable to Valvino from Las Vegas Jet were forgiven.

        Reimbursable Costs.    We have periodically incurred costs on Mr. Wynn's behalf, including costs with respect to Mr. Wynn's personal use of the corporate aircraft, household employees at Mr. Wynn's residence, personal legal fees, construction work at Mr. Wynn's home and other personal purchases. Mr. Wynn fully reimburses the company for such personal costs. These balances have been settled at regular intervals, usually monthly. We did not charge Mr. Wynn interest on outstanding amounts pending reimbursement. The largest unreimbursed balance of these items at any time since our inception was approximately $213,000. As of August 12, 2002, Mr. Wynn had reimbursed us for all amounts outstanding, including charges for his use of the corporate jet. We and Mr. Wynn have terminated the arrangements pursuant to which such costs are incurred by us and later reimbursed by Mr. Wynn. Mr. Wynn will deposit a credit balance for such items in the future.

        Tax Overpayment.    In 2001, Mr. Wynn made a substantial overpayment of his personal estimated 2001 federal income taxes to the Internal Revenue Service. Pursuant to a tax procedure set forth in Internal Revenue Service Announcement No. 2001-112, announced October 26, 2001, a taxpayer may redesignate estimated income tax payments as employment tax deposits. In reliance on this announcement, Mr. Wynn applied $5,000,000 of his overpayment to the fourth quarter employment taxes of Valvino. By using this procedure, Mr. Wynn accelerated the refund of his overpayment. In May of 2002, the Internal Revenue Service issued a refund for $5,000,000 to Valvino and Valvino reimbursed this sum of money to Mr. Wynn.

        Tax Indemnification Agreement.    Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust, referred to collectively as the Valvino members, Valvino and Wynn Resorts intend to enter into a tax indemnification agreement relating to their respective income tax liabilities. Prior to the contribution of the Valvino membership interests to Wynn Resorts, the income and deductions of Valvino passed through to the Valvino members under the rules governing partnerships for federal tax purposes and were taken into account by them at their personal tax rates. Commencing upon the contribution of the Valvino membership interests to Wynn Resorts, income and deductions are to be treated as income and deductions of Wynn Resorts, a C corporation for federal tax purposes, and are to be taken into account by it at applicable corporate tax rates. A reallocation of deductions of Valvino from the period prior to the contribution to the period commencing upon the contribution, or a reallocation of income of Wynn Resorts from the period commencing upon the contribution to the period prior to the contribution, would increase the amount of taxable income (or decrease the amount of loss) reported by the Valvino members and decrease the amount of taxable income (or increase the amount of loss) reported by Wynn Resorts. Accordingly, the tax indemnification agreement generally provides that the Valvino members will be indemnified by Wynn Resorts and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by Wynn Resorts or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

        Capitalization of Valvino.    For information regarding the formation of Wynn Resorts and capital contributions to Valvino, the predecessor of Wynn Resorts, see "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Transactions Affecting Liquidity and Capital Resources."

'

OWNERSHIP OF CAPITAL STOCK

        On June 3, 2002, and in preparation for this offering, Wynn Resorts was incorporated in Nevada. The following table sets forth information regarding beneficial ownership of Wynn Resorts' common stock as of June 12, 2002, after giving effect to the contribution of membership interests in Valvino to Wynn Resorts, by:

  •
  each of the individuals listed under "Executive Compensation";

  •
  each of Wynn Resorts' directors;

  •
  each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of Wynn Resorts' common stock; and

  •
  all current directors and executive officers as a group.

        Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. Percentage ownership is based on 40,000,000 shares of common stock outstanding as of 2002 and            shares of common stock outstanding after completion of this offering. Unless indicated below, the address of each person or entity listed below beneficially owning more than 5% of Wynn Resorts' common stock is c/o Wynn Resorts, Limited, 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

	Beneficial Ownership of Common Stock Before Offering
			Beneficial Ownership of Common Stock After Offering
Name
	Shares	Percent	Shares	Percent
Stephen A. Wynn(1)(2)	18,972,299	47.431%	18,972,299
Aruze USA, Inc.(1)(3)	18,972,299	47.431%	18,972,299
Baron Asset Fund(4)	1,997,085	4.992%	1,997,085
Kazuo Okada(1)(3)	18,972,299	47.431%	18,972,299
Ronald J. Kramer	0	0%
Robert J. Miller	0	0%
Elaine P. Wynn	0	0%
Stanley R. Zax	0	0%
Kenneth R. Wynn(5)	58,317	0.146%	58,317
Marc D. Schorr	0	0%
John Strzemp	0	0%
Marc H. Rubinstein	0	0%
DeRuyter O. Butler	0	0%
All Directors and Executive Officers as a Group(6)	38,002,915	95.008%	38,002,915

(1)
Excludes shares which may be deemed to be beneficially owned by virtue of the voting agreement between Stephen A. Wynn and Aruze USA contained in the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund. Under this voting agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. See "Certain Relationships and Related Party Transactions—Stockholders Agreement." Mr. Wynn, Aruze and USA Kazuo Okada disclaim beneficial ownership of such shares.

(2)
Excludes shares held by Aruze USA, which may be deemed to be beneficially owned by Mr. Wynn by virtue of the arrangement which permits Mr. Wynn to acquire Aruze USA's shares of common stock if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or withdrawn or is not filled within 90 days after the filing of Wynn Resorts' application. Mr. Wynn disclaims beneficial ownership of such shares.

(3)
Aruze USA's address 745 Greier Drive, Las Vegas, Nevada 89119. Aruze USA is a subsidiary of Aruze Corp., of which Mr. Kazuo Okada owns a controlling interest. Each of Aruze USA, Aruze Corp. and Mr. Okada may be deemed to have beneficial ownership of these shares.

(4)
Includes 1,459,408 shares, or 3.644%, held on behalf of the Baron Asset Fund Series and 537,677 shares, or 1.348%, held on behalf of the Baron Growth Fund Series.

(5)
These shares are held by the Kenneth R. Wynn Family Trust. Kenneth Wynn may be deemed to have beneficial ownership of these shares.

(6)
Includes shares held by Stephen A. Wynn, shares held by Aruze USA of which Kazuo Okada may be deemed to have beneficial ownership and shares held by the Kenneth R. Wynn Family Trust of which Kenneth Wynn may be deemed to have beneficial ownership.

        Additional Stock Grants.    Upon the completion of the offering, we intend to grant awards of            shares of restricted stock under our 2002 stock incentive plan to each of the following employees: DeRuyter O. Butler, William Todd Nisbet, Marc D. Schorr, John Strzemp, Roger P. Thomas and Kenneth R. Wynn. We also intend to grant an award of            shares of restricted stock outside of the 2002 stock incentive plan to Franco Dragone, the creator of our new entertainment production. The restricted stock will be subject to our repurchase right, which will lapse in November 2004 as to Mr. Strzemp, in June 2005 as to Mr. Schorr and Kenneth R. Wynn, in June 2006 as to Mr. Butler, Mr. Thomas and Mr. Dragone and in July 2006 as to Mr. Nisbet.

        Stockholders Agreement.    Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement. The stockholders agreement establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of Wynn Resorts. These rights include, but are not limited to, certain tag-along rights, preemptive rights, rights of first refusal and certain other restrictions on the transfer of the shares of Wynn Resorts' common stock owned by the parties to the stockholders agreement. In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn may control Wynn Resorts' board of directors. In addition, Mr. Wynn and Aruze USA, to the extent they vote their shares in a similar manner, effectively will be able to control, as a practical matter, all matters requiring Wynn Resorts' stockholders' approval, including the approval of significant corporate transactions. The stockholders agreement will continue to be in effect after the completion of this offering. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Buy-Out of Aruze USA Stock.    Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement. See "Risk Factors—General Risks Associated with Our Business—Le Rêve and Wynn Macau's casino(s) will be subject to extensive state and local regulation and licensing and gaming authorities have significant control over their operations, which could have a negative effect on our business" and "—The Nevada Gaming Commission may impose unanticipated requirements regarding the licensing of owners of Wynn Resorts."

DESCRIPTION OF CAPITAL STOCK

General

        Upon the completion of this offering, we will be authorized to issue            shares of common stock and            shares of undesignated preferred stock, $            par value per share. The following is a summary of the rights of our common stock and preferred stock. For more detailed information, see our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Nevada law. The following description gives effect to the amendment and restatement of our articles of incorporation and bylaws to be effected immediately before the closing of this offering.

Common Stock

        As of            , 2002, there were            shares of common stock outstanding, which were held of record by approximately     stockholders. Except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock and except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in control of us without further action by the stockholders.

Preferred Stock and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

        The articles of incorporation of Wynn Resorts will prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

  •
  receiving dividends or interest with regard to its capital stock;

  •
  exercising voting or other rights conferred by its capital stock; and

  •
  receiving any remuneration in any form from it or an affiliated company for services rendered or otherwise

        These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the board of directors determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the board of directors to own them. An "unsuitable person" is any person that is determined by a gaming authority to be unsuitable to own or control any of Wynn Resorts' capital stock or to be connected or affiliated with a person in engaged in gaming activities or who causes Wynn Resorts or any affiliated company to lose or to be threatened with the loss of, or who, in the sole discretion of Wynn Resorts' board of directors, is deemed likely to jeopardize our or any of our affiliates' application for, right to the use of, or entitlement to, any gaming license.

        "Gaming authorities" include all international, foreign, federal state, local and other regulatory and licensing bodies and agencies with authority over gaming (the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise). "Affiliated companies" are those companies indirectly affiliated or under common ownership or control with Wynn Resorts, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. The articles define "ownership" or "control" to mean ownership of record, beneficial ownership as defined in Rule 13d-3 of the Securities and Exchange Commission or the power to direct and manage, by agreement, contract, agency or other manner, the management or policies of a person or the disposition of our capital stock.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

        Wynn Resorts' articles of incorporation will provide that capital stock, securities of or interests in Wynn Resorts that are owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by Wynn Resorts, out of funds legally available for that redemption, by appropriate action of the board of directors to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by Wynn Resorts. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the board of directors. If determined by Wynn Resorts, the price of capital stock will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on The Nasdaq National Market or SmallCap Market, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as Wynn Resorts elects.

        The articles of incorporation of Wynn Resorts will require any unsuitable person and any affiliate of an unsuitable person to indemnify Wynn Resorts and its affiliated companies for any and all costs, including attorneys' fees, incurred by Wynn Resorts and its affiliated companies as a result of the unsuitable person's or affiliates ownership or control or failure to promptly divest itself of any capital stock, securities of or interests in Wynn Resorts.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Provisions of Nevada law and our articles of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

        Classified Board of Directors.    Wynn Resorts' articles of incorporation and bylaws will provide for its board of directors to be divided into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year. As a result, at least two annual meetings of stockholder may be necessary to change a majority of the directors.

        Stockholder Meetings.    Wynn Resorts' bylaws will provide that subject to the rights, if any, of the holders of the preferred stock, only the board of directors, the chairman of the board of directors, the chief executive officer or the president may call special meetings of stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Wynn Resorts' bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

        No Action by Written Consent.    Wynn Resorts' articles of incorporation and bylaws will provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

        Nevada Control Share Laws.    Following the closing of this offering, Wynn Resorts may become subject to Nevada's laws which govern the "acquisition" of a "controlling interest" of "issuing corporations." These laws will apply to Wynn Resorts if it has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless its articles or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a "controlling interest" acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

        A person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares."

        These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

        Nevada Regulatory Approvals.    Once Wynn Resorts becomes a registered company under Nevada's gaming laws, it will be required to obtain the approval of the Nevada Gaming Commission with respect to a change in control. In addition, persons seeking to acquire control will be required to meet the requirements of the Nevada gaming authorities before assuming control. Because Desert Inn Improvement Co., an indirect subsidiary of Wynn Resorts, is a public utility under Nevada law, the approval of the Public Utilities Commission of Nevada may be required before any change in the ownership structure of Wynn Resorts. These requirements may have the effect of preventing, delaying or making an acquisition of Wynn Resorts more difficult. See "Regulation and Licensing."

        No Cumulative Voting.    Our articles of incorporation and bylaws will not provide for cumulative voting in the election of directors.

        Super-Majority Vote Requirement.    Wynn Resorts' articles of incorporation will require a super-majority stockholders vote to approve any merger, conversion or exchange to which Wynn Resorts is a party and which requires stockholder approval under the Nevada Revised Statutes and for any sale, lease or exchange by Wynn Resorts of all of its property pursuant to Nevada Revised Statutes 78.565 unless the fact or event shall have occurred.

        Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

  Transfer Agent and Registrar

        The transfer agent and registrar for the common stock will be Wells Fargo Bank Minnesota, National Association.

  Listing

        We have filed an application to have our common stock approved for quotation on The Nasdaq National Market under the symbol "WYNN."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following discussion summarizes the material terms of certain material agreements to which certain of our subsidiaries will be parties. However, this summary is qualified in its entirety by reference to the relevant agreements described herein. References to the "restricted entities" in this prospectus mean Wynn Golf Course, Wynn Las Vegas, Wynn Capital, Wynn Design & Development, World Travel, Las Vegas Jet, Desert Inn Water Company, Desert Inn Improvement Company and Palo, LLC. References to the "guarantors" in this prospectus mean Valvino and the restricted entities.

Credit Facilities

        Our indirect subsidiary, Wynn Las Vegas, will enter into credit facilities with a syndicate of lenders and Deutsche Bank Trust Company Americas, as sole administrative agent, Bank of America, N.A., as sole syndication agent, and Bear Stearns Corporate Lending, Inc., as documentation agent, as follows:

  •
  a $750 million senior secured revolving facility under which we can borrow for a period of six years beginning on the closing date. The revolving credit facility will mature six years after the closing date. We may use up to $25 million of the revolving credit facility for letters of credit, and after Le Rêve opens, we may use up to $10 million of the revolving credit for swing line loans; and

  •
  a $250 million delay draw senior secured term loan facility under which we can borrow for a period of two years beginning on the closing date. The delay draw term loan facility will mature seven years after the closing date, and will require quarterly principal payments, scheduled to begin after Le Rêve opens.

        When borrowings outstanding under our revolving facility equal or exceed $200 million, the lenders' agent will have the right to convert $100 to $400 million of the amounts outstanding under our revolving loan to term loans, on the same terms and conditions as those made under our delay draw term loan facility. The commitments of the lenders to make revolving loans to us will be permanently reduced by the amount of any revolving loans that are converted to term loans, and the outstanding loans under our delay draw term loan facility will be correspondingly increased.

        We will use the proceeds of the credit facilities to finance development and construction of Le Rêve and to meet our pre-opening expenses and debt service obligations. After Le Rêve opens, the restricted entities may use any remaining revolving credit availability for operating expenses and other general corporate purposes.

  Interest and Fees

        Subject to certain exceptions, amounts borrowed under the credit facilities will bear interest, as follows:

  •
  before Le Rêve opens, our borrowings will bear interest at Wynn Las Vegas' election, at either (i) the prime rate plus a margin still to be determined for both revolving loans and term loans or (ii) the reserve adjusted Eurodollar Rate plus 4.00% per annum for revolving leans or the reserve adjusted Euro dollar rate plus 4.25% per annum for term lans; and

  •
  after Le Rêve opens, the interest rate will be the prime rate or reserve adjusted Eurodollar Rate, as Wynn Las Vegas elects, plus, in either case, a margin based on our leverage ratio.

        Wynn Las Vegas will be required to obtain interest rate protection through interest rate swaps, caps or other similar arrangements against increases in the interest rates with respect to not less than $125 million of term loan availability, and up to $200 million of revolving credit loans that are converted to term loans.

        Until Le Rêve opens, Wynn Las Vegas will pay, quarterly in arrears, 2.00% per annum on unborrowed availability under our revolving credit facility. The amount Wynn Las Vegas will pay will be calculated on the daily average of the unborrowed availability under the revolving credit facility.

        After Le Rêve opens, the annual fee Wynn Las Vegas will be required to pay for unborrowed amounts, if any, under our revolving credit facility will be determined by a grid based on our leverage ratio. For unborrowed amounts under our delay draw term loan facility, Wynn Las Vegas will pay, quarterly in arrears, 2.50% per annum from the closing date until December 31, 2002, 3.00% per annum from January 1, 2003 to June 30, 2003 and after June 30, 2003, 4.00% per annum, in each case, calculated based on the daily average of the unborrowed amounts under our delay draw term loan facility.

  Guarantees

        A special purpose subsidiary of Wynn Las Vegas, formed with the intention of being bankruptcy-remote, will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. Wynn Resorts will contribute $50 million of the net proceeds of this offering to that subsidiary to support that subsidiary's obligations under the completion guarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the senior lenders under the credit facilities and the holders of the second mortgage notes as security for the completion guarantee. Pursuant to the disbursement agreement, these funds will become available to us on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. Upon the occurrence of an event of defualt under our credit facilities or the indenture governing the second mortgage notes, the lenders under our credit facilities or, if no amounts are outstanding under our credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. Upon the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

        Under the credit facilities, Wynn Las Vegas, its subsidiaries and certain of its affiliates will be considered restricted entities and will guarantee the obligations of Wynn Las Vegas under the credit facilities. In the event that Wynn Resorts provides guarantees of other specified indebtedness prior to meeting a prescribed leverage ratio and debt rating test, then Wynn Resorts will also be required to guarantee the credit facilities and the second mortgage notes, subject to certain limited exceptions. The obligations of each guarantor under its guarantee will be limited as necessary to reduce the risk that the guarantee would be treated as a fraudulent conveyance under applicable law. Each guarantee of the obligations under the credit facilities will be a senior secured obligation of each guarantor, secured by a security interest in certain of the guarantors' existing and future assets, and will rank pari passu in right of payment with any existing and future senior indebtedness of the guarantors. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

  Security

        Subject to certain exceptions, compliance with all applicable laws, including gaming laws and regulations, and obtaining any necessary regulatory approvals, our subsidiaries' obligations under the credit facilities will be secured (subject to permitted liens) by:

  •
  a first priority security interest in a liquidity reserve account to be funded prior to closing of the credit facilities with cash or short-term, highly-rated securities in an amount equal to $30 million, to secure the completion of the construction and opening of Le Rêve. Amounts on deposit in the liquidity reserve account will be applied to the costs of the design, construction and operation of Le Rêve in accordance with the disbursement agreement. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amount are outstanding under the credit facilities, the second mortgage note holders, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. After Wynn Las Vegas and its restricted subsidiaries have met earnings before interest, taxes, depreciation and amortization targets for a period of four full consecutive fiscal quarters after Le Rêve opens, any remaining amounts in the liquidity reserve account will be used to reduce the outstanding balance on the revolving credit facility but without reducing the revolving credit facility commitment;

  •
  a first priority pledge of all equity interests in the restricted entities to the extent permitted by applicable law;

  •
  first mortgages on all real property constituting Le Rêve, including initially the 20-acre parcel located next to Le Rêve and the golf course parcel, as well as substantially all appurtenant rights owned by our affiliates necessary for the development, construction and operation of Le Rêve, subject to release of the 20-acre parcel, the golf course parcel and certain other assets upon meeting certain maximum leverage tests, minimum earnings before interest, taxes, depreciation and amortization requirements and minimum credit ratings after opening, in each case as may be applicable;

  •
  a first priority security interest in substantially all of the other existing and future assets of Wynn Las Vegas and the restricted entities other than the collateral securing the FF&E facility, subject to certain exceptions; and

  •
  a second priority interest on the furniture, fixtures and equipment securing the FF&E facility, excluding the aircraft.

        If Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the credit facilities may be secured by liens of equal priority on the same Wynn Resorts' assets. The security interests in these assets may be released if certain tests are met.

        Wynn Las Vegas' obligations under the credit facilities will also be secured by second priority security interests on the furniture, fixtures and equipment financed with the FF&E facility. See "—FF&E Facility." Wynn Las Vegas' obligations under the credit facilities will not be secured by any interest in the secured account holding the proceeds of the second mortgage notes.

  Prepayments

        Wynn Las Vegas will be required to make mandatory prepayments of indebtedness under the credit facilities from specified percentages, ranging from a specified percentage (not to exceed 50%) of capital contributions resulting from parent company equity issuances (except to pre-initial public offering members of Valvino) to 100% for asset sale and condemnation proceeds, of the net cash proceeds of equity offerings, debt offerings (other than those constituting permitted debt) and, subject to a reinvestment period, asset sale and insurance or condemnation proceeds received by the restricted entities, in each case with specified exceptions. Wynn Las Vegas will also be required to make mandatory payments of indebtedness under the credit facilities from a percentage of our excess cash flow, initially 75%, and decreasing based on our leverage ratio to 50%, and then to be eliminated. Wynn Las Vegas will have the option to prepay all or any portion of the indebtedness under the credit facilities at any time without premium or penalty.

  Covenants

        The restricted entities will be required to comply with negative and affirmative covenants, including, without limitation, limitations on:

  •
  indebtedness;

  •
  guarantees;

  •
  restricted payments;

  •
  mergers and acquisitions;

  •
  negative pledges;

  •
  liens;

  •
  dividends and distributions;

  •
  transactions with affiliates;

  •
  leases;

  •
  scope changes and modifications to material contracts;

  •
  sales of assets; and

  •
  capital expenditures.

        Additionally, the restricted entities will be required to comply with certain financial ratios and other financial covenants such as:

  •
  minimum fixed charge coverage;

  •
  minimum earnings before interest, taxes, depreciation and amortization;

  •
  total debt to earnings before interest, taxes, depreciation and amortization; and

  •
  minimum net worth.

  Conditions to Availability of Funds

        The conditions to all borrowings before final completion of Le Rêve will consist of those set forth under the disbursement agreement. See "—Disbursement Agreement." Borrowings of revolving loans after final completion of Le Rêve will be subject to prior written notice of borrowing, the accuracy of representations and warranties, the absence of any default or event of default and certain other customary conditions to borrowing.

  Events of Default

        The credit facilities will contain customary events of default, including the failure to make payments when due, defaults under other material agreements or instruments of indebtedness of specific amounts, loss of material licenses or permits (including gaming licenses), failure or inability to complete Le Rêve by the outside completion date (subject to force majeure extension), loss of material contracts, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, change of control and, prior to final completion of Le Rêve, specified events under the disbursement agreement, subject in some cases to applicable notice provisions and grace periods. See "—Disbursement Agreement." Events of default will apply to the restricted entities and, in some cases, to Valvino and Wynn Resorts.

Second Mortgage Notes

        Wynn Las Vegas and Wynn Capital, referred to as the issuers, will enter into an indenture among themselves and certain restricted entities and                          , as trustee, pursuant to which the issuers will issue second mortgage notes with an aggregate principal amount of $350 million. The second mortgage notes will:

  •
  be general obligations of the issuers;

  •
  be secured by a security interest in certain of the existing and future assets of Valvino, the issuers and certain other restricted entities and, in certain limited circumstances, may be secured by a security interest in certain of the existing and future assets of Wynn Resorts;

  •
  rank equal in right of payment to all of the issuers' existing and future senior indebtedness, including borrowings under the credit facilities and FF&E facility, but will be effectively subordinated to such indebtedness to the extent that senior lenders, including the lenders under the credit facilities and FF&E facility, have security interests in assets that rank prior the security interests securing the second mortgage notes and to the extent of the restrictions on payment and exercise of remedies contained in the intercreditor agreements;

  •
  rank senior in right of payment to all of the issuers' existing and future subordinated indebtedness; and

  •
  be unconditionally guaranteed by the guarantors, which may, in certain limited circumstances, include Wynn Resorts. See "—Guarantees."

  Interest and Fees

        The second mortgage notes will bear interest at a rate that will be established at the time of pricing of the second mortgage notes, which pricing is expected to occur concurrently with the pricing of the equity offering. Interest will be payable semi-annually in arrears on                          and                           , commencing on                          , 2003. The issuers will make each interest payment to the holders of record of the second mortgage notes on the immediately preceding                          and                           .

        Interest will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Guarantees

        A special purpose subsidiary of Wynn Las Vegas, formed with the intention of being bankruptcy-remote, will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. Wynn Resorts will contribute $50 million of the net proceeds of this offering to that subsidiary to support that subsidiary's obligations under the completion guarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly-rated securities, and pledged to the senior lenders under the credit facilities and the holders of the second mortgage notes as security for the completion guarantee. Pursuant to the disbursement agreement, these funds will become available to us on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. Upon the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

        The obligations of Wynn Las Vegas under the second mortgage notes will also be jointly and severally guaranteed by the other restricted entities. In the event that Wynn Resorts incurs indebtedness or provides guarantees of other specified indebtedness prior to meeting a prescribed leverage ratio and debt rating test, then Wynn Resorts will also be required to guarantee the second mortgage notes, subject to certain limited exceptions. The Wynn Resorts guarantee may be released if certain tests are met. The obligations of each guarantor under its guarantee will be limited as necessary to reduce the risk that the guarantee would be treated as a fraudulent conveyance under applicable law. Each guarantee of the notes will be a senior secured obligation of each guarantor, secured by a second priority security interest in certain of the guarantors' existing and future assets, and will rank equally in right of payment with any existing and future senior indebtedness of the guarantors, but will be effectively subordinated to such indebtedness to the extent that senior lenders, including the lenders under the credit facilities and the FF&E facility, have security interests in assets that rank prior the security interests securing the second mortgage notes. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

  Security

        Subject to certain permitted liens and applicable law, the second mortgage notes will be secured by, among other things:

  •
  a first priority, exclusive security interest in the net proceeds of the second mortgage notes deposited into escrow pending the closing of this offering;

  •
  a second priority security interest in a liquidity reserve account to be funded prior to closing of the credit facilities with cash or short-term, highly-rated securities in an amount equal to $30 million, to secure the completion of the construction and opening of Le Rêve. Amounts on deposit in the liquidity reserve account will be applied to the costs of the design, construction and operation of Le Rêve in accordance with the disbursement agreement. After Wynn Las Vegas and its restricted subsidiaries have met earnings before interest, taxes, depreciation and amortization targets for a period of four full consecutive quarters after Le Rêve opens, any remaining amounts in the liquidity reserve account will be used to reduce the outstanding balance on the revolving credit facility;

  •
  a second priority pledge of the equity interests of the issuers and the other restricted entities to the extent permitted by applicable law;

  •
  second mortgages on all real property constituting Le Rêve, including initially the 20-acre parcel located next to Le Rêve and the golf course parcel, as well as substantially all appurtenant rights owned by our affiliates necessary for the development, construction and operation of Le Rêve subject to release of the 20 acre parcel, the golf course parcel, and certain other assets upon meeting certain maximum leverage tests, minimum earnings before interest, taxes, depreciation and amortization requirements and minimum credit ratings after opening, in each case as may be applicable;

  •
  a second priority security interest in substantially all of the other existing and future assets of the issuers and the other restricted entities, and subject to certain exceptions; and

  •
  third priority security interests on the furniture, fixtures and equipment financed with the FF&E facility other than the aircraft. See "—FF&E Facility."

        If Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the second mortgage notes may be secured by second priority liens on the same Wynn Resorts' assets. The security interests in these assets may be released if certain tests are met.

  Optional Redemption

        At any time prior to                          , 2005, the issuers may redeem up to 35% of the aggregate principal amount of the second mortgage notes with the proceeds of certain qualified equity offerings at a specified redemption price; provided that certain conditions are satisfied. The second mortgage notes otherwise are not redeemable prior to                          , 2006.

        After                          , 2006, the issuers may redeem all or a part of the second mortgage notes upon not less than 30 nor more than 60 days' notice, at certain specified redemption prices based on timing of the redemption.

  Repurchase at the Option of the Holders of Second Mortgage Notes

        Following the occurrence of a change of control under the second mortgage notes, the issuers will be required to offer to repurchase the second mortgage notes at a purchase price equal to 101% of the principal amount of the second mortgage notes, plus any accrued and unpaid interest to the date of repurchase.

        The issuers will be required in certain circumstances to offer to repurchase the second mortgage notes at a purchase price equal to the principal amount of the second mortgage notes, plus any accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain asset sales and events of loss.

  Gaming Redemption

        The second mortgage notes may be redeemed by the issuers in certain instances where a gaming authority requires a holder or beneficial owner of the second mortgage notes to be licensed, qualified or found suitable under any applicable gaming law and the holder or beneficial owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so, or such lesser period as required by the gaming authority, or (2) is notified by a gaming authority that it will not be licensed, qualified or found suitable.

  Mandatory Redemption

        The issuers will not be required to make mandatory redemption or sinking fund payments with respect to the second mortgage notes.

  Covenants

        The second mortgage notes will contain additional affirmative and negative covenants applicable to the issuers and the other restricted entities, including, without limitation, limitations on:

  •
  restricted payments;

  •
  indebtedness;

  •
  issuance of preferred stock;

  •
  liens;

  •
  dividend and other payment restrictions affecting subsidiaries;

  •
  merger, consolidation or sale of assets;

  •
  designation of restricted and unrestricted subsidiaries;

  •
  transactions with affiliates;

  •
  sale and leaseback transactions;

  •
  activities of Wynn Capital and the completion guarantor; and

  •
  issuances and sales of equity interests in wholly owned subsidiaries.

        Valvino, though not a restricted entity, will be subject to certain limited restrictions under the indenture governing the second mortgage notes limiting its ability to encumber assets pledged to the lenders and the second mortgage note holders as collateral and to incur indebtedness, other than non-recourse debt, prior to the release of the 20-acre parcel of land fronting Las Vegas Boulevard adjacent to the site of Le Rêve.

  Events of Default

        The indenture for the second mortgage notes will contain customary events of default, including the failure to make payments when due, defaults under other material agreements or instruments of indebtedness of specific amounts, loss of material licenses or permits (including gaming licenses), failure or inability to complete Le Rêve by the outside completion date loss of material contracts, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, impairment of security interests in collateral, and, prior to final completion of Le Rêve, specified events under the disbursement agreement, subject in some cases to applicable notice provisions and grace periods. See "—Disbursement Agreement." Events of default will apply to the restricted entities and, in some cases, to Valvino and Wynn Resorts.

FF&E Facility

        Wynn Las Vegas has entered into an engagement letter with Bank of America, N.A., Banc of America Leasing & Capital LLC and Deutsche Bank Securities Inc., referred to as the FF&E agents, for a $178.5 million FF&E facility. The engagement letter provides that the FF&E agents have agreed on a best efforts basis to syndicate the FF&E facility. Wynn Las Vegas and the FF&E agents are currently in the process of syndicating the FF&E facility and negotiating the terms of the FF&E facility with proposed lenders. The FF&E facility will provide financing or refinancing for furniture, fixtures and equipment to be used at Le Rêve. Wynn Las Vegas intends to use approximately $28.5 million of the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel by means of a loan to be evidenced by an intercompany note from World Travel, secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft. Valvino acquired World Travel from Mr. Wynn and has guaranteed the Bank of America loan. Wynn Las Vegas may use additional proceeds of the FF&E facility to refinance other furniture, fixtures or equipment purchased with proceeds of this offering or other funds. Obtaining the FF&E facility will be a condition to the consummation of this offering. For more information, see "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Party Transactions—Aircraft Arrangements."

Project Lenders Intercreditor Agreement

        A representative of the lenders under the credit facilities and the trustee will enter into an intercreditor agreement that will govern the relations between the note holders and those lenders. The intercreditor agreement will provide that the second mortgage note holders will have a first priority security interest in, or claim against, the net proceeds of the second mortgage note offering deposited into a secured account pending disbursement of such amounts in accordance with the terms of the disbursement agreement. The lenders under the credit facilities will have a first priority security interest in, or claim against all remaining collateral pledged by the restricted entities, other than collateral securing the FF&E facility, excluding the aircraft in which the lenders under the FF&E facility will have a first priority security interest, the lenders under the credit facilities will have a second priority security interest and the second mortgage note holders will have a third priority security interest.

Neither the lenders under the credit facilities nor the second mortgage note holders will have a security interest in the aircraft.

        The intercreditor agreement will establish certain provisions and agreements concerning the exercise of remedies by the second mortgage note holders and the lenders against their respective collateral. As a result, the second mortgage note holders will have limited rights to force a sale of any of the collateral or otherwise exercise any of the remedies available to a secured creditor in connection with the collateral, other than the collateral in which the credit facilities lenders do not have an interest, unless or until the credit facilities are paid in full. Applicable law, including gaming laws and regulations, will also impose restrictions on the ability of the second mortgage note holders and the lenders under the credit facilities to enforce the remedies of a secured creditor.

FF&E Intercreditor Agreement

        A representative of the lenders under the credit facilities and the trustee, on the one hand, and the representative of the lenders under the FF&E facility, on the other hand, will enter into an intercreditor agreement that will govern the relations between the credit facilities lenders and the note holders, on the one hand, and the lenders under the FF&E facility on the other hand. This intercreditor agreement will provide that the lenders under the FF&E facility will have a first priority security interest in the furniture, fixture and equipment for Le Rêve that is financed by draws on the FF&E facility. The lenders under the credit facilities will have a second priority security interest in such collateral and the note holders will benefit from a third priority security interest in such collateral, except that neither the lenders under the credit facilities nor the second mortgage note holders will have a security interest in the aircraft.

        The FF&E intercreditor agreement will establish certain provisions and agreements concerning the exercise of remedies by the lenders under the credit facilities, the note holders and the lenders under the FF&E facility against the furniture, fixtures and equipment financed by the FF&E facility. Generally speaking, and subject to certain agreed upon stand still periods, the lenders under the FF&E facility will have, until repayment in full of the FF&E facility, the exclusive right to force a sale of any of the FF&E collateral or otherwise exercise any of the remedies available to a secured creditor in connection with the FF&E collateral. Applicable law, including gaming laws and regulations, will also impose restrictions on the ability of the lenders under the FF&E facility, the lenders under the credit facilities and the second mortgage note holders to enforce the remedies of a secured creditor.

Disbursement Agreement

        Wynn Las Vegas and Wynn Capital will enter into a disbursement agreement with Deutsche Bank Trust Company Americas, as the bank agent, [                          ], as the mortgage note trustee, [              ] as the FF&E facility agent, and Deutsche Bank Trust Company Americas, as the disbursement agent.

  General

        The disbursement agreement will set forth our subsidiaries' material obligations to construct and complete Le Rêve and will establish a line item budget and a schedule for construction of Le Rêve. The disbursement agreement also will establish the conditions to, and the relative sequencing of, the making of disbursements from the proceeds of the credit facilities, the FF&E facility and the second mortgage notes, and will establish the obligations of the bank agent and the FF&E facility agent to make disbursements under the credit facilities and the FF&E facility and the obligation of the second mortgage notes trustee to release funds from the second mortgage notes proceeds account upon satisfaction of such conditions. The disbursement agreement further will set forth the mechanics for approving change orders and amendments to the project budget and the schedule for the construction period. Finally, the disbursement agreement will include certain representations, warranties, covenants and events of default that are common to the credit facilities, the FF&E facility and second mortgage notes.

        Under the disbursement agreement, we will only be permitted to use the proceeds of the credit facilities, the FF&E facility and the second mortgage notes to pay for project costs related to Le Rêve and, subject to certain limitations, corporate overhead and related costs.

  Funding Order

        The disbursement agreement will set forth the sequencing order in which funds from the various sources will be made available to our subsidiaries. Under the disbursement agreement, our subsidiaries will be required to use all of the equity funds available to them (including proceeds of this offering that are contributed to Wynn Las Vegas) before obtaining any disbursement of debt proceeds.

        We expect to commence construction of Le Rêve in September 2002, and we have incurred, and prior to the initial disbursement of debt proceeds, will continue to incur, significant costs in connection with Le Rêve. Pursuant to the disbursement agreement, the construction consultant will confirm that such costs were incurred within the parameters set forth in the approved project budget.

  Accounts

        In order to implement the funding of disbursements, the disbursement agreement will call for the establishment of certain accounts, each of which will be, subject to certain exceptions, pledged to the lenders under the credit facilities and the holders of second mortgage notes, except that the secured account holding the proceeds of the second mortgage notes will be pledged to the second mortgage note holders only. Each time Wynn Las Vegas receives funds from its credit facilities, FF&E facility, the second mortgage notes proceeds account or other sources for the development and construction of Le Rêve, those funds must be deposited in the appropriate accounts and, subject to the conditions to disbursement, be disbursed to pay for the development and construction of Le Rêve.

  Funding Conditions

        Our subsidiaries will be required to satisfy conditions precedent before we are permitted to receive funds from the disbursement accounts. These conditions will include, among others:

  •
  our delivery of a disbursement request and certificate certifying as to, among other things:

  (1)
  the application of the funds to be disbursed,

  (2)
  the substantial conformity of construction undertaken to date with the plans and specifications, as amended from time to time in accordance with the disbursement agreement,

    (3)
    the continued expectation that the construction of Le Rêve will be completed by August 31, 2005, subject to limited permitted extensions due to force majeure events,

    (4)
    the use of funds in accordance with the budgeted amounts, as adjusted from time to time in accordance with the disbursement agreement,

    (5)
    the sufficiency of remaining funds (net of the completion capital commitment and liquidity reserve, and contingency amount) to complete Le Rêve, and

    (6)
    compliance with line item budget allocations (as such allocations may be amended from time to time in accordance with the disbursement agreement), taking into account allocations for contingencies;

  •
  delivery by the construction consultant and the contractors of certificates corroborating various matters set forth in our disbursement request and certificate;

  •
  absence of a default or event of default under the credit facilities, the FF&E facility and the second mortgage notes documents;

  •
  all of the credit documentation and each other material agreement for the development and construction of the project being in full force and effect;

  •
  all representations and warranties being true and correct in all material respects;

  •
  our subsidiaries' receipt of the governmental approvals then required;

  •
  our subsidiaries' delivery to the disbursement agent of the acknowledgments of payment and lien releases required under the disbursement agreement;

  •
  procurement of all required title insurance policies, commitments and endorsements insuring that the project continues to be subject only to permitted liens; and

  •
  the absence of any event or circumstance (including an adverse gaming determination) that has caused or could reasonably be expected to cause a material adverse effect.

Prior to borrowing any amounts under the credit facilities or the FF&E facility or receiving any disbursements from the secured account holding the proceeds of the second mortgage notes, we plan to use a portion of the proceeds of this offering, and our other available funds, to commence construction of Le Rêve. As a condition to borrowing under the credit facilities or the FF&E facility or receiving disbursements from the secured account, we will be required to submit evidence acceptable to the construction consultant that the construction of Le Rêve has been completed to that point in accordance with our plans and specifications, on budget and on schedule.

  Completion Guarantee Deposit Account

        As security for the $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes by the special purpose subsidiary of Wynn Las Vegas, $50 million of the proceeds of this offering will be contributed to the subsidiary and deposited into the completion guarantee deposit account. Amounts on deposit in the completion guarantee deposit account may, on a gradual basis from time to time after fifty percent of the Le Rêve construction work has been completed, be transferred to the company's funds account for application to pay budgeted costs in accordance with the disbursement agreement. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective debt documents. Any interest which may accrue on amounts deposited in the completion capital account deposit account shall be deposited in the company's funds account until applied as provided in the disbursement agreement. These funds will not be available for any other purpose until Le Rêve is completed and opened, at which time any amounts remaining in the account will be released to Wynn Resorts.

  Liquidity Reserve Account

        As security for Wynn Las Vegas' obligation to complete the project, Wynn Resorts will also deposit $30 million of the proceeds of its offering of common stock into the liquidity reserve account. Until the completion and opening of Le Rêve, amounts on deposit in the liquidity reserve account may be applied to pay budgeted costs in accordance with the disbursement agreement. Following the completion and opening of Le Rêve, these funds will be available to meet our subsidiaries' debt service obligations. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective debt documents. At such time as Wynn Las Vegas has met prescribed cash flow tests for a full fiscal year after the opening of Le Rêve, any remaining funds shall be used to reduce the principal amount outstanding under our subsidiaries' revolving credit facility, but without reducing the revolving credit facility commitment.

  Changes to Construction Budget and Schedule

        The disbursement agreement will contain guidelines for the construction consultant and the disbursement agent to permit amendments to the budget and the plans and specifications. These conditions will generally be the same as conditions to disbursement that relate to the project and the budget.

        The guidelines will only permit increases to any line item category to the extent of the sum of:

  •
  savings in a different category;

  •
  allocation of previously "unallocated contingency," subject to a specified minimum balance required, from time to time, to be maintained in the "unallocated contingency" line item; and

  •
  use of additional Le Rêve revenues or additional company equity and other amounts, to the extent deposited in the appropriate disbursement agreement accounts.

        We may, from time to time, amend the project schedule to extend the completion date, but not beyond August 31, 2005, by delivering to the disbursement agent a certificate describing the amendment and complying with the conditions set forth above with respect to the changes in the project budget that will result from the extension of the completion date. We also have the ability to extend the completion date for a limited period beyond August 31, 2005 due to force majeure events.

  Covenants

        The disbursement agreement contains various affirmative covenants that we are obligated to comply with. Such covenants include the following:

  •
  to use the proceeds of the credit facilities, the FF&E facility and the second mortgage notes only to pay project costs in accordance with the project budget and the disbursement agreement;

  •
  to construct Le Rêve diligently and substantially in accordance with the plans and specifications (as the same may be amended from time to time in accordance with the disbursement agreement);

  •
  to construct, maintain and operate Le Rêve in accordance in all material respects with all applicable laws and procure, maintain and comply with all required governmental approvals in all material respects; and

  •
  to maintain and comply with the required insurance policies.

        The disbursement agreement will also require us to comply with negative covenants. These covenants will limit, among other things, the restricted entities' ability to:

  •
  waive or terminate any material right under the financing agreements, the construction contract guaranty, other material project documents or any required governmental approval;

  •
  enter into new material project documents unless we provide certifications assuring that the documents comply with the procedures set forth in the disbursement agreement (for example, new contracts with contractors or suppliers will not be permitted unless the proposed work is consistent with the previously approved project, the overall budget and the completion schedule);

  •
  implement any material change in the plans and specifications or any change order under the construction contracts or other contracts, if the change or change order:

  (1)
  requires an amendment to the project budget, unless we comply with the procedures for amending the project budget;

  (2)
  will cause the plans and specifications to no longer comply with certain parameters;

  (3)
  could reasonably be expected to delay completion beyond the anticipated completion date;

  (4)
  is not permitted by a project document; or

  (5)
  could reasonably be expected to adversely affect our compliance with legal requirements and governmental approvals;

  •
  amend the project budget or the project schedule except in accordance with the procedures set forth in the disbursement agreement; or

  •
  release any hazardous substance in violation of any legal requirement or governmental approval if it could reasonably be expected to have a material adverse effect.

  Exercise of Remedies on Default

        Pursuant to the disbursement agreement and the other financing documents, upon the occurrence of an event of default under the credit facilities, the FF&E facility or the second mortgage notes, our subsidiaries' lenders will be permitted to exercise remedies, including one or more of the following:

  •
  termination of the obligation to make any further disbursements;

  •
  taking possession of Le Rêve and completing its construction and/or operating and maintaining Le Rêve, or appointing a trustee or receiver to do the same;

  •
  setting off and applying all cash and securities on deposit in any account with the disbursement agent to our obligations under the credit facilities and the indenture; and

  •
  subject to certain limitations, assuming our rights under the project documents.

The disbursement agreement will terminate on or about the date on which final completion occurs.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Securities

        Before this offering, there has been no public trading market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

        Upon the completion of this offering, we will have            shares of its common stock outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable, except that any shares purchased by our affiliates may only be sold in compliance with the applicable limitations of Rule 144. The remaining 40,000,000 shares of our common stock are "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. These rules are summarized below.

        Subject to the provisions of Rules 144, 144(k) and 701, no shares of our common stock will be available for sale in the public market upon the expiration of the 180-day lock-up period. We expect that 40,000,000 shares of our common stock will become eligible for public sale in August 2003.

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, sales of substantial amounts of our common stock in the public market after contractual and legal restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of the common stock as reported on all national exchanges during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities Act defines affiliates to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Wynn Resorts. These persons typically include our executive officers and directors.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering, subject to lock-up agreements, in reliance on Rule 144, but without complying with the holding period, public information, volume limitation or notice provisions of Rule 144, so long as they are not affiliates of ours. If they are an affiliate, they are eligible to resell the shares 90 days after the effective date of this offering, subject to lock-up agreements, in reliance on Rule 144 but without compliance with the holding period contained in Rule 144.

Stock Options

        Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan. Shares registered under that registration statement will, upon the optionee's exercise and depending on vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for resale in the public market.

Lock-up Agreements

        We, all of our officers and directors and other stockholders, excluding Baron Asset Fund, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, on behalf of the underwriters. Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC have advised us that they have no present intention to release any shares subject to lockup agreements. In considering whether to release any shares subject to a lockup agreement, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the effect of the released shares on the market for our common stock and the hardship of the person requesting the waiver.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Wynn Resorts' common stock by a person that is not a "United States person" for U.S. federal income tax purposes (a "non-U.S. holder"). For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions. This discussion does not consider specific facts and circumstances that may be relevant to any particular non-U.S. holder's tax position. Special rules may apply to certain non-U.S. holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding their shares as part of a "straddle," "hedge," or "conversion transaction," persons who acquire shares as compensation, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid U.S. federal income tax. This discussion is limited to certain U.S. federal income tax consequences to beneficial owners of Wynn Resorts' common stock who hold Wynn Resorts' common stock as a capital asset. Except where otherwise explicitly stated, it does not address the tax consequences of any aspect of state, local, or foreign law or the tax consequences to persons who are former citizens or long-term residents of the United States or to persons holding Wynn Resorts' common stock through a partnership or other pass-through entity. If a partnership holds Wynn Resorts' common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.

        Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the U.S. federal tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of Wynn Resorts' common stock ordinarily will be subject to a 30% withholding tax, unless the non-U.S. holder (1) provides us or our paying agent, as the case may be, with a properly executed Form W-8BEN (or a suitable substitute form) claiming a reduction in the rate of withholding pursuant to an applicable income tax treaty; (2) provides us or our paying agent, as the case may be, with a properly executed Form W-8ECI (or a suitable substitute form) providing a U.S. tax identification number and stating the dividends are effectively connected with the beneficial owner's conduct of a trade or business in the United States; or (3) in the case of payments made outside the United States with respect to an offshore account, complies with certain documentary evidence procedures, directly or, under certain circumstances, through an intermediary.

        If a non-U.S. holder is engaged in a trade or business in the United States and our dividends are effectively connected with the conduct of such trade or business and, where an income tax treaty applies, are attributable to a U.S. permanent establishment, the non-U.S. holder will be subject to federal income tax on the dividends on a net basis. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, subject to adjustment, unless it qualifies for a lower rate under an applicable income tax treaty.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of a gain realized on a disposition of Wynn Resorts' common stock, provided that (1) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for fewer than 183 days in the taxable year of the sale and other conditions are met and (3) if Wynn Resorts is a "United States real property holding corporation" (a "USRPHC"), Wynn Resorts' common stock is regularly traded on an established securities market at the time of disposition and other conditions described below are met.

        Because for U.S. federal income tax purposes Wynn Resorts is now and probably will continue to be a USRPHC, a non-U.S. holder could be subject to tax on any gain realized on a disposition of Wynn Resorts' common stock and to 10% withholding (creditable against such tax liability) on the gross amount realized ("FIRPTA tax and withholding"). We believe, however, that Wynn Resorts' common stock will be considered "regularly traded" on an established securities market because we expect it to be traded on The Nasdaq National Market and to be regularly quoted by brokers and/or dealers making a market in Wynn Resorts' common stock. If Wynn Resorts' common stock is regularly traded at the time of the disposition, withholding generally will not be required and, provided that clauses (1) and (2) above are also satisfied, a non-U.S. holder who did not own more than 5% of the value of Wynn Resorts' common stock, actually or constructively, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period, should not be subject to U.S. federal income tax on any gain realized on the disposition of Wynn Resorts' stock. It is possible, however, that, because of its concentrated ownership, Wynn Resorts' common stock will not be considered regularly traded despite being quoted on The Nasdaq National Market and regularly quoted by market makers. As a result, a non-U.S. holder could be subject to FIRPTA tax and withholding on a disposition of the common stock.

        If a non-U.S. holder is engaged in the conduct of a trade or business in the United States, gain on the disposition of Wynn Resorts' common stock that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30% or a lower applicable treaty rate.

Federal Estate Taxes

        Wynn Resorts' common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Although the U.S. federal estate tax generally has been repealed for decedents dying in 2010, the repeal expires and, unless extended by new legislation, the U.S. federal estate tax will be reinstated beginning January 1, 2011.

U.S. Information Reporting Requirements and Backup Withholding Tax

        U.S. information reporting on Form 1099 and backup withholding tax should not apply to dividends paid on Wynn Resorts' common stock to a non-U.S. holder, provided that the non-U.S. holder provides Wynn Resorts or its payor, as the case may be, with a properly executed Form W-8BEN (or satisfies certain certification or documentary evidence requirements for establishing that it is a non-United States person under U.S. Treasury regulations) or otherwise establishes an exemption. Distributions on Wynn Resorts' common stock will, however, be reported to the IRS and to each non-U.S. holder on Form 1042-S.

        Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of Wynn Resorts' common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting (but not backup withholding) will apply to a payment of the proceeds of a sale of Wynn Resorts' common stock effected outside the United States by a foreign office of a broker if the broker (1) is a United States person, (2) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a "controlled foreign corporation" as to the United States or (4) is a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of Wynn Resorts' common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Pursuant to recent tax legislation the rate of backup withholding tax is currently 30% and will be reduced to 29% on January 1, 2004 and 28% on January 1, 2006. Unless extended by new legislation, however, the 31% backup withholding tax rate will be reinstated beginning January 1, 2011.

        Any amounts withheld under the backup withholding rules should be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

        You are urged to consult your tax advisor in determining the tax consequences to you of the purchase, ownership, and disposition of Wynn Resorts' common stock, including the application to your particular situation of the federal income tax considerations discussed above and the application of state, local, foreign, or other tax laws.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, have agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.

Bear, Stearns & Co. Inc.

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Dresdner Kleinwort Wasserstein Securities LLC

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[            ] per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $[            ] per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to [            ] additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are [            ]% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fee per Share	Without Exercise of Over-allotment Option	With Full Exercise of Over-allotment Option
Discounts and commissions paid by us	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $[            ].

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We, all of our officers and directors and all of our other stockholders, excluding Baron Asset Fund, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, the representatives on behalf of the underwriters.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        At our request, the underwriters have reserved for sale at the initial public offering price up to [            ] shares of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

        A prospectus in electronic format may be made available on Internet web sites maintained by one or more of the joint book-running managers of this offering and may be made available on web sites maintained by other underwriters. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. The representatives may allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of common stock may be sold by the underwriters to securities dealers who may resell shares of common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the representatives of the underwriters. The primary factors that will be considered in determining the public offering price include:

  •
  prevailing market conditions;

  •
  the present stage of our development;

  •
  the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  •
  estimates of our business potential.

        Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Banc of America Securities LLC and Dresdner Kleinwort Wasserstein Securities LLC, or one of their respective affiliates, will provide investment banking services to us and our subsidiaries and affiliates in connection with other financings expected to close concurrently with this offering, and will receive certain fees for their services.

        Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., will act as the sole administrative agent and as a lender under our subsidiaries' credit facilities and will receive certain fees for its services. In addition, Deutsche Bank Securities Inc. will act as advisor, joint book-running manager and joint lead-arranger in connection with the credit facilities and will receive certain fees for its services.

        Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., will act as joint documentation agent and as a lender under the credit facilities and will receive certain fees for its services. In addition, Bear, Stearns & Co. Inc. will act as advisor, joint book-running manager and arranger in connection with the credit facilities and will receive certain fees for its services.

        Bank of America, N.A., an affiliate of Banc of America Securities LLC, will act as a lender under the credit facilities and will receive certain fees for its services. In addition, Banc of America Securities LLC will act as sole syndication agent and as advisor, joint book-running manager and lead-arranger in connection with the credit facilities and will receive certain fees for its services. See "Description of Certain Indebtedness—Credit Facilities."

        Bank of America, N.A. and Banc of America Leasing & Capital LLC, affiliates of Banc of America Securities LLC, and Deutsche Bank Securities Inc. will act as arrangers under the FF&E facility and will receive certain fees for their services. Wynn Las Vegas intends to use approximately $28.5 million of borrowings under the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel, LLC, a wholly owned subsidiary of Valvino.

        Affiliates of Dresdner Kleinwort Wasserstein Securities LLC and J.P. Morgan Securities Inc. may participate in the credit facilities and/or FF&E facility and will receive certain fees for their services.

        Some of the underwriters or their affiliates have provided investment and commercial banking services to us and our subsidiaries and our affiliates in the past and may do so in the future. They receive customary fees and commissions for these services.

LEGAL MATTERS

        Selected legal matters in connection with this offering will be passed upon for Wynn Resorts by Irell & Manella LLP, Los Angeles, California and for the underwriters by Latham & Watkins, Los Angeles, California. Certain matters of Nevada law, including the validity of the common stock offered hereby, will be passed upon for us by Schreck Brignone Godfrey, Las Vegas, Nevada. Certain matters of the law of the Macau Special Administrative Region of the People's Republic of China will be passed upon for Wynn Resorts by A. Correia da Silva, Macau Special Administrative Region of the People's Republic of China.

EXPERTS

        The financial statements of Valvino Lamore, LLC and subsidiaries (a development stage company) as of December 31, 2001 and 2000, and for the year ended December 31, 2001 and the period from inception (April 21, 2000) to December 31, 2000, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

        In May, 2002, Valvino decided to no longer engage Arthur Andersen LLP ("Andersen") as its independent public accountants. The reports of Andersen on the financial statements of Valvino for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. Through the present date, there have been no disagreements between Valvino and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter thereof in its report on Valvino's financial statements for such periods. Through the present date, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

        Valvino named Deloitte & Touche LLP ("Deloitte & Touche") as its new independent accountants in May, 2002. Prior to their appointment as independent accountants, neither Valvino nor anyone acting on its behalf, consulted with Deloitte & Touche regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Valvino's financial statements.

WHERE YOU CAN FIND MORE INFORMATION

        Wynn Resorts has filed with the Securities and Exchange Commission, referred to as the SEC, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules, which are part of the registration statement. The rules and regulations of the SEC allow Wynn Resorts to omit various information about Wynn Resorts and its capital stock. For further information with respect to Wynn Resorts and its common stock, we refer you to the registration statement and exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. Any document Wynn Resorts files may be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Wynn Resorts' filings with the SEC are also available to the public from the SEC's Web site at http://www.sec.gov.

        Wynn Resorts does not currently file periodic reports, proxy statements or other information with the SEC. However, upon completion of this offering, Wynn Resorts will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room, and the Web site of the SEC referred to above.

INDEPENDENT AUDITORS' REPORT

To the Members of Valvino Lamore, LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Valvino Lamore, LLC and subsidiaries (a development stage company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity, and cash flows for the year ended December 31, 2001 and for the period from inception (April 21, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2001 and for the period from inception to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Las Vegas, Nevada
June 6, 2002

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2002	December 31, 2001	December 31, 2000
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$187,860	$39,271	$64,469
Restricted cash	2,436	524	—
Receivables, net	273	202	877
Due from related parties, current	85	332	80
Inventories	203	284	322
Prepaid expenses and other	1,001	894	813

Total Current Assets	191,858	41,507	66,561
Property and equipment, net	380,236	337,464	313,022
Water rights	6,400	6,400	—
Due from related parties, net of current	—	2,376	7,563
Trademark	1,000	1,000	—
Other assets	6,913	2,041	1,321

Total Assets	$586,407	$390,788	$388,467

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$7,272	$2,071	$575
Accrued expenses	2,690	1,873	4,117
Current portion of long-term debt	670	35	32

Total Current Liabilities	10,632	3,979	4,724
Long-term debt	28,140	291	326
Minority interest	2,316	—	—
Members' Equity
Contributed capital	586,066	412,572	392,572
Deficit accumulated from inception during the development stage	(40,747)	(26,054)	(9,155)

	545,319	386,518	383,417

Total Liabilities and Members' Equity	$586,407	$390,788	$388,467

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001	Year Ended December 31, 2001	From Inception to December 31, 2000	From Inception to June 30, 2002
	(Unaudited)	(Unaudited)			(Unaudited)
Revenues
Airplane lease	$69	$336	$838	$—	$907
Art gallery	117	—	35	—	152
Retail	97	—	27	—	124
Water	5	6	18	—	23

Total Revenue	288	342	918	—	1,206
Expenses
Pre-opening costs	9,193	5,028	10,980	4,522	24,695
Depreciation and amortization	3,966	4,021	7,979	3,681	15,626
Loss on affiliate acquisitions	2,092	—	—	—	2,092
Loss on sale of fixed assets	62	178	394	—	456
Selling, general & administrative expenses	273	194	376	—	649
Facility closure expenses	—	373	373	1,206	1,579
Cost of water	5	19	40	—	45
Cost of retail sales	59	—	9	—	68
Loss from incidental operations	265	—	—	1,163	1,428

Total Expenses	15,915	9,813	20,151	10,572	46,638

Operating Loss	(15,627)	(9,471)	(19,233)	(10,572)	(45,432)
Other Income/(Expense)
Interest expense, net of amounts capitalized	(127)	(14)	(28)	(17)	(172)
Interest income	779	1,550	2,362	1,434	4,575

Other Income, net	652	1,536	2,334	1,417	4,403
Minority Interest	282	—	—	—	282

Net loss accumulated during the development stage	$(14,693)	$(7,935)	$(16,899)	$(9,155)	$(40,747)

Weighted Average Shares Outstanding	208,784	203,230	205,479	200,000	204,482
Loss Per Share—Basic and Diluted	$(70.37)	$(39.04)	$(82.24)	$(45.78)	$(199.27)

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

(In thousands, except share data)

	Shares Outstanding	Stephen A. Wynn Capital	Aruze USA, Inc. Capital	Baron Asset Fund	Kenneth R. Wynn Family Trust	Total
Balance at Inception (April 21, 2000)	—	$—	$—	$—	$—	$—
Member contributions	200,000	253,054	260,000	—	—	513,054
Member distributions	—	(110,482)	—	—	—	(110,482)
Third party fee	—	—	(10,000)	—	—	(10,000)
Net loss accumulated during the development stage	—	(7,281)	(1,874)	—	—	(9,155)

Balance at December 31, 2000	200,000	135,291	248,126	—	—	383,417

Member contributions	7,692	—	—	20,800	—	20,800
Third party fee	—	—	—	(800)	—	(800)
Net loss accumulated during the development stage	—	(8,213)	(8,213)	(473)	—	(16,899)

Balance at December 31, 2001	207,692	$127,078	$239,913	$19,527	$—	$386,518

Member contributions (unaudited)	3,142	32,000	120,000	20,294	1,200	173,494
Net loss accumulated during the development stage (unaudited)	—	(7,021)	(7,021)	(650)	(1)	(14,693)

Balance at June 30, 2002 (unaudited)	210,834	$152,057	$352,892	$39,171	$1,199	$545,319

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001	Year Ended December 31, 2001	Inception to December 31, 2000	Inception to June 30, 2002
	(Unaudited)	(Unaudited)			(Unaudited)
Cash Flows From Operating Activities
Net loss accumulated during the development stage	$(14,693)	$(7,935)	$(16,899)	$(9,155)	$(40,747)
Adjustments to reconcile net loss accumulated during the development stage to net cash provided by/(used in) operating activities:
Depreciation and amortization	3,966	4,021	7,979	3,681	15,626
Amortization of loan origination fees	—	—	—	1,465	1,465
Loss on sale of fixed assets	62	178	394	—	456
Incidental operations	1,971	3,210	3,611	1,198	6,780
Increase (decrease) in cash from changes in:
Restricted cash	(1,787)	—	(524)	—	(2,311)
Receivables, net	(55)	600	675	7,042	7,662
Inventories	81	107	38	690	809
Prepaid expenses and other	(88)	48	(81)	(664)	(833)
Accounts payable and accrued expenses	6,318	350	620	(9,064)	(2,126)
Minority interest	(282)	—	—	—	(282)

Net Cash Provided by / (Used in) Operating Activities	(4,507)	579	(4,187)	(4,807)	(13,501)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, net of cash acquired	—	—	—	(270,718)	(270,718)
Capital expenditures, net of construction payables	(19,306)	(14,961)	(29,080)	(47,068)	(95,454)
Acquisition of airplane	(9,591)	(9,489)	(9,489)	—	(19,080)
Other assets	(4,714)	(968)	(1,720)	(1,299)	(7,733)
Due from related parties	2,165	(498)	(1,465)	(1,163)	(463)
Proceeds from sale of equipment	8,008	343	775	776	9,559

Net Cash Used in Investing Activities	(23,438)	(25,573)	(40,979)	(319,472)	(383,889)

(Continued)
The accompanying footnotes are an integral part of these consolidated financial statements.

Cash Flows From Financing Activities
Equity contributions	173,494	20,800	20,800	480,713	675,007
Equity distributions	—	—	—	(110,482)	(110,482)
Third party fee	—	(800)	(800)	(10,000)	(10,800)
Macau	3,056	—	—	—	3,056
Proceeds from issuance of long-term debt	—	—	—	125,000	125,000
Principal payments of long-term debt	(16)	(15)	(32)	(125,018)	(125,066)
Loan origination fees	—	—	—	(1,465)	(1,465)
Proceeds from issuance of related party loan	—	—	—	100,000	100,000
Principal payments of related party loan	—	—	—	(70,000)	(70,000)

Net Cash Provided by (used in) Financing Activities	176,534	19,985	19,968	388,748	585,250

Increase/(Decrease) in Cash and Cash Equivalents	148,589	(5,009)	(25,198)	64,469	187,860
Cash, Beginning of Period	39,271	64,469	64,469	—	—

Cash, End of Period	$187,860	$59,460	$39,271	$64,469	$187,860

Supplemental cash flow disclosure:
Interest paid, net of amounts capitalized	$127	$14	$28	$17	$172

  Supplemental cash flow disclosures of noncash transactions:

  During the period from inception (April 21, 2000) through December 31, 2000, a member converted $30 million of related party debt and $2.3 million of accrued interest into equity.

  As further discussed in Note 1, during the year ended December 31, 2001, the Company acquired the Desert Inn Water Company and $6.4 million of receivables recorded as Due from related party in the balance sheet at December 31, 2000 were reclassified to Water rights.

  During the year ending December 31, 2001, the Company reduced the value of land by approximately $1.4 million. This amount represented the amount of excess liabilities accrued at the date of the Desert Inn Resort & Casino purchase.

  In April 2002, the Company converted approximately $458,000 of advances to Wynn Resorts (Macau), S.A. to capital contributions (Note 10. a.).

  In connection with the May 2002 acquisition of Las Vegas Jet (Note 10. c.), the Company forgave approximately $2 million of related party accounts receivable due from Las Vegas Jet.

  (Concluded)

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Summary of Significant Accounting Policies

a.
Organization and Basis for Presentation

          Valvino Lamore, LLC was formed on April 21, 2000 as a Nevada limited-liability company. At formation the Company's sole member was Stephen A. Wynn. As of December 31, 2001, subsidiaries of Valvino Lamore, LLC include Wynn Design and Development, LLC, Rambas Marketing Company, LLC, Palo, LLC, Toasty, LLC, Wynn Resorts Holdings, LLC, WorldWide Wynn, LLC, Kevyn, LLC and Desert Inn Water Company, LLC and are collectively, with Valvino Lamore, LLC, herein referred to as the "Company".

          Pursuant to an Asset and Land Purchase Agreement dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn, the Company acquired the assets and liabilities of the Desert Inn Resort and Casino for approximately $270 million plus an adjustment for working capital, as defined. Upon receiving all necessary regulatory approvals, the purchase was completed on June 22, 2000. The acquisition has been accounted for using the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. Later in 2000, Valvino acquired all of the remaining lots located in the interior of, and some of the lots around, the former Desert Inn Resort and Casino golf course for a total of $47.8 million.

          On August 28, 2000, the Company permanently closed the Desert Inn Resort and Casino with the exception of the golf course and its related retail, food and beverage operations. Operations of the Company have been primarily limited to the design, development and financing of a new casino/hotel project named "Le Rêve". As of the date of this report, neither the timing nor the full scope of the "Le Rêve" project has been finalized. Management anticipates Le Rêve will cost approximately $2.4 billion to design and construct, including the cost of the land, capitalized interest, pre-opening expenses and financing fees.

          Pursuant to the Amended and Restated Operating Agreement (the "Agreement") dated October 3, 2000, the Company admitted a new member, Aruze USA, Inc., in exchange for a capital contribution of $260 million. As part of this capital acquisition, the Company paid a fee of $10 million to a third party. The Company amended the Agreement on April 16, 2001 when a third member, Baron Asset Fund, was admitted in exchange for a capital contribution of $20.8 million. As part of this capital acquisition, the Company paid a fee of $800,000 to a third party.

          On April 1, 2001, the Company acquired Kevyn, LLC, a previously unconsolidated affiliate, which was wholly owned by Mr. Wynn, for approximately $10 million. As Kevyn, LLC primarily consisted of an airplane, this transaction was treated as an acquisition of assets for financial reporting purposes. Management believes that the cash paid for the assets was equivalent to the fair market value of the assets at the time of acquisition.

          Additionally, effective June 28, 2001, the Public Utilities Commission of Nevada approved the transfer of ownership of Desert Inn Water Company, also a previously unconsolidated affiliate and wholly owned company of Mr. Wynn, to the Company. As the

  Desert Inn Water Company primarily consisted of water rights, this transaction was treated as an acquisition of assets for financial reporting purposes. The Company exchanged the receivable from the Desert Inn Water Company in this acquisition, which was equivalent to the fair market value of the water rights of $6.4 million.

  b.
  Development Stage Risk Factors

          As a development stage company, the Company has risks that may impact its ability to become an operating enterprise or to remain in existence. The Company is currently in the process of planning, developing and obtaining additional financing for the "Le Rêve" project.

          The Company is subject to many rules and regulations in both the construction and development phases and in operating gaming facilities, including, but not limited, to receiving the appropriate permits for particular construction activities and securing a Nevada state gaming license for the ownership and operation of the "Le Rêve" project. The completion of the "Le Rêve" project is dependent upon compliance with these rules and regulations.

  c.
  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions have been eliminated.

  d.
  Cash and Cash Equivalents

          Cash and cash equivalents are comprised of highly liquid investments with a maturity of three months or less. Cash equivalents are carried at cost, which approximates fair value.

  e.
  Restricted Cash

          Restricted cash consists of certificates of deposits to collateralize certain construction insurance claims as well as required sales tax deposits.

  f.
  Inventories

          Retail, food and beverage inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out and specific identification methods.

  g.
  Property and Equipment

          The allocation of the purchase price of the Desert Inn Resort and Casino to these asset categories was based upon an appraisal and management's estimate of the fair value of the assets acquired. Subsequent purchases of property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method for financial reporting purposes as follows:

Buildings and improvements	1 to 3 years
Parking garage	15 years
Airplane	7 years
Furniture, fixtures and equipment	3 to 5 years

          The design and development costs for the new casino/hotel project are capitalized. Costs of building repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income or loss.

  h.
  Loan Origination Fees

          Loan origination fees, included in other assets, are capitalized and amortized over the life of the loan as interest expense using the effective interest rate method. Approximately $1.5 million was amortized during the period from April 21, 2000 through December 31, 2000. No amounts were amortized during the year ending December 31, 2001.

  i.
  Capitalized Interest

          Interest costs, including amortized loan origination fees, are capitalized and included in the cost of the new casino/hotel project based upon amounts expended on the project using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest will cease when the project is substantially complete. There was no capitalized interest for the year ended December 31, 2001. Capitalized interest for the periods from inception to December 31, 2000 and June 30, 2002 was $6.3 million.

  j.
  Income Taxes

          As a limited-liability company, Valvino Lamore, LLC is classified as a partnership for federal income tax purposes. Accordingly, no provision is made in the accounts of the Company for federal income taxes, as such taxes are liabilities of the Members.

  k.
  Members' Equity

          As of December 31, 2001, there were 207,692.31 common shares of Valvino outstanding. The most recent sale of shares prior to December 31, 2001 occurred at a price of approximately $2,704 per share. Consistent with the management structure permitted under applicable Nevada law, the Agreement provides that each share is entitled to one vote on all matters requiring the vote of the members. The Agreement also includes several additional management provisions. First, Mr. Wynn, as the managing member, has authority to make decisions regarding the day-to-day activities of Valvino. Second, certain fundamental decisions must be approved by the four-member Board of Representatives. Mr. Wynn and Aruze USA each appoint two representatives to the Board of Representatives. Mr. Wynn acts as Chairman of the Board of Representatives and has certain rights in that capacity, including the right to make the tie-breaking vote with respect to board action. Allocations of Valvino's profits and losses are made based on the common shares of each member, subject to applicable tax law requirements. Non-liquidating distributions are made first based on the initial positive capital account of each member (as determined under federal tax law book accounting) and then based on each member's percentage interest in Valvino's profits and losses. Liquidating distributions are made based solely on each member's positive capital account.

          Wynn Resorts, Limited, a Nevada corporation, was recently organized to offer shares of its common stock for sale to the public in an initial public offering (IPO). At June 30, 2002, Wynn Resorts, Limited has one share of common stock outstanding, which is held by Mr. Wynn. All of the assets and operations of Wynn Resort, Limited are presently held by and conducted through the Company. Prior to the closing of the IPO, all of the members of the Company will contribute their membership interests in the Company to Wynn Resorts, Limited in exchange for shares of the common stock of Wynn Resorts, Limited. Upon the contribution, approximately 189.72 shares of Wynn Resorts, Limited common stock, rounded to the nearest share, will be issued in exchange for each common share of Valvino Lamore, LLC. Upon consummation of the contribution, Wynn Resorts, Limited will issue each current member of the Company that percentage of the shares of Wynn Resorts, Limited common stock to be issued that corresponds to the percentage of the issued and outstanding shares of the Company held by the members at that time. Because Mr. Wynn currently owns one share of Wynn Resorts, Limited common stock, as consideration for his contribution of its interest in the Company, he will be entitled to one fewer share of Wynn Resorts, Limited common stock. As a result of this exchange, the Company will become a wholly owned subsidiary of Wynn Resorts, Limited.

          The contribution will be a tax-free contribution under the Internal Revenue Code and will be accounted for as a reorganization of entities under common control. Accordingly, Wynn Resorts, Limited will recognize the assets and liabilities transferred at their carrying value in the books and records of Valvino Lamore, LLC at the time of exchange. The financial statements of Wynn Resorts, Limited will report the results of operations for the period in which the transfer occurs as if the exchange of equity interests had occurred at the beginning of the period. Subsequent to the contribution, management does not expect the consolidated financial statements of Wynn Resorts, Limited to differ from the consolidated financial statements of Valvino Lamore, LLC and subsidiaries included herein.

  l.
  Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  m.
  Long-Lived Assets

          Long-lived assets, which are not to be disposed of, including property and equipment, are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. As of December 31, 2001, management does not believe any assets have been impaired.

  n.
  Water Rights

          The Company, as part of the overall purchase price of the Desert Inn Resort and Casino acquired water rights with an appraised value of $6.4 million. The water rights have been recorded as an asset at this appraised value and have an indefinite useful life.

  o.
  Interim Financial Statements

          The financial statements for the six-month periods ended June 30, 2002 and 2001 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the six-month periods ended June 30, 2002 and 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.

  p.
  Recent Accounting Pronouncements

          In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement on financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142, which is effective for the Company January 1, 2002, requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing intangibles as goodwill, reassessment of the useful lives of existing intangibles, and ongoing assessments of potential impairment of existing goodwill. As of December 31, 2001, the Company had no goodwill but did have an intangible asset consisting of a trademark with an indefinite useful life. Accordingly, the adoption of this statement on January 1, 2002 did not have a material effect on the Company's consolidated financial position or results of operations.

          In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement for certain obligations of lessees. This Statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect adoption of SFAS No. 143 will have a material impact on the Company's consolidated financial position or results of operations.

          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002 with no material impact on the Company's consolidated financial position or results of operations.

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The Company does not anticipate that adoption of this statement will have an impact on its consolidated financial position or results of operations.

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Management does not anticipate that adoption of this statement will have an impact on the financial position or results of operations of the Company.

  q.
  Pre-Opening Costs

          Pre-opening costs are expensed as incurred.

  r.
  Acquisitions

          The acquisition of the Desert Inn Resort & Casino has been accounted for as a purchase. Accordingly, the purchase price is allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the acquisition date. Estimated fair values were determined based on independent appraisals, discounted cash flows, market prices for comparable assets and estimates made by management. The allocation of the purchase price was completed within one year from the acquisition date and is as follows:

Description of Assets and (Liabilities)	Allocated Fair Value ($ in Millions)
Land	$248
Buildings & Improvements	16
Personal Property	5
Receivables	2
Reserve for Bad Debt	(1)

Total Purchase Price	$270

2.
Incidental Operations

        Upon completion of the acquisition of the Desert Inn Resort and Casino on June 22, 2000, the Company announced its intention to close the property and to plan the development of a new casino/hotel project named "Le Rêve" on the existing site. In accordance with SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," both the casino/hotel operation and the golf course and related operations are being accounted for as separate incidental operations. Under this method, incidental operations with a net income are excluded from the Company's consolidated operating results and the net income from each is recorded as a reduction in the carrying value of land. Incidental operations with a net loss are stated separately on the consolidated statements of operations. The amount of net income from incidental operations recorded as a reduction in the carrying value of land was approximately $3,611,000 and $1,198,000 for the year ended December 31, 2001 and the period April 21, 2000 through December 31, 2000, respectively. Incidental operations resulting in a net loss are reported in the Statement of Operations.

3.
Receivables

        Components of receivables as of December 31 were as follows:

	(In thousands)
	2001	2000
Casino	$610	$1,707
Hotel/Golf Course	166	465
Other	53	—

	829	2,172
Less: allowance for doubtful accounts	(627)	(1,295)

	$202	$877

        The Company maintains an allowance for doubtful accounts, which is based on management's estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the credit worthiness of the customer.

4.
Property and Equipment

        Property and equipment as of December 31 consisted of the following:

	(In thousands)
	2001	2000
Land	$289,521	$286,998
Buildings and improvements	15,879	15,623
Parking garage	1,041	1,041
Airplane	9,489	—
Furniture, fixtures and equipment	3,874	4,552
Construction in progress	27,475	8,484

	347,279	316,698
Less: accumulated depreciation	(9,815)	(3,676)

	$337,464	$313,022

        Construction in progress includes interest and other costs capitalized in conjunction with the new casino/hotel project.

5.
Long-term Debt

        On June 15, 2000, the Company entered into a loan agreement with Stephen A. Wynn, for unsecured borrowings totaling $100 million with an original maturity date of June 15, 2002. The interest rate during the loan period was 7.9%, as defined in the loan agreement. Pursuant to the Amended and Restated Operating Agreement dated October 3, 2000, $70 million of this loan was repaid on October 10, 2000. The remaining $30 million principal and $2.3 million accrued interest was converted to equity as a member contribution.

        On July 10, 2000, the Company entered into a loan agreement with Deutsche Bank Securities Inc., as lead arranger, and Bankers Trust Company, as administrative agent, for a loan in the amount of $125 million with an original maturity date of July 10, 2001. These borrowings were used to make an equity distribution of approximately $110.5 million to Stephen A. Wynn. The interest during the loan period was 7.9%, as defined in the loan agreement. The loan was collateralized by certain real and personal property of the Company and by a guaranty from Stephen A. Wynn. Pursuant to the Amended and Restated Operating Agreement dated October 3, 2000, this loan was repaid on October 10, 2000.

        The balance of long-term debt at December 31, 2001 totals approximately $291,000 net of the current portion of approximately $35,000. This represents a note payable related to the acquisition of a parcel of land in 1994. Both the land and related note payable were acquired as part of the acquisition of the Desert Inn Resort and Casino. The note carries an interest rate of 8% and provides for payments of principal and interest totaling $5,000 per month until February 2009.

6.
Employee Savings Plan

        The Company established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees on July 27, 2000. The plan allows employees to defer, within prescribed limits, up to 18% of their income on a pre-tax basis through contributions to this plan. The Company matches the contributions, within prescribed limits, with an amount equal to 100% of the participant's initial 2% tax deferred contribution and 50% of the tax deferred contribution between 2% and 4% of the participant's compensation. The Company recorded charges for matching contributions of approximately $127,000 for the year ended December 31, 2001 and $67,000 for the period from inception through December 31, 2000.

        Union employees are covered by various multi-employer pension plans. The Company recorded expenses of approximately $425,000 and $376,000 under such plans for the year ended December 31, 2001 and the period from inception through December 31, 2000, respectively. Information from the plans' sponsors is not available to permit the Company to determine its share of unfunded vested benefits, if any.

7.
Related Parties

        At December 31 amounts due from related parties were as follows:

	(In thousands)
	2001	2000
Desert Inn Water Company, LLC	$—	$6,488
Las Vegas CharterJet, LLC	2,376	1,027
Kevyn, LLC	—	48
Other Related Parties	332	80

	$2,708	$7,643

        Amounts due from other related parties consist of amounts paid on behalf of related parties.

        As further discussed in Note 1, both Desert Inn Water Company, LLC and Kevyn, LLC were acquired by the Company during 2001.

        Las Vegas CharterJet, LLC is an unconsolidated affiliate that is wholly owned by Mr. Wynn at December 31, 2001. The Company disburses funds for payroll, property taxes, insurance and all other operating expenses on behalf of Las Vegas CharterJet, LLC. The Company also leases an airplane to Las Vegas CharterJet, LLC on a per flight hour basis. Las Vegas CharterJet, LLC in turn charges the Company for the business use of its airplane. For the year ended December 31, 2001, the Company recognized lease revenues of approximately $838,000. For the year ended December 31, 2001 and the period from inception to December 31, 2000, the Company and paid Las Vegas CharterJet, LLC approximately of $919,000 and $452,000 for the use of the aircraft.

8.
Commitments and Contingencies

a.
Leases

          No significant third party operating leases exist as of December 31, 2001 or 2000. As discussed in Note 7, the Company leases an airplane to Las Vegas CharterJet, LLC on a per flight hour basis. The lease term runs through July 2005 or other such date as the parties may mutually agree.

          The Company currently leases The Wynn Collection from Mr. & Mrs. Wynn at a monthly rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. No lease payments were required.

  b.
  Long-term Executive Compensation

          The Company intends to adopt incentive stock plans for non-employee directors and certain of its key executives.

  c.
  Litigation

          In the normal course of business, the Company is subject to disputes with third parties, which have led to litigation. Management believes that the final disposition of such matters will not have a material adverse effect on the Company's financial position or results of operations.

  d.
  Entertainment Services

          The Company has entered into a long-term agreement with a creative production company for the creation, development and executive production of new theatrical entertainment attractions for the new casino/hotel project. At December 31, 2001 and 2000, other assets include $1.6 million and $1.1 million, respectively, of amounts paid in conjunction with this agreement. An additional $2 million, payable in two equal installments, will be payable upon the approval of the show concepts.

  e.
  Construction Contracts

          The Company has entered into certain contracts related to the construction of "Le Rêve". As of December 31, 2001, the Company is committed to approximately $6.2 million under these contracts.

  f.
  Self-Insurance

          The Company is self-insured for medical and worker's compensation claims. The Individual Stop Loss Attachment Point for each claim is $40,000 for medical and $250,000 for worker's compensation claims with a maximum payout of $960,000 and $1,000,000, respectively.

9.
Earnings Per Share

        Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 provides for the reporting of "basic", or undiluted earnings per share ("EPS"), and "diluted" EPS. Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS reflects the addition of potentially dilutive securities. At December 31, 2001 and 2000 and June 30, 2002, the Company has no potentially dilutive securities and has recorded net losses and accordingly, basic EPS is equal to diluted EPS.

10.
Subsequent Events

a.
Capital Contributions

          Through the completion of various legal agreements and transactions, in April 2002, the Company and Wynn Resorts (Macau), S.A achieved the contribution of Mr. Wynn's 90% ownership interest in Wynn Resorts (Macau), S.A. to the Company. In addition, Mr. Wynn made additional contributions to the Company including an approximate $8.6 million in cash and the right to be reimbursed for approximately $825,000 of expenses advanced by him. These transactions were accounted for as approximately $32 million, in aggregate, of contributions to members' equity. No additional shares of Valvino Lamore, LLC were issued to Mr. Wynn in such contribution.

          In connection with this transaction, advances by the Company to Wynn Resorts (Macau), S.A. of approximately $458,000 were treated as capital contributions.

          In addition, in April 2002, Aruze USA, Inc. contributed an additional $120 million in cash and Baron Asset Fund contributed an additional approximately $20.3 million in cash.

          Immediately following those additional capital contributions, Mr. Wynn and Aruze USA, Inc. each owned 47.5% of the membership interests in the Company, and Baron Asset Fund owned 5% of the membership interests in the Company.

          In June 2002, The Kenneth R. Wynn Family Trust contributed $1.2 million in cash in exchange for a 0.146% of the outstanding membership interest in the Company (approximately 307 shares at $3,904 per share). Accordingly, at June 30, 2002 there were approximately 210,834 shares outstanding.

  b.
  Sale of Airplane

          On March 26, 2002, the Company sold the aircraft (See Note 7) for approximately $8 million resulting in a loss of approximately $69,000.

  c.
  Acquisitions

          In May 2002, the Company acquired World Travel and Las Vegas Jet, entities previously wholly owned by Mr. Wynn. The acquisition has been accounted for as a purchase. Accordingly, the purchase price is allocated to the assets acquired and liabilities assumed based on the estimated fair values at the acquisition date. Estimated fair values were determined based on market prices for comparable assets and estimates made by management. In connection with the acquisition, approximately $2 million of accounts payable to the Company were forgiven. The allocation of the purchase price will be complete within one year from the date of acquisitions and is as follows:

Description of Assets and (Liabilities)	Allocated Fair Value ($ in millions)
Airplane and related assets	$38.2
Notes Payable	(28.5)

Total cash paid	$9.7

          The results of operations of World Travel and Las Vegas Jet from the date of acquisition are included in the consolidated results of operations of the Company for the six months ended June 30, 2002.

  d.
  Commitments

          Wynn Las Vegas LLC, a wholly owned subsidiary of the Company, has entered into an agreement with a construction contractor for guaranteed maximum price construction services, effective as of June 4, 2002, and amended by Change Order No. 1, effective as of August 12, 2002 (as amended, the "Construction Agreement"). The Construction Agreement covers approximately $919 million of the approximate $1,405 million budgeted cost to construct Le Rêve, subject to increases based on, among other items, changes in the scope of the work. The Construction Agreement provides that the guaranteed maximum price will be increased and the deadline for the completion of construction extended on account of certain circumstances. The guaranteed maximum price also provides for an "owner contingency" of approximately $7.6 million to cover various items including delays and scope changes as a result of the owner's, Wynn Las Vegas LLC's, actions.

          Wynn Las Vegas LLC has entered into an agreement with a construction contractor for the design and construction of a parking structure for a maximum cost of $9.85 million, subject to specified exceptions, effective as of June 6, 2002.

          The Company, Wynn Las Vegas LLC and Wynn Resorts Holdings LLC, a wholly owned subsidiary of the Company, have entered into a commitment letter with several lenders for a $750 million revolving credit facility and a $250 million delay draw term loan facility (collectively referred to as the "Credit Facilities"). Management expects to use the proceeds from the Credit Facilities to finance development and construction of Le Rêve, to pay pre-opening expenses and meet debt service obligations. Following completion of Le Rêve, proceeds will be used for operating expenses and general corporate purposes.

          Management expects the revolving credit facility to mature six years from the closing date. When borrowings outstanding under the revolving credit facility equal or exceed $200 million, the lenders' agent will have the right to convert $100 million to $400 million of the amounts outstanding to term loans with the same terms and conditions as those made under the delay draw term loan facility.

          Management expects the terms of the delay draw term loan to provide for draws of funds under one or more term loans no more frequently than once per month for two years after the closing. Once repaid, term loans may not be reborrowed.

          Before Le Rêve opens, the Credit Facilities are expected to bear interest at either the prime rate or reserve Eurodollar Rate, as elected by Wynn Las Vegas LLC, plus, in either case, 4.00% per annum. After the opening of Le Rêve, the Credit Facilities interest rate will be reduced to the prime rate or reserve adjusted Eurodollar Rate plus, in either case, a margin based on a leverage ratio.

          Wynn Las Vegas LLC has entered into an engagement letter with certain lenders for a $178.5 million facility to finance furniture, fixtures and equipment (the "FF&E Facility"). The FF&E Facility will provide financing or refinancing of up to 75% of the fair market value, including installation costs, of furniture, fixtures and equipment to be used at Le Rêve. Borrowings under the FF&E Facility will bear interest at the same annual rates for base rate or LIBOR elections as borrowings under the Credit Facilities. A commitment fee of 2.50% per annum of the unused portion of the FF&E Facility will accrue from the closing date, increasing to 3.00% on January 1, 2003 and to 4.00% on July 1, 2003. Management expects the FF&E Facility to mature seven years after its closing date.

          In June 2002, Wynn Resorts (Macau), S.A., entered into a concession agreement with government of the Macau Special Administrative Region of the People's Republic of China, permitting Wynn Resorts (Macau), S.A. to construct and operate one or more casinos in Macau. Under the concession agreement, Wynn Resorts (Macau), S.A. is obligated to invest at lease 4 billion Macau patacas (approximately US $500 million at July 31, 2002) in building its Macau casino(s) by June 26, 2009.

          In connection with the May 2002 acquisition of World Travel, the Company assumed a loan for $28.5 million, secured by a Bombardier Global Express Aircraft and guaranteed by the Company. The loan provides for 47 monthly principal payments of approximately $158,000, commencing March 1, 2003 and the payment of approximately $21.1 million remaining principal on March 1, 2007. The loan bears interest at the prime rate plus .25% per annum unless an optional rate equal to LIBOR plus 2.50% is elected, subject to certain requirements. Interest is payable monthly commencing June 1, 2002.

          The results of operations of World Travel and Las Vegas Jet are included from the date of acquisition in the consolidated results of operations of the Company for the six months ended June 30, 2002.

11.
Condensed Consolidating Financial Information of Guarantors and Issuers

        Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., wholly owned subsidiaries of the Company, intend to jointly issue $350 million of second mortgage notes. The Company and certain of its subsidiaries anticipate providing guarantees in connection with the issuance of such notes. The following combining financial statements present information related to the issuers, guarantors and non-guarantors as of June 30, 2002 and December 31, 2001 and 2000 and for the six months ended June 30, 2002 and 2001, the year ended December 31, 2001 and the periods from inception to December 31, 2000 and June 30,2002.

        Wynn Las Vegas, LLC was formed in April 2001 and Wynn Las Vegas Capital Corp. was formed in June 2002. Accordingly, there is no financial information for Wynn Las Vegas Capital Corp. for the periods presented prior to June 30, 2002 and no financial information for Wynn Las Vegas, LLC for the period from inception to December 31, 2000. Guarantors of the notes anticipated to be issued are the Company and its wholly owned subsidiaries, Wynn Design and Development, LLC, Wynn Resorts LLC, Palo, LLC, Desert Inn Water Company, LLC, World Travel, LLC and Las Vegas Jet, LLC. As indicated in Note 10, World Travel, LLC and Las Vegas Jet, LLC were acquired in May 2002. Accordingly, the All Other Guarantor financial information excludes these entities for all periods presented prior to June 30, 2002.

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

As of June 30, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$162,103	$—	$(1,240)	$26,997	$—	$187,860
Restricted Cash	23	2,288	—	125	—	2,436
Receivables	243	—	30	—	—	273
Due from Related Parties, Current	85	—	—	—	—	85
Inventories	126	—	77	—	—	203
Prepaid Expenses and Other	55	—	945	1	—	1,001

Total Current Assets	162,635	2,288	(188)	27,123	—	$191,858
Property and Equipment, Net	86,676	161,392	132,167	1	—	380,236
Water Rights	—	—	6,400	—	—	6,400
Intercompany Balances	288,658	(166,852)	(118,445)	(3,361)	—	—
Trademark	—	1,000	—	—	—	1,000
Other Assets	25,140	840	2,222	—	(21,289)	6,913

Total Assets	$563,109	$(1,332)	$22,156	$23,763	$(21,289)	$586,407

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$2,834	$20	$1,533	$2,885	$—	$7,272
Accrued Expenses	1,454	33	1,159	44	—	2,690
Current Portion of Long-Term Debt	37	—	633	—	—	670

Total Current Liabilities	4,325	53	3,325	2,929	—	10,632
Long-Term Debt	273	—	27,867	—	—	28,140
Minority Interest	—	—	—	—	2,316	2,316
Members' Equity
Contributed Capital	586,066	—	18	26,402	(26,420)	586,066
Deficit Accumulated from Inception During the Development Stage	(27,555)	(1,385)	(9,054)	(5,568)	2,815	(40,747)

	558,511	(1385)	(9,036)	20,834	(23,605)	545,319

Total Liabilities and Members' Equity	$563,109	$(1,332)	$22,156	$23,763	$(21,289)	$586,407

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

As of December 31, 2001

(In thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$39,590	$(49)	$(270)	$—	$—	$39,271
Restricted Cash	24	500		—	—	524
Receivables	162	—	40	—	—	202
Due from Related Parties, Current	332	—	—	—	—	332
Inventories	223	—	61	—	—	284
Prepaid Expenses and Other	228	—	666	—	—	894

Total Current Assets	40,559	451	497	—	—	41,507
Property and Equipment, Net	272,071	2	54,184	11,207	—	337,464
Water Rights	—	—	6,400	—	—	6,400
Due from Related Parties and Intercompany Balances, Net of Current	82,733	(2,302)	(66,270)	(11,785)	—	2,376
Trademark	—	1,000	—	—	—	1,000
Other Assets	157	252	1,650	—	(18)	2,041

Total Assets	$395,520	$(597)	$(3,539)	$(578)	$(18)	$390,788

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$256	$57	$1,754	$4	$—	$2,071
Accrued Expenses	1,382	28	431	32	—	1,873
Current Portion of Long-Term Debt	35	—	—	—	—	35

Total Current Liabilities	1,673	85	2,185	36	—	3,979
Long-Term Debt	291	—	—	—	—	291
Members' Equity
Contributed Capital	412,572	—	18	—	(18)	412,572
Deficit Accumulated from Inception During the Development Stage	(19,016)	(682)	(5,742)	(614)	—	(26,054)

	393,556	(682)	(5,724)	(614)	(18)	386,518

Total Liabilities and Members' Equity	$395,520	$(597)	$(3,539)	$(578)	$(18)	$390,788

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2000

(In Thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$64,474	$(25)	$20	$—	$64,469
Receivables	867	10	—	—	877
Due from Related Parties, Current	80	—	—	—	80
Inventories	322	—	—	—	322
Prepaid Expenses and Other	813	—	—	—	813

Total Current Assets	66,556	(15)	20	—	66,561
Property and Equipment, Net	282,731	27,516	2,775	—	313,022
Due from Related Parties and Intercompany Balances, Net of Current	38,320	(27,912)	(2,845)	—	7,563
Other Assets	1,321	—	—	—	1,321

Total Assets	$388,928	$(411)	$(50)	$—	$388,467

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$503	$67	$5	$—	$575
Accrued Expenses	4,057	58	2	—	4,117
Current Portion of Long-Term Debt	32	—	—	—	32

Total Current Liabilities	4,592	125	7	—	4,724
Long-Term Debt	326	—	—	—	326
Members' Equity
Contributed Capital	392,572	—	—	—	392,572
Deficit Accumulated from Inception During the Development Stage	(8,562)	(536)	(57)	—	(9,155)

	384,010	(536)	(57)	—	383,417

Total Liabilities and Members' Equity	$388,928	$(411)	$(50)	$—	$388,467

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2002

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane Lease	$—	$—	$213	$69	$(213)	$69
Art Gallery	—	—	117	—	—	117
Retail	—	—	97	—	—	97
Water	—	—	34	—	(29)	5

Total Revenue	—		461	69	(242)	288
Expenses
Pre-Opening Costs	1,713	705	4,132	2,876	(233)	9,193
Depreciation and Amortization	3,262	1	258	445	—	3,966
Loss / (Gain) on Affiliate Acquisitions	1,535	—	(1,020)	1,577	—	2,092
Loss / (Gain) on Sale of Fixed Assets	(7)	—	—	69	—	62
Selling, General & Administrative	—	—	199	74	—	273
Cost of Water	—	—	31	—	(26)	5
Cost of Retail Sales	—	—	59	—	—	59
Loss / (Gain) from Incidental Operations	265	—	—	—	—	265

Total Expenses	6,768	706	3,659	5,041	(259)	15,915

Operating Loss	(6,768)	(706)	(3,198)	(4,972)	17	(15,627)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(13)	—	(114)	—	—	(127)
Interest Income	776	3	—	18	(18)	779
Equity in Loss from Macau	2,534	—	—	—	2,534	—

Other Income, Net	1,771	3	(114)	18	2,516	652
Minority Interest	—	—	—	—	282	282
Net Loss Accumulated During the Development Stage	$(8,539)	$(703)	$(3,312)	$(4,954)	$2,815	$(14,693)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2001

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane Lease	$—	$—	$—	$336	$—	$336
Water	—	—	30	—	(24)	6

Total Revenue	—		30	336	(24)	342
Expenses
Pre-Opening Costs	3,086	38	1,818	35	51	5,028
Depreciation and Amortization	3,611	—	52	358	—	4,021
Loss / (Gain) on Sale of Fixed Assets	178	—	—	—	—	178
Selling, General & Administrative	—	—	16	178	—	194
Facility Closure	373	—	—	—	—	373
Cost of Water	—	—	94	—	(75)	19

Total Expenses	7,248	38	1,980	571	(24)	9,813
Operating Loss	(7,248)	(38)	(1,950)	(235)	—	(9,471)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(14)	—	—	—	—	(14)
Interest Income	1,550	—	—	—	—	1,550

Other Income, Net	1,536	—	—	—	—	1,536

Net Loss Accumulated During the Development Stage	$(5,712)	$(38)	$(1,950)	$(235)	$—	$(7,935)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

Year Ended December 31, 2001

(In Thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane Lease	$—	$—	$—	$838	$—	$838
Art Gallery	—	—	35	—	—	35
Retail	—	—	27	—	—	27
Water	—	—	77	—	(59)	18

Total Revenue	—	—	139	838	(59)	918
Expenses
Pre-Opening Costs	5,241	682	5,025	71	(39)	10,980
Depreciation and Amortization	6,780	—	119	1,080	—	7,979
Loss / (Gain) on Sale of Fixed Assets	394	—	—	—	—	394
Selling, General & Administrative	—	—	152	244	(20)	376
Facility Closure	373	—	—	—	—	373
Cost of Water	—	—	40	—	—	40
Cost of Retail Sales	—	—	9	—	—	9

Total Expenses	12,788	682	5,345	1,395	(59)	20,151

Operating Loss	(12,788)	(682)	(5,206)	(557)	—	(19,233)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(28)	—	—	—	—	(28)
Interest Income	2,362	—	—	—	—	2,362

Other Income, Net	2,334	—	—	—	—	2,334

Net Loss Accumulated During the Development Stage	$(10,454)	$(682)	$(5,206)	$(557)	$—	$(16,899)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

From Inception to December 31, 2000

(In thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues	$—	$—	$—	$—	$—
Expenses
Pre-Opening Costs	3,970	494	58	—	4,522
Depreciation and Amortization	3,640	41	—	—	3,681
Facility Closure	1,206	—	—	—	1,206
Cost of Retail Sales	—	—	—	—	—
Loss / (Gain) from Incidental Operations	1,163	—	—	—	1,163

Total Expenses	9,979	535	58	—	10,572

Operating Loss	(9,979)	(535)	(58)	—	(10,572)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(17)	—	—	—	(17)
Interest Income	1,434	—	—	—	1,434

Other Income, Net	1,417	—	—	—	1,417

Net Loss Accumulated During the Development Stage	$(8,562)	$(535)	$(58)	$—	$(9,155)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS

From Inception to June 30, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane Lease	$—	$—	$213	$907	$(213)	$907
Art Gallery	—	—	152	—	—	152
Retail	—	—	124	—	—	124
Water	—	—	111	—	(88)	23

Total Revenue	—	—	600	907	(301)	1,206
Expenses
Pre-Opening Costs	10,924	1,387	9,652	3,004	(272)	24,695
Depreciation and Amortization	13,682	1	418	1,525	—	15,626
Loss / Gain on Affiliate Transactions	1,535		(1,020)	1,577	—	2,092
Loss / (Gain) on Sale of Fixed Assets	387	—	—	69	—	456
Selling, General & Administrative	—	—	351	318	(20)	649
Facility Closure	1,579	—	—	—	—	1,579
Cost of Water	—	—	71	—	(26)	45
Cost of Retail Sales	—	—	68	—	—	68
Loss / (Gain) from Incidental Operations	1,428	—	—	—	—	1,428

Total Expenses	29,535	1,388	9,540	6,493	(318)	46,638
Operating Loss	(29,535)	(1,388)	(8,940)	(5,586)	17	(45,432)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(58)	—	(114)	—	—	(172)
Interest Income	4,572	3	—	18	(18)	4,575
Equity in Loss from Macau	(2,534)	—	—	—	2,534	—

Other Income, Net	1,980	3	(114)	18	2,516	4,403
Minority Interest	—	—	—	—	282	282

Net Loss Accumulated During the Development Stage	$(27,555)	$(1,385)	$(9,054)	$(5,568)	$2,815	$(40,747)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(8,539)	$(703)	$(3,312)	$(4,954)	$2,815	$(14,693)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by/(Used in) Operating Activities:
Depreciation and Amortization	3,262	1	258	445	—	3,966
Equity in Loss form Macau	2,534	—	—	—	(2,534)	—
Loss / (Gain) on Affiliate Transactions	1,535	—	(1,020)	1,577	(2,092)	—
Gain/(Loss) on Sale of Fixed Assets	(7)	—	—	69	—	62
Incidental Operations	1,971	—	—	—	—	1,971
Increase (Decrease) in Cash from Changes in:
Restricted Cash	1	(1,788)	—	—	—	(1,787)
Receivables, Net	(81)	—	26	—	—	(55)
Inventories	97	—	(16)	—	—	81
Prepaid Expenses and Other	173	—	(260)	(1)	—	(88)
Minority Interest	—	—	—	—	(282)	(282)
Accounts Payable and Accrued Expenses	2,650	(32)	1,081	2,619	—	6,318

Net Cash Provided by / (Used in) Operating Activities	3,596	(2,522)	(3,243)	(245)	(2,093)	(4,507)

Cash Flows From Investing Activities
Capital Expenditures	—	—	(19,222)	(84)	—	(19,306)
Acquisition of Airplane	—	—	(9,591)	—	—	(9,591)
Other Assets	(27,518)	(589)	(562)	150	23,805	(4,714)
Intercompany Balances	(27,051)	3,160	31,648	(7,684)	2,092	2,165
Proceeds from Sale of Equipment	8	—	—	8,000	—	8,008

Net Cash Provided by / (Used in) Investing Activities	(54,561)	2,571	2,273	382	25,897	(23,438)

Cash Flows From Financing Activities
Equity Contributions	173,494	—	—	23,804	(23,804)	173,494
Macau	—	—	—	3,056	—	3,056
Principal Payments of Long-Term Debt	(16)	—	—	—	—	(16)

Net Cash Provided by Financing Activities	173,478	—	—	26,860	(23,804)	176,534

Increase/(Decrease) in Cash and Cash Equivalents	122,513	49	(970)	26,997	—	148,589
Cash, Beginning of Period	39,590	(49)	(270)	—	—	39,271

Cash, End of Period	$162,103	$—	$(1,240)	$26,997	$—	$187,860

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$13	$—	$114	$—	$—	$127

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 2001

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(5,712)	$(38)	$(1,950)	$(235)	$—	$(7,935)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	3,610	—	52	359	—	4,021
Gain / (Loss) on Sale of Fixed Assets	178	—	—	—	—	178
Incidental Operations	3,210	—	—	—	—	3,210
Increase (Decrease) in Cash from Changes in:
Receivables, Net	588	—	12	—	—	600
Inventories	107	—	—	—	—	107
Prepaid Expenses and Other	48	—	—	—	—	48
Accounts Payable and Accrued Expenses	(1,273)	12	1,605	6	—	350

Net Cash Provided by / (Used in) Operating Activities	756	(26)	(281)	130	—	579

Cash Flows From Investing Activities
Capital Expenditures	(7,525)	—	(7,434)	(2)	—	(14,961)
Acquisition of Airplane	—	—	—	(9,489)	—	(9,489)
Other Assets	1,187	(1,000)	(7,573)	—	—	(7,386)
Intercompany Balances	(19,489)	1,026	15,025	9,340	18	5,920
Proceeds from Sale of Equipment	343	—	—	—		343

Net Cash Provided by / (Used in) Investing Activities	(25,484)	26	18	(151)	18	(25,573)

Cash Flows From Financing Activities
Equity Contributions	20,000	—	18	—	(18)	20,000
Principal Payments of Long-Term Debt	(15)	—	—	—	—	(15)

Net Cash Used in Financing Activities	19,985	—	18	—	(18)	19,985

Increase/(Decrease) in Cash and Cash Equivalents	(4,743)	—	(245)	(21)	—	(5,009)
Cash, Beginning of Period	64,474	—	(25)	20	—	64,469

Cash, End of Period	$59,731	$—	$(270)	$(1)	$—	$59,460

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$14	$—	$—	$—	$—	$14

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended December 31, 2001

(In thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(10,454)	$(682)	$(5,206)	$557	$—	$(16,899)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	6,780	—	119	1,080	—	7,979
Loss on Sale of Fixed Assets	394	—	—	—	—	394
Incidental Operations	3,611	—	—	—	—	3,611
Increase (Decrease) in Cash from Changes in:
Restricted Cash	(24)	(500)	—	—	—	(524)
Receivables, Net	705	—	(30)	—	—	675
Inventories	99	—	(61)	—	—	38
Prepaid Expenses and Other	585	—	(666)	—	—	(81)
Accounts Payable and Accrued Expenses	(1,554)	85	2,060	29	—	620

Net Cash Provided by / (Used in) Operating Activities	142	(1,097)	(3,784)	552	—	(4,187)

Cash Flows From Investing Activities
Capital Expenditures	(9,667)	(3)	(19,387)	(23)	—	(29,080)
Acquisition of Airplane	—	—	—	(9,489)	—	(9,489)
Other Assets	1,164	(1,252)	(1,650)	—	18	(1,720)
Due from Related Parties	(37,266)	2,303	24,576	8,940	(18)	(1,465)
Proceeds from Sale of Equipment	775	—	—	—	—	775

Net Cash Provided by / (Used in) Investing Activities	(44,994)	1,048	3,539	(572)	—	(40,979)

Cash Flows From Financing Activities
Equity Contributions	20,800	—	—	—	—	20,800
Third Party Fee	(800)	—	—	—	—	(800)
Principal Payments of Long-Term Debt	(32)	—	—	—	—	(32)

Net Cash Provided by Financing Activities	19,968	—	—	—	—	19,968

Decrease in Cash and Cash Equivalents	(24,884)	(49)	(245)	(20)	—	(25,198)
Cash, Beginning of Period	64,474	—	(25)	20	—	64,469

Cash, End of Period	$39,590	$(49)	(270)	$—	$—	$39,271

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$28	$—	$—	$—	$—	$—

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

Inception to December 31, 2000

(In thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(8,562)	$(535)	$(58)	$—	$(9,155)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	3,640	41	—	—	3,681
Amortization of Loan Origination Fees	1,465	—	—	—	1,465
Incidental Operations	1,198	—	—	—	1,198
Increase (Decrease) in Cash from Changes in:
Receivables, Net	7,052	(10)	—	—	7,042
Inventories	690	—	—	—	690
Prepaid Expenses and Other	(664)	—	—	—	(664)
Accounts Payable and Accrued Expenses	(9,196)	125	7	—	(9,064)

Net Cash Provided by / (Used in) Operating Activities	(4,377)	(379)	(51)	—	(4,807)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, Net of Cash Acquired	(270,718)	—	—	—	(270,718)
Capital Expenditures	(45,792)	(1,276)	—		(47,068)
Other Assets	(1,299)	—	—	—	(1,299)
Due from Related Parties	(2,864)	1,630	71	—	(1,163)
Proceeds from Sale of Equipment	776	—	—	—	776

Net Cash Provided by / (Used in) Investing Activities	(319,897)	354	71	—	(319,472)

Cash Flows From Financing Activities
Equity Contributions	480,713	—	—	—	480,713
Equity Distributions	(110,482)				(110,482)
Third Party Fee	(10,000)	—	—	—	(10,000)
Proceeds from Issuance of Long-Term Debt	125,000				125,000
Principal Payments of Long-Term Debt	(125,018)	—	—	—	(125,018)
Loan Origination Fees	(1,465)	—	—	—	(1,465)
Proceeds from Issuance of Related Party Loan	100,000	—	—	—	100,000
Principal Payments of Related Party Loan	(70,000)	—	—	—	(70,000)

Net Cash Provided by Financing Activities	388,748	—	—	—	388,748

Increase/(Decrease) in Cash and Cash Equivalents	64,474	(25)	20	—	64,469
Cash, Beginning of Period	—	—	—	—	—

Cash, End of Period	$64,474	$(25)	$20	$—	$64,469

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$17	$—	$—	$—	$17

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

From Inception to June 30, 2002

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(27,555)	$(1,385)	$(9,054)	$(5,568)	$2,815	$(40,747)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by/(Used in) Operating Activities:
Depreciation and Amortization	13,682	1	418	1,525	—	15,626
Equity in Loss from Macau	2,534	—	—	—	(2,534)	—
Loss/Gain on Affiliate Transactions	1,535	—	(1,020)	1,577	(2,092)	—
Amortization of Loan Origination Fees	1,465	—	—	—	—	1,465
Gain/(Loss) on Sale of Fixed Assets	387	—	—	69	—	456
Incidental Operations	6,780	—	—	—	—	6,780
Increase (Decrease) in Cash from Changes in:
Restricted Cash	(23)	(2,288)	—	—	—	(2,311)
Receivables, Net	7,676	—	(13)	(1)		7,662
Inventories	886	—	(77)	—	—	809
Prepaid Expenses and Other	94	—	(926)	(1)	—	(833)
Minority Interest	—	—	—	—	(282)	(282)
Accounts Payable and Accrued Expenses	(8,100)	53	3,266	2,655	—	(2,126)

Net Cash Provided by / (Used in) Operating Activities	(639)	(3,619)	(7,406)	256	(2,093)	13,501

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, Net of Cash Acquired	(270,718)	—	—	—	—	(270,718)
Capital Expenditures	(55,459)	(3)	(39,885)	(107)	—	(95,454)
Acquisition of Airplane	—	—	(9,591)	(9,489)	—	(19,080)
Other Assets	(27,653)	(1,840)	(2,214)	151	23,823	(7,733)
Intercompany Balances	(67,181)	5,462	57,856	1,326	2,074	(463)
Proceeds from Sale of Equipment	1,559	—	—	8,000	—	9,559

Net Cash Provided by/(Used in) Investing Activities	(419,452)	3,619	6,166	(119)	25,897	(383,889)

Cash Flows From Financing Activities
Equity Contributions	675,007	—	—	23,804	(23,804)	675,007
Equity Distributions	(110,482)	—	—	—	—	(110,482)
Third Party Fee	(10,800)	—	—	—	—	(10,800)
Minority Interest	—	—	—	3,056	—	3,056
Proceeds from Issuance of Long-Term Debt	125,000	—	—	—	—	125,000
Principal Payments of Long-Term Debt	(125,066)	—	—	—	—	(125,066)
Loan Origination Fees	(1,465)	—	—	—	—	(1,465)
Proceeds from Issuance of Related Party Loan	100,000	—	—	—	—	100,000
Principal Payments of Related Party Loan	(70,000)	—	—	—	—	(70,000)

Net Cash Provided by Financing Activities	582,194	—	—	28,860	(23,804)	585,250

Increase/(Decrease) in Cash and Cash Equivalents	162,103	—	(1,240)	26,997	—	187,860
Cash, Beginning of Period	—	—	—	—	—	—

Cash, End of Period	$162,103	—	$(1,240)	$26,997	$—	$187,860

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$172	$—	$—	$—	$—	$172

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                          , 2002 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Wynn Resorts, Limited

                    Shares

Common Stock

Joint Book-Running Managers

Deutsche Bank Securities
Bear, Stearns & Co. Inc.
Banc of America Securities LLC

JPMorgan
Dresdner Kleinwort Wasserstein

Prospectus

                          , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Securities Dealers, Inc. filing fee and The Nasdaq National Market quotation fee.

Amount
Registration fee—Securities and Exchange Commission		$41,791
Filing fee—National Association of Securities Dealers, Inc.		30,500
Quotation fee—The Nasdaq National Market		100,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or on behalf of the corporation by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

        Wynn Resorts' bylaws, will provide that it will indemnify its directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, Wynn Resorts intends to enter into separate indemnification agreements, attached as Exhibit    hereto, with its directors and officers which would require Wynn Resorts, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. Wynn Resorts also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of Wynn Resorts' officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

        The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of Wynn Resorts and its officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act:

          (a)  In April 2000, Stephen A. Wynn formed Valvino Lamore, LLC, known as Valvino, as its single member. Between April and September 2000, Mr. Wynn made equity contributions in an aggregate amount of $220.7 million. Until immediately prior to the consummation of this offering, our assets and operations were held and conducted by Valvino and its subsidiaries.

          (b)  In October 2000, Aruze USA, Inc., a Nevada corporation, contributed $260 million in cash to Valvino in exchange for 100,000 common shares, which represented a 50% interest in the profits and losses of Valvino, and was admitted as a member of Valvino. In connection with such contribution by Aruze USA, Valvino also issued 100,000 common shares, representing a 50% interest in Valvino's profits and losses, to Mr. Wynn to evidence his ownership interest in the limited liability company.

          (c)  In April 2001, Baron Asset Fund, a Massachusetts business trust, contributed $20.8 million in cash to Valvino in exchange for 7,692.31 common shares, which represented approximately a 3.70% interest in the profits and losses of Valvino, and was admitted as a member of Valvino.

          (d)  In April 2002, (1) Baron Asset Fund contributed an additional approximately $20.3 million in cash to Valvino, (2) Aruze USA contributed an additional $120 million in cash to Valvino, (3) Mr. Wynn contributed an additional approximately $32 million in cash to Valvino and (4) Mr. Wynn contributed his interest in Wynn Resorts (Macau), S.A., which was valued at approximately $56 million by the parties in the negotiation of Mr. Wynn's contribution of his interest, to Valvino. As a result of these capital contributions, Baron Asset Fund was issued an additional 2,834.01 common shares and its interest in Valvino's profits and losses increased to 5%. Aruze USA and Mr. Wynn received no additional shares as a result of the April 2002 capital contributions. Immediately following these capital contributions, each of Mr. Wynn and Aruze USA held a 47.5% interest in Valvino's profits and losses.

          (e)  In June 2002, the Kenneth R. Wynn Family Trust contributed $1.2 million in cash to Valvino in exchange for 307.38 common shares, which represented approximately a 0.146% interest in the profits and losses of Valvino, and was admitted as a member of Valvino.

          (f)    In exchange for the contribution of all of their respective membership interests in Valvino, immediately prior to this offering becoming effective, the Registrant plans to issue shares of its common stock to each of Mr. Wynn, Aruze USA, Baron Asset Fund and the Kenneth R. Wynn Family Trust.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and, or Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit No.	Description
*1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation of the Registrant.(1)
*3.2	Amended and Restated Articles of Registrant (to be adopted prior to the completion of this offering).
3.3	Bylaws of the Registrant.(1)
*3.4	Amended and Restated Bylaws of the Registrant (to be adopted prior to the completion of this offering).
*4.1	Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.
*5.1	Opinion of Schreck Brignone Godfrey
10.1
Asset and Land Purchase Agreement, dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.2
First Amendment to Asset and Land Purchase Agreement, dated as of May 26, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.3
Second Amendment to Asset and Land Purchase Agreement, dated as of June 16, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)

10.4
Third Amendment to Asset and Land Purchase Agreement, dated as of June 22, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.5
Fourth Amendment to Asset and Land Purchase Agreement, dated as of October 27, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.6
Fifth Amendment to Asset and Land Purchase Agreement, dated as of November 3, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
*10.7	Agreement, dated January 25, 2001, by and between Wynn Resorts Holdings, LLC and Calitri Services and Licensing Limited Liability Company.
10.8	Lease Agreement, dated November 1, 2001, by and between Valvino Lamore, LLC and Wynn Resorts Holdings, LLC.(1)
10.9	Art Rental and Licensing Agreement, dated November 1, 2001, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(1)
10.10	Stockholders Agreement, dated as of April 11, 2002, by and among Stephen A. Wynn, Baron Asset Fund and Aruze USA, Inc.(1)
10.11	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve.(1)
10.12	Continuing Guaranty, dated June 4, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC.(1)
10.13	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc.(1)
*10.14	2002 Stock Incentive Plan
*10.15	Form of Director and Officer Indemnification Agreement
10.16	Employment Agreement, dated April 1, 2002, by and between Wynn Resorts Holdings, LLC and Ronald J. Kramer.(2)
10.17	Contribution Agreement, dated as of June 11, 2002 by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund, the Kenneth R. Wynn Family Trust dated February 1985 and Wynn Resorts, Limited.(2)
10.18	Amended and Restated Business Loan Agreement, dated as of May 30, 2002, between Bank of America, N.A. and World Travel, LLC.(2)
10.19	Continuing Guaranty, dated May 30, 2002, by Valvino Lamore, LLC in favor of Bank of America, N.A.(2)
10.20	Agreement, dated as of June 2002, by and between Stephen A. Wynn and Wynn Resorts, Limited.(2)
10.21	Purchase Agreement, dated May 30, 2002, between Stephen A. Wynn and Valvino Lamore, LLC.(2)

*10.22	Agreement, dated as of , between Wynn Design and Development, LLC and Butler/Ashworth Architects, Inc.
10.23	Employment Agreement, dated as of May 31, 2002, by and between Valvino Lamore, LLC and Matt Maddox.(2)
10.24
Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region, dated June 24, 2002, between the Macau Special Administrative Region and Wynn Resorts (Macau), S.A. (English translation of Portuguese version of Concession Agreement).(2)
10.25
Amended and Restated Commitment Letter Agreement, dated June 14, 2002, among Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Securities LLC, Bear Stearns Corporate Lending, Inc., Bear Stearns & Co. Inc., Wynn Resorts Holdings, LLC and Wynn Las Vegas, LLC.
10.26	Agreement for Guarantee Maximum Price Construction Services Change Order, dated as of August 12, 2002, between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC.(2)
*21.1	Subsidiaries of the Registrant.
*23.1	Consent of Schreck Brignone Godfrey (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.(2)
23.3	Consents of Persons Named to Become Directors.(2)
24.1	Power of Attorney.(1)

*
To be filed by amendment.
(1)
Previously filed.
(2)
Filed herewith.

(b)  Financial Statement Schedules:

Page
Schedule II—Valuation and Qualifying Accounts	S-1

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 19th day of August, 2002.

WYNN RESORTS, LIMITED

By:	/s/ STEPHEN A. WYNN
	Name:	Stephen A. Wynn
	Title:	Chairman of the Board of Directors & Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of the Board of Directors and Chief Executive Officer	August 19, 2002
/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 19, 2002

INDEPENDENT AUDITORS' REPORT

To the Members of Valvino Lamore, LLC and Subsidiaries:

        We have audited the consolidated financial statements of Valvino Lamore and subsidiaries (a development stage company) (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity, and cash flows for the year ended December 31, 2001 and for the period from inception (April 21, 2000) to December 31, 2000, and have issued our report thereon dated June 6, 2002; such consolidated financial statements and report are included in the Registration Statement of Wynn Resorts, Inc. on Form S-1. Our audits also included the financial statement schedule of the Company, listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 6, 2002

S-1

Valvino Lamore, LLC and Subsidiaries
(A Development Stage Company)

Schedule II

Valuation and Qualifying Accounts

(In Thousands)

Description	Balance at Beginning of Period	Balance at End of Period
Allowance for Doubtful Accounts Receivable
Year ended December 31, 2001	$1,295	$627
Period ended December 31, 2000	$0	$1,295

S-2

EXHIBIT INDEX

Exhibit No.	Description
*1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation of the Registrant.(1)
*3.2	Amended and Restated Articles of Registrant (to be adopted prior to the completion of this offering).
3.3	Bylaws of the Registrant.(1)
*3.4	Amended and Restated Bylaws of the Registrant (to be adopted prior to the completion of this offering).
*4.1	Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.
*5.1	Opinion of Schreck Brignone Godfrey
10.1	Asset and Land Purchase Agreement, dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.2	First Amendment to Asset and Land Purchase Agreement, dated as of May 26, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.3	Second Amendment to Asset and Land Purchase Agreement, dated as of June 16, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.4	Third Amendment to Asset and Land Purchase Agreement, dated as of June 22, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.5	Fourth Amendment to Asset and Land Purchase Agreement, dated as of October 27, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.6	Fifth Amendment to Asset and Land Purchase Agreement, dated as of November 3, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
*10.7	Agreement, dated January 25, 2001, by and between Wynn Resorts Holdings, LLC and Calitri Services and Licensing Limited Liability Company.
10.8	Lease Agreement, dated November 1, 2001, by and between Valvino Lamore, LLC and Wynn Resorts Holdings, LLC.(1)
10.9	Art Rental and Licensing Agreement, dated November 1, 2001, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(1)
10.10	Stockholders Agreement, dated as of April 11, 2002, by and among Stephen A. Wynn, Baron Asset Fund and Aruze USA, Inc.(1)
10.11	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve.(1)
10.12	Continuing Guaranty, dated June 4, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC.(1)
10.13	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc.(1)
*10.14	2002 Stock Incentive Plan

*10.15	Form of Director and Officer Indemnification Agreement
10.16	Employment Agreement, dated April 1, 2002, by and between Wynn Resorts Holdings, LLC and Ronald J. Kramer.(2)
10.17	Contribution Agreement, dated as of June 11, 2002 by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund, the Kenneth R. Wynn Family Trust dated February 1985 and Wynn Resorts, Limited.(2)
10.18	Amended and Restated Business Loan Agreement, dated as of May 30, 2002, between Bank of America, N.A. and World Travel, LLC.(2)
10.19	Continuing Guaranty, dated May 30, 2002, by Valvino Lamore, LLC in favor of Bank of America, N.A.(2)
10.20	Agreement, dated as of June 2002, by and between Stephen A. Wynn and Wynn Resorts, Limited.(2)
10.21	Purchase Agreement, dated May 30, 2002, between Stephen A. Wynn and Valvino Lamore, LLC.(2)
*10.22	Agreement, dated as of , between Wynn Design and Development, LLC and Butler/Ashworth Architects, Inc.
10.23	Employment Agreement, dated as of May 31, 2002, by and between Valvino Lamore, LLC and Matt Maddox.(2)
10.24	Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region, dated June 24, 2002, between the Macau Special Administrative Region and Wynn Resorts (Macau), S.A. (English translation of Portuguese version of Concession Agreement).(2)
10.25	Amended and Restated Commitment Letter Agreement, dated June 14, 2002, among Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Securities LLC, Bear Stearns Corporate Lending, Inc., Bear Stearns & Co. Inc., Wynn Resorts Holdings, LLC and Wynn Las Vegas, LLC. (2)
10.26	Agreement for Guarantee Maximum Price Construction Services Change Order, dated as of August 12, 2002, between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC.(2)
*21.1	Subsidiaries of the Registrant.
*23.1	Consent of Schreck Brignone Godfrey (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.(2)
23.3	Consents of Persons Named to Become Directors.(2)
24.1	Power of Attorney.(1)

        * To be filed by amendment.

(1)
Previously filed with the Form S-1 filed by the Registrant on June 17, 2002.

(2)
Filed herewith.

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DESCRIPTION OF ARTWORK
PROSPECTUS SUMMARY
Overview
Company Strategy
Le Rêve Strategy
Other Financing Transactions
Corporate Structure
Issuer Information
The Offering
RISK FACTORS
Risks Associated with Our Construction of Le Rêve
Risks Related to Our Substantial Indebtedness
General Risks Associated with Our Business
Risks Related to the Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
PRINCIPAL STOCKHOLDERS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Historical Data for Las Vegas Gaming Industry(1)
CONSTRUCTION CONTRACTS FOR LE RÊVE
CONCESSION AGREEMENT WITH THE GOVERNMENT OF MACAU
REGULATION AND LICENSING
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INDEPENDENT ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (In thousands, except share data)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEETS As of June 30, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEETS As of December 31, 2001 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 2000 (In Thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2002 (In Thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS Six Months Ended June 30, 2001 (In Thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS Year Ended December 31, 2001 (In Thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS From Inception to December 31, 2000 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS From Inception to June 30, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Six Months Ended June 30, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Six Months Ended June 30, 2001 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Year Ended December 31, 2001 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS Inception to December 31, 2000 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOWS From Inception to June 30, 2002 (In Thousands) (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEPENDENT AUDITORS' REPORT
Valvino Lamore, LLC and Subsidiaries (A Development Stage Company) Schedule II Valuation and Qualifying Accounts (In Thousands)
EXHIBIT INDEX